Form 10-K, Exhibit 13
period 1995-12-31
SOURCE ONE MORTGAGE SERVICES CORP
filed 1996-03-28
CIK 801543

                                                                      EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA & CORPORATE INFORMATION*
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries



----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                            1995                1994         1993          1992         1991
----------------------------------------------------------------------------------------------------------------------------------
Total revenue                                                $  148,595          $  142,493   $  173,564    $  118,072   $  132,900
Total expenses                                                  105,313             137,215      111,387       100,747       90,967
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary loss
 and cumulative effect of accounting changes                     43,282               5,278       62,177        17,325       41,933
Income tax expense                                               16,132               4,474       22,056         7,378       19,706
-----------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary loss and
 cumulative effect of accounting changes                         27,150                 804       40,121         9,947       22,227
Extraordinary loss on retirement of debt                           (902)                  -            -             -            -
Cumulative effect of accounting changes (a)                           -             (44,296)           -       (25,769)           -
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                            $   26,248          $  (43,492)  $   40,121    $  (15,822)  $   22,227
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per common share (b):
 Before extraordinary loss and
  cumulative effect of accounting changes                    $     7.55          $    (1.65)  $     9.48    $     2.34   $     7.88
Net income (loss) per share                                  $     7.20          $   (14.21)  $     9.48    $    (3.73)  $     7.88
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends per common share (c)                          $        -          $        -   $     6.39    $     2.40   $     2.00
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
-----------------------------------------------------------------------------------------------------------------------------------
Servicing portfolio at end of year (d):
 Balance (in millions)                                       $   31,831          $   39,568   $   38,403    $   37,312   $   41,014
 Number of loans serviced (e)                                   494,051             543,428      518,972       578,883      611,253
 Weighted average interest rate (e)                                8.33%               8.14%        8.53%         9.34%        9.79%
 Percent delinquent (e)                                            5.28%               4.07%        4.44%         4.39%        4.58%
 Percent in process of foreclosure                                  .80%                .77%         .92%          .77%         .74%
Total mortgage loan production (in millions)                 $    2,852          $    4,586   $   11,452    $    7,591   $    4,027
Servicing rights acquisitions (in millions)                  $    4,674          $    3,707   $    6,368    $    2,323   $    6,756
Sale of servicing rights (in millions)                       $   10,973          $    3,868   $        -    $        -   $       -
Number of employees at end of year                                1,680               2,055        3,060         2,145        1,700
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (IN THOUSANDS)
DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage loans receivable                                    $  381,028          $  210,472   $1,298,506    $1,116,113   $  797,363
Capitalized servicing (net) (f)                                 397,071             530,450      666,666       624,657      605,396
Total assets                                                  1,135,029           1,210,012    2,647,153     2,456,898    1,962,588
Debt                                                            716,632             647,251    1,959,643     1,835,909    1,337,001
Total liabilities                                               812,785             733,925    2,095,153     1,924,773    1,417,728
Total stockholders' equity (g)                                  322,244             476,087      552,000       512,906      525,778
-----------------------------------------------------------------------------------------------------------------------------------




*See accompanying notes to Selected Consolidated Financial Data.

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA & CORPORATE INFORMATION
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

     (a) The 1994 amount reflects the cumulative effect, as of January 1, 1994, of a change in the methodology used to measure impairment of the purchased mortgage servicing rights asset. See Note 2 to the consolidated financial statements. The 1992 amount reflects the cumulative effect, as of January 1, 1992, of adopting Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

     (b) Net income (loss) per common share amounts for all years presented are based on the weighted average number of common shares outstanding.

     (c) Cash dividends per common share were computed based on the total number of common shares outstanding as of the dividend record dates.

     (d) Includes loans subserviced for others having a principal balance of $4.0 billion and $4.3 billion as of December 31, 1995 and 1994, respectively.

     (e) Excludes interim servicing of loans having a principal balance of $1,651 million, $4,190 million, $75 million, and $1,675 million as of December 31, 1994, 1993, 1992 and 1991, respectively.

     (f) Reflects a $68.1 million cumulative effect adjustment to the purchased mortgage servicing rights asset as of January 1, 1994 relating to a change in the methodology used to measure its impairment. See Note 2 to the consolidated financial statements.

     (g) Total stockholders' equity excludes amounts applicable to redeemable Class B common stock for years prior to 1993. In November 1993, all the shares of redeemable Class B common stock were redeemed at the option of the holders thereof. See Note 8 to the consolidated financial statements.

FORM 10-K
     The financial information contained in this report substantially conforms with the information required in the "Form 10-K" Annual Report to be filed by the Company with the Securities and Exchange Commission at the end of March 1996. Certain supplemental information appears in such Form 10-K that is not necessarily disclosed within this document. Copies of such Form 10-K (without exhibits) are available, without charge, upon request to the Corporate Secretary's Office, Source One Mortgage Services Corporation, 27555 Farmington Road, Farmington Hills, Michigan 48334-3357 (telephone: (810) 488-7000).

BUSINESS
     The Company engages primarily in the business of producing, selling and servicing residential mortgage loans. Its primary sources of revenue are net servicing revenue, net interest revenue, net gain on sale of mortgages, net gain on sale of servicing, and other revenue (including underwriting and appraisal fees).

     The Company is also engaged, through certain of its subsidiaries, in the sale of credit-related insurance products (such as life, disability, health, accidental death, and property and casualty insurance).

MARKET FOR STOCK AND RELATED MATTERS
     There is no established public trading market for the Company's common stock. As of March 28, 1996, there was one holder of the 2,247,000 shares of the Company's issued and outstanding common stock.

     No cash dividends on common stock were declared for the years ended December 31, 1995 or 1994. For the year ended December 31, 1993, the Company declared cash dividends on common stock aggregating $26.6 million. The Company's secured credit agreements contain covenants which limit its ability to pay dividends or make distributions on its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. These covenants also require the Company to maintain a certain level of total tangible net worth and a certain ratio of debt to total tangible net worth. The Company is currently in compliance with all such covenants.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
     The Company reported net income of $26.2 million for the year ended December 31, 1995 compared to a net loss of $43.5 million for the year ended December 31, 1994 and net income of $40.1 million in 1993. The 1995 net income includes $40.0 million of pretax gains on sales of servicing to third parties. The 1994 net loss includes the effects of a $68.1 million pretax charge related to a change in accounting methodology for the purchased mortgage servicing rights ("PMSR") asset. The 1993 net income amount reflects $34.4 million of pretax realized gains on the sale and exchange of certain common equity securities with Fund American Enterprises Holdings, Inc., the Company's ultimate parent ("Fund American"), and certain of its subsidiaries.

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights", an amendment of SFAS No. 65, as of January 1, 1995. SFAS No. 122 requires the total cost of acquiring mortgage loans, either through loan origination activities or purchase transactions, to be allocated to the mortgage servicing rights and the loans based on their relative fair values. The statement requires entities to measure impairment on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum.

     SFAS No. 122 prohibits retroactive application to prior years, therefore the reported results for 1994 and 1993 are in accordance with SFAS No. 65 and are not directly comparable to the 1995 results reported under SFAS No. 122. A major difference between SFAS No. 122 and SFAS No. 65 relates to the capitalization of originated mortgage servicing rights ("OMSR"). Under SFAS No. 65, the costs inherent in creating OMSR's could not be capitalized. Under SFAS No. 122, a portion of the total cost of an originated loan is allocated to the right to service the loan based on the relative fair value of the mortgage servicing right and the loan.

     The Company estimated the fair values of its mortgage servicing rights by calculating the present value of the expected future cash flows associated with such rights. In making those estimates, the Company incorporated assumptions that market participants would use in their estimates of future servicing income and expense and discounted those cash flows using current estimated market rates.

     To measure impairment of the mortgage servicing rights, the Company stratified the related mortgage loan servicing portfolio based on its predominant risk characteristics which were determined to be prepayment, default and operational risks. This resulted in stratification by interest rate, loan type (investor) and original term of maturity. The fair value of each stratum was computed and compared to its recorded book value to determine if a valuation allowance, or recovery of a previously established valuation allowance, was required.

     The adoption of SFAS No. 122 as it related to the capitalization of originated mortgage servicing rights resulted in the recognition of additional pretax gain on sale of mortgages of $27.2 million for the year ended December 31, 1995. The impairment provisions of SFAS No. 122 resulted in a pretax charge of $28.0 million for the year. The discount rate and prepayment assumptions are significant factors used in estimating the fair value of the Company's mortgage servicing rights and could be significantly impacted by changes in interest rates. Accordingly, it is likely that management's estimate of the fair value of the mortgage servicing rights could change in the near term due to changes in interest rates.

     In 1994, the Company adopted an accounting methodology that measured impairment of PMSRs by discounting the estimated future cash flows using a current market rate. Prior to 1994, the Company measured impairment of PMSRs on a disaggregated basis including a cost of capital charge for estimating future cash flows. The adoption of the new accounting methodology, recorded as a cumulative adjustment as of January 1, 1994, resulted in a $68.1 million pretax, $44.3 million after tax, charge to income for 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(CONTINUED)

     Net servicing revenue was $60.5 million for the year ended December 31, 1995 versus $82.4 million in 1994 and $53.5 million in 1993. Mortgage servicing revenue decreased in 1995 compared to 1994 primarily due to the sale of $11.0 billion of servicing to third parties. Amortization of capitalized servicing decreased in 1995 compared to 1994 due to slower amortization of the capitalized mortgage servicing asset reflecting lower actual and anticipated prepayments and a smaller capitalized servicing asset due to the sale of servicing, partially offset by higher impairment charges related to the adoption of SFAS No. 122 in 1995. The increase in net servicing revenue in 1994 compared to 1993 was primarily due to slower amortization of the capitalized servicing asset reflecting the reduced pace of mortgage loan payoffs in the servicing portfolio during 1994 compared to 1993, partially offset by lower weighted average net servicing fee rates on newly originated loans.

     A steady rise in market interest rates for mortgage loans during 1994 resulted in a decrease in loan prepayments from the mortgage servicing portfolio during 1995 and 1994. However, falling interest rates through most of 1995 resulted in increased prepayment activity later in 1995.

     The Company's average prepayment rates for the years ended December 31, 1995, 1994 and 1993 were 8%, 13% and 38%, respectively. The payoff rate used to estimate future servicing cash flows for measuring impairment is based on current median prepayment estimates by interest rate and origination date, compiled by several large brokerage firms.

     In 1995, the Company discounted estimated cash flows for its PMSR and OMSR assets using current market interest rates of 10.5% for conventional loans and 12.0% for insured loans in accordance with SFAS No. 122. In 1994, the discount rate used to discount future cash flows of the PMSR's was based on then current market interest rates used for mortgage servicing sales as quoted by industry brokers. The discount rate ranged from 8.59% to 12.55% for the year ended December 31, 1994. In 1993, the interest component used to discount the cash flows of the PMSR's was 2.72% and was developed based on the Company's then most recent twelve-month average cost of capital including the actual cost of debt and dividends paid on the Company's equity capital.

     The Company's mortgage servicing portfolio decreased to $31.8 billion as of December 31, 1995 from $39.6 billion and $38.4 billion as of December 31, 1994 and 1993, respectively. During 1995, the Company sold the rights to service a total of $11.0 billion of mortgage loans to third parties for net proceeds of $199.1 million resulting in a pretax gain of $40.0 million. In 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party for net proceeds of $70.2 million and continues to service these loans pursuant to a subservicing agreement. A gain of $19.9 million was deferred in 1994 and is being recognized in income over the five-year life of the subservicing agreement. For the years ended December 31, 1995 and 1994, the Company recognized $4.2 million and $2.7 million, respectively, of the deferred gain which is included in net servicing revenue on the consolidated statements of income. The mortgage servicing portfolio as of December 31, 1995 and 1994 includes loans subserviced for others having a principal balance totalling $4.0 billion and $4.3 billion, respectively.

     Management's intent regarding the 1995 servicing sales was to take advantage of the substantial increase in the value of servicing rights that was created by the rise in interest rates during 1994 and to bring servicing and origination activities into better balance. Additional sales transactions may occur in the future when management deems it to be economically advantageous. However, a strategy of the Company is to build the servicing portfolio in order to take advantage of its low cost servicing operation. To that end, the Company purchased the rights to service $4.7 billion of mortgage loans from a third party in the fourth quarter of 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(CONTINUED)

     Total mortgage loan production decreased to $2.9 billion for the year ended December 31, 1995 from $4.6 billion and $11.5 billion in 1994 and 1993, respectively. Production related to refinance activity represented approximately 23%, 50%, and 67% of total mortgage loan production for the years ended December 31, 1995, 1994 and 1993, respectively. Mortgage loan payoffs decreased to $2.3 billion and $4.7 billion for the years ended December 31, 1995 and 1994 from $13.6 billion in 1993. The decreases in mortgage loan production and payoffs in 1995 and 1994 reflect increases in market interest rates during 1994 and a corresponding reduction in refinancing activity from 1993 levels. However, declining market interest rates for mortgage loans during 1995, particularly during the fourth quarter, and a flattening of the yield curve sparked fixed rate loan production resulting in higher mortgage loan production volumes during the second half of 1995 compared to the first half of the year.

     In 1994, the Company implemented a restructuring plan as a result of a contracting mortgage loan origination market to bring its mortgage loan production network in line with anticipated levels of mortgage loan production. As a result, the Company recorded a pretax restructuring charge totalling $5.2 million, which included $2.7 million for future lease expenses related to closed facilities, $1.2 million in asset writedowns and $1.3 million for employee termination and other costs. As of December 31, 1995, $.9 million remained accrued on the Company's consolidated statement of condition relating to future lease expenses on closed facilities. The restructuring actions resulted in improved efficiency of the mortgage loan production operations and slightly lower operating costs during 1995.

     Net interest revenue was $10.3 million for the year ended December 31, 1995 compared to $12.1 million in 1994 and $25.5 million in 1993. The lower net interest revenue in 1995 and 1994 was the result of a significant decrease in mortgage loans receivable inventory, partially offset by lower short-term borrowings, reflecting decreased mortgage loan production. In addition, during 1995, using the proceeds from the sale of servicing rights, the Company repurchased and retired $82.3 million of long-term debt which resulted in an extraordinary loss after tax of $.9 million. In 1994, a reduction of short-term borrowings resulted from lower mortgage loan production, the issuance of $100.0 million of preferred stock and servicing sale proceeds of $70.2 million.

     The Company had net realized investment losses on the sale and exchange of securities with affiliates of $2.2 million and $8.6 million for the years ended December 31, 1995 and 1994, respectively, compared to a net realized investment gain of $34.4 million in 1993. The 1995 and 1994 losses resulted from the transfers of $27.0 million and $112.0 million, respectively, of certain common equity securities to Fund American Enterprises, Inc. ("FAE"), the Company's parent, in exchange for shares of the Company's common stock held by FAE, which were retired by the Company. The 1993 gain amount is the result of the sale and exchange of certain common equity securities to Fund American, the Company's ultimate parent, and certain of its subsidiaries for cash and a more diversified portfolio of marketable equity securities. All the equity securities involved in such transactions were actively traded, readily marketable, and listed on a national exchange and, for purposes of such transactions, were valued at their closing prices on the day preceding the date of each transaction.

     In the first quarter of 1996, the Company sold its remaining common equity securities to FAE and recognized a pretax realized loss of $.9 million on the sale.

     Net realized investment loss was $.5 million for the year ended December 31, 1995 compared to a net realized investment gain of $3.3 million in 1994 and a net realized investment loss of $3.9 million in 1993. The 1995 loss amount primarily reflects net losses on the sales of common equity securities to third parties during the year. The 1994 gain amount reflects net gains realized on the sale of common equity securities

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(CONTINUED)

to third parties, offset by writedowns of certain long-term investments to estimated fair value. The 1993 loss amount primarily relates to writedowns of certain long-term investments to estimated fair value.

     Net gain on sale of mortgages decreased to $24.0 million for the year ended December 31, 1995 from $29.5 million in 1994 and $34.8 million in 1993. The 1995 net gain amount includes $27.2 million related to the adoption of SFAS No. 122. Intensive price competition during 1995 led to increased pricing subsidies on originated loans which subsequently reduced gains on sales of mortgages into the secondary market. The decrease in 1994 compared to 1993 reflects lower mortgage loan sales volumes due to the reduction in mortgage loan production and increased pricing subsidies on newly originated loans during the second half of 1994.

     During 1995, the Company sold the rights to service a total of $11.0 billion of its mortgage loan servicing portfolio to third parties resulting in total pretax gains of $40.0 million for the year.

     Other revenue, which consists primarily of loan processing fees and insurance commissions, decreased to $16.4 million for the year ended December 31, 1995 from $23.9 million in 1994 and $29.2 million in 1993. Loan processing fees, which generally represent approximately 80% of other revenue, tend to decrease or increase with mortgage loan production. Accordingly, the decreases in 1995 and 1994 primarily reflect the decreases in mortgage loan production in 1995 and 1994 compared to the previous year.

     Salaries and employee benefits expense was $51.3 million, $61.6 million, and $44.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. Generally accepted accounting principles ("GAAP") require loan origination fees to be netted against direct loan origination costs. Since salaries and employee benefits expense is the largest component of loan origination costs, approximately 90% of loan origination fees are accounted for as a reduction to salaries and employee benefits expense. A decline in loan origination fees, reflecting lower mortgage loan production during 1995 versus 1994, partially offset the decrease in unadjusted salaries and employee benefits expense. Excluding the effects of loan origination fees, salaries and employee benefits expense would have decreased approximately 25% in 1995 compared to 1994 and 23% in 1994 compared to 1993, as indicated in the following table, reflecting headcount reductions due to the downsizing of the production network during 1994 and lower incentive compensation expenses due to lower mortgage loan production volumes in 1995 and 1994.



-----------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                             1995        1994        1993
-----------------------------------------------------------------------------------------------
Unadjusted salaries and employee benefits expense               $68,807     $91,115    $118,713
GAAP net origination revenues                                   (17,550)    (29,550)    (74,296)
-----------------------------------------------------------------------------------------------
GAAP salaries and employee benefits expense                     $51,257     $61,565     $44,417
-----------------------------------------------------------------------------------------------



     Office occupancy and equipment expense decreased to $14.3 million for the year ended December 31, 1995 compared to $18.2 million in 1994. Office occupancy and equipment expense was $15.9 million for the year ended December 31, 1993. The decrease in 1995 reflects lower office lease and related expenses as a result of the downsizing of the production network due to a contracting mortgage loan origination market in conjunction with the restructuring plan implemented in 1994. The increase in 1994 compared to 1993 reflects higher office lease and related expenses associated with the expansion of the production network during 1993 and early 1994.

     The provision for loan losses was $7.0 million for the year ended December 31, 1995 compared to $8.2 million and $3.7 million in 1994 and 1993, respectively. The increase in 1994 from 1993 was primarily due to charge-offs relating to certain commercial real estate owned properties and higher average loss volumes relating to certain California residential mortgage loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(CONTINUED)

     Other operating expenses, which consist primarily of loan processing expenses and general office expenses, were $32.8 million for the year ended December 31, 1995 compared to $44.0 million in 1994 and $47.4 million in 1993. Loan processing expenses tend to decrease or increase with mortgage loan production. Accordingly, the decreases in other operating expenses in 1995 and 1994 reflect lower mortgage loan production in 1995 and 1994 compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES
     The Company's primary cash flow requirements relate to funding mortgage loan production and investments in mortgage servicing rights. To meet these financing needs, the Company relies on commercial paper borrowings, short-term credit facilities, medium and long-term debt, early funding programs, and cash flow from operations. In 1995 and 1994, the Company also generated cash from the sale of servicing and the issuance of preferred stock which was used to reduce medium and long-term debt and to repurchase its common stock from FAE.

     In August 1995, the Company entered into a $60.0 million unsecured revolving credit facility which expires in July 1996. As of December 31, 1995, the Company had $60.0 million outstanding under this borrowing line.

     In March 1995, the Company consolidated its three then existing credit facilities into a single credit facility in the amount of $500.0 million, which can be increased at the Company's option with bank concurrence up to $1.0 billion. Borrowings under the consolidated facility, which matures in March 1998, are secured primarily by the Company's mortgage loans receivable and mortgage servicing portfolio. As of December 31, 1995, no borrowings were outstanding under the consolidated facility. As of December 31, 1994, there was $195.0 million outstanding under the previous three credit facilities.

     The Company's secured credit agreements contains covenants which limit its ability to pay dividends or make distributions on its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. These covenants also require the Company to maintain a certain level of total tangible net worth and a certain ratio of debt to total tangible net worth.
The Company is currently in compliance with all such covenants.

     The Company has a $650.0 million domestic and Euro commercial paper program. The weighted average number of days to maturity of commercial paper outstanding as of December 31, 1995 was 19 days. As of December 31, 1995 and 1994, there was $256.6 million and $26.1 million of commercial paper outstanding, respectively.

     Central Pacific Mortgage Company, a wholly-owned subsidiary of the Company, has a revolving credit agreement under which it can borrow up to $10.0 million through March 31, 1996. Borrowings under the credit agreement are guaranteed by the Company. As of December 31, 1995 and 1994, there was $4.5 million and $3.8 million outstanding under this agreement, respectively.

     Effective December 8, 1995, the Company exchanged and retired 2,239,061 shares of its 8.42% cumulative preferred stock, series A, for $56.0 million principal amount of 9.375% subordinated interest deferrable debentures ("subordinated debentures"), due December 31, 2025. Interest on the subordinated debentures is paid quarterly in arrears at the annual rate of 9.375% on the last business day of each March, June, September and December. The first interest payment was made on December 29, 1995 for the period from November 1, 1995 (the last regular dividend payment date with respect to the preferred stock) through December 8, 1995 at the annual rate of 8.42% and from December 9, 1995 through December 31, 1995 at the annual rate of 9.375%. The purpose for the exchange was to improve the Company's after-tax cash flow

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

since the interest payable on the subordinated debentures is deductible for federal income tax purposes, whereas dividends payable on the preferred stock is not.

     The subordinated debentures are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 1999. On or after such date, the subordinated debentures may be redeemed at the option of the Company at a price equal to 100% of the principal amount redeemed ($25 for each $25 principal amount of subordinated debenture), plus accrued and unpaid interest to the date fixed for redemption.

     In June 1992, the Company issued $100.0 million of 9% debentures due June 2012 under terms of a $250.0 million shelf registration statement filed with the Securities and Exchange Commission ("SEC") in April 1992. The proceeds were used for general corporate purposes.

     Under a $200.0 million shelf registration statement filed with the SEC in November 1988, the Company issued $40.0 million of medium-term notes in 1989, with a total weighted average interest rate of 9.65% due 1996, and in October 1991, the Company issued $160.0 million of 8.875% medium-term notes due October 2001. During 1995, the Company repurchased and retired $10.3 million of medium-term notes that were due in 1996 and $21.6 million of medium-term notes that were due in 2001.

     In 1986, the Company issued $125.0 million of 8.25% debentures due November 1, 1996. During 1995, the Company repurchased and retired $50.4 million of these debentures.

     Management believes capital resources will be sufficient to meet the Company's operating needs as well as to fund maturing medium and long-term debt.

     In March 1994, the Company issued 4 million shares of 8.42% cumulative preferred stock, series A, ("preferred stock"), with an aggregate liquidation preference of $25 per share for net proceeds to the Company of $96.8 million. In connection with the issuance of preferred stock, the Company transferred a total of $112.0 million of certain common equity securities to FAE in exchange for 838,826 shares of the Company's common stock held by FAE, which were retired by the Company. The Company recognized an $8.6 million pretax loss on these noncash transfers. The Company also repurchased and retired 85,248 shares of its common stock held by FAE for $10.0 million cash in 1994.

     In 1993, the Company redeemed all outstanding shares of its Class B common stock. Also in 1993, the Company's certificate of incorporation was amended to authorize 20 million shares of $.01 par value preferred stock. In addition, that amendment converted the Company's Class A common stock, no par value to common stock, $.01 par value, and increased the number of authorized shares from 5 million to 80 million. In February 1994, the Company's certificate of incorporation was further amended to change the number of authorized shares of preferred and common stock to 12 million and 8 million, respectively.

     The Company has a dividend policy which may result in the payment of dividends on the Company's common stock, dependent upon the earnings, cash position and capital needs of the Company, limitations in credit agreements, general business conditions and other factors deemed relevant by the Company's Board of Directors. The Company did not declare any dividends on its common stock during 1995 or 1994. The Company declared a total of $26.6 million common stock dividends for the year ended December 31, 1993.

     Quarterly cash dividends are paid on preferred stock at an annual rate of 8.42% or $2.105 per share, if declared by the Board of Directors, in arrears on the first day of each February, May, August and November. The first dividend payment was made on May 1, 1994 with respect to the period from the date of initial issuance of the preferred stock through April 30, 1994. The Company paid cash dividends totalling $8.4 million and $5.2 million on its preferred stock for the years ended December 31, 1995 and 1994, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

     The preferred stock is not redeemable prior to May 1, 1999. On or after such date, the preferred stock may be redeemed at the option of the Company at a price of $25 per share, plus accrued and unpaid dividends to the redemption date.

     During 1995, the Company sold the rights to service a total of $11.0 billion of mortgage loans to third parties for net proceeds of $199.1 million which were used to repurchase and retire debt, repurchase common stock, and for general corporate purposes.

     During 1995, the Company transferred a total of $27.0 million of common equity securities and $93.0 million in cash and money market investments to FAE in exchange for 959,049 shares of the Company's common stock held by FAE, which were retired by the Company. The Company recognized a $2.2 million pretax loss on these transfers.

     During 1995, the Company repurchased and retired a total of $82.3 million of public debt and recorded an extraordinary loss after tax of $.9 million.

     During 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party for net proceeds of $70.2 million. The Company continues to service these loans pursuant to a subservicing agreement which ends in 1999. The proceeds from the sale were used to reduce short-term debt and for general corporate purposes.

INFLATION
     Inflation affects the Company primarily in the area of mortgage loan originations. Interest rates normally increase during periods of high inflation and decrease during periods of low inflation. Historically, the Company's mortgage loan originations have increased in response to falling interest rates and have decreased during periods of rising interest rates. However, higher interest rate environments typically enhance the value of the Company's mortgage servicing portfolio due to less refinance activity. Lower interest rates generally result in higher payoffs and, therefore, typically reduce the value of the mortgage servicing portfolio.

REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

STOCKHOLDERS AND BOARD OF DIRECTORS

SOURCE ONE MORTGAGE SERVICES CORPORATION

     We have audited the accompanying consolidated statements of condition of Source One Mortgage Services Corporation and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Source One Mortgage Services Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 2 to the consolidated financial statements, in 1995 the Company changed its method of accounting for mortgage servicing rights. As discussed in Note 2 to the consolidated financial statements, in 1994 the Company changed its method of accounting for its purchased mortgage servicing rights asset.


ERNST + YOUNG LLP [SIGNATURE]

Detroit, Michigan
January 26, 1996

CONSOLIDATED STATEMENTS OF CONDITION
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries


-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)
DECEMBER 31,                                                                          1995                   1994
-----------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------
Cash                                                                            $    4,146             $    1,240
Investments                                                                         26,290                 50,196
Mortgage loans receivable                                                          381,028                210,472
Pool loan purchases                                                                118,995                163,859
Loans held for investment                                                           24,335                 19,775
Capitalized servicing (net)                                                        397,071                530,450
Common equity securities (net)                                                         529                 45,140
Mortgage claims receivable and real estate acquired
(net of allowance for loan losses of $13,500 in 1995 and $13,350 in 1994)           45,416                 49,785
Premises and equipment                                                              31,014                 36,173
Other assets                                                                       106,205                102,922
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                    $1,135,029             $1,210,012
=================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------
Liabilities:
Debt                                                                            $  716,632             $  647,251
Accounts payable and other liabilities                                              96,153                 86,674
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                  812,785                733,925
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock, $.01 par value, 12,000,000 shares
   authorized, 1,760,939 and 4,000,000 shares of 8.42% cumulative
   Series A (aggregate liquidation preference of $25 per share)
   issued and outstanding as of December 31, 1995 and 1994                              18                     40
Common stock, $.01 par value, 8,000,000 shares
   authorized, 2,247,000 and 3,206,049 shares issued and
   outstanding as of December 31, 1995 and 1994                                         22                     32
Paid-in capital                                                                    346,088                522,032
Unrealized investment loss (net)                                                      (546)                (4,065)
Retained deficit                                                                   (23,338)               (41,952)
-----------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                         322,244                476,087
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $1,135,029             $1,210,012
=================================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31,                                                  1995           1994            1993
-------------------------------------------------------------------------------------------------------------
REVENUE
-------------------------------------------------------------------------------------------------------------
Mortgage servicing revenue                                           $141,883       $169,293        $187,113
Amortization of capitalized servicing                                  81,385         86,943         133,572
-------------------------------------------------------------------------------------------------------------
 Net servicing revenue                                                 60,498         82,350          53,541
-------------------------------------------------------------------------------------------------------------
Interest income                                                        37,669         72,031         117,000
Interest expense                                                       27,348         59,954          91,465
-------------------------------------------------------------------------------------------------------------
 Net interest revenue                                                  10,321         12,077          25,535
-------------------------------------------------------------------------------------------------------------
Net realized investment (loss) gain on sale
 and exchange of securities with affiliates                            (2,159)        (8,596)         34,400
Net realized investment (loss) gain                                      (544)         3,333          (3,911)
Net gain on sale of mortgages                                          24,015         29,471          34,839
Net gain on sale of servicing                                          40,041              -               -
Other                                                                  16,423         23,858          29,160
-------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                         148,595        142,493         173,564
=============================================================================================================
EXPENSES
-------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                         51,257         61,565          44,417
Office occupancy and equipment                                         14,326         18,241          15,909
Provision for loan losses                                               6,956          8,206           3,664
Restructuring charges                                                       -          5,154               -
Other operating expenses                                               32,774         44,049          47,397
-------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                                                        105,313        137,215         111,387
-------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary loss
 and cumulative effect of accounting change                            43,282          5,278          62,177
Income tax expense                                                     16,132          4,474          22,056
-------------------------------------------------------------------------------------------------------------
Income before extraordinary loss and
 cumulative effect of accounting change                                27,150            804          40,121
Extraordinary loss on repurchase of debt
 (net of $486 income tax benefit)                                        (902)             -               -
Cumulative effect of change in accounting for
 purchased mortgage servicing rights
 (net of $23,852 deferred income tax benefit)                               -        (44,296)              -
-------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                      26,248        (43,492)         40,121
Less dividends on preferred stock                                       7,634          6,642               -
-------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock                         $ 18,614       $(50,134)       $ 40,121
=============================================================================================================
NET INCOME (LOSS) PER COMMON SHARE:
 Before extraordinary loss and
  cumulative effect of accounting change                             $   7.55       $  (1.65)       $   9.48
 Extraordinary loss                                                      (.35)             -               -
 Cumulative effect of accounting change                                     -         (12.56)              -
-------------------------------------------------------------------------------------------------------------
 Net income (loss) per common share                                  $   7.20       $ (14.21)       $   9.48
=============================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

--------------------------------------------------------------------------------------------------------------------------------
                                                                                        UNREALIZED                        TOTAL
                                                                                        INVESTMENT     RETAINED           STOCK-
                                           PREFERRED       COMMON         PAID-IN             GAIN     EARNINGS         HOLDERS'
                                               STOCK        STOCK         CAPITAL           (LOSS)     (DEFICIT)         EQUITY
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992                 $    -        $   -      $  542,246      $  (24,017)      $ (5,323)     $ 512,906
Net income                                         -            -               -               -         40,121         40,121
Unrealized investment gain (net)                   -            -               -          23,731              -         23,731
Recognition of compensation
 pursuant to stock plans                           -            -            (442)              -              -           (442)
Issuance of performance
 stock earned                                      -            -             244               -              -            244
Decrease in book value of
 redeemable common stock                           -            -           2,056               -              -          2,056
Conversion of 4,130,123 shares of
 Class A common stock, no par
 value, to common stock,
 $.01 par value                                    -           41             (41)              -              -              -
Common dividends declared
 of $6.39 per share                                -            -               -               -        (26,616)       (26,616)
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993                      -           41         544,063            (286)         8,182        552,000
Net loss                                           -            -               -               -        (43,492)       (43,492)
Unrealized investment loss (net)                   -            -               -          (3,779)             -         (3,779)
Issuance of 4,000,000 shares of 8.42%
 cumulative Series A preferred stock,
 $.01 par value (aggregate liquidation
 preference of $25 per share)                     40            -          99,960               -              -        100,000
Repurchase of 924,074 shares of
 common stock, $.01 par value,
 from parent                                       -           (9)       (121,991)              -              -       (122,000)
Preferred dividends declared
 of $2.105 per share                               -            -               -               -         (6,642)        (6,642)
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994                     40           32         522,032          (4,065)       (41,952)       476,087
Net income                                         -            -               -               -         26,248         26,248
Unrealized investment gain (net)                   -            -               -           3,519              -          3,519
Repurchase of 959,049 shares of
 common stock, $.01 par value,
 from parent                                       -          (10)       (119,990)              -              -       (120,000)
Exchange of 2,239,061 shares
 of 8.42% cumulative Series A preferred
 stock, $.01 par value (aggregate
 liquidation preference of $25 per share)
 for 9.375% subordinated debentures              (22)           -         (55,954)              -              -        (55,976)
Preferred dividends declared
 of $2.105 per share                               -            -               -               -         (7,634)        (7,634)
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                 $   18        $  22      $  346,088      $     (546)     $ (23,338)     $ 322,244
================================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries



---------------------------------------------------------------------------------------------
(IN THOUSANDS)
YEAR ENDED DECEMBER 31,                                       1995         1994         1993
---------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
---------------------------------------------------------------------------------------------
Net income (loss)                                        $  26,248   $  (43,492)   $  40,121
Noncash items included in the determination of
net income (loss):
 Amortization of capitalized servicing                      81,385       86,943      133,572
 Provision for loan losses                                   6,956        8,206        3,664
 Depreciation and amortization                               7,347       10,450        8,206
 Net realized loss (gain) on investments                     2,703        5,263      (30,489)
 Amortization of goodwill                                    2,090        2,090        2,090
 Gain on sale of servicing                                 (40,041)           -            -
 Amortization of deferred gain on sale of servicing         (4,188)      (2,700)           -
Net (increase) decrease in mortgage loans receivable      (170,556)   1,060,241     (182,393)
Net increase (decrease) in accounts
 payable and other liabilities                              18,749      (29,894)     (40,046)
Net decrease (increase) in other assets                      3,768       42,444      (29,132)
Net change in current and deferred income taxes
 receivable and payable                                     16,849       (4,716)      15,330
Extraordinary loss on repurchase of debt                       902            -            -
Cumulative effect of change in accounting
 for purchased mortgage servicing rights                         -       44,296            -
---------------------------------------------------------------------------------------------
NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES           (47,788)   1,179,131      (79,077)
---------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
---------------------------------------------------------------------------------------------
Collections on pool loan purchases, mortgage
 claims receivable and real estate acquired                192,697      254,136      213,319
Additions to pool loan purchases, mortgage
 claims receivable and real estate acquired               (150,420)    (242,841)    (255,945)
Capitalized excess servicing income                         (7,442)     (16,712)     (58,073)
Additions to purchased mortgage servicing rights           (82,147)     (90,049)     (72,229)
Originated mortgage servicing rights                       (31,197)           -            -
Net proceeds from sales of servicing                       181,109       70,242            -
Net decrease in investments                                 23,006       65,391       20,624
Purchase of common equity securities                             -     (122,101)      (5,706)
Proceeds from sale of common equity securities
 to affiliates                                                   -            -      129,812
Proceeds from sales of common equity securities             21,390      129,679       20,094
Net disposition (acquisition) of premises and equipment        185       (3,491)     (11,222)
Net (increase) decrease in loans held for investment        (4,560)       3,836        3,392
---------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES         $ 142,621   $   48,090    $ (15,934)
---------------------------------------------------------------------------------------------




See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries




--------------------------------------------------------------------------------------------
(IN THOUSANDS)
YEAR ENDED DECEMBER 31,                                  1995            1994           1993
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------
Proceeds from issuance of commercial paper        $ 4,050,417     $ 1,778,950    $ 3,751,087
Repayments on commercial paper                     (3,819,904)     (2,326,875)    (3,703,977)
Net (decrease) increase in credit agreement
  and bid loan borrowings                            (133,978)       (765,673)        74,477
Repurchase of debt                                    (85,872)              -              -
Net proceeds from issuance of preferred stock               -          96,850              -
Repurchase of common stock from parent                (92,980)        (10,000)             -
Redemption of Class B common stock                          -               -         (4,624)
Dividends paid                                         (8,420)         (5,239)       (26,616)
Other                                                  (1,190)           (948)           (47)
--------------------------------------------------------------------------------------------
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES      (91,927)     (1,232,935)        90,300
--------------------------------------------------------------------------------------------
Net increase (decrease) in cash                         2,906          (5,714)        (4,711)
Cash at beginning of year                               1,240           6,954         11,665
--------------------------------------------------------------------------------------------
Cash at end of year                               $     4,146     $     1,240    $     6,954
============================================================================================




See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

ORGANIZATION
     Source One Mortgage Services Corporation (together with its subsidiaries, the "Company") was incorporated in 1972. It is the successor to Citizens Mortgage Corporation which was organized in 1946. The Company is now an indirect wholly-owned subsidiary of Fund American Enterprises Holdings, Inc. ("Fund American"), a Delaware corporation organized in 1980, which was formerly known as The Fund American Companies, Inc. and Fireman's Fund Corporation.

     The Company is one of the largest mortgage banking companies in the United States. As of December 31, 1995, the Company had a mortgage loan servicing portfolio totalling $31.8 billion, including $4.0 billion of loans subserviced for others, which is serviced on behalf of approximately 320 institutional investors and numerous other security holders. As of December 31, 1995, the Company had 128 retail branch offices in 25 states and originated $2.9 billion in mortgage loans for the year then ended.

     As a mortgage banker, the Company engages primarily in the business of producing, selling and servicing residential mortgage loans. Its sources of revenue are net servicing revenue, net interest revenue, net gain on sale of mortgages, net gain on sale of servicing and other revenue (including underwriting and appraisal fees). Through subsidiaries, the Company also provides credit-related insurance products (such as life, disability, health, accidental death, and property and casualty insurance).

BASIS OF PRESENTATION
     The accompanying consolidated financial statements of the Company include the accounts of Central Pacific Mortgage Company, a wholly-owned subsidiary of the Company, (together with its subsidiaries, "Central Pacific") and all other subsidiaries, and have been prepared in accordance with generally accepted accounting principles. Significant intercompany transactions have been eliminated in consolidation. The financial statements include all adjustments considered necessary by management to fairly present the financial position, results of operations and cash flows of the Company. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in prior year financial statements have been reclassified to conform with the current year presentation.

     Fund American acquired the stock of the Company in 1986. The acquisition resulted in a purchase price in excess of historical book value of the Company's net assets. The excess purchase price allocated to identifiable assets is being amortized primarily over 5 to 20 years depending on asset type and the portion allocated to goodwill is being amortized over 20 years.

ACCOUNTING STANDARD RECENTLY ADOPTED
     As of January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," an amendment of SFAS No. 65, which requires the total cost of acquiring mortgage loans, either through loan origination activities or purchase transactions, to be allocated to the mortgage servicing rights and the loans based on their relative fair values. The statement requires entities to measure impairment on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum. Pursuant to SFAS No. 122, prior year financial statements have not been restated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

INVESTMENTS
     Investments primarily consist of the following: short-term investments stated at fair value with unrealized gains and losses, if any, reported in income; real estate mortgage investment conduit ("REMIC") residuals considered held to maturity and carried at amortized cost using a method which approximates the effective yield method of amortization on a prospective basis; investment partnership interests reported using the equity method of accounting; and interest rate floor contracts considered held for purposes other than trading and carried at fair value with unrealized gains and losses reported in other income.

MORTGAGE LOANS RECEIVABLE
     Mortgage loans receivable are stated at the lower of aggregate cost or market value. Conventional mortgage loans are placed on a nonaccrual basis when delinquent ninety days or more as to interest or principal. Interest on delinquent Federal Housing Administration ("FHA") insured loans is accrued at the insured rate beginning on the sixty-first day of delinquency. Interest on delinquent Veterans Administration ("VA") guaranteed loans is accrued at the loan rate during the period of delinquency.

RECOGNITION OF REVENUES RELATED TO MORTGAGE LOANS RECEIVABLE
     Discounts from the origination of mortgage loans receivable are deferred and recognized as adjustments to gain or loss on sale. Gains and losses from the sale of mortgage loans are recognized when proceeds are received. Loan origination fees, net of certain direct costs, have been deferred and are taken into income when mortgage loans receivable are sold.

POOL LOAN PURCHASES
     Pool loan purchases, which are carried at cost, represent FHA insured, VA guaranteed and conventional loans which were either delinquent or in the process of foreclosure at the time they were purchased from Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), or Federal Home Loan Mortgage Corporation ("FHLMC") mortgage-backed security pools that the Company services. Following the purchase of these loans, interest is accrued at a rate based on expected recoveries.

LOANS HELD FOR INVESTMENT
     Loans held as permanent investments are stated at the lower of cost or market value determined at the time the permanent investment decisions were made. The amount of discount, if any, is amortized to income over the anticipated life of the investment.

CAPITALIZED SERVICING
     Capitalized servicing includes certain costs incurred in the origination and acquisition of mortgage servicing rights ("originated and purchased servicing") which are deferred and amortized over the expected life of the loan. The total cost of acquiring mortgage loans, either through origination activities or purchase transactions, is allocated between the mortgage servicing rights and the loans based on their relative fair values. The fair values of mortgage servicing rights are estimated by calculating the present value of the expected future cash flows associated with such rights, incorporating assumptions that market participants would use in their estimates of future servicing income and expense. A current market rate is used to discount estimated future cash flows. Impairment of mortgage servicing rights is measured on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum.

     Capitalized servicing also includes the present value of future servicing revenue in excess of normal servicing revenue on loans sold with servicing retained ("excess servicing") which is deferred and amortized using a method that relates the anticipated net servicing revenue to total projected net servicing revenue to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

CAPITALIZED SERVICING (CONTINUED)
be received over the expected life of the loan. Impairment tests for excess servicing are performed on a disaggregated basis. The original discount rate is used to discount excess servicing future cash flows.

RECOGNITION OF REVENUES RELATED TO SERVICING MORTGAGE LOANS
     Mortgage servicing revenue represents fees earned for servicing real estate mortgage loans owned by investors and late charge income. The servicing fees are calculated based on the outstanding principal balances of the loans serviced and are recognized together with late charge income when received.

COMMON EQUITY SECURITIES
     Common equity securities are carried at fair value. Unrealized gains and losses, net of tax, are recorded as a separate component of stockholders' equity with no corresponding credit or charge to net income.

MORTGAGE CLAIMS RECEIVABLE AND REAL ESTATE ACQUIRED
     Mortgage claims receivable represent claims filed primarily with FHA and VA and are carried at cost less an estimated allowance for amounts which are not fully recoverable from claims filed with the underlying mortgage insuring agencies.

     Real estate acquired is stated at the lower of net realizable value or the recorded balance satisfied at the date of acquisition determined on an individual property basis. Costs relating to holding the properties are charged to expense as incurred.

     The allowance for loan losses is based upon an analysis of the mortgage loan servicing portfolio and reflects an amount which, in management's judgment, is adequate to provide for estimated losses.

PREMISES AND EQUIPMENT
     Premises and equipment, including leasehold improvements and systems and programming software, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line method over the estimated useful lives of the related assets or over the lease terms, whichever period is shorter.

NET INCOME PER SHARE
     Net income per share amounts were computed based on the weighted average total number of common shares outstanding. There were 2,584,450, 3,527,713 and 4,232,474 weighted average common shares outstanding for the years ended December 31, 1995, 1994 and 1993, respectively.

DIVIDENDS PER SHARE
     Cash dividends per share were computed based on the total number of common shares outstanding as of the dividend record dates.

NOTE 2. CAPITALIZED SERVICING
     In 1995, the Company estimated the fair values of its mortgage servicing rights by calculating the present value of the expected future cash flows associated with such rights. In making those estimates, the Company incorporated assumptions that market participants would use in their estimates of future servicing income and expense and discounted those cash flows using current estimated market rates of 10.5% for conventional loans and 12.0% for insured loans.

     In 1995, to measure impairment of the mortgage servicing rights, the Company stratified the related mortgage loan servicing portfolio based on its predominant risk characteristics which were determined to be prepayment, default and operational risks. This resulted in stratification by interest rate, loan type (investor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 2. CAPITALIZED SERVICING (CONTINUED)

and original term to maturity. The prepayment assumptions used in the estimation of fair values were based on market prepayment estimates. The fair value of each stratum was computed and compared to its recorded book value to determine if a valuation allowance, or recovery of a previously established valuation allowance, was required.

     The discount rate and prepayment assumptions are significant factors used in estimating the fair value of the Company's mortgage servicing rights and could be significantly impacted by changes in interest rates. Accordingly, it is likely that management's estimate of the fair value of the mortgage servicing rights could change in the near term due to changes in interest rates.

     The following table summarizes the fair value of mortgage servicing rights and certain characteristics of the Company's servicing portfolio related to those mortgage servicing rights as of December 31, 1995:

---------------------------------------------------------------------------------------
                     Fair Value                     Weighted
                       Mortgage      Principal       Average     Weighted      Weighted
                      Servicing        Balance      Interest      Average       Average
                         Rights   Serviced (a)          Rate     Maturity   Service Fee
Loan type        (in thousands)  (in millions)  (in percent)  (in months)  (in percent)
---------------------------------------------------------------------------------------
Insured                $171,959        $ 8,872         8.77%        259          .44%
Conventional            193,425         13,354         8.45         231          .34
Adjustable Rate          21,599          1,297         8.06         309          .43
---------------------------------------------------------------------------------------
Total                  $386,983        $23,523         8.55%        246          .38%
=======================================================================================


     (a) Excludes $4.3 billion of mortgage servicing rights related to originations not capitalized prior to the adoption of SFAS No. 122.

     The adoption of SFAS No. 122 resulted in a decrease in net income of $1.4 million or $.53 per share for the year ended December 31, 1995.

     In 1994, the Company adopted an accounting methodology that measured impairment of purchased servicing by discounting the estimated future cash flows using a current market rate. Prior to 1994, the Company measured impairment of purchased servicing on a disaggregated basis including a cost of capital charge for estimating future cash flows. The adoption of the new accounting methodology, recorded as a cumulative adjustment as of January 1, 1994, resulted in a $68.1 million pretax, $44.3 million after tax, charge to income for 1994.

     The Company estimates the fair value of its capitalized excess servicing asset by discounting the anticipated future cash flows over the estimated life of the related loans. In making these estimates, the Company uses "interest only strip" interest rates as quoted by market participants to determine the appropriate discount rates and prepayment speed assumption rates that are based on interest rates, loan types and original term of maturity. The discount rate used to capitalize excess servicing for 1995 was 12.00%, and ranged from 8.00% to 10.00% for the year ended December 31, 1994, and was 8.00% for the year ended December 31, 1993. For the years ended December 31, 1995, 1994 and 1993, the weighted average discount rates inherent in the carrying amount of the capitalized excess servicing asset were 10.03%, 9.12% and 9.03%, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 2. CAPITALIZED SERVICING (CONTINUED)

     The following table summarizes changes in the Company's capitalized servicing asset:


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Deferred
                                                                                                        Gain on          Total
                                               Purchased    Originated       Excess       Valuation     Sale of    Capitalized
                                               Servicing     Servicing    Servicing       Allowance   Servicing      Servicing
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992                   $551,254      $     -      $ 73,403        $      -   $      -       $ 624,657
Additions                                        117,508            -        58,073               -          -         175,581
Scheduled amortization                           (90,054)           -       (11,531)              -          -        (101,585)
Impairment/unscheduled amortization               (8,500)           -       (23,487)              -          -         (31,987)
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993                    570,208            -        96,458               -          -         666,666
Cumulative effect of accounting change           (68,147)           -             -               -          -         (68,147)
Additions                                         69,704            -        16,712               -    (19,912)         66,504
Scheduled amortization                           (61,665)           -       (12,120)              -          -         (73,785)
Impairment/unscheduled amortization              (12,818)           -          (340)              -          -         (13,158)
Amortization of deferred gain                          -            -             -               -      2,700           2,700
Sales                                            (21,706)           -       (28,624)              -          -         (50,330)
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994                    475,576            -        72,086               -    (17,212)        530,450
Additions                                         64,239       31,197         7,442               -          -         102,878
Scheduled amortization                           (43,936)      (1,364)       (7,553)              -          -         (52,853)
Impairment/unscheduled amortization                    -            -          (564)        (27,968)         -         (28,532)
Amortization of deferred gain                          -            -             -               -      4,188           4,188
Sales                                           (132,371)           -       (26,689)              -          -        (159,060)
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                  $ 363,508      $29,833      $ 44,722        $(27,968)  $(13,024)      $ 397,071
===============================================================================================================================

     During 1994, the Company sold the rights to service $3,868 million of mortgage loans for net proceeds of $70.2 million and continues to service these loans pursuant to a subservicing agreement. Accordingly, the Company recorded a deferred gain on the sale which is being recognized in income over the five-year life of the subservicing agreement.

NOTE 3. COMMON EQUITY SECURITIES AND INVESTMENTS
     The Company's portfolio of common equity securities is carried at fair value. Unrealized gains and losses, net of tax, are reported as a separate component of stockholders' equity with no corresponding credit or charge to net income. Realized gains and losses from sales of common equity securities are based on the specific identification method.

     The Company transferred a total of $27.0 million and $112.0 million of certain common equity securities to Fund American Enterprises, Inc. ("FAE"), the Company's parent in 1995 and 1994, respectively, in exchange for shares of the Company's common stock held by FAE, which were retired by the Company. All of the equity securities involved in such transactions were actively traded, readily marketable, and listed on a national exchange and, for purposes of such transactions, were valued at their reported closing prices on the day preceding the date of each transaction.

     The Company received proceeds on the sale of common equity securities of $21.4 million and $129.7 million for the years ended December 31, 1995 and 1994, respectively. For the years ended December 31, 1995 and 1994, respectively, realized gains on the sale of common equity securities of $2.8 million and $10.6 million, and realized losses on the sale of common equity securities of $5.6 million and $14.5 million, were included in the determination of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 3. COMMON EQUITY SECURITIES AND INVESTMENTS (CONTINUED)

     The fair value of the portfolio of common equity securities is as follows:

-------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                   1995                1994
-------------------------------------------------------------------------------------------------------
Common equity securities at adjusted cost                                   $1,369              $51,393
Gross unrealized gains                                                           -                1,068
Gross unrealized losses                                                       (840)              (7,321)
-------------------------------------------------------------------------------------------------------
Common equity securities at fair value                                      $  529              $45,140
=======================================================================================================



     The carrying value of debt securities, which are included in investments on the consolidated statements of condition, is as follows:

-----------------------------------------------------------------------
December 31, (in thousands)                       1995            1994
-----------------------------------------------------------------------
Debt securities at fair value                   $2,735           $4,902
Gross unrealized gains                               -             (179)
-----------------------------------------------------------------------
Debt securities at amortized cost               $2,735           $4,723
=======================================================================



     The change in net unrealized investment loss on the portfolio of common equity securities has been (charged) credited to stockholders' equity as follows:



-------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                1995             1994                  1993
-------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at beginning of year                $(4,065)         $  (286)             $(24,017)
(Decrease) increase in gross unrealized gains                       (1,068)          (3,875)                4,943
Decrease (increase) in gross unrealized losses                       6,481           (1,938)               31,006
(Decrease) increase in deferred income
 tax (expense) benefit                                              (1,894)           2,034               (12,218)
-------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at end of year                      $  (546)         $(4,065)             $   (286)
===================================================================================================================

NOTE 4. MORTGAGE LOANS RECEIVABLE
     The following table summarizes mortgage loans receivable:

------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                  1995                 1994
------------------------------------------------------------------------------------------------------
Adjustable rate mortgage loans, weighted average interest
 rates of 6.55% and 7.66% as of December 31, 1995
 and 1994, respectively                                                  $ 17,605             $ 46,344
Fixed rate 5 year through 20 year mortgage loans,
 weighted average interest rates of 7.47% and
 8.81% as of December 31, 1995 and 1994, respectively                      59,507               34,040
Fixed rate 30 year mortgage loans, weighted average
 interest rates of 7.89% and 9.27% as of
 December 31, 1995 and 1994, respectively                                 303,007              131,302
------------------------------------------------------------------------------------------------------
                                                                          380,119              211,686
Premiums (discounts)                                                          909               (1,214)
------------------------------------------------------------------------------------------------------
Total mortgage loans receivable                                          $381,028             $210,472
======================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 5. POOL LOAN PURCHASES
     The following table summarizes pool loan purchases:

------------------------------------------------------------------------------------------------------
                                                    Principal Balance
                                                     (in thousands)                  Number of Loans
------------------------------------------------------------------------------------------------------
December 31,                                      1995              1994              1995       1994
------------------------------------------------------------------------------------------------------
Loan Type:   FHA                              $ 77,644         $ 102,768             1,433      1,850
             VA                                 32,456            41,941               545        719
             Conventional                        8,895            19,150               106        224
------------------------------------------------------------------------------------------------------
Total pool loan purchases                     $118,995         $ 163,859             2,084      2,793
======================================================================================================

NOTE 6. OTHER ASSETS
     The following table summarizes other assets:

-------------------------------------------------------------------------------------
December 31, (in thousands)                                 1995                 1994
-------------------------------------------------------------------------------------
Goodwill                                                $ 21,978             $ 24,068
Amount due from sale of servicing                         14,672                    -
Escrow advances                                           11,663               15,465
Deferred income tax benefit (Note 15)                     10,533               16,474
Interest receivable-pool loan purchases                    9,805               12,675
Branch network                                             8,925                9,775
Note receivable from sale of servicing                     7,000                    -
Current income tax benefit (Note 15)                           -                4,384
Other                                                     21,629               20,081
-------------------------------------------------------------------------------------
Total other assets                                      $106,205             $102,922
=====================================================================================



NOTE 7. DEBT
     The Company has a $650.0 million domestic and Euro commercial paper program. The weighted average number of days to maturity of commercial paper outstanding as of December 31, 1995 was 19 days.

     In August 1995, the Company entered into a $60.0 million unsecured revolving credit facility, which expires in July 1996.

     In March 1995, the Company consolidated its three then existing credit facilities into a single credit facility in the amount of $500.0 million, which can be increased at the Company's option with bank concurrence up to $1.0 billion. Borrowings under the consolidated facility, which matures in March 1998, are secured primarily by the Company's mortgage loans receivable and mortgage servicing portfolio. As of December 31, 1995, no borrowings were outstanding under the consolidated facility. As of December 31, 1994, there was $195.0 million outstanding under the previous three credit facilities.

     The Company's secured credit agreements contain covenants which limit its ability to pay dividends or make distributions on its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. These covenants also require the Company to maintain a certain level of total tangible net worth and a certain ratio of debt to total tangible net worth. The Company is currently in compliance with all such covenants.

     Under the credit agreements described above, the Company receives interest expense credits as a result of holding escrow and custodial funds in trust accounts at non-affiliated banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 7. DEBT (CONTINUED)


     Central Pacific Mortgage Company, a wholly-owned subsidiary of the Company, has a revolving credit agreement under which it can borrow up to $10.0 million through March 31, 1996. Borrowings under the credit agreement are guaranteed by the Company. As of December 31, 1995 and 1994, there was $4.5 million and $3.8 million outstanding under this agreement, respectively.

     Effective December 8, 1995, the Company exchanged and retired 2,239,061 shares of its 8.42% cumulative preferred stock, series A, for $56.0 million principal amount of 9.375% subordinated interest deferrable debentures ("subordinated debentures"), due December 31, 2025. Interest on the subordinated debentures is paid quarterly in arrears at the annual rate of 9.375% on the last business day of each March, June, September and December. The first interest payment was made on December 29, 1995 for the period from November 1, 1995 (the last regular dividend payment date with respect to the preferred stock) through December 8, 1995 at the annual rate of 8.42% and from December 9, 1995 through December 31, 1995 at the annual rate of 9.375%.

     The subordinated debentures are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 1999. On or after such date, the subordinated debentures may be redeemed at the option of the Company at a price equal to 100% of the principal amount redeemed ($25 for each $25 principal amount of subordinated debenture), plus accrued and unpaid interest to the date fixed for redemption.

     In June 1992, the Company issued $100.0 million of 9% debentures due June 2012 under terms of a $250.0 million shelf registration statement filed with the Securities and Exchange Commission ("SEC") in April 1992. The proceeds were used for general corporate purposes.

     Under a $200.0 million shelf registration statement filed with the SEC in November 1988, the Company issued $40.0 million of medium-term notes in 1989, with a total weighted average interest rate of 9.65% due 1996, and in October 1991, the Company issued $160.0 million of 8.875% medium-term notes due October 2001. During 1995, the Company repurchased and retired $10.3 million of medium-term notes that were due in 1996 and $21.6 million of medium-term notes that were due in 2001.

     In 1986, the Company issued $125.0 million of 8.25% debentures due November 1, 1996. During 1995, the Company repurchased and retired $50.4 million of these debentures.

     As of December 31, 1994, in addition to the debentures and medium-term notes, credit agreement borrowings of $195.0 million could be optionally classified as long-term debt due to the commitment periods which extended beyond one year and the Company's intention to maintain those borrowings beyond one year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 7. DEBT (CONTINUED)

     The following table summarizes debt outstanding:

-----------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                               1995                     1994
-----------------------------------------------------------------------------------------------------------------------
Commercial paper, weighted average interest rates of 6.14%
 and 5.83% as of December 31, 1995 and 1994, respectively                            $ 256,613                $  26,100
Secured credit agreements, weighted average interest rate of 7.21%                           -                  195,000
Credit agreements, weighted average interest rates of 6.57%
 and 5.38% as of December 31, 1995 and 1994, respectively                               64,485                    3,753
Medium-term notes due 1996, weighted average interest rates
 of 9.60% and 9.65% as of December 31, 1995 and 1994, respectively                      29,700                   40,000
8.25% debentures due November 1, 1996                                                   74,650                  125,000
8.875% medium-term notes due October 15, 2001                                          138,355                  160,000
9.0% debentures due June 1, 2012                                                       100,000                  100,000
9.375% subordinated debentures, due December 31, 2025                                   55,976                        -
Less unamortized discount, premium and issuance costs (net)                             (3,147)                  (2,602)
-----------------------------------------------------------------------------------------------------------------------
Total debt                                                                           $ 716,632                $ 647,251
=======================================================================================================================

     The aggregate maturities of debt for the five calendar years after December 31, 1995 are as follows:

-------------------------------------------------------------------------------------------------------------------
(in thousands)            1996           1997          1998         1999       2000         Thereafter        Total
-------------------------------------------------------------------------------------------------------------------
                        $104,350        $   -          $   -        $    -     $    -        $ 294,331    $ 398,681
===================================================================================================================



NOTE 8. STOCKHOLDERS' EQUITY
     In March 1994, the Company issued 4 million shares of 8.42% cumulative preferred stock, series A, ("preferred stock"), with an aggregate liquidation preference of $25 per share for net proceeds to the Company of $96.8 million. Effective December 8, 1995, the Company exchanged and retired 2,239,061 shares of its preferred stock for $56.0 million principal amount of 9.375% subordinated debentures, due December 31, 2025. The preferred stock is not redeemable prior to May 1, 1999. On or after such date, the preferred stock may be redeemed at the option of the Company at a price of $25 per share, plus accrued and unpaid dividends to the redemption date.

     Quarterly cash dividends are paid on preferred stock at an annual rate of 8.42% or $2.105 per share, if declared by the Board of Directors, in arrears on the first day of each February, May, August and November. The first dividend payment was made on May 1, 1994 with respect to the period from the date of initial issuance of the preferred stock through April 30, 1994.

     In connection with sales of rights to service a total of $11.0 billion of mortgage loans to third parties during 1995, the Company transferred a total of $27.0 million of common equity securities and $93.0 million in cash and money market investments to FAE in exchange for 959,049 shares of the Company's common stock held by FAE, which were retired by the Company.

     In connection with the issuance of preferred stock in 1994, the Company transferred a total of $112.0 million of certain common equity securities to FAE in exchange for 838,826 shares of the Company's common stock held by FAE, which were retired by the Company. The Company also repurchased and retired 85,248 shares of its common stock held by FAE for $10.0 million cash in 1994.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 8. STOCKHOLDERS' EQUITY (CONTINUED)

     In 1993, the Company redeemed all outstanding shares of its Class B common stock. Also in 1993, the Company's certificate of incorporation was amended to authorize 20 million shares of $.01 par value preferred stock. In addition, that amendment converted the Company's Class A common stock, no par value to common stock, $.01 par value, and increased the number of authorized shares from 5 million to 80 million. In February 1994, the Company's certificate of incorporation was further amended to change the number of authorized shares of preferred stock and common stock to 12 million and 8 million, respectively.

NOTE 9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     The Company has only limited involvement with derivative financial instruments and does not use any derivative financial instruments for trading purposes. The Company's use of derivative financial instruments is primarily limited to commitments to extend credit, mandatory forward commitments and interest rate floors.

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and reduce its own exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit and mandatory forward commitments. Those instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recognized on the consolidated statements of condition. The contract or notional amounts of those instruments reflect the extent of risk the Company has in the instruments.

     The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit ("mortgage loan pipeline") is represented by the contractual notional amount of those instruments. The Company's locked mortgage loan pipeline that is expected to close totalled $221.9 million and $147.5 million as of December 31, 1995 and 1994, respectively. Fixed rate commitments result in the Company having market risk as well as credit risk. Variable rate commitments result only in credit risk. The amount of collateral required upon extension of credit is based on the Company's credit evaluation of the mortgagor and consists of the mortgagor's residential property.

     The Company obtains mandatory forward commitments of up to 120 days to sell mortgage-backed securities to hedge the market risk associated with a substantial portion of the mortgage loan pipeline that is expected to close and all mortgage loans receivable. As of December 31, 1995 and 1994, the Company had approximately $561.0 million and $351.2 million of mandatory forward commitments outstanding, respectively. If secondary market interest rates decline after the Company obtains a mandatory forward commitment for a loan, the loan may not close and the Company may incur a loss from the cost of covering its obligations under such commitment. If secondary market rates increase before the Company obtains a mandatory forward commitment for a loan and the loan closes, the Company may incur a loss when the loan is subsequently sold.

     The Company's risk management function closely monitors the mortgage loan pipeline to determine appropriate forward commitment coverage on a daily basis in order to manage the risk inherent in these off-balance-sheet financial instruments. In addition, the risk management area seeks to reduce counterparty risk by committing to sell mortgage loans only to approved dealers, with no dealer having in excess of 20% of current commitments. The Company currently transacts business with seven approved dealers.

     The Company sells loans either through mortgage-backed securities issued pursuant to programs of GNMA, FNMA, FHLMC or institutional investors. Most loans are aggregated in pools of $1.0 million or more, which are purchased by institutional investors after having been guaranteed by GNMA, FNMA or FHLMC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (continued)

     Substantially all GNMA securities are sold without recourse to the Company for loss of principal in the event of a subsequent default by the mortgage borrower due to underlying FHA and VA insurance. Prior to December 1992, substantially all conventional securities were sold with recourse to the Company, to the extent of insufficient proceeds from private mortgage insurance, foreclosure and other recoveries. Since December 1992, conventional loans have been sold without recourse to the Company.

     Servicing agreements relating to mortgage-backed securities issued pursuant to the programs of GNMA, FNMA and FHLMC require the Company to advance funds to make the required payments to investors in the event of a delinquency by the borrower. The Company expects that it would recover most funds advanced upon cure of default by the borrower or at foreclosure. However, in connection with VA partially guaranteed loans and certain conventional loans (which are at most partially insured by private mortgage insurers), funds advanced may not cover losses due to potential declines in collateral value. In addition, most of the Company's servicing agreements for mortgage-backed securities typically require the payment to investors of a full month's interest on each loan although the loan may be paid off (by optional prepayment or foreclosure) other than on a month-end basis. In this instance, the Company is obligated to pay the investor interest at the note rate from the date of the loan payoff through the end of that calendar month without reimbursement.

     As of December 31, 1995, 1994 and 1993, the Company serviced approximately $10.7 billion, $11.9 billion and $11.4 billion of GNMA loans, respectively, and $3.5 billion, $3.7 billion and $4.8 billion of conventional loans with recourse, respectively.

     In order to cover loan losses that may result from these servicing arrangements and other losses, the Company has provided an allowance for loan losses of $13.5 million and $13.4 million as of December 31, 1995 and 1994, respectively, which management believes is adequate to cover unreimbursed foreclosure advances and principal losses. During 1995, the Company modified the methodology used to estimate the allowance for loan losses to more accurately reflect the Company's experience. This change reduced the amount of the allowance that would have been computed under the prior methodology.

     The Company enters into interest rate floor contracts ("floors") to reduce the sensitivity of its earnings to changes in market interest rates. The interest rate floor contracts derive their value from the 10 year constant maturity treasury yield index. The floor yields range from 5.47% to 5.85%. To the extent that market interest rates increase, the value of the floors declines. However, the Company is not exposed to losses in excess of its initial investment in the floors. The interest rate floor contracts are carried at market value with unrealized gains and losses recorded in other income on the consolidated statements of income. As of December 31, 1995 the carrying value of the Company's open interest rate floor contracts totalled $3.5 million with a total notional principal amount of $500.0 million. The floors have terms ranging from one to five years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The estimated fair value amounts for the Company's financial instruments have been determined by the Company using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

     The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND INVESTMENTS
     For cash and short-term investments, the carrying amount equals fair value.

     For investments in REMIC residuals, for which there are no quoted market prices, fair value is estimated based on discounted cash flow analyses, using interest only strip interest rates, prepayment speed assumptions, and LIBOR rates, taking into consideration the characteristics of the related collateral.

     For interest rate floor contracts, fair value is estimated based on quoted market prices for those or similar investments and equals carrying value.

LOANS RECEIVABLE
     For mortgage loans receivable and loans held for investment, fair value is estimated using quoted market prices for securities backed by similar loans, adjusting for differences in loan characteristics.

POOL LOAN PURCHASES
     For pool loan purchases, fair value is estimated based on discounted cash flow analyses, using the Company's short-term incremental borrowing rate or quoted market prices for securities backed by similar loans.

CAPITALIZED EXCESS SERVICING
     For capitalized excess servicing, fair value is estimated by computing the anticipated net revenue to be received over the life of the related loans, discounted using quoted interest only strip interest rates and prepayment speed assumptions.

COMMON EQUITY SECURITIES
     For common equity securities, fair value is based on quoted market prices and is equal to the carrying value.

LOANS IN FORECLOSURE AND MORTGAGE CLAIMS RECEIVABLE
     For these financial instruments, fair value is estimated by discounting anticipated future cash flows using the Company's short-term incremental borrowing rate.

DEBT
     For commercial paper and credit agreements, the carrying amount approximates fair value. For debentures and medium-term notes, fair value is estimated by discounting future cash flows using the Company's incremental borrowing rates for similar types of borrowing arrangements. For subordinated debentures, fair value is based on quoted market prices.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
     Fair value for commitments to sell mortgage loans is based on current settlement values for those commitments. Fair value for commitments to extend credit is based on current quoted market prices for securities backed by similar loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)



     The estimated fair values of the Company's financial instruments are as follows:

-------------------------------------------------------------------------------------------------------
December 31,                                                    1995                      1994
-------------------------------------------------------------------------------------------------------
                                                      Carrying       Fair      Carrying           Fair
(in thousands)                                          Amount      Value        Amount          Value
-------------------------------------------------------------------------------------------------------
Financial Assets:
 Cash                                                  $  4,146    $   4,146    $  1,240       $  1,240
 Investments                                             26,290       26,290      50,196         50,375
 Mortgage loans receivable                              381,028      391,484     210,472        211,371
 Pool loan purchases                                    118,995      122,260     163,859        164,859
 Loans held for investment                               24,335       24,956      19,775         18,631
 Capitalized excess servicing                            44,722       46,032      72,086         98,307
 Common equity securities                                   529          529      45,140         45,140
 Loans in foreclosure and mortgage
 claims receivable (net) (a)                             29,630       29,018      33,266         32,421
-------------------------------------------------------------------------------------------------------
Financial Liabilities:
 Short-term debt                                       $424,661    $ 428,212    $224,085       $224,085
 Long-term debt                                         291,971      332,220     423,166        416,828
Off-balance-sheet financial instruments:
 Mandatory forward commitments                              N/A      562,379         N/A        349,037
 Commitments to extend credit
 expected to close (pipeline)                               N/A      226,572         N/A        147,821
=======================================================================================================


(a) Excludes $15.8 million and $16.5 million of real estate owned in 1995 and 1994, respectively.
--------------------------------------------------------------------------------

     It was not practicable to estimate the fair value of conventional loans sold with recourse, which is an off-balance-sheet financial instrument representing the Company's obligation to repurchase defaulted loans sold, since a reasonable estimate of fair value could not be made without incurring excessive costs.

NOTE 11. MORTGAGE SERVICING
     The Company's portfolio of mortgages serviced, including loans subserviced, interim servicing contracts and those under contract to acquire and excluding loans sold but not transferred, totalled $31.8 billion, $39.6 billion and $38.4 billion as of December 31, 1995, 1994 and 1993, respectively. The Company's portfolio of mortgages serviced as of December 31, 1995 is summarized below:

-------------------------------------------------------------------------------------------
                                                         Weighted Average
                                  ---------------------------------------------------------
                                                                           Net    Remaining
                         Principal            Loan      Interest     Servicing  Contractual
                  Balance Serviced         Balance          Rate      Fee Rate         Life
Loan type            (in millions)  (in thousands)  (in percent)  (in percent)  (in months)
--------------------------------------------------------------------------------------------
Residential
 Conventional             $16,291          $ 73         8.37%          .411%         229
 FHA                        7,606            49         8.67           .433          271
 VA                         3,814            49         8.43           .432          256
Commercial                     81           709         7.51           .155          171
----------------------------------------------------------------------------------------
                           27,792            61         8.46           .419          245
Subservicing                4,039
----------------------------------------------------------------------------------------
Total mortgage
 servicing portfolio      $31,831
========================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 11. MORTGAGE SERVICING (CONTINUED)

     The servicing fee rates in the table above are shown after deducting any guarantee fees. Guarantee fees, when applicable, range from six basis points for governmental loans up to approximately thirty basis points for certain conventional loans. Certain loans sold to private investors have no guarantee fees.

     The following table summarizes the Company's mortgage servicing portfolio by interest rate range:

-------------------------------------------------------------------------------------------------------------------
December 31,                                1995                                            1994
-------------------------------------------------------------------------------------------------------------------
                                                           Weighted                                        Weighted
                             Number       Principal         Average          Number       Principal         Average
                                 of         Balance   Interest Rate              of         Balance   Interest Rate
Interest Rate Range           Loans   (in millions)    (in percent)           Loans   (in millions)    (in percent)
-------------------------------------------------------------------------------------------------------------------
6.00% and lower               2,674         $   114            5.51%          6,597         $   318           5.37%
6.00% - 6.49%                 8,208             434            6.19          11,887             800           6.21
6.50% - 6.99%                25,192           2,077            6.69          37,415           3,339           6.71
7.00% - 7.49%                64,052           4,573            7.16          89,649           7,316           7.16
7.50% - 7.99%                84,899           6,745            7.63          93,328           7,748           7.61
8.00% - 8.49%                60,843           4,315            8.10          57,323           4,220           8.09
8.50% - 8.99%                80,936           4,217            8.60          78,998           4,465           8.60
9.00% - 9.49%                38,939           2,234            9.08          36,115           2,168           9.08
9.50% - 9.99%                57,131           3,185            9.60          59,174           3,383           9.60
10.00% and above             71,177           3,937           10.55          72,942           4,160          10.52
------------------------------------------------------------------------------------------------------------------
Total                       494,051         $31,831            8.33%        543,428         $37,917           8.14%
==================================================================================================================

        The following table summarizes the Company's mortgage servicing portfolio by location of property:

------------------------------------------------------------------------------------------------------------------
December 31,                               1995                                            1994
------------------------------------------------------------------------------------------------------------------
                                                         Percentage                                      Percentage
                                                       of Principal                                    of Principal
                             Number       Principal      Balance of          Number       Principal      Balance of
                                 of         Balance       Servicing              of         Balance       Servicing
State                         Loans   (in millions)       Portfolio           Loans   (in millions)       Portfolio
-------------------------------------------------------------------------------------------------------------------
California                   73,865         $ 6,668            20.9%         79,621         $ 7,195            19.0%
New York                     45,830           2,803             8.8          35,214           2,611             6.9
Washington                   30,064           2,386             7.5          42,584           3,502             9.2
Texas                        28,841           1,705             5.4          26,411           1,863             4.9
Florida                      28,123           1,502             4.7          29,955           1,842             4.9
Michigan                     30,235           1,308             4.1          33,174           1,865             4.9
Illinois                     18,486           1,291             4.1          20,984           1,580             4.2
New Jersey                   15,201           1,056             3.3          18,075           1,331             3.5
Arizona                      15,751             949             3.0          17,570           1,104             2.9
Massachusetts                12,822             875             2.7          14,416           1,005             2.7
Other*                      194,833          11,288            35.5         225,424          14,019            37.0
-------------------------------------------------------------------------------------------------------------------
Total                       494,051         $31,831           100.0%        543,428         $37,917           100.0%
===================================================================================================================


*No other state constitutes more than 2.7% of the Company's servicing portfolio as of December 31, 1995.

     The above tables include loans subserviced for others having a principal balance of $4,039 million and $4,294 million as of December 31, 1995 and 1994, respectively. The above tables exclude $1,651 million outstanding principal balance of interim servicing as of December 31, 1994.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 11. MORTGAGE SERVICING (continued)

     Escrow funds of approximately $236.0 million, $277.9 million and $281.7 million as of December 31, 1995, 1994 and 1993, respectively, relating to mortgages serviced and subserviced, are held in non-interest bearing accounts at non-affiliated banks and are not included in the consolidated financial statements.

     The Company has in force an errors and omissions policy in the amount of $20 million. Primary fidelity coverage up to a limit of $35 million is provided under a Fund American master policy, for which the Company pays a portion of the premium.

NOTE 12. RESTRUCTURING CHARGES
     As a result of a contracting mortgage loan origination market, the Company implemented a restructuring plan in 1994 to bring its mortgage loan production network in line with anticipated levels of mortgage loan production. As a result, the Company recorded a pretax restructuring charge totalling $5.2 million in 1994, which included $2.7 million for future lease expenses related to closed facilities, $1.2 million in asset writedowns and $1.3 million for employee termination and other costs. As of December 31, 1995, $.9 million remained accrued on the Company's consolidated statement of condition relating to future lease expenses on closed facilities. The restructuring actions resulted in improved efficiency of the mortgage loan production operations and slightly lower operating costs during 1995.

NOTE 13. LEASE COMMITMENTS
     The Company has entered into a number of noncancelable operating lease agreements with respect to premises and equipment. The minimum annual rental commitments under these leases as of December 31, 1995 are summarized as follows:

------------------------------------------------------------------------
(in thousands)              1996    1997    1998    1999    2000   Total
------------------------------------------------------------------------
                           $3,814  $2,285  $1,218   $497   $164   $7,978
========================================================================


     Leases for branches which were subject to the Company's restructuring plan implemented in 1994 are included in the table above. Future lease payments of $.9 million were included in the Company's restructuring reserve recorded in 1994, and therefore do not represent future operating expenses.

     Total rental expense for the years ended December 31, 1995, 1994 and 1993 was $4.6 million, $6.9 million and $5.2 million, respectively. Some leases contain escalation clauses that correspond with increased real estate taxes, other operating expenses, and/or renewal options that call for increased rents when the leases are renewed.

NOTE 14. OTHER OPERATING EXPENSES
     The following table summarizes other operating expenses:

------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                       1995      1994     1993
------------------------------------------------------------------------------------
Telephone                                                 $ 4,015   $ 5,572  $ 5,663
Amortization of goodwill                                    2,090     2,090    2,090
Postage                                                     1,985     2,325    2,841
Bank charges                                                1,948     2,901    2,795
Travel and entertainment                                    1,808     2,636    2,662
Office supplies and printing                                1,768     2,471    2,906
Professional services                                       1,649     3,045    3,661
Other                                                      17,511    23,009   24,779
------------------------------------------------------------------------------------
Total other operating expenses                            $32,774   $44,049  $47,397
====================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 15. INCOME TAXES
     The Company files a consolidated federal income tax return with Fund American. Federal income tax expense is provided substantially on a separate return basis except for the impact of a $1.9 million credit to the deferred income tax asset in 1995, a $2.0 million benefit to the deferred income tax asset in 1994 and a $12.2 million credit to the deferred income tax liability in 1993, relating to unrealized losses and gains on the Company's portfolio of common equity securities. As of December 31, 1995 and 1994, the Company had recorded $.3 million and $2.2 million, respectively, of deferred tax assets relating to accumulated unrealized losses on the portfolio of common equity securities. Pursuant to terms of a tax allocation agreement between the Company and Fund American, Fund American has agreed to compensate the Company for the use of these capital losses if such losses, when realized, can be utilized in Fund American's consolidated tax return.


     The following table summarizes income taxes due from or (to) Fund
American:

--------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                      1995      1994
--------------------------------------------------------------------------------------------------
Net current taxes                                                            $ (6,766)  $ 4,384
Net deferred taxes                                                             10,533    16,474
==================================================================================================

  Total income tax expense is as follows:

--------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                1995       1994        1993
--------------------------------------------------------------------------------------------------
Current income taxes:
 Federal                                                           $11,847   $ 14,483     $15,060
 State and local                                                       248        266       1,645
Deferred expense (benefit)                                           4,037    (10,275)      5,351
--------------------------------------------------------------------------------------------------
Total income tax expense                                           $16,132   $  4,474     $22,056
==================================================================================================



     The current federal income tax expense for the year ended December 31, 1995 shown above excludes a $.5 million benefit relating to the extraordinary loss on the repurchase and retirement of debt which has been reported as a net amount on the consolidated statement of income.

     Deferred tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 represent the net change in the deferred tax asset or liability during the year. Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts on the consolidated financial statements. The net deferred tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, shown above, exclude a $1.9 million deferred tax expense, a $2.0 million deferred tax benefit and a $12.2 million deferred tax expense, respectively, associated with unrealized gains and losses on the common equity securities portfolio which were charged directly to stockholders' equity. The deferred tax benefit for the year ended December 31, 1994 shown above also excludes a $23.9 million benefit relating to the cumulative effect of the change in accounting for purchased mortgage servicing rights which has been reported as a net amount in the consolidated statement of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 15. INCOME TAXES (continued)

     The following table summarizes the types of temporary differences giving rise to the net deferred tax assets and net deferred tax liabilities. There were no valuation allowances recorded relating to the net deferred tax assets as of December 31, 1995 and 1994.



------------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                  1995                                       1994
------------------------------------------------------------------------------------------------------------------------
                                              Deferred                  Deferred            Deferred            Deferred
                                                   Tax                       Tax                 Tax                 Tax
                                                Assets               Liabilities              Assets         Liabilities
------------------------------------------------------------------------------------------------------------------------
Purchase accounting adjustments                $     -                  $10,208             $     -              $11,220
Accumulated unrealized losses
 on common equity securities                       294                        -               2,188                    -
Capitalized servicing                           13,667                        -              18,694                    -
Allowance for loan losses                        4,774                        -               4,721                    -
Depreciation                                         -                    2,352                   -                2,182
Deferred bi-weekly income                        1,353                        -               1,332                    -
Accrued postretirement benefits                  1,159                        -               1,018                    -
Other, net                                       5,752                    3,906               5,492                3,569
------------------------------------------------------------------------------------------------------------------------
Total                                          $26,999                  $16,466             $33,445              $16,971
========================================================================================================================

     A reconciliation of taxes calculated using the federal statutory rate of 35% to income tax expense follows:

-----------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                 1995                   1994                    1993
-----------------------------------------------------------------------------------------------------------
Tax expense at federal statutory rate              $ 15,149                 $1,847                 $21,762
Amortization of purchase
 accounting adjustments                                 732                    732                     732
Dividends received deduction                            (35)                  (263)                   (695)
State taxes                                             161                    173                   1,069
Other, net                                              125                  1,985                    (812)
----------------------------------------------------------------------------------------------------------
Total income tax expense                           $ 16,132                 $4,474                 $22,056
==========================================================================================================


NOTE 16. PENSION PLAN
     The Company has a defined benefit pension plan covering most of its employees. Benefits under the plan are based on years of service and the employees' highest average compensation over five consecutive years in their last ten years of employment. Funding of retirement costs complies with the minimum funding requirements specified by the Employee Retirement Income Security Act. Cash contributions received by the plan for the years ended December 31, 1995, 1994 and 1993 totalled $1.7 million, $1.1 million, and $1.9 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 16. PENSION PLAN (CONTINUED)

     The following table sets forth the plan's funded status and amounts recognized on the Company's consolidated statements of condition:

------------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                                             1995        1994
------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation, including vested benefits
  of $15,085 and $10,956  in 1995 and 1994, respectively                                            $ 17,232    $ 12,611
 Effect of future projected salary increases                                                           6,738       5,058
------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                                          23,970      17,669
Plan assets at fair value, primarily long-term bonds                                                 (18,117)    (13,066)
------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets                                                  5,853       4,603
Unrecognized net loss                                                                                 (5,061)     (3,761)
Prior service cost not yet recognized in net periodic pension cost                                     1,001       1,119
Unrecognized net obligation at transition                                                                (57)       (102)
------------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in accounts
 payable and other liabilities                                                                      $  1,736    $  1,859
========================================================================================================================
       A summary of the components of net periodic pension cost is as follows:

------------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                               1995               1994        1993
------------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the year                                  $ 1,354            $ 1,633    $  1,388
Interest cost on projected benefit obligation                                       1,388              1,308       1,156
Actual return on plan assets                                                       (3,801)               985      (1,313)
Net amortization and deferral                                                       2,613             (1,575)        929
------------------------------------------------------------------------------------------------------------------------
 Net periodic pension cost                                                        $ 1,554            $ 2,351    $  2,160
========================================================================================================================
       Assumptions used in the determination of the projected benefit obligation were:

------------------------------------------------------------------------------------------------------------------------
December 31,                                                                         1995               1994        1993
------------------------------------------------------------------------------------------------------------------------
 Discount rate                                                                        7.0%               8.0%        7.0%
 Rate of increase in compensation levels                                              6.0%               6.0%        6.0%
 Expected long-term rate of return on assets                                          8.0%               8.0%        8.0%
========================================================================================================================


NOTE 17. POSTRETIREMENT BENEFITS

     The Company has an unfunded postretirement benefit plan which provides for postretirement health care and life insurance benefits. Postretirement life insurance benefits are provided to substantially all employees. Postretirement health care benefits are provided to substantially all employees hired prior to January 1, 1991. The Company provides for term life insurance coverage based on the employees' annual earnings and length of service. Postretirement health care benefits are contributory, whereby the Company provides for 87.5% of medical costs to retirees who retired prior to January 1, 1993. Effective January 1, 1993, the plan was amended to provide for a portion of monthly retiree medical costs based on years of service to retirees who retire on or after January 1, 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 17. POSTRETIREMENT BENEFITS (CONTINUED)


     A summary of the components of net periodic postretirement benefit cost is as follows:

----------------------------------------------------------------------
Year ended December 31, (in thousands)              1995   1994  1993
----------------------------------------------------------------------
Service cost                                        $ 86   $105  $ 92
Interest cost                                        250    240   253
Net amortization and deferral                          -      7    14
----------------------------------------------------------------------
Net periodic postretirement benefit cost            $336   $352  $359
======================================================================


     The following table sets forth the plan's funded status reconciled to the amount recognized on the Company's consolidated statements of condition:

-----------------------------------------------------------------------------------------------
December 31, (in thousands)                                                  1995          1994
-----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retired participants                                                       $2,141        $2,148
Fully eligible active participants                                            474           344
Other active participants                                                   1,043           776
-----------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                         3,658         3,268
Plan assets at fair value                                                       -             -
-----------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation in excess of plan assets          3,658         3,268
Unrecognized net loss                                                        (338)          (51)
-----------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in accounts payable
 and other liabilities                                                     $3,320        $3,217
===============================================================================================



     A 10.13% annual rate of increase in the per capita costs of covered health care benefits was assumed for 1996, gradually decreasing to 5.0% by the year 2007 and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by 4.66% and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1995 by 3.59%. A discount rate of 7.0% was used to determine the accumulated postretirement benefit obligation as of December 31, 1995.

NOTE 18. STOCK PLANS
     In 1986 the Company established an Employee Stock Ownership Plan ("ESOP") to enable employees to have an equity interest in the Company. As discussed in
Note 8, the Company redeemed all the shares of Class B common stock held by the ESOP in November 1993 for $4.6 million in cash. Management subsequently used that cash to invest in Fund American common stock. The assets currently held by the ESOP consist substantially of Fund American common stock. Effective in the fourth quarter of 1993, the ESOP was amended to allow employees who terminate their employment with the Company, and who are vested in the ESOP, to receive their distribution in cash or shares of Fund American common stock. Contributions to the ESOP are determined at the discretion of the Board of Directors.

     In connection with the exchange of Class B common stock (Note 8), the Company established a Stock Appreciation Rights ("SAR") plan under which certain officers of the Company received stock appreciation rights in exchange for their shares of Class B common stock. The SARs may be exercised any time at the option of the holders thereof. The value of each SAR is equal to the difference between $86.625 and the closing price of Fund American's common stock on the date preceding the exercise of the SAR multiplied by a factor of 1.223.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

NOTE 18. STOCK PLANS (CONTINUED)

     The Company has a long-term incentive plan which provides for the granting of stock-based and cash incentive awards to key senior management employees of the Company. Awards under the plan are payable upon the achievement of specified financial goals covering four overlapping three-year periods beginning January 1, 1994, 1995, 1996 and 1997.

NOTE 19. CONTINGENCIES
     Various claims have been made against the Company in the ordinary course of business. Management believes that any liabilities which could result would not materially affect the Company's financial position or results of operations.

NOTE 20. RELATED-PARTY TRANSACTIONS
     As discussed in Notes 3 and 8, the Company had various stock transactions with FAE. The Company also has a tax allocation agreement with Fund American as discussed in Note 15.

     The Company believes that all of the above transactions were on terms that were reasonable and competitive. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

NOTE 21. SUPPLEMENTAL CASH FLOW INFORMATION
     For purposes of reporting cash flows, cash includes cash on hand and amounts on deposit at banks excluding custodial bank accounts.

     The following table provides additional cash and noncash information not presented elsewhere on the consolidated financial statements:

-----------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                               1995        1994            1993
-----------------------------------------------------------------------------------------------------
Interest paid                                                     $48,975    $ 42,951        $ 57,607
-----------------------------------------------------------------------------------------------------
Income taxes paid                                                 $   345    $  9,328        $ 18,240
-----------------------------------------------------------------------------------------------------
Noncash investing and financing activities:
 Exchange of common equity securities for
  shares of common stock from parent (Note 3)                     $27,020    $112,000        $      -
 Exchange of 2,239,061 shares of 8.42% cumulative Series A
  preferred stock for 9.375% subordinated debentures (Note 8)      55,976           -               -
 Exchange of common equity securities with affiliates                   -           -         192,006
Acquisition of servicing rights                                     7,026      24,934          45,279
Redemption of Class B common stock (Note 8)                             -           -          12,539
=====================================================================================================

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------
Source One Mortgage Services Corporation and Subsidiaries

     Selected quarterly financial data for 1995 and 1994 is shown in the following table. The quarterly financial data includes, in the opinion of management, all necessary recurring adjustments for a fair presentation of the results of operations for the interim periods. In the 1995 third quarter, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," as of January 1, 1995. Accordingly, the following table reconciles the reported 1995 first and second quarter amounts to the amounts that would have been reported under SFAS No. 122.

-----------------------------------------------------------------------------------------------
(in thousands, except for per share amounts)              March       June  September  December
Quarters Ended                                               31         30         30        31
-----------------------------------------------------------------------------------------------
1995
Total revenue, as reported                             $ 57,269   $ 28,537    $34,580   $31,258
SFAS No. 122 adjustment                                   4,409     (7,458)         -         -
-----------------------------------------------------------------------------------------------
Total revenue, as adjusted                               61,678     21,079     34,580    31,258
-----------------------------------------------------------------------------------------------
Income before extraordinary loss, as reported            19,196        990      4,760     4,204
SFAS No. 122 adjustment                                   2,858     (4,858)         -         -
-----------------------------------------------------------------------------------------------
Income (loss) before extraordinary loss, as adjusted     22,054     (3,868)     4,760     4,204
-----------------------------------------------------------------------------------------------
Extraordinary loss                                         (675)      (227)         -         -
Net income, as reported                                  18,521        763      4,760     4,204
SFAS No. 122 adjustment                                   2,858     (4,858)         -         -
-----------------------------------------------------------------------------------------------
Net income (loss), as adjusted                         $ 21,379    $(4,095)   $ 4,760   $ 4,204
-----------------------------------------------------------------------------------------------
Net income (loss) per share before extraordinary
 loss, as reported                                     $   5.33    $  (.45)   $  1.13   $  1.24
SFAS No. 122 adjustment per share                           .89      (1.97)         -         -
-----------------------------------------------------------------------------------------------
Net income (loss) per share before extraordinary
 loss, as adjusted                                         6.22      (2.42)      1.13      1.24
-----------------------------------------------------------------------------------------------
Extraordinary loss per share                               (.21)      (.09)         -         -
Net income (loss) per share, as reported                   5.12       (.54)      1.13      1.24
SFAS No. 122 adjustment per share                           .89      (1.97)         -         -
-----------------------------------------------------------------------------------------------
Net income (loss) per share, as adjusted               $   6.01    $ (2.51)   $  1.13   $  1.24
===============================================================================================
1994
Total revenue                                          $ 47,150    $39,156    $28,589   $27,598
Income (loss) before cumulative effect
 of accounting change                                  $  9,074    $ 3,359    $(4,016)  $(7,613)
Cumulative effect of accounting change                  (44,296)         -          -         -
-----------------------------------------------------------------------------------------------
Net (loss) income                                      $(35,222)   $ 3,359    $(4,016)  $(7,613)
Net (loss) income per share before
 cumulative effect of accounting change                $   2.12    $   .37    $ (1.86)  $ (2.95)
Cumulative effect of accounting change
 per share                                               (10.73)         -          -         -
-----------------------------------------------------------------------------------------------
Net (loss) income per share                            $  (8.61)   $   .37    $ (1.86)  $ (2.95)
===============================================================================================




38