Form 10-K, Exhibit 13
period 1996-12-31
SOURCE ONE MORTGAGE SERVICES CORP
filed 1997-03-31
CIK 801543

                                                                    EXHIBIT 13

                                    [LOGO]

SELECTED CONSOLIDATED FINANCIAL DATA
& CORPORATE INFORMATION*

Income Statement Data (in thousands, except per share amounts)

---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                     1996           1995            1994         1993          1992
---------------------------------------------------------------------------------------------------------------------------------
Total revenue                                            $  148,680     $  148,595      $  142,493   $  173,564    $  118,072
Total expenses                                              143,553        105,313         137,215      111,387       100,747
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary loss
and cumulative effect of accounting changes                   5,127         43,282           5,278       62,177        17,325
Income tax expense                                            9,453         16,132           4,474       22,056         7,378
---------------------------------------------------------------------------------------------------------------------------------
(Loss) income before extraordinary loss and
cumulative effect of accounting changes                      (4,326)        27,150             804       40,121         9,947
Extraordinary loss on retirement of debt                          -           (902)              -            -             -
Cumlative effect of accounting changes (a)                        -              -         (44,296)           -       (25,769)
---------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                        $   (4,326)    $   26,248      $  (43,492)  $   40,121    $  (15,822)
---------------------------------------------------------------------------------------------------------------------------------
Net (loss) income per common share (b):
  Before extraordinary loss and cumulative
    effect of accounting changes                         $    (3.57)    $     7.55      $    (1.65)  $     9.48    $     2.34
  Net (loss) income per share                            $    (3.57)    $     7.20      $   (14.21)  $     9.48    $    (3.73)
---------------------------------------------------------------------------------------------------------------------------------
Cash dividends per common share (c)                      $        -     $        -      $        -   $     6.39    $     2.40
Cash dividends declared on common shares                 $        -     $        -      $        -   $   26,616    $   10,133
Payment for common shares repurchased                    $        -     $  120,000      $  122,000   $        -    $        -
---------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
---------------------------------------------------------------------------------------------------------------------------------
Servicing portfolio at end of year (d):
 Balance (in millions)                                   $   29,201     $   31,831      $   39,568   $   38,403    $   37,312
 Number of loans serviced (e)                               478,779        494,051         543,428      518,972       578,883
 Weighted average interest rate (e)                            8.48%          8.33%           8.14%        8.53%         9.34%
 Weighted average net servicing fee (e) (f)                    .422%          .419%           .410%        .432%         .462%
 Percent delinquent (e)                                        6.24%          5.28%           4.07%        4.44%         4.39%
 Percent in process of foreclosure                              .93%           .80%            .77%         .92%          .77%
Total mortgage loan production (in millions)             $    3,831     $    2,852      $    4,586   $   11,452    $    7,591
Servicing rights acquisitions (in millions)              $    2,789     $    4,674      $    3,707   $    6,368    $    2,323
Sale of servicing rights (in millions)                   $    3,302     $   10,973      $    3,868   $        -    $        -
Number of employees at end of year                            1,682          1,680           2,055        3,060         2,145
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (in thousands)
December 31,
---------------------------------------------------------------------------------------------------------------------------------
Mortgage loans receivable                                $  314,937     $  381,028      $  210,472   $1,298,506    $1,116,113
Capitalized servicing (net) (g)                             410,939        397,071         530,450      666,666       624,657
Total assets                                              1,131,054      1,135,029       1,210,012    2,647,153     2,456,898
Senior debt                                                 643,262        661,846         647,251    1,959,643     1,835,909
Subordinated debt                                            54,535         54,786               -            -             -
Total liabilities                                           816,297        812,785         733,925    2,095,153     1,924,773
Total stockholders' equity (h)                              314,757        322,244         476,087      552,000       512,906
---------------------------------------------------------------------------------------------------------------------------------


*See accompanying notes to selected consolidated financial data.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA
& CORPORATE INFORMATION

(a)  The 1994 amount reflects the cumulative after tax effect, as of January
     1, 1994, of a change in the methodology used to measure impairment of the purchased mortgage servicing rights asset. See Note 3 to the consolidated financial statements. The 1992 amount reflects the cumulative after tax effect, as of January 1, 1992, of adopting Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

(b) Net (loss) income per common share amounts for all years presented are based on the weighted average number of common shares outstanding.

(c) Cash dividends per common share were computed based on the total number of common shares outstanding as of the dividend record dates.

(d) Includes loans subserviced for others having a principal balance of $2.8 billion, $4.0 billion and $4.3 billion as of December 31, 1996, 1995 and 1994, respectively, except as noted.

(e) Excludes interim servicing of loans having a principal balance of $1,651 million, $4,190 million and $75 million as of December 31, 1994, 1993 and 1992, respectively.

(f)  Excludes loans subserviced for others as noted in (d) above.

(g) Reflects a $68.1 million cumulative pretax effect adjustment to the purchased mortgage servicing rights asset as of January 1, 1994 relating to a change in the methodology used to measure its impairment. See Note 3 to the consolidated financial statements.

(h) Total stockholders' equity excludes amounts applicable to redeemable Class B common stock for years prior to 1993. In November 1993, all the shares of redeemable Class B common stock were redeemed at the option of the holders thereof.

FORM 10-K
     The financial information contained in this report substantially conforms with the information required in the "Form 10-K" Annual Report filed by the Company with the Securities and Exchange Commission at the end of March 1997. Certain supplemental information appears in such Form 10-K that is not necessarily disclosed within this document. Copies of such Form 10-K (without exhibits) are available, without charge, upon request to the Corporate Secretary's Office, Source One Mortgage Services Corporation, 27555 Farmington Road, Farmington Hills, Michigan 48334-3357 (telephone:
     (810) 488-7000).

BUSINESS
     The Company engages primarily in the business of producing, selling and servicing residential mortgage loans and subservicing residential mortgage loans for third parties. Its primary sources of revenue are net servicing revenue, net interest revenue, net gain on sale of mortgages, net gain on sale of servicing and other revenue (including underwriting and appraisal fees).

     The Company is also engaged, through certain of its subsidiaries, in the sale of credit-related insurance products (such as life, disability, health, accidental death and property and casualty insurance).

MARKET FOR STOCK AND RELATED MATTERS
     There is no established public trading market for the Company's common stock. As of March 28, 1997, there were two holders of the 2,561,054 shares of the Company's issued and outstanding common stock.

     No cash dividends on common stock were declared for the years ended December 31, 1996, 1995 or 1994. The Company's secured credit agreement contains covenants which limit its ability to pay dividends or make distributions on its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. In addition, the Company must comply with certain financial covenants provided in its secured and unsecured credit agreements, including restrictions relating to tangible net worth and leverage. The Company is currently in compliance with all such covenants.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995
     The Company reported a net loss of $4.3 million for the year ended December 31, 1996 as compared to net income of $26.2 million for the year ended December 31, 1995. The 1996 net loss reflects a $29.1 million pretax charge for the write-off of the Company's goodwill and other intangible assets (refer to Note 7 to the consolidated financial statements for further discussion) and a $.9 million pretax charge for impairment of its capitalized servicing asset. These amounts were partially offset by a $10.1 million pretax gain on the sale of servicing to a third party and a $9.9 million pretax net gain on financial instruments. The 1995 net income includes a $28.0 million pretax charge for impairment of the Company's capitalized servicing asset, $40.0 million of pretax gains on the sale of servicing to third parties and a $.8 million pretax net gain on financial instruments.

     Net servicing revenue was $77.5 million and $61.3 million for the years ended December 31, 1996 and 1995, respectively. Mortgage servicing revenue decreased slightly in 1996 primarily as a result of a lower average servicing portfolio balance during 1996 as compared to 1995. This decrease was partially offset by the recognition of a portion of the Company's deferred gain on the 1994 sale of servicing rights to a third party subject to a subservicing agreement which related to loans sold by the third party in 1996. Amortization of the Company's capitalized servicing asset decreased in 1996 primarily as a result of a significantly lower impairment charge for valuation allowances for the underlying mortgage servicing rights. This charge totaled $.9 million in 1996 as compared to $28.0 million in 1995. This decrease, however, was partially offset by higher scheduled amortization expense due to higher market consensus prepayment rates as well as a higher average asset balance during 1996 as compared to 1995.

     The average prepayment rate of the Company's owned servicing portfolio was 11.2% for the year ended December 31, 1996 as compared to 8.3% for 1995. The Company's prepayment experience is significantly influenced by fluctuations in mortgage interest rates. A steady decline in market interest rates for mortgage loans during 1995 in addition to average lower interest rates in 1996 contributed to the increase in mortgage loan prepayments during 1996.

     Mortgage interest rates also affect the value of the Company's investment in mortgage servicing rights ("MSR"). As mentioned above, interest rates directly influence prepayment rates as well as other assumptions used in valuing the Company's MSR asset. In order to offset changes in the value of its MSR asset and to mitigate the effect on earnings of higher amortization and impairment of the asset which results from increased prepayment activity, the Company invests in various financial instruments. As interest rates decline, prepayment activity generally increases, thereby reducing the value of the MSR asset, while the value of the financial instruments increases. Conversely, as interest rates increase, the value of the MSR asset increases while the value of such financial instruments decreases. The financial instruments utilized by the Company include interest rate floor contracts ("floors") and principal-only ("P/O") swaps.

     The floors are derivative contracts which derive their value from a specified interest rate. The cash flow from the floors is equal to the difference between the floor rate and the prevailing interest rate applied to the notional amount. Payments are made to the Company only when the prevailing interest rates are below the floor rate. To the extent that prevailing interest rates decrease, the value of the floors increases, even if the interest rates do not fall below the floor rate. To the extent that prevailing interest rates increase, the value of the floors decreases. However, the Company is not exposed to losses in excess of its initial investment in the floors.

     The P/O swaps are derivative contracts, the value of which is determined by changes in the value of the referenced P/O strip security. The payments received by the Company under the P/O swaps relate to the cash flows of the referenced P/O security. The payments made by the Company are based upon a notional amount tied to the market price and the remaining balance of the referenced P/O security multiplied by a floating rate indexed to the London Interbank Offered Rates for U.S. dollar deposits ("LIBOR").

     For the year ended December 31, 1996, the Company recognized a $9.9 million gain on its financial instruments as compared to a gain of $.8 million in 1995. The 1996 gain includes $8.1 million in realized gains from the sale of financial instruments and net cash flows received and $1.8 million in unrealized gains due to changes in the fair market value of


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995 (CONTINUED)
     the various financial instruments. The 1995 gain includes unrealized gains due to changes in the fair market value of the financial instruments. As of December 31, 1996 and 1995, the carrying value of the financial instruments was $8.0 million and $3.5 million, respectively, and is included in investments in the consolidated statements of condition. Refer to Note 10 to the consolidated financial statements for further discussion.

     The Company's total mortgage servicing portfolio decreased to $29.2 billion as of December 31, 1996 from $31.8 billion as of December 31, 1995. The Company is continuing to act on its corporate strategy to optimize returns on its owned servicing portfolio by buying and selling mortgage servicing rights based on the underlying risk and return characteristics. The Company purchased the rights to service $2.8 billion and $4.7 billion of mortgage loans from third parties during 1996 and 1995, respectively. During 1996, the Company sold the rights to service $3.3 billion of mortgage loans for net proceeds of $55.9 million and a pretax gain of $10.1 million. During 1995, the Company sold a total of $11.0 billion in servicing rights to third parties for net proceeds of $199.1 million and a pretax gain of $40.0 million.

     Loans being subserviced for others had principal balances totaling $2.8 billion and $4.0 billion as of December 31, 1996 and 1995, respectively. In 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party and continues to service the majority of these loans pursuant to a subservicing agreement. The gain of $19.9 million was deferred and is being recognized over the five-year life of the subservicing agreement. In the fourth quarter of 1996, the third party sold the rights to service approximately $1.0 billion of these mortgage loans, representing approximately 25% of the total loans subserviced by the Company. Accordingly, the Company recognized an additional $2.4 million of the deferred gain in 1996, as mortgage servicing revenue, representing approximately 25% of the deferred balance at the time of sale. For the years ended 1996 and 1995, the Company has recognized $6.1 million and $4.2 million, respectively, of the deferred gain as part of net servicing revenue in the consolidated statements of income.

     During 1996, the Company forged a new strategy with respect to its servicing operations. A major focus of this strategy is reducing exposure to interest rate risk, which increases with the size of an owned servicing portfolio. To reduce the exposure, the Company is taking actions to contract its owned servicing portfolio and expand its subservicing business. Consistent with this corporate strategy, the Company sold, subject to regulatory and investor approvals, approximately $17 billion of its non-recourse mortgage servicing portfolio to a third party for estimated proceeds of $271.5 million in February of 1997. The transaction is expected to result in the recognition of an after tax loss of approximately $2.1 million in the first quarter of 1997. The portion of the Company's mortgage servicing portfolio that was sold consists of approximately 284,000 loans with a weighted average interest rate of 8.39%. The Company will continue to service these loans pursuant to a subservicing agreement for a minimum of one year and a maximum of three years, at the option of the purchaser. Refer to Note 22 to the consolidated financial statements for further discussion.

     Total mortgage production for the years ended December 31, 1996 and 1995 was $3.8 billion and $2.9 billion, respectively. Production related to refinancing activity made up 33% of total mortgage production for 1996 as compared to 23% for 1995. Mortgage loan payoffs for the years ended December 31, 1996 and 1995 were $3.0 billion and $2.3 billion, respectively. The increase in mortgage loan production and payoffs in 1996 reflects overall lower market interest rates during 1996 and a corresponding increase in refinancing activity from 1995 levels.

     Net interest revenue decreased for the year ending December 31, 1996 to $4.8 million from $10.3 million for the year ending December 31, 1995. The increase in interest income for the 1996 year from 1995 is indicative of the increase in production levels experienced in 1996 as compared to 1995. However, this was more than offset by the increase in interest expense due to the increase in short-term borrowings necessary to fund the production as well as the additional expense related to the $56 million in principal amount of subordinated debentures issued in December 1995.


     The Company had net realized losses on the sale and exchange of securities with affiliates of $.9 million and $2.2 million for the years ended December 31, 1996 and 1995, respectively. The 1996 loss was a result of the Company selling its remaining common equity securities to Fund American Enterprises, Inc. ("FAE"), the Company's parent.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995 (CONTINUED)

     The 1995 loss resulted from the transfer of $27.0 million of certain common equity securities to FAE in exchange for shares of the Company's common stock held by FAE, which were then retired by the Company. All of the equity securities involved in such transactions were actively traded, readily marketable, listed on a national exchange and, for purposes of such transactions, were valued at their closing prices on the day preceding the date of each transaction.

     The net realized investment gain of $.6 million for the year ended December 31, 1996 includes a $1.4 million gain on the return of a partnership investment, offset by the write-down of certain investments to realizable value. The net realized loss of $.5 million for the year ended December 31, 1995 primarily reflects net losses realized on the sale of the Company's common equity securities to third parties.

     Net gain on sale of mortgages increased to $38.3 million for the year ended December 31, 1996 from $24.0 million for 1995. The increase reflects increased production and related mortgage sales volumes in 1996.

     Other revenue was $18.1 million and $15.6 million for the years ended December 31, 1996 and 1995, respectively. The increase in other revenue, which consists primarily of loan processing fees, insurance commissions and brokerage fees, was directly related to the increase in production volumes.

     Salaries and employee benefits expense for the years ended December 31, 1996 and 1995 was $56.3 and $51.3 million, respectively. Generally accepted accounting principles ("GAAP") require loan origination revenues to be netted against direct loan origination costs. Since salaries and employee benefits expense is the largest component of loan origination costs, approximately 90% of loan origination fees are accounted for as a reduction to salaries and employee benefits expense as illustrated in the following table:

     ------------------------------------------------------------------------
     Year ended December 31, (in thousands)                1996        1995
     ------------------------------------------------------------------------
     Unadjusted salaries and employee benefits expense $  76,114    $ 68,807
     GAAP net origination revenues                      (19,820)     (17,550)
     ------------------------------------------------------------------------
     GAAP salaries and employee benefits expense       $  56,294    $ 51,257
     ------------------------------------------------------------------------

     An increase in loan origination revenues, reflecting higher retail mortgage loan production in 1996, partially offsets the increase in unadjusted salaries and employee benefits expense. Excluding the effects of loan origination revenues, salaries and employee benefits expense increased 11% in 1996 as compared to 1995. This increase reflects the additional personnel expenses and loan officer commissions associated with the Company's increased mortgage loan production in 1996.

     Office occupancy and equipment expense decreased to $13.6 million in 1996 from $14.3 million in 1995. This decrease is primarily due to a decrease in depreciation expense resulting from certain assets of the Company becoming fully depreciated in 1995.

     The provision for loan losses increased to $10.3 million for the year ended December 31, 1996 from $7.0 million for the year ended December 31, 1995. This increase is attributable to higher average loss volumes relating to certain California residential mortgage loans, charge-offs of certain commercial real estate owned properties and increased losses due to servicing portfolios acquired by the Company during the fourth quarters of 1995 and 1996. The delinquency rates of these acquired portfolios were higher than the Company's historical average delinquency rate. The Company purchased these portfolios for prices which were reflective of these higher delinquency rates.

     In the fourth quarter of 1996, the Company wrote off the remaining carrying value of goodwill and other intangible assets totaling $29.1 million. Refer to Note 7 to the consolidated financial statements for further discussion.

     Other operating expenses, which consist primarily of loan processing expenses and general office expenses, increased to $34.3 million for the year ended December 31, 1996 from $32.8 million in 1995. Loan processing expenses tend to decrease or increase with mortgage loan production. Accordingly, the increase in other operating expenses in 1996 reflects higher mortgage loan production in 1996 as compared to 1995.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1994

     The Company reported net income of $26.2 million for the year ended December 31, 1995, compared to a net loss of $43.5 million for the year ended December 31, 1994. The 1995 net income reflects $40.0 million of pretax gains on sales of servicing to third parties. The 1994 net loss includes the effects of a $68.1 million pretax charge related to a change in accounting methodology for the purchased mortgage servicing rights ("PMSR") asset.

     Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights", an amendment of SFAS No. 65. SFAS No. 122 requires the total cost of acquiring mortgage loans, either through loan origination activities or purchase transactions, to be allocated to the mortgage servicing rights and the loans based on their relative fair values. The statement requires entities to measure impairment on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum.

     SFAS No. 122 prohibits retroactive application to prior years, therefore, the reported results for 1994 are in accordance with SFAS No. 65 and are not directly comparable to the 1995 results reported under SFAS No. 122. A major difference between SFAS No. 122 and SFAS No. 65 relates to the capitalization of originated mortgage servicing rights ("OMSR"). Under SFAS No. 65, the costs inherent in creating OMSR's could not be capitalized. Under SFAS No. 122, a portion of the total cost of an originated loan is allocated to the right to service the loan based on the relative fair value of the mortgage servicing right and the loan.

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

     Net servicing revenue was $61.3 million and $82.4 for the years ended December 31, 1995 and 1994, respectively. The decrease in 1995 was primarily due to the decrease in mortgage servicing revenue resulting from the sale of $11.0 billion of servicing rights to third parties during 1995. Amortization of capitalized servicing decreased in 1995 due to slower amortization of the capitalized mortgage servicing asset reflecting lower actual and anticipated prepayments and a smaller capitalized servicing asset due to the sale of servicing, partially offset by higher impairment charges related to the adoption of SFAS No. 122.

     The average prepayment rate of the Company's owned servicing portfolio was 8.3% for the year ended December 31, 1995 as compared to 13.5% for 1994. A steady rise in market interest rates for mortgage loans during 1994 resulted in a decrease in loan prepayments from the mortgage servicing portfolio during 1995. However, falling interest rates through most of 1995 resulted in increased prepayment activity later in 1995.



  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1994 (CONTINUED)

     The Company's mortgage servicing portfolio decreased to $31.8 billion as of December 31, 1995 from $39.6 billion as of December 31, 1994. In 1995, a total of $11.0 billion in servicing rights were sold to third parties for net proceeds of $199.1 million and a pretax gain of $40.0 million. In 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party for net proceeds of $70.2 million and continues to service the majority of these loans pursuant to a subservicing agreement. The gain of $19.9 million has been deferred and is being recognized over the five-year life of the subservicing agreement. For the years ended December 31, 1995 and 1994, the Company recognized $4.2 million and $2.7 million, respectively, of the deferred gain as part of net servicing revenue on the consolidated financial statements of income. Loans being subserviced for others had principal balances totaling $4.0 billion and $4.3 billion as of December 31, 1995 and 1994, respectively.

     Total mortgage production for the years ended December 31, 1995 and 1994 was $2.9 and $4.6 billion, respectively. Production related to refinancing activity made up 23% and 50% of total mortgage production for 1995 and 1994, respectively. Mortgage loan payoffs for the years December 31, 1995 and 1994 were $2.3 billion and $4.7 billion, respectively. The decrease in mortgage loan production and payoffs in 1995 reflects an increase in market interest rates during 1994 and a corresponding reduction in refinancing activity from 1994 levels. Although interest rates during 1995 steadily declined, particularly during the fourth quarter, the resulting increase in production during the second half of 1995 was not sufficient to offset the decrease in production volumes during the first half of 1995.

     Net interest revenue decreased for the year ending December 31, 1995 to $10.3 million from $12.1 million for the year ending December 31, 1994. The decrease in net interest revenue in 1995 as compared to 1994 is a reflection of lower average inventory balances associated with lower mortgage production levels, partially offset by decreased short-term borrowings. In addition, the Company used the proceeds from the 1995 sale of its servicing rights to repurchase and retire $82.3 million of long-term debt, which resulted in an extraordinary loss after tax of $.9 million.

     The Company had net realized losses on the sale and exchange of securities with affiliates of $2.2 million and $8.6 million for the years ended December 31, 1995 and 1994, respectively. The 1995 and 1994 losses resulted from the transfers of $27.0 million and $112.0 million, respectively, of certain common equity securities to FAE in exchange for shares of the Company's common stock held by FAE, which was then retired by the Company. All of the equity securities involved in such transactions were actively traded, readily marketable, listed on a national exchange and, for purposes of such transactions, were valued at their closing prices on the day preceding the date of each transaction.

     The net realized investment loss of $.5 million for the year ended December 31, 1995 primarily reflects net losses realized on the sale of certain common equity securities to third parties. The net realized gain of $3.3 million for the 1994 year is primarily due to net gains realized on the sale of the common equity securities to third parties offset by write-downs of certain long-term investments to estimated fair value.

     Net gain on sale of mortgages decreased to $24.0 million for the year ended December 31, 1995 from $29.5 million for 1994. The 1995 net gain amount includes a $27.2 million gain related to the adoption of SFAS No. 122. Intensive price competition during 1995 led to increased pricing subsidies on originated loans which correspondingly reduced gains on sales of mortgages into the secondary market.

     Other revenue, which consists primarily of loan processing fees, insurance commissions and brokerage fees decreased to $15.6 million for the year ended December 31, 1995 from $23.9 million for 1994. Loan processing fees, which generally represent approximately 80% of other revenue, tend to decrease or increase with mortgage loan production. Accordingly, the decrease in 1995 is directly related to the decrease in mortgage loan production in 1995 as compared to 1994.

     Salaries and employee benefits expense for the years ended December 31, 1995 and 1994 was $51.3 million and $61.6 million, respectively. Generally accepted accounting principles ("GAAP") require loan origination revenues to be netted against direct loan origination costs. Since salaries and employee benefits expense is the largest component of loan


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1994 (CONTINUED)

     origination costs, approximately 90% of loan origination fees are accounted for as a reduction to salaries and employee benefits expense as illustrated in the following table:

     ------------------------------------------------------------------------
     Year ended December 31, (in thousands)                 1995       1994
     ------------------------------------------------------------------------
     Unadjusted salaries and employee benefits expense $  68,807    $ 91,115
     GAAP net origination revenues                      (17,550)     (29,550)
     ------------------------------------------------------------------------
     GAAP salaries and employee benefits expense       $  51,257    $ 61,565
     ------------------------------------------------------------------------

     A decline in loan origination revenues, reflecting lower retail mortgage loan production in 1995, partially offsets the decrease in unadjusted salaries and employee benefits expense. Excluding the effects of loan origination revenues, salaries and employee benefits expense decreased 25% in 1995 as compared to 1994. This decrease reflects headcount reductions due to the downsizing of the production network during 1994 and lower incentive compensation expenses due to lower mortgage loan production volumes in 1995.

     Office occupancy and equipment expense decreased to $14.3 million in 1995 from $18.2 million in 1994. The decrease reflects lower office lease and related expenses as a result of the restructuring plan implemented by the Company in 1994 to downsize its production network in response to a contracting mortgage loan origination market.

     The provision for loan losses decreased to $7.0 million for the year ended December 31, 1995 from $8.2 million for the year ended December 31, 1994. The 1994 amount includes charge-offs relating to certain commercial real estate owned properties.

     Other operating expenses, which consist primarily of loan processing expenses and general office expenses, decreased to $32.8 million for the year ended December 31, 1995 from $44.0 million in 1994. Loan processing expenses tend to decrease or increase with mortgage loan production. Accordingly, the decrease in other operating expenses in 1995 reflects lower mortgage loan production in 1995 as compared to 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary cash flow requirements relate to funding mortgage loan production and investments in mortgage servicing rights. To meet these financing needs, the Company relies on commercial paper borrowings, short-term credit facilities, medium and long-term debt, early funding programs and cash flow from operations. The Company also generates cash from the sale of servicing. In 1994, the Company generated cash through the issuance of preferred stock which was used to reduce medium and long-term debt and to repurchase its common stock from FAE.

     In August 1995, the Company entered into a $60.0 million unsecured revolving credit facility which was extended in 1996 and expires in July 1997. As of December 31, 1996 and 1995, the Company had $45.0 million and $60.0 million, respectively, outstanding under this borrowing facility.

     In November 1996, the Company amended and restated its secured revolving credit agreement which it entered into in March of 1995. The provisions of the amended agreement increased the Company's revolving credit facility from $500 million to $750 million and can be further increased, at the Company's option with bank concurrence, up to $1.25 billion. Borrowings under the facility are secured primarily by the Company's mortgage loans receivable and mortgage servicing portfolio. The revolving credit facility expires on November 12, 1999. As of December 31, 1996 and 1995, the Company had no outstanding borrowings under this facility or the previous facility.

     The Company must comply with certain financial covenants provided in its secured and unsecured revolving credit facilities, including restrictions relating to tangible net worth and leverage. In addition, the secured facility contains certain covenants which limit the Company's ability to pay dividends or make distributions of its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. The Company is currently in compliance with all such covenants.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

     The Company has a $650.0 million domestic and Euro commercial paper program. The weighted average number of days to maturity of commercial paper outstanding as of December 31, 1996 was 23 days. As of December 31, 1996 and 1995, there was $362.2 million and $256.6 million of commercial paper outstanding, respectively.

     Central Pacific Mortgage Company, a wholly-owned subsidiary of the Company, has a revolving credit agreement under which it can borrow up to $10.0 million through June 30, 1997. Borrowings under the credit agreement are guaranteed by the Company. As of December 31, 1996 there were no borrowings outstanding under this agreement. As of December 31, 1995, there was $4.5 million outstanding under this agreement.

     Effective December 8, 1995, the Company exchanged and retired 2,239,061 shares of its 8.42% cumulative preferred stock, Series A, for $56.0 million principal amount of 9.375% subordinated interest deferrable debentures ("subordinated debentures"), due December 31, 2025. Interest on the subordinated debentures is paid quarterly in arrears at the annual rate of 9.375% on the last business day of each March, June, September and December. The first interest payment was made on December 29, 1995 for the period from November 1, 1995 (the last regular dividend payment date with respect to the preferred stock) through December 8, 1995 at the annual rate of 8.42% and from December 9, 1995 through December 31, 1995 at the annual rate of 9.375%. The purpose for the exchange was to improve the Company's after-tax cash flow since the interest payable on the subordinated debentures is deductible for federal income tax purposes, whereas dividends payable on the preferred stock are not.

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

     Under a $200.0 million shelf registration statement filed with the SEC in November 1988, the Company issued $40.0 million of medium-term notes in 1989, with a total weighted average interest rate of 9.65% due 1996, and in October 1991, the Company issued $160.0 million of 8.875% medium-term notes due October 2001. During 1995, the Company repurchased and retired $10.3 million of the medium-term notes that were due in 1996 and $21.6 million of the medium-term notes that were due in 2001. During 1996, the Company repaid the remaining $29.7 million of the medium-term notes due in 1996 on their maturity dates.

     In 1986, the Company issued $125.0 million of 8.25% debentures due November 1, 1996. The Company repurchased and retired $50.4 million of these debentures during 1995 and repaid the remaining $74.6 million on their maturity date in 1996.

     Management believes capital resources will be sufficient to meet the Company's operating needs as well as to fund maturing medium and long-term debt.

     In February 1994, the Company's certificate of incorporation was amended to change the number of authorized shares of preferred and common stock to 12 million and 8 million, respectively. In March 1994, the Company issued 4 million shares of 8.42% cumulative preferred stock, Series A, ("preferred stock"), with an aggregate liquidation preference of $25 per share for net proceeds to the Company of $96.8 million. In connection with the issuance of preferred stock, the Company transferred a total of $112.0 million of certain common equity securities to FAE in exchange for 838,826 shares of the Company's common stock held by FAE, which were retired by the Company. The Company recognized an $8.6 million pretax loss on these noncash transfers. The Company also repurchased and retired 85,248 shares of its common stock held by FAE for $10.0 million cash in 1994.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)
     The Company has a dividend policy which may result in the payment of dividends on the Company's common stock, dependent upon the earnings, cash position and capital needs of the Company, limitations in credit agreements, general business conditions and other factors deemed relevant by the Company's Board of Directors. The Company did not declare any dividends on its common stock during 1996, 1995 or 1994.

     Quarterly cash dividends are paid on preferred stock at an annual rate of 8.42% or $2.105 per share, if declared by the Board of Directors, in arrears on the first day of each February, May, August and November. The first dividend payment was made on May 1, 1994 with respect to the period from the date of initial issuance of the preferred stock through April 30, 1994. The Company paid cash dividends totaling $3.7 million, $8.4 million and $5.2 million on its preferred stock for the years ended December 31, 1996, 1995 and 1994, respectively.

     The preferred stock is not redeemable prior to May 1, 1999. On or after such date, the preferred stock may be redeemed at the option of the Company at a price of $25 per share, plus accrued and unpaid dividends to the redemption date.

     During 1996, the Company sold the rights to service a total of $3.3 billion of mortgage loans to a third party for net proceeds of $55.9 million, which were used for general corporate purposes.

     During 1995, the Company sold the rights to service a total of $11.0 billion of mortgage loans to third parties for net proceeds of $199.1 million, which were used to repurchase and retire debt, repurchase common stock and for general corporate purposes.

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

     During 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party for net proceeds of $70.2 million. The Company continues to service the majority of these loans pursuant to a subservicing agreement which ends in 1999. The proceeds from the sale were used to reduce short-term debt and for general corporate purposes.

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

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Source One Mortgage Services Corporation

     We have audited the accompanying consolidated statements of condition of Source One Mortgage Services Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Source One Mortgage Services Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 3 to the consolidated financial statements, in 1995 the Company changed its method of accounting for mortgage servicing rights. As discussed in Note 3 to the consolidated financial statements, in 1994 the Company changed its method of accounting for its purchased mortgage servicing rights asset.


     /S/ Ernst & Young LLP

     Detroit, Michigan
     January 30, 1997,

         except for Notes 7 and 22,
         as to which the date is
         March 21, 1997




  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]



CONSOLIDATED STATEMENTS OF CONDITION

------------------------------------------------------------------------------------------------------
December 31, (in thousands, except for share and per share amounts)        1996                  1995
------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------
Cash                                                                 $      923            $    4,146
Investments                                                              46,555                26,290
Mortgage loans receivable                                               314,937               381,028
Pool loan purchases                                                     131,539               118,995
Loans held for investment                                                23,351                24,335
Capitalized servicing (net)                                             410,939               397,071
Common equity securities (net)                                            2,312                   529
Mortgage claims receivable and real estate acquired
 (net of allowance for loan losses of $15,400 in 1996
 and $13,500 in 1995)                                                    51,501                45,416
Premises and equipment                                                   28,054                31,014
Other assets                                                            120,943               106,205
------------------------------------------------------------------------------------------------------
Total assets                                                         $1,131,054            $1,135,029
------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------
Liabilities:
Senior debt                                                          $  643,262            $  661,846
Subordinated debt                                                        54,535                54,786
Accounts payable and other liabilities                                  118,500                96,153
------------------------------------------------------------------------------------------------------
Total liabilities                                                    $  816,297            $  812,785
------------------------------------------------------------------------------------------------------
Stockholders' Equity:
Preferred stock, $.01 par value, 12,000,000 shares authorized,
  1,760,939 shares of 8.42% cumulative Series A (aggregate
  liquidation preference of $25 per share) issued and
  outstanding as of December 31, 1996 and 1995                               18                    18
Common stock, $.01 par value, 8,000,000 shares authorized,
  2,247,000 shares issued and outstanding as of
  December 31, 1996 and 1995                                                 22                    22
Paid-in capital                                                         346,088               346,088
Unrealized investment loss (net)                                              -                  (546)
Retained deficit                                                        (31,371)              (23,338)
------------------------------------------------------------------------------------------------------
Total stockholders' equity                                              314,757               322,244
------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                           $1,131,054            $1,135,029
------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]



CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands, except for per share amounts)              1996           1995             1994
----------------------------------------------------------------------------------------------------------------------------
REVENUE
----------------------------------------------------------------------------------------------------------------------------
Mortgage servicing revenue                                                  $  139,578     $  141,883       $  169,293
Amortization of capitalized servicing                                          (71,936)       (81,385)         (86,943)
Net gain on financial instruments                                                9,904            840                -
----------------------------------------------------------------------------------------------------------------------------
 Net servicing revenue                                                          77,546         61,338           82,350
----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                40,826          37,669           72,031
Interest expense                                                              (36,018)        (27,348)         (59,954)
----------------------------------------------------------------------------------------------------------------------------
 Net interest revenue                                                           4,808          10,321           12,077
----------------------------------------------------------------------------------------------------------------------------
Net realized investment loss on sale and
 exchange of securities with affiliates                                          (855)         (2,159)          (8,596)
Net realized investment gain (loss)                                               623            (544)           3,333
Net gain on sale of mortgages                                                  38,346          24,015           29,471
Net gain on sale of servicing                                                  10,080          40,041                -
Other                                                                          18,132          15,583           23,858
----------------------------------------------------------------------------------------------------------------------------
Total revenue                                                                 148,680         148,595          142,493
----------------------------------------------------------------------------------------------------------------------------
EXPENSES
----------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                                 56,294          51,257           61,565
Office occupancy and equipment                                                 13,619          14,326           18,241
Provision for loan losses                                                      10,260           6,956            8,206
Write-off of goodwill and other intangible assets                              29,128               -                -
Restructuring charges                                                               -               -            5,154
Other operating expenses                                                       34,252          32,774           44,049
----------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                143,553         105,313          137,215
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary loss
 and cumulative effect of accounting change                                     5,127          43,282            5,278
Income tax expense                                                              9,453          16,132            4,474
----------------------------------------------------------------------------------------------------------------------------
(Loss) income before extraordinary loss and
  cumulative effect of accounting change                                       (4,326)         27,150              804
Extraordinary loss on repurchase of debt
  (net of $486 income tax benefit)                                                  -            (902)               -
Cumulative effect of change in accounting for
  purchased mortgage servicing rights
  (net of $23,852 deferred income tax benefit)                                      -               -          (44,296)
----------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                              (4,326)         26,248          (43,492)
Less dividends on preferred stock                                               3,707           7,634            6,642
----------------------------------------------------------------------------------------------------------------------------
Net (loss) income applicable to common stock                                $  (8,033)     $   18,614       $  (50,134)
----------------------------------------------------------------------------------------------------------------------------
Net (loss) income per common share:
Before extraordinary loss and
 cumulative effect of accounting change                                     $   (3.57)     $     7.55       $    (1.65)
Extraordinary loss                                                                  -            (.35)               -
Cumulative effect of accounting change                                              -               -           (12.56)
----------------------------------------------------------------------------------------------------------------------------
Net (loss) income per common share                                          $   (3.57)     $     7.20       $   (14.21)
----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]





CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------------------------
Years ended December 31, 1996, 1995 and 1994
(in thousands, except for share and per share amounts)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Unrealized                        Total
                                                                                           Investment     Retained          Stock-
                                                Preferred        Common         Paid-in          Gain     Earnings        holders'
                                                    Stock         Stock         Capital         (Loss)    (Deficit)         Equity
----------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1994                       $     -        $   41      $  544,063      $   (286)   $   8,182      $  552,000
Net loss                                                -             -               -             -      (43,492)        (43,492)
Unrealized investment loss (net)                        -             -               -        (3,779)           -          (3,779)
Issuance of 4,000,000 shares of
  8.42% cumulative Series A
  preferred stock, $.01 par value
  (aggregate liquidation
  preference of $25 per share)                         40             -          99,960             -            -         100,000
Repurchase of 924,074 shares of
  common stock, $.01 par value,
  from parent                                           -            (9)       (121,991)            -            -        (122,000)
Preferred dividends declared
  of $2.105 per share                                   -             -               -             -       (6,642)         (6,642)
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994                          40            32         522,032        (4,065)      (41,952)       476,087
Net income                                              -             -               -             -        26,248         26,248
Unrealized investment gain (net)                        -             -               -         3,519             -          3,519
Repurchase of 959,049 shares of
  common stock, $.01 par value,
  from parent                                           -           (10)       (119,990)            -             -       (120,000)
Exchange of 2,239,061 shares of
 8.42% cumulative Series A
 preferred stock, $.01 par value
 (aggregate liquidation
 preference of $25 per share) for
 9.375% subordinated
 debentures                                           (22)            -         (55,954)            -             -        (55,976)
Preferred dividends declared of
 $2.105 per share                                       -             -               -             -        (7,634)        (7,634)
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995                          18            22         346,088          (546)      (23,338)       322,244
Net loss                                                -             -               -             -        (4,326)        (4,326)
Unrealized investment gain (net)                        -             -               -           546             -            546
Preferred dividends declared of
 $2.105 per share                                       -             -               -             -        (3,707)        (3,707)
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                     $    18        $   22      $  346,088      $      -    $  (31,371)    $  314,757
----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                       1996                   1995               1994
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                        $  (4,326)             $  26,248       $    (43,492)
Noncash items included in the determination of
net (loss) income:
 Amortization of capitalized servicing                                      71,936                 81,385             86,943
 Write-off of goodwill and other intangible assets                          29,128                      -                  -
 Net unrealized gain on financial instruments                               (1,820)                  (840)                 -
 Provision for loan losses                                                  10,260                  6,956              8,206
 Depreciation and amortization                                               8,825                  7,347             10,450
 Net realized loss on investments                                              232                  2,703              5,263
 Amortization of goodwill                                                    2,090                  2,090              2,090
 Gain on sale of servicing                                                 (10,080)               (40,041)                 -
 Amortization of deferred gain on sale of servicing                         (6,139)                (4,188)            (2,700)
Net decrease (increase) in mortgage loans receivable                        66,091               (170,556)         1,060,241
Net (decrease) increase in accounts payable and other
 liabilities                                                               (15,002)                18,749            (29,894)
Net decrease in other assets                                                 5,399                  3,768             42,444
Net change in current and deferred income taxes
  receivable and payable                                                   (10,158)                16,849             (4,716)
Extraordinary loss on repurchase of debt                                         -                    902                  -
Cumulative effect of change in accounting
  for purchased mortgage servicing rights                                        -                      -             44,296
----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                           146,436                (48,628)         1,179,131
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
Collections on pool loan purchases, mortgage
  claims receivable and real estate acquired                               160,936                192,697            254,136
Additions to pool loan purchases, mortgage claims
  receivable and real estate acquired                                     (189,825)              (150,420)          (242,841)
Capitalized excess servicing income                                        (10,114)                (7,442)           (16,712)
Additions to purchased mortgage servicing rights                           (40,449)               (82,147)           (90,049)
Originated mortgage servicing rights                                       (38,015)               (31,197)                 -
Net proceeds from sales of servicing                                        11,706                181,109             70,242
Net (increase) decrease in investments                                     (20,134)                23,846             65,391
Purchase of common equity securities                                             -                      -           (122,101)
Proceeds from sale of common equity securities
  to affiliates                                                                514                      -                  -
Proceeds from sales of common equity securities                                  -                 21,390            129,679
Net (acquisition) disposition of premises and equipment                     (1,410)                   185             (3,491)
Net decrease (increase) in loans held for investment                           984                 (4,560)             3,836
----------------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by investing activities                         $(125,807)             $ 143,461       $     48,090
----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]




CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)

--------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                1996                1995                  1994
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------------
Proceeds from issuance of commercial paper                      $ 5,140,110         $ 4,050,417           $ 1,778,950
Repayments on commercial paper                                   (5,034,543)         (3,819,904)           (2,326,875)
Net decrease in credit agreement and borrowings                     (20,497)           (133,978)             (765,673)
Retirement of debt                                                 (104,350)            (85,872)                    -
Net proceeds from issuance of preferred stock                             -                   -                96,850
Repurchase of common stock from parent                                    -             (92,980)              (10,000)
Dividends paid on preferred stock                                    (3,707)             (8,420)               (5,239)
Other                                                                  (865)             (1,190)                 (948)
--------------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                               (23,852)            (91,927)           (1,232,935)
--------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash                                      (3,223)              2,906                (5,714)
Cash at beginning of year                                             4,146               1,240                 6,954
--------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                             $       923         $     4,146           $     1,240
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                               [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

ORGANIZATION
Source One Mortgage Services Corporation (together with its subsidiaries, the "Company") was incorporated in 1972 and is the successor to Citizens Mortgage Corporation which was organized in 1946. The Company is now an indirect wholly-owned subsidiary of Fund American Enterprises Holdings, Inc. ("Fund American"), a Delaware corporation organized in 1980, which was formerly known as The Fund American Companies, Inc. and Fireman's Fund Corporation.

The Company is one of the largest mortgage banking companies in the United States. As of December 31, 1996, the Company had a mortgage loan servicing portfolio totaling $29.2 billion, including $2.8 billion of loans subserviced for others, which is serviced on behalf of approximately 320 institutional investors and numerous other security holders. As of December 31, 1996, the Company had 131 retail branch offices in 26 states and originated $3.8 billion in mortgage loans for the year then ended.

As a mortgage banker, the Company engages primarily in the business of producing, selling and servicing residential mortgage loans and subservicing residential mortgage loans for third parties. Its sources of revenue are net servicing revenue, net interest revenue, net gain on sale of mortgages, net gain on sale of servicing and other revenue (including underwriting and appraisal fees). Through subsidiaries, the Company also provides credit-related insurance products (such as life, disability, health, accidental death and property and casualty insurance).

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

Fund American acquired the stock of the Company in 1986. The acquisition resulted in a purchase price in excess of historical book value of the Company's net assets. The excess purchase price allocated to identifiable assets was amortized primarily over 5 to 20 years depending on asset type and the portion allocated to goodwill was amortized over 20 years. In the fourth quarter of 1996, the Company wrote off the remaining carrying value of goodwill and other intangible assets. Refer to Note 7 to the consolidated financial statements for further discussion.


ACCOUNTING STANDARD RECENTLY ADOPTED
As of January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," an amendment of SFAS No. 65, which requires the total cost of acquiring mortgage loans, either through loan origination activities or purchase transactions, to be allocated to the mortgage servicing rights and the loans based on their relative fair values. The statement requires entities to measure impairment on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum. Pursuant to SFAS No. 122, consolidated financial statements prior to 1995 have not been restated.

SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

INVESTMENTS
     Investments primarily consist of the following: short-term investments stated at fair value with unrealized gains and losses, if any, reported in income; real estate investment conduit ("REMIC") residuals considered held to maturity and carried at amortized cost using a method which approximates the effective yield method of amortization on a prospective basis; investment partnership interests reported using the equity method of accounting; and interest rate floor contracts ("floors") and principal-only ("P/O") swaps considered held for interest rate risk management purposes and carried at fair value with unrealized gains and losses reported in net gain on financial instruments.

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

POOL LOAN PURCHASES
     Pool loan purchases, which are carried at cost, represent FHA insured, VA guaranteed and conventional loans which were either delinquent or in the process of foreclosure at the time they were purchased from Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") mortgage-backed security pools that the Company services. Following the purchase of these loans, interest is accrued at a rate based on expected recoveries.

LOANS HELD FOR INVESTMENT
     Loans held as permanent investments are stated at the lower of cost or market value determined at the time the permanent investment decisions were made. The amount of discount, if any, is amortized to income over the anticipated life of the investment.

CAPITALIZED SERVICING
     Capitalized servicing includes certain costs incurred in the origination and acquisition of mortgage servicing rights ("originated and purchased servicing") which are deferred and amortized over the expected life of the loan. The total cost of acquiring mortgage loans either through origination activities or purchase transactions, is allocated between the mortgage servicing rights and the loans based on their relative fair values. The fair values of mortgage servicing rights are estimated by calculating the present value of the expected future cash flows associated with such rights, incorporating assumptions that market participants would use in their estimates of future servicing income and expense. A current market rate is used to discount estimated future cash flows. Impairment of mortgage servicing rights is measured on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum.

     Capitalized servicing also includes the present value of future servicing revenue in excess of normal servicing revenue on loans sold with servicing retained ("excess servicing") which is deferred and amortized using a method that relates the anticipated servicing revenue to total projected servicing revenue to be received over the expected life of the loan. Impairment tests for excess servicing are performed on a disaggregated basis. The original discount rate is used to discount excess servicing future cash flows.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

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

NET INCOME PER SHARE
     Net income per share amounts were computed based on the weighted average total number of common shares outstanding. There were 2,247,000, 2,584,450 and 3,527,713 weighted average common shares outstanding for the years ended December 31, 1996, 1995 and 1994, respectively.

DIVIDENDS PER SHARE
     Cash dividends per share were computed based on the total number of common shares outstanding as of the dividend record dates.

NOTE 2. RECENTLY ISSUED ACCOUNTING STANDARD

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The adoption of this statement will eliminate the distinction between "normal" servicing rights and excess servicing receivables and will change the Company's method of measuring the value of its capitalized excess servicing asset. The statement is effective for transfers and servicing of financial assets beginning in fiscal year 1997. The Company has not yet determined what impact, if any, the adoption of this statement will have on its financial position or results of operations.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. CAPITALIZED SERVICING

     For the years ended December 31, 1996 and 1995, the Company estimated the fair values of its mortgage servicing rights by calculating the present value of the expected future cash flows associated with such rights. In making those estimates, the Company incorporated assumptions that market participants would use in their estimates of future servicing income and expense.

     As a result of the pending sale of approximately $17 billion in mortgage servicing rights (refer to Note 22 to the consolidated financial statements), the Company refined its calculation for measuring the impairment of its capitalized servicing asset during the fourth quarter of 1996. The $17 billion portfolio was valued as one stratum using the market price as determined by the third party purchaser.

     The Company evaluated the predominant risk characteristics (prepayment, default and operational) on the remaining owned servicing portfolio. The Company stratified the portfolio by interest rate, loan type (investor), original term to maturity and principal recourse. Consistent with its existing methodology, the Company measured impairment of its remaining owned servicing portfolio using assumptions that market participants would use to value their estimates of future net servicing revenue. In estimating fair value, the Company used market consensus prepayment rates and discounted the future cash flows using discount rates that approximate current market rates of 10.5% for conventional loans, 12% for insured loans and 21% for recourse loans. The fair value of each stratum was computed and compared to its recorded book value to determine if a valuation allowance, or recovery of a previously established allowance, was required. As a result of refining the calculation on its remaining owned servicing portfolio, the Company recognized $13.4 million of pretax impairment during the fourth quarter of 1996.

     The discount rate and prepayment assumptions are significant factors used in estimating the fair value of the Company's mortgage servicing rights and could be significantly impacted by changes in interest rates. Accordingly, it is likely that management's estimate of the fair value of the mortgage servicing rights could change in the near term due to changes in interest rates.


     The following table summarizes the fair value of mortgage servicing rights and certain characteristics of the Company's servicing portfolio related to those mortgage servicing rights as of December 31, 1996:

----------------------------------------------------------------------------------------
                      Fair Value                     Weighted
                        Mortgage      Principal       Average     Weighted      Weighted
                       Servicing        Balance      Interest      Average       Average
                          Rights   Serviced (a)          Rate     Maturity   Service Fee
Loan Type         (in thousands)  (in millions)  (in percent)  (in months)  (in percent)
----------------------------------------------------------------------------------------
 Insured                $207,303        $11,932         8.88%          264          .45%
 Conventional            124,257          7,856          8.44          215           .38
 Recourse                 26,452          2,188          8.72          214           .31
 Adjustable Rate          16,219            997          7.97          301           .42
----------------------------------------------------------------------------------------
 Total                  $374,231        $22,973         8.67%          244          .41%
----------------------------------------------------------------------------------------


(a) Excludes $3.4 billion of mortgage servicing rights related to originations not capitalized prior to the adoption of SFAS No. 122.

     In 1995, to measure impairment of the mortgage servicing rights, the Company stratified the related mortgage loan servicing portfolio based on its predominant risk characteristics which were determined to be prepayment, default and operational risks. This resulted in stratification by interest rate, loan type (investor) and original term to maturity. In estimating fair value, the Company used market consensus prepayment rates and discounted the future cash flows using discount rates that approximated then current market rates of 10.5% for conventional loans and 12.0% for insured loans. The fair value of each stratum was computed and compared to its recorded book value to determine if a valuation allowance, or recovery of a previously established valuation allowance, was required.

     In 1994, the Company adopted an accounting methodology that measured impairment of purchased servicing by discounting the estimated future cash flows using a current market rate. Prior to 1994, the Company measured


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. CAPITALIZED SERVICING (CONTINUED)

     impairment of purchased servicing on a disaggregated basis including a cost of capital charge for estimating future cash flows. The adoption of the new accounting methodology, recorded as a cumulative adjustment as of January 1, 1994, resulted in a $68.1 million pretax, $44.3 million after tax, charge to income for 1994.

     The Company estimates the fair value of its capitalized excess servicing asset by discounting the anticipated future cash flows over the estimated life of the related loans. In making these estimates, the Company uses "interest only strip" interest rates as quoted by market participants to determine the appropriate discount rates and prepayment speed assumption rates that are based on interest rates, loan types and original term of maturity. The discount rate used to capitalize excess servicing ranged from 12.00% to 12.60% for 1996, was 12.00% for 1995 and ranged from 8.00% to
     10.00% for 1994. For the years ended December 31, 1996, 1995 and 1994, the weighted average discount rates inherent in the carrying amount of the capitalized excess servicing asset were 10.36%, 10.03% and 9.12%, respectively.

     The following table summarizes changes in the Company's capitalized servicing asset:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Deferred
                                                                                                            Gain on         Total
                                             Purchased      Originated         Excess       Valuation       Sale of   Capitalized
(in thousands)                               Servicing      Servicing       Servicing       Allowance     Servicing     Servicing
---------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1994                  $  570,208      $      -      $   96,458        $      -      $      -    $  666,666
Cumulative effect of
  accounting change                             (68,147)            -               -               -             -       (68,147)
Additions                                        69,704             -          16,712               -       (19,912)       66,504
Scheduled amortization                          (61,665)            -         (12,120)              -             -       (73,785)
Impairment/unscheduled
  amortization                                  (12,818)            -            (340)              -             -       (13,158)
Amortization of deferred gain                         -             -               -               -         2,700         2,700
Sales                                           (21,706)            -         (28,624)              -             -       (50,330)
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994                   475,576             -          72,086               -       (17,212)      530,450
Additions                                        64,239        31,197           7,442               -             -       102,878
Scheduled amortization                          (43,936)       (1,364)         (7,553)              -             -       (52,853)
Impairment/unscheduled
  amortization                                        -            -             (564)        (27,968)            -       (28,532)
Amortization of deferred gain                         -            -                -               -         4,188         4,188
Sales                                          (132,371)           -          (26,689)              -             -      (159,060)
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995                   363,508       29,833           44,722         (27,968)      (13,024)      397,071
Additions                                        77,385       38,015           10,114               -             -       125,514
Scheduled amortization                          (56,746)      (6,262)          (6,924)              -             -       (69,932)
Impairment/unscheduled
 amortization                                         -            -           (1,076)           (928)            -        (2,004)
Amortization of deferred gain                         -            -                -               -         6,139         6,139
Sales                                           (37,685)           -           (8,164)              -             -       (45,849)
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                 $ 346,462      $61,586       $   38,672        $(28,896)     $ (6,885)   $  410,939
---------------------------------------------------------------------------------------------------------------------------------


     During 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party for net proceeds of $70.2 million and continues to service the majority of these loans pursuant to a subservicing agreement. Accordingly, the Company recorded a deferred gain on the sale which is being recognized as income over the five-year life of the subservicing agreement. In the fourth quarter of 1996, the third party sold the rights to service approximately $1.0 billion of these mortgage loans, representing approximately 25% of the total loans subserviced by the Company. Accordingly, the Company recognized an additional $2.4 million of the deferred gain in 1996 as mortgage servicing revenue, representing approximately 25% of the deferred balance at the time of the sale.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. COMMON EQUITY SECURITIES AND INVESTMENTS

     In January 1996, the Company sold its remaining $1.4 million of common equity securities to Fund American Enterprises, Inc. ("FAE"), the Company's direct parent, for cash proceeds. In 1995, the Company transferred $27.0 million of certain common equity securities to FAE in exchange for shares of the Company's common stock held by FAE, which were retired by the Company. All of the equity securities involved in such transactions were actively traded, readily marketable, listed on a national exchange and, for purposes of such transactions, were valued at their reported closing prices on the day preceding the date of each transaction.

     The Company received proceeds on the sale of common equity securities of $.5 million and $21.4 million for the years ended December 31, 1996 and 1995, respectively, including the transactions with Fund American. Realized gains and losses from the sale of these securities were included in the determination of income. For the year ended December 31, 1996, the Company realized losses totaling $.9 million. For the year ended December 31, 1995, the Company realized gains totaling $2.8 million and losses totaling $5.6 million.

     In December 1996, the Company received shares of certain common equity securities with a market value of $2.3 million as a return of a partnership investment. The resulting gain of $1.4 million is included in the determination of income. In January 1997, the Company transferred these shares to FAE in exchange for shares of the Company's common stock held by FAE, which were retired by the Company. Refer to Note 22 to the consolidated financial statements for further discussion.


The fair value of the portfolio of common equity securities is as follows:

------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                         1996               1995
------------------------------------------------------------------------------------------------------------------
Common equity securities at adjusted cost                                         $  2,312           $  1,369
Gross unrealized losses                                                                  -               (840)
------------------------------------------------------------------------------------------------------------------
Common equity securities at fair value                                            $  2,312           $    529
------------------------------------------------------------------------------------------------------------------

The carrying value of debt securities, which is included in investments on the consolidated statements of condition, approximates fair value and is as follows:

------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                         1996               1995
------------------------------------------------------------------------------------------------------------------
Debt securities at fair value which approximates amortized cost                   $  1,577           $  2,735
------------------------------------------------------------------------------------------------------------------

The change in net unrealized investment loss on the portfolio of common equity securities has been charged to stockholders' equity as follows:

------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                               1996                1995          1994
------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at beginning of year                $  (546)        $  (4,065)      $  (286)
Decrease in gross unrealized gains                                       -            (1,068)       (3,875)
Decrease (increase) in gross unrealized losses                         840             6,481        (1,938)
(Decrease) increase in deferred income tax (expense) benefit          (294)           (1,894)        2,034
------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at end of year                      $     -         $    (546)      $(4,065)
------------------------------------------------------------------------------------------------------------------



  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. MORTGAGE LOANS RECEIVABLE

  The following table summarizes mortgage loans receivable:

-------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                            1996              1995
-------------------------------------------------------------------------------------------------------------------
Adjustable rate mortgage loans, weighted average interest rates of 6.60%
 and  6.55% as of December 31, 1996 and 1995, respectively                             $  35,077        $  17,605
Fixed rate 5 year through 20 year mortgage loans, weighted average interest rates of 7.73% and 7.47% as of December 31, 1996
  and 1995, respectively                                                                  51,160           59,507
Fixed rate 30 year mortgage loans, weighted average
 interest rates of 8.19% and 7.89% as of December 31,
 1996 and 1995, respectively                                                             228,067          303,007
-------------------------------------------------------------------------------------------------------------------
                                                                                         314,304          380,119
Net premiums                                                                                 633              909
-------------------------------------------------------------------------------------------------------------------
Total mortgage loans receivable                                                         $314,937        $ 381,028
-------------------------------------------------------------------------------------------------------------------

NOTE 6. POOL LOAN PURCHASES

   The following table summarizes pool loan purchases:

-----------------------------------------------------------------------------------------------------------------
                                                               Principal Balance
                                                                (in thousands)           Number of Loans
-----------------------------------------------------------------------------------------------------------------
December 31,                                                   1996       1995          1996         1995
-----------------------------------------------------------------------------------------------------------------
Loan Type:FHA                                                  $ 89,922   $ 77,644     1,621         1,433
          VA                                                     35,341     32,456       592           545
          Conventional                                            6,276      8,895        75           106
-----------------------------------------------------------------------------------------------------------------
Total pool loan purchases                                      $131,539   $118,995     2,288         2,084
-----------------------------------------------------------------------------------------------------------------

NOTE 7. OTHER ASSETS

   The following table summarizes other assets:

-----------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                             1996         1995
-----------------------------------------------------------------------------------------------------------------
Goodwill                                                                             $      -      $   21,978
Amount due from sale of servicing                                                      46,823          14,672
Escrow advances                                                                        18,878          11,663
Deferred income tax benefit (Note 15)                                                  18,210          10,533
Interest receivable-pool loan purchases                                                11,900           9,805
Branch network                                                                              -           8,925
Note receivable from sale of servicing                                                  7,000           7,000
Other                                                                                  18,132          21,629
-----------------------------------------------------------------------------------------------------------------
Total other assets                                                                   $120,943      $  106,205
-----------------------------------------------------------------------------------------------------------------

     In the fourth quarter of 1996, the Company wrote off the remaining carrying value of goodwill and other intangible assets totaling $29.1 million. It is the Company's policy to account for goodwill and other intangible assets at the lower of amortized cost or fair value. On an ongoing basis, management reviews the valuation and amortization of these assets. As a part of its ongoing review, management estimates the fair value of the Company's intangible assets, taking


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OTHER ASSETS (CONTINUED)

  into consideration any events and circumstances which might have diminished their value. During 1996, increased competition and industry consolidation had adversely impacted the value of both the mortgage loan production and servicing operations of the Company. In addition, the sale of approximately $17 billion in servicing to a third party at an after tax loss of approximately $2.1 million is described in Note 22 to the consolidated financial statements. The impact of this sale is dependent upon the length of the subservicing period, which will be at least one year from the date of the sale.

  The Company performed an evaluation of the recoverability of goodwill and other intangible assets taking into consideration the impact of the above factors and the reduction in interest rates in the fourth quarter of 1996 on its forecast of future operations. Based on such valuation, the Company had determined that its projected results would not support the future amortization of the Company's remaining goodwill and other intangible assets of $29.1 million at December 31, 1996 and, therefore, reduced the carrying amount of these assets accordingly. The Company's valuation assumes continued industry consolidation in mortgage servicing operations and intense competition in loan origination operations.




NOTE 8. SENIOR AND SUBORDINATED DEBT
  Senior and Subordinated Debt consists of the following:

-------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                               1996                1995
-------------------------------------------------------------------------------------------------------------------
Commercial paper, weighted average interest rates of 5.69%
 and 6.14% as of December 31, 1996 and 1995, respectively                               $ 362,180          $256,613
Credit agreements, weighted average interest rates of 6.19%
 and 6.57% as of December 31, 1996 and 1995, respectively                                  45,000            64,485
Medium-term notes due 1996, weighted average interest rates
 of 9.60% as of December 31, 1995                                                               -            29,700
8.25% debentures due November 1, 1996                                                           -            74,650
8.875% medium-term notes due October 15, 2001                                             138,355           138,355
9.0% debentures due June 1, 2012                                                          100,000           100,000
9.375% subordinated debentures, due December 31, 2025                                      55,976            55,976
Less unamortized discount, premium and issuance costs (net)                                (3,714)           (3,147)
-------------------------------------------------------------------------------------------------------------------
Total senior and subordinated debt                                                       $697,797          $716,632
-------------------------------------------------------------------------------------------------------------------

COMMERCIAL PAPER
  The Company has a $650.0 million domestic and Euro commercial paper program backed by its secured credit agreement. The weighted average number of days to maturity of commercial paper outstanding as of December 31, 1996 and 1995 was 22.8 days and 19.0 days, respectively.

CREDIT AGREEMENTS
  In November 1996, the Company amended and restated its secured revolving credit agreement. The provisions of the amended agreement increased the Company's revolving credit facility from $500 million to $750 million and can be further increased, at the Company's option with bank concurrence, up to $1.25 billion. Borrowings under the facility are secured primarily by the Company's mortgage loans receivable and mortgage servicing portfolio. The revolving credit facility expires on November 12, 1999. As of December 31, 1996 and 1995, the Company had no outstanding borrowings under this facility or the previous facility.

  The Company also has a $60 million unsecured revolving credit facility which expires in July 1997. As of December 31, 1996 and 1995, there was $45.0 million and $60.0 million outstanding under this agreement, respectively.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SENIOR AND SUBORDINATED DEBT (CONTINUED)

  The Company must comply with certain financial covenants provided in its secured and unsecured revolving credit facilities, including restrictions relating to tangible net worth and leverage. In addition, the secured facility contains certain covenants which limit the Company's ability to pay dividends or make distributions of its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. The Company is currently in compliance with all such covenants.

  Under the credit agreements described above, the Company receives interest expense credits as a result of holding escrow and custodial funds in trust accounts at non-affiliated banks.

  Central Pacific Mortgage Company, a wholly-owned subsidiary of the Company, has a revolving credit agreement under which it can borrow up to $10.0 million through June 30, 1997. Borrowings under the credit agreement are guaranteed by the Company. As of December 31, 1996, there were no borrowings outstanding under this agreement. As of December 31, 1995, there was $4.5 million outstanding under this agreement.

MEDIUM-TERM NOTES AND DEBENTURES
  In June 1992, the Company issued $100.0 million of 9% debentures due June 2012 under terms of a $250.0 million shelf registration statement filed with the Securities and Exchange Commission ("SEC") in April 1992. The proceeds were used for general corporate purposes.

  In October 1991, the Company issued $160.0 million of 8.875% medium-term notes due October 2001. During 1995, the Company repurchased and retired $21.6 million of these medium-term notes.

SUBORDINATED DEBENTURES
  Effective December 8, 1995, the Company exchanged and retired 2,239,061 shares of its 8.42% cumulative preferred stock, Series A, for $56.0 million principal amount of 9.375% subordinated interest deferrable debentures ("subordinated debentures"), due December 31, 2025. Interest on the subordinated debentures is paid quarterly in arrears at the annual rate of 9.375% on the last business day of each March, June, September and December. The first interest payment was made on December 29, 1995 for the period from November 1, 1995 (the last regular dividend payment date with respect to the preferred stock) through December 8, 1995 at the annual rate of 8.42% and from December 9, 1995 through December 31, 1995 at the annual rate of 9.375%.

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

  Aggregate maturities of medium-term notes, debentures and subordinated debentures, excluding discount, premium and issuance costs, for the five calendar years after December 31, 1996 are as follows:

---------------------------------------------------------------------------------------------------
(in thousands)    1997    1998    1999    2000          2001           Thereafter            Total
---------------------------------------------------------------------------------------------------
                 $   -    $  -    $  -    $  -      $138,355            $155,976       $  294,331
---------------------------------------------------------------------------------------------------

NOTE 9. STOCKHOLDERS' EQUITY

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



SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCKHOLDERS' EQUITY (CONTINUED)

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

  In February 1994, the Company's certificate of incorporation was amended to change the number of authorized shares of preferred stock and common stock to 12 million and 8 million, respectively. In connection with the issuance of preferred stock in 1994, the Company transferred a total of $112.0 million of certain common equity securities to FAE in exchange for 838,826 shares of the Company's common stock held by FAE, which were retired by the Company. The Company also repurchased and retired 85,248 shares of its common stock held by FAE for $10.0 million cash in 1994.

NOTE 10. FINANCIAL INSTRUMENTS

Financial Instruments with Off-Balance-Sheet Risk
  The Company utilizes derivative financial instruments in the management of interest rate risk. The Company's use of derivative financial instruments is primarily limited to commitments to extend credit, mandatory forward commitments, interest rate floor contracts ("floors") and principal-only ("P/O") swaps. All of the Company's derivative financial instruments are held or issued for purposes other than trading.

  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and reduce its own exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit and mandatory forward commitments. Those instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the consolidated statements of condition. The contract or notional amounts of those instruments reflect the extent of risk the Company has in the instruments.

  The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit ("mortgage loan pipeline") is represented by the contractual notional amount of those instruments. The Company's locked mortgage loan pipeline that is expected to close totaled $175.7 million and $221.9 million as of December 31, 1996 and 1995, respectively. Fixed rate commitments result in the Company having market risk as well as credit risk. Variable rate commitments result only in credit risk. The amount of collateral required upon extension of credit is based on the Company's credit evaluation of the mortgagor and consists of the mortgagor's residential property.

  The Company obtains mandatory forward commitments of up to 120 days to sell mortgage-backed securities to hedge the market risk associated with a substantial portion of the mortgage loan pipeline that is expected to close and all mortgage loans receivable. As of December 31, 1996 and 1995, the Company had approximately $454.6 million and $561.0 million of mandatory forward commitments outstanding, respectively. If secondary market interest rates decline after the Company obtains a mandatory forward commitment for a loan, the loan may not close and the Company may incur a loss from the cost of covering its obligations under such commitment. If secondary market rates increase before the Company obtains a mandatory forward commitment for a loan and the loan closes, the Company may incur a loss when the loan is subsequently sold.

  The Company's risk management function closely monitors the mortgage loan pipeline to determine appropriate forward commitment coverage on a daily basis in order to manage the risk inherent in these off-balance-sheet


SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FINANCIAL INSTRUMENTS (CONTINUED)

  financial instruments. In addition, the risk management area seeks to reduce counterparty risk by committing to sell mortgage loans only to its nine approved dealers, with no dealer having in excess of 20% of current commitments.

  The Company sells loans either through mortgage-backed securities issued pursuant to programs of GNMA, FNMA, FHLMC or institutional investors. Most loans are aggregated in pools of $1.0 million or more, which are purchased by institutional investors after having been guaranteed by GNMA, FNMA or FHLMC.

  Substantially all GNMA securities are sold without recourse to the Company for loss of principal in the event of a subsequent default by the mortgage borrower due to underlying FHA or VA insurance. Prior to December 1992, substantially all conventional securities were sold with recourse to the Company to the extent of insufficient proceeds from private mortgage insurance, foreclosure and other recoveries. Since December 1992, conventional loans have been sold without recourse to the Company.

  Servicing agreements relating to mortgage-backed securities issued pursuant to the programs of GNMA, FNMA and FHLMC require the Company to advance funds to make the required payments to investors in the event of a delinquency by the borrower. The Company expects that it would recover most funds advanced upon default by the borrower or at foreclosure. However, in connection with VA partially guaranteed loans and certain conventional loans (which may be, at most, partially insured by private mortgage insurers), funds advanced may not cover losses due to potential declines in collateral value. The Company is subject to limited amounts of principal risk with respect to these loans since the insurer has the option to reimburse the servicer for the lower of fair market value of the property or the mortgage loan outstanding, in addition to the VA guarantee on the loan. In addition, most of the Company's servicing agreements for mortgage-backed securities typically require the payment to investors of a full month's interest on each loan although the loan may be paid off (by optional prepayment or foreclosure) other than on a month-end basis. In this instance, the Company is obligated to pay the investor interest at the note rate from the date of the loan payoff through the end of that calendar month without reimbursement.

  As of December 31, 1996, 1995 and 1994, the Company serviced approximately $13.5 billion, $10.7 billion and $11.9 billion of GNMA loans, respectively, and $2.9 billion, $3.5 billion and $3.7 billion of conventional loans with recourse, respectively.

  In order to cover loan losses that may result from these servicing arrangements and other losses, the Company has provided an allowance for loan losses of $15.4 million and $13.5 million as of December 31, 1996 and 1995, respectively, which management believes is adequate to cover unreimbursed foreclosure advances and principal losses. During 1995, the Company refined the estimates used to calculate the allowance for loan losses to more accurately reflect the Company's experience. This change reduced the amount of the allowance that would have been computed using the prior estimates.

  In order to offset changes in the value of its investment in mortgage servicing rights ("MSR") and to mitigate the effect on earnings of higher amortization and impairment of the MSR asset which results from increased prepayment activity, the Company invests in various financial instruments. As interest rates decline, prepayment activity generally increases, thereby reducing the value of the MSR asset, while the value of the financial instruments increases. Conversely, as interest rates increase, the value of the MSR asset increases while the value of such financial instruments decreases. The financial instruments utilized by the Company include interest rate floor contracts ("floors") and principal-only ("P/O") swaps.

  The floors derive their value from the 10 year constant maturity treasury yield index or the 10 year swap index, as applicable. The floor yields range from 5.47% to 6.24%. To the extent that market interest rates increase, the value of the floor declines. However, the Company is not exposed to losses in excess of its initial investment in the floors. The total notional principal amount of the floors was $1.0 billion and $.5 billion as of December 31, 1996 and December 31, 1995, respectively. As of December 31, 1996 and 1995, the carrying value of the Company's open floors was $4.8 million and $3.5 million, respectively. The floors have remaining terms ranging from 2 to 5 years.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FINANCIAL INSTRUMENTS (CONTINUED)

  In July 1996, the Company entered into two P/O swap transactions with a total notional value of $150.0 million. The value of the P/O swaps is determined by changes in the value of the underlying P/O strip security. The payments received by the Company under the P/O swaps relate to the cash flows of the referenced P/O security. The payments made by the Company are based upon a notional amount tied to the market price and the remaining balance of the underlying P/O security, multiplied by a floating rate indexed to LIBOR. The Company's exposure to loss in the P/O swaps is related to changes in the market value of the underlying P/O security over the life of the contract. The remaining original notional value of the P/O swaps was $50.0 million as of December 31, 1996. The carrying value of the P/O swaps was $3.2 million as of December 31, 1996. The P/O swaps have a remaining term of 4.5 years.

  The floors and P/O swaps are carried at market value and are included in investments in the consolidated statements of condition. Realized and unrealized gains and losses are recorded in net gain on financial instruments in the consolidated statements of income.

FAIR VALUE OF FINANCIAL INSTRUMENTS
  The Company determines the estimated fair value of its financial instruments using appropriate market information and valuation methodologies. Considerable judgment is required to interpret the market information to develop the estimates of fair value. As a result, the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

  The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 CASH AND INVESTMENTS
  For cash and short-term investments, the carrying amount equals fair value.

  For interest rate floor contracts and P/O swaps, fair value is estimated based on quoted market prices for those or similar investments and is equal to the carrying value.

  For investments in REMIC residuals, for which there are no quoted market prices, fair value is estimated based on discounted cash flow analyses, using interest only strip interest rates, prepayment speed assumptions and LIBOR rates, taking into consideration the characteristics of the related collateral.

 LOANS RECEIVABLE
  For mortgage loans receivable and loans held for investment, fair value is estimated using quoted market prices for securities backed by similar loans, adjusting for difference in loan characteristics.

 POOL LOAN PURCHASES
  For pool loan purchases, fair value is estimated based on discounted cash flow analyses, using the Company's short-term incremental borrowing rate or quoted market prices for securities backed by similar loans.

 CAPITALIZED EXCESS SERVICING
  For capitalized excess servicing, fair value is estimated by computing the anticipated revenue to be received over the life of the related loans based on market consensus prepayment rates, discounted using quoted interest only strip interest rates.

 COMMON EQUITY SECURITIES
  For common equity securities, fair value is based on quoted market prices and is equal to the carrying value.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FINANCIAL INSTRUMENTS (CONTINUED)

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

The estimated fair values of the Company's financial instruments are as follows:

---------------------------------------------------------------------------------------------------------
December 31,                                                    1996                        1995
---------------------------------------------------------------------------------------------------------
                                                       Carrying          Fair      Carrying          Fair
(in thousands)                                          Amount          Value       Amount          Value
---------------------------------------------------------------------------------------------------------
Financial Assets:
Cash                                                  $    923       $    923        $4,146        $4,146
Investments
  Interest rate floor contracts                          4,825          4,825         3,455         3,455
  Principal-only swaps                                   3,185          3,185             -             -
  Other                                                 38,545         38,545        22,835        22,835
Mortgage loans receivable                              314,937        315,895       381,028       391,484
Pool loan purchases                                    131,539        135,841       118,995       122,260
Loans held for investment                               23,351         23,289        24,335        24,956
Capitalized excess servicing                            38,672         39,617        44,722        46,032
Common equity securities                                 2,312          2,312           529           529
Loans in foreclosure and mortgage
  claims receivable (net) (a)                           38,387         37,714        29,630        29,018
---------------------------------------------------------------------------------------------------------
Financial Liabilities:
Short-term debt                                       $406,205       $406,205      $424,661      $428,212
Long-term debt                                         291,592        322,715       291,971       332,220
Off-Balance-Sheet Financial Instruments:
Mandatory forward commitments                              N/A        454,456           N/A       562,379
Commitments to extend credit
  expected to close (pipeline)                             N/A        176,757           N/A       226,572
---------------------------------------------------------------------------------------------------------


(a) Excludes $13.1 million and $15.8 million of real estate owned in 1996 and 1995, respectively.


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. MORTGAGE SERVICING

  The Company's portfolio of mortgages serviced, including loans subserviced, interim servicing contracts and those under contract to acquire and excluding loans sold but not transferred, totaled $29.2 billion, $31.8 billion and $39.6 billion as of December 31, 1996, 1995 and 1994, respectively (refer to Note 22 to the consolidated financial statements). The Company's portfolio of mortgages serviced as of December 31, 1996 is summarized below:

                                                                       Weighted Average
                                        ---------------------------------------------------------------------------
                                                                                            Net           Remaining
                          Principal                   Loan           Interest         Servicing         Contractual
                   Balance Serviced                Balance               Rate          Fee Rate                Life
Loan Type              (in millions)         (in thousands)       (in percent)      (in percent)         (in months)
-------------------------------------------------------------------------------------------------------------------
 Residential
   Conventional             $12,266                $    69               8.41%             .409%                213
   FHA                        9,546                     51               8.85              .434                 271
   VA                         4,525                     52               8.54              .434                 260
 Commercial                      73                    695               7.49              .154                 166
-------------------------------------------------------------------------------------------------------------------
                            $26,410                $    58               8.59%             .422%                242
 Subservicing                 2,791
-------------------------------------------------------------------------------------------------------------------
 Total mortgage
   servicing portfolio      $29,201
-------------------------------------------------------------------------------------------------------------------


  The servicing fee rates in the table above are shown after deducting any guarantee fees. Guarantee fees, when applicable, range from six basis points for governmental loans up to approximately thirty basis points for certain conventional loans. Certain loans sold to private investors have no guarantee fees.

The following table summarizes the Company's mortgage servicing portfolio by interest rate range:

-------------------------------------------------------------------------------------------------------------------
December 31,                                 1996                                        1995
-------------------------------------------------------------------------------------------------------------------
                                                             Weighted                                      Weighted
                             Number        Principal          Average      Number       Principal           Average
                                 of          Balance    Interest Rate          of         Balance     Interest Rate
Interest Rate Range           Loans     (in millions)     (in percent)      Loans    (in millions)      (in percent)
-------------------------------------------------------------------------------------------------------------------
5.99% and lower               1,239         $    87          5.49%          2,674         $   114              5.51%
6.00%-6.49%                   5,477             291          6.22           8,208             434              6.19
6.50%-6.99%                  18,449           1,443          6.71          25,192           2,077              6.69
7.00%-7.49%                  51,791           3,416          7.15          64,052           4,573              7.16
7.50%-7.99%                  71,954           5,436          7.63          84,899           6,745              7.63
8.00%-8.49%                  62,120           4,455          8.10          60,843           4,315              8.10
8.50%-8.99%                  77,020           4,043          8.58          80,936           4,217              8.60
9.00%-9.49%                  37,690           2,049          9.06          38,939           2,234              9.08
9.50%-9.99%                  69,506           3,614          9.57          57,131           3,185              9.60
10.00% and above             83,533           4,367         10.49          71,177           3,937             10.55
-------------------------------------------------------------------------------------------------------------------
Total                       478,779         $29,201          8.48%        494,051         $31,831             8.33%
-------------------------------------------------------------------------------------------------------------------



  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. MORTGAGE SERVICING (CONTINUED)

  The following table summarizes the Company's mortgage servicing portfolio by location of property:

-----------------------------------------------------------------------------------------------------------------------
December 31,                                    1996                                            1995
-----------------------------------------------------------------------------------------------------------------------
                                                         Percentage                                        Percentage
                                                       of Principal                                      of Principal
                             Number         Principal    Balance of            Number        Principal     Balance of
                                 of           Balance     Servicing                of          Balance      Servicing
State                         Loans      (in millions)    Portfolio             Loans     (in millions)     Portfolio
-----------------------------------------------------------------------------------------------------------------------
California                   67,559           $5,811           19.9%           73,865        $  6,668            20.9%
New York                     43,406            2,555             8.7           45,830           2,803             8.8
Washington                   26,583            2,054             7.0           30,064           2,386             7.5
Texas                        31,603            1,673             5.7           28,841           1,705             5.4
Florida                      29,463            1,495             5.1           28,123           1,502             4.7
Illinois                     17,836            1,157             4.0           18,486           1,291             4.1
Michigan                     26,873            1,128             3.9           30,235           1,308             4.1
New Jersey                   14,446              979             3.4           15,201           1,056             3.3
Arizona                      15,657              899             3.1           15,751             949             3.0
Virginia                     16,116              840             2.9           15,481             826             2.6
Other*                      189,237           10,610            36.3          192,174          11,337            35.6
-----------------------------------------------------------------------------------------------------------------------
Total                       478,779          $29,201          100.0%          494,051         $31,831           100.0%
-----------------------------------------------------------------------------------------------------------------------

*No other state constitutes more than 2.9% of the Company's servicing portfolio as of December 31, 1996.

  The above tables include loans subserviced for others having a principal balance of $2,791 million and $4,039 million as of December 31, 1996 and 1995, respectively.

  Escrow funds of approximately $207.8 million, $236.0 million and $277.9 million as of December 31, 1996, 1995 and 1994, respectively, relating to mortgages serviced and subserviced, are held in non-interest bearing accounts at non-affiliated banks and are not included in the consolidated financial statements.

  The Company has in force an errors and omissions policy in the amount of $20 million. Primary fidelity coverage up to a limit of $35 million is provided under a Fund American master policy, for which the Company pays a portion of the premium.

NOTE 12. RESTRUCTURING CHARGES

  As a result of a contracting mortgage loan origination market, the Company implemented a restructuring plan in 1994 to bring its mortgage loan production network in line with anticipated levels of mortgage loan production. As a result, the Company recorded a pretax restructuring charge totaling $5.2 million in 1994, which included $2.7 million for future lease expenses related to closed facilities, $1.2 million in asset writedowns and $1.3 million for employee termination and other costs. As of December 31, 1996 and 1995, $.5 million and $.9 million, respectively, remained accrued on the Company's consolidated statements of condition relating to future lease expenses on closed facilities. The restructuring actions resulted in improved efficiency of the mortgage loan production operations and slightly lower operating costs for 1995.




  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. LEASE COMMITMENTS

  The Company has entered into a number of noncancelable operating lease agreements with respect to premises and equipment. The minimum annual rental commitments under these leases as of December 31, 1996 are as follows:


---------------------------------------------------------------------------------
(in thousands)    1997       1998     1999     2000         2001          Total
---------------------------------------------------------------------------------
                $2,837     $1,841     $769     $379         $154       $  5,980
---------------------------------------------------------------------------------

  Leases for branches which were closed as a result of the Company's restructuring plan implemented in 1994 are included in the table above. As of December 31, 1996, $.5 million of future lease payments remained accrued on the Company's consolidated statement of condition, and therefore, do not represent future operating expenses.

  Total rental expense for the years ended December 31, 1996, 1995 and 1994 was $4.5 million, $4.6 million and $6.9 million, respectively. Some leases contain escalation clauses that correspond with increased real estate taxes, other operating expenses and/or renewal options that call for increased rents when the leases are renewed.


NOTE 14. OTHER OPERATING EXPENSES

The following table summarizes other operating expenses:

---------------------------------------------------------------------------------
Year ended December 31, (in thousands)          1996         1995          1994
---------------------------------------------------------------------------------
Telephone                                      $4,316       $4,015       $5,572
Professional services                           3,376        1,649        3,045
Postage                                         2,119        1,985        2,325
Amortization of goodwill                        2,090        2,090        2,090
Office supplies and printing                    2,063        1,768        2,471
Travel and entertainment                        1,885        1,808        2,636
Bank charges                                    1,618        1,948        2,901
Other                                          16,785       17,511       23,009
--------------------------------------------------------------------------------
Total other operating expenses                $34,252      $32,774      $44,049
--------------------------------------------------------------------------------



  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES

  The Company files a consolidated federal income tax return with Fund American. Federal income tax expense is provided substantially on a separate return basis except for the impact of a $.3 million credit to the deferred income tax asset in 1996, a $1.9 million credit to the deferred income tax asset in 1995 and a $2.0 million benefit to the deferred income tax asset in 1994, relating to unrealized losses and gains on the Company's portfolio of common equity securities. As of December 31, 1995, the Company had recorded $.3 million of deferred tax assets relating to accumulated unrealized losses on the portfolio of common equity securities. Pursuant to terms of a tax allocation agreement between the Company and Fund American, Fund American has agreed to compensate the Company for the use of these capital losses if such losses, when realized, can be utilized in Fund American's consolidated tax return.

The following table summarizes income taxes due (to) or from Fund American:

----------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                                1996      1995
----------------------------------------------------------------------------------------------------------
Net current taxes                                                                       $(5,746)  $(6,766)
Net deferred taxes                                                                       18,210    10,533
----------------------------------------------------------------------------------------------------------


   Total income tax expense is as follows:


----------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                        1996         1995      1994
----------------------------------------------------------------------------------------------------------
Current income taxes:
 Federal                                                                   $17,280      $11,847   $14,483
 State and local                                                               144          248       266
Deferred (benefit) expense                                                  (7,971)       4,037   (10,275)
----------------------------------------------------------------------------------------------------------
Total income tax expense                                                    $9,453      $16,132    $4,474
----------------------------------------------------------------------------------------------------------



  The current federal income tax expense for the year ended December 31, 1995 shown above excludes a $.5 million benefit relating to the extraordinary loss on the repurchase and retirement of debt which has been reported as a net amount in the consolidated statements of income.

  Deferred tax (benefit) expense for the years ended December 31, 1996, 1995 and 1994 represent the net change in the deferred tax asset or liability during the year. Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts on the consolidated financial statements. The net deferred tax (benefit) expense for the years ended December 31, 1996, 1995 and 1994, shown above exclude a $.3 million deferred tax expense, a $1.9 million deferred tax expense and a $2.0 million deferred tax benefit, respectively, associated with unrealized gains and losses on the common equity securities portfolio which were charged directly to stockholders' equity. The deferred tax benefit for the year ended December 31, 1994 shown above also excludes a $23.9 million benefit relating to the cumulative effect of the change in accounting for purchased mortgage servicing rights which has been reported as a net amount in the consolidated statements of income.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES (CONTINUED)

  The following table summarizes the types of temporary differences giving rise to the net deferred tax assets and net deferred tax liabilities. There were no valuation allowances recorded relating to the net deferred tax assets as of December 31, 1996 and 1995.



---------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                     1996                         1995
---------------------------------------------------------------------------------------------------------------

                                                       Deferred      Deferred       Deferred         Deferred
                                                            Tax           Tax            Tax              Tax
                                                          Assets    Liabilities        Assets      Liabilities
---------------------------------------------------------------------------------------------------------------
Purchase accounting adjustments                             $     -        $6,219      $      -       $10,208
Accumulated unrealized losses
 on common equity securities                                      -             -           294             -
Capitalized servicing                                        18,384             -        13,667             -
Allowance for loan losses                                     4,838             -         4,774             -
Depreciation                                                      -         2,583             -         2,352
Deferred bi-weekly income                                     1,351             -         1,353             -
Accrued postretirement benefits                               1,181             -         1,159             -
Other, net                                                    6,739         5,481         5,752         3,906
---------------------------------------------------------------------------------------------------------------
Total                                                       $32,493       $14,283       $26,999       $16,466
---------------------------------------------------------------------------------------------------------------




  A reconciliation of taxes calculated using the federal statutory rate of 35% to income tax expense follows:

---------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                        1996          1995         1994
---------------------------------------------------------------------------------------------------------------
Tax expense at federal statutory rate                                       $1,795  $     15,149  $     1,847
Write-off of goodwill                                                        6,960             -            -
Purchase accounting adjustments                                                732           732          732
Dividends received deduction                                                     -           (35)        (263)
State taxes                                                                     94           161          173
Other, net                                                                    (128)          125        1,985
---------------------------------------------------------------------------------------------------------------
Total income tax expense                                                    $9,453  $     16,132  $     4,474
---------------------------------------------------------------------------------------------------------------

NOTE 16. PENSION PLAN

  The Company has a defined benefit pension plan covering most of its employees. Benefits under the plan are based on years of service and the employees' highest average compensation over five consecutive years in their last ten years of employment. Funding of retirement costs complies with the minimum funding requirements specified by the Employee Retirement Income Security Act. Cash contributions received by the plan for the years ended December 31, 1996, 1995 and 1994 totaled $1.3 million, $1.7 million and $1.1 million, respectively.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                         [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PENSION PLAN (CONTINUED)

  The following table sets forth the plan's funded status and amounts recognized on the Company's consolidated statements of condition:



--------------------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                                 1996             1995
--------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation, including vested benefits
  of $16,627 and $15,085 in 1996 and 1995, respectively                                      $18,586       $17,232
 Effect of future projected salary increases                                                   5,138         6,738
--------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                                  23,724        23,970
Plan assets at fair value, primarily long-term bonds                                         (20,942)      (18,117)
--------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets                                          2,782         5,853
Unrecognized net loss                                                                         (1,111)       (5,061)
Prior service cost not yet recognized in net periodic pension cost                               871         1,001
Unrecognized net obligation at transition                                                        (11)          (57)
--------------------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in accounts
 payable and other liabilities                                                               $ 2,531       $ 1,736
--------------------------------------------------------------------------------------------------------------------------------



 A summary of the components of net periodic pension costs is as follows:


--------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                          1996           1995          1994
--------------------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the year                                $ 1,578       $ 1,354     $ 1,633
Interest cost on projected benefit obligation                                     1,633         1,388       1,308
Actual return on plan assets                                                     (1,998)       (3,801)        985
Net amortization and deferral                                                       892         2,613      (1,575)
--------------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                       $ 2,105       $ 1,554     $ 2,351
--------------------------------------------------------------------------------------------------------------------------------

Assumptions used in the determination of the projected benefit obligation were:

--------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                     1996          1995          1994
--------------------------------------------------------------------------------------------------------------------------------
Discount rate                                                                    7.25%         7.00%          8.00%
Rate of increase in compensation levels                                          5.00%         6.00%          6.00%
Expected long-term rate of return on assets                                      8.00%         8.00%          8.00%
--------------------------------------------------------------------------------------------------------------------------------

NOTE 17. POSTRETIREMENT BENEFITS

  The Company has an unfunded postretirement benefit plan which provides for postretirement health care and life insurance benefits. Postretirement life insurance benefits are provided to substantially all employees. Postretirement health care benefits are provided to substantially all employees hired prior to January 1, 1991. The Company provides for term life insurance coverage based on the employees' annual earnings and length of service. Postretirement health care benefits are contributory, whereby the Company provides for 87.5% of medical costs to retirees who retired prior to January 1, 1993. Effective January 1, 1993, the plan was amended to provide for a portion of monthly retiree medical costs, based on years of service, to retirees who retire on or after January 1, 1993.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. POSTRETIREMENT BENEFITS (CONTINUED)
  A summary of the components of net periodic postretirement benefit cost is as follows:

----------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                             1996       1995       1994
----------------------------------------------------------------------------------------------
Service cost                                                     $  110     $   86    $   105
Interest cost                                                       239        250        240
Net amortization and deferral                                         -          -          7
----------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                         $  349     $  336    $   352
----------------------------------------------------------------------------------------------


  The following table sets forth the plan's funded status reconciled to the amount recognized on the Company's consolidated statements of condition:

----------------------------------------------------------------------------------------------
December 31, (in thousands)                                                   1996       1995
----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retired participants                                                    $  1,868      $  2,141
Fully eligible active participants                                           533           474
Other active participants                                                  1,009         1,043
----------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                        3,410         3,658
Plan assets at fair value                                                      -             -
----------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation in excess of plan assets         3,410         3,658
Unrecognized net gain (loss)                                                  67          (338)
----------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in accounts payable
 and other liabilities                                                  $  3,477      $  3,320
----------------------------------------------------------------------------------------------



  A 9.66% annual rate of increase in the per capita costs of covered health care benefits was assumed for 1997, gradually decreasing to 5.0% by the year 2007 and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by 3.94% and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1996 by 2.56%. A discount rate of 7.25% and 7.0% was used to determine the accumulated postretirement benefit obligation as of December 31, 1996 and 1995, respectively.

NOTE 18. STOCK PLANS

  In 1986, the Company established an Employee Stock Ownership Plan ("ESOP") to enable employees to have an equity interest in the Company. The Company redeemed all the shares of Class B common stock held by the ESOP in November 1993 for $4.6 million in cash. Management subsequently used that cash to invest in Fund American common stock. The assets currently held by the ESOP consist substantially of Fund American common stock. Effective in the fourth quarter of 1993, the ESOP was amended to allow employees who terminate their employment with the Company, and who are vested in the ESOP, to receive their distribution in cash or shares of Fund American common stock. Contributions to the ESOP are determined at the discretion of the Board of Directors.

  Effective October 1, 1996, the Company amended its ESOP to include employees of Fund American Enterprises, Inc., the Company's direct parent, as eligible employees and to add an employee savings plan feature under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees may contribute to the plan up to 14% of their salary not to exceed the maximum allowable under Internal Revenue Service guidelines. Contributions are invested at the direction of the employee in one or more funds or can be directed to purchase common stock of Fund American at fair market value. The Company does not match employee contributions.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. STOCK PLANS (CONTINUED)

  In connection with the exchange of Class B common stock, the Company established a Stock Appreciation Rights ("SAR") plan under which certain officers of the Company received stock appreciation rights in exchange for their shares of Class B common stock. The SARs may be exercised any time at the option of the holders thereof. The value of each SAR is equal to the difference between $86.625 and the closing price of Fund American's common stock on the date preceding the exercise of the SAR multiplied by a factor of 1.223.

  The Company has a long-term incentive plan which provides for the granting of stock-based and cash incentive awards to key senior management employees of the Company. Awards under the plan are payable upon the achievement of specified financial goals covering four overlapping three-year periods beginning January 1, 1994, 1995, 1996 and 1997.

NOTE 19. CONTINGENCIES

  Various claims have been made against the Company in the ordinary course of business. Management believes that any liabilities which could result would not materially affect the Company's financial position.

NOTE 20. RELATED-PARTY TRANSACTIONS

  As discussed in Notes 4 and 9, the Company had various stock transactions with FAE. The Company also has a tax allocation agreement with Fund American as discussed in Note 15.

  The Company believes that all of the above transactions were on terms that were reasonable and competitive. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

NOTE 21. SUPPLEMENTAL CASH FLOW INFORMATION

  For purposes of reporting cash flows, cash includes cash on hand and amounts on deposit at banks, excluding custodial bank accounts.

  The following table provides additional cash and noncash information not presented elsewhere on the consolidated financial statements:

---------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                             1996        1995          1994
---------------------------------------------------------------------------------------------------
Interest paid                                                 $  57,172   $  48,975     $  42,951
---------------------------------------------------------------------------------------------------
Income taxes paid                                             $  18,650   $     345     $   9,328
---------------------------------------------------------------------------------------------------
Noncash investing and financing activities:
  Acquisition of common equity securities as a return
    of partnership investment, net (Note 4)                   $   2,312   $       -     $       -
  Exchange of common equity securities for
    shares of common stock from parent (Note 4)                       -      27,020       112,000
  Exchange of 2,239,061 shares of 8.42% cumulative
    Series A preferred stock for 9.375% subordinated
    debentures (Note 9)                                               -      55,976             -
---------------------------------------------------------------------------------------------------


  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. SUBSEQUENT EVENTS

  In January 1997, the Company transferred its common equity securities with a market value of $2.6 million to FAE in exchange for 21,239 shares of the Company's common stock held by FAE, which were retired by the Company. The Company realized a pretax gain of $.3 million from the transfer in the first quarter of 1997.

  In February 1997, the Company sold, subject to regulatory and investor approvals, approximately $17 billion of its non-recourse mortgage servicing portfolio to a third party for estimated proceeds of $271.5 million. The transaction is expected to result in the recognition of an after tax loss of approximately $2.1 million in the first quarter of 1997. Source One will retain subservicing on the portfolio for a minimum of one year and a maximum of three years, at the option of the purchaser. The Company is currently evaluating its options as to how it will utilize the proceeds from the sale. These options include: (i) purchasing additional mortgage servicing rights from third parties; (ii) reducing its outstanding indebtedness; (iii) reducing its outstanding preferred or common shareholders' equity; or (iv) a combination of any of the foregoing.

  As a result of the 1997 servicing sale, the Company expects that its mortgage servicing revenue and its related amortization for 1997 and thereafter will be significantly less than its mortgage servicing revenue and related amortization in 1996. The Company is currently analyzing its cost structure to identify expenses that may be reduced as a result of the sale.

  In mid-March 1997, the Boards of Directors of Fund American Enterprises Holdings, Inc. ("Fund American") and several of its subsidiaries approved a corporate restructuring plan that will strengthen the Company by increasing its stockholders' equity. The most significant part of the plan is that Source One will receive a capital contribution of common stock of Financial Security Assurance Holdings, Ltd. ("FSA") and options to purchase common stock of FSA. These securities have a total current estimated fair value of approximately $126 million. In mid-March 1997, the Company sold 230,293 shares of its common stock to FAE in exchange for 1 million shares of the common stock of FSA valued at $27.8 million. The balance of the contribution is subject to insurance regulatory and lender approvals and is expected to occur in the second quarter of 1997.

  In addition, as part of this restructuring plan, the Company sold 105,000 shares of its common stock to Fund American for $12.7 million in mid-March 1997.

  SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT

                                    [LOGO]

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  Selected quarterly financial data for 1996 and 1995 is shown in the following table. The quarterly financial data includes, in the opinion of management, all necessary recurring adjustments for a fair presentation of the results of operations for the interim periods. In the third quarter of 1995, the Company retroactively adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," as of January 1, 1995. Accordingly, the following table reconciles the reported 1995 first and second quarter amounts that would have been reported under SFAS No. 122:


-------------------------------------------------------------------------------------------------------------------------------
Quarters Ended                                                                   March      June    September     December
(in thousands, except for per share amounts)                                        31        30           30           31
-------------------------------------------------------------------------------------------------------------------------------
1996
Total revenue                                                                 $ 48,684  $ 39,762    $  39,859    $  20,375
Net income (loss)                                                             $ 13,294  $  5,922    $   8,258    $ (31,800)(a)
Net income (loss) per share                                                   $   5.50  $   2.22    $    3.26    $  (14.55)
-------------------------------------------------------------------------------------------------------------------------------
1995
Total revenue, as reported                                                    $ 57,269  $ 28,537    $  34,580    $  31,258
SFAS No. 122 adjustment                                                          4,409    (7,458)           -            -
-------------------------------------------------------------------------------------------------------------------------------
Total revenue, as adjusted                                                    $ 61,678  $ 21,079    $  34,580    $  31,258
-------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary loss, as reported                                 $ 19,196  $    990    $   4,760    $   4,204
SFAS No. 122 adjustment                                                          2,858    (4,858)           -            -
-------------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary loss,
  as adjusted                                                                   22,054    (3,868)       4,760        4,204
-------------------------------------------------------------------------------------------------------------------------------
Extraordinary loss                                                                (675)     (227)           -            -

Net income, as reported                                                         18,521       763        4,760        4,204
SFAS No. 122 adjustment                                                          2,858    (4,858)           -            -
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss), as adjusted                                                $ 21,379  $ (4,095)   $   4,760    $   4,204
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share before
  extraordinary loss, as reported                                             $   5.33  $   (.45)   $    1.13    $    1.24
SFAS No. 122 adjustment per share                                                  .89     (1.97)           -            -
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share before
  extraordinary loss, as adjusted                                                 6.22     (2.42)        1.13         1.24
-------------------------------------------------------------------------------------------------------------------------------
Extraordinary loss per share                                                      (.21)     (.09)           -            -

Net income (loss) per share, as reported                                          5.12      (.54)        1.13         1.24
SFAS No. 122 adjustment per share                                                  .89     (1.97)           -            -
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share, as adjusted                                      $   6.01  $  (2.51)   $    1.13    $    1.24
-------------------------------------------------------------------------------------------------------------------------------
(a)  Includes a $29.1 million pretax write-off of the Company's goodwill and other intangible assets.





 SOURCE ONE MORTGAGE SERVICES CORPORATION AND SUBSIDIARIES 1996 ANNUAL REPORT