Form 10-K, Exhibit 13
period 1997-12-31
SOURCE ONE MORTGAGE SERVICES CORP
filed 1998-03-31
CIK 801543

                                                                    EXHIBIT 13a

TO OUR SHAREHOLDERS, EMPLOYEES AND CUSTOMERS


  Back in 1946, Source One Mortgage Services Corporation laid the foundation for the Company that has evolved today. Just as a house that was built in 1946 would undergo renovations, so too has Source One.

  We started with four employees in a one-room office and, over the years, have upgraded to a 1,500 employee Company. What has always remained the same, however, is the foundation on which the Company was built. Our goal of providing a home for every loan has been apparent all along.

  Worthy goals are not achieved overnight and we're still working on the goal of providing a home for every loan. To that end, we've made some changes and some additions in 1997.

  It's true that our last year was a period of significant change for the Company.

  It was the first year of our operation under a strategic plan adopted to position us to return low ROE capital to our parent company while simultaneously shaping a more profitable business with the capital remaining in the Company.

  The sale of a $17 billion portfolio to Chase Mortgage for $267 million in February set the stage for the year. This transaction both liquified a low-return servicing asset and reduced our exposure to swings in interest rates. In conjunction with the sale, we negotiated the subservicing rights to this portfolio and began seeking other subservicing partners.

  Change isn't easy, making this a difficult year for the management and employees of Source One. We reduced our work force, added new products quickly, changed our focus from conventional to government originations, made changes in top management and our Board of Directors, all while we were completely restructuring our sales organization.

  We spent significant time and money renovating the Company in 1997 and have a major challenge before us in 1998 to execute the plan for which the groundwork was laid last year.

  We still have a lot of work to do, but in our judgement, we have the people and the plan to make Source One profitable again. Early 1998 results are solidly in the black.

OPERATING RESULTS

  After a very slow start, our mortgage loan production grew 15% in 1997 to $4.4 billion. Unfortunately, we concluded the year with a net loss of $13.5 million compared with a net loss of $4.3 million the year before.

  We realized several strategic gains during the year including the reduction of our term debt with the proceeds received from the $17 billion servicing rights sale in February. We repurchased $119.6 million of 8.875% medium term notes due October 15, 2001. This repurchase resulted in a $6.0 million after tax loss. However, it reduces our future borrowing costs and frees up $138 million of assets that were being used to secure the noteholders.

STRATEGIC DIRECTION

  The key to our success in 1998 is the addition of new products to supplement our conventional, FHA and VA loans. We now have in place a revamped, revitalized and streamlined sales organization with special, stand alone business units targeting sub-prime, 125% loan to value (125% LTV), 203(k) and manufactured housing products. The most important step in adding new, higher-margin products was the establishment of an exclusive sub-prime/125% LTV operation in Lagrangeville, New York.

  We have also consolidated similar or overlapping backroom functions that handle the loans both before and after they have been closed. The consolidation has reduced the number of times a loan is handled and moved within the Company.

  We continue to aggressively pursue subservicing business. To date, we have only been able to secure modest contracts for current and flow business. The marketplace appears to accept that the Company is no longer a candidate for sale to another firm and that attitude change should have a positive impact on our subservicing efforts.

  Preliminary 1998 profitability projections are very positive. All of our production and support people exhibit a renewed enthusiasm about the business and we see a strong commitment to meet or exceed our 1998 Business Plan.

TO OUR SHAREHOLDERS, EMPLOYEES AND CUSTOMERS

SENIOR MANAGEMENT AND BOARD

  There were several significant management and Board of Directors changes during 1997.

  James H. Ozanne was named Chairman in March. He joined us from his role as President at Fund American Enterprises, Inc., and board member of Source One.

  James A. Conrad, former President and CEO, elected to take early retirement as did Lawrence J. Brady, Senior Vice President, Residential Division.

  Mark A. Janssen, Executive Vice President, previously responsible for Capital Markets, saw his duties expanded to include the Production Division. He was also named Secretary of the Company and a member of the Board of Directors.

  Allan L. Waters, Gordon S. Macklin and Robert P. Keller all elected to resign from the Board of Directors in order to pursue other activities.

  Raymond Barrette, Executive Vice President and Chief Financial Officer of Fund American Enterprises Holdings, Inc., joined the Board. We look forward to a long and mutually beneficial association.

  Susan L. Bowen, Senior Vice President, was named to oversee the sales and operations functions of the Production Division.

  Kathleen DeFrances was promoted to Senior Vice President in charge of the Residential Division.

  Pablo Sanchez joined the Company as a Senior Vice President responsible for our newly formed Sub-prime Unit. He joins the firm from his association with Beneficial.

  And, Frank Mohan was named President and CEO in September. With 35 years of experience as a senior consumer finance executive, Mohan arrived with a mandate to add more profitable products to our business mix and to return the overall Company to profitability. (The challenge continues, and we're making excellent headway.)

IN CONCLUSION

  Our renovation efforts are just coming to fruition; metaphorically speaking, the paint has yet to dry.

  We realize 1998 will be a challenge. But, we are staffed and collectively committed to successfully accomplish the difficult goals we've set for ourselves.

  We have in place efficient production and servicing units which can originate and service not only conventional loans, but manufactured housing, sub-prime, government, 203(k) and 125% LTV products.

  Our Sub-prime Unit has strategically and impactfully enlisted the support of our Production Division and they will consciously focus their respective efforts toward writing higher margin sub-prime loans.

  We extend a genuine and sincere thanks to all of our dedicated employees who have stood by the Company during its difficult transition. Their diligence toward providing the highest quality service to both our mortgage and subservicing customers has given us the solid base from which we can continue to grow.

  Our collective thanks to our Board of Directors for its support and direction.

  And last, but certainly not least, a respectful thanks to our customers who have made all the years possible.

  Sincerely,



  Francis X. Mohan                                        James H. Ozanne
  ------------------------                                ----------------------
  Francis X. Mohan                                        James H. Ozanne
  President and CEO                                       Chairman


  March 27, 1998

SELECTED CONSOLIDATED FINANCIAL DATA
& CORPORATE INFORMATION*



INCOME STATEMENT DATA (in thousands, except per share amounts)
-------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                             1997         1996         1995         1994          1993
-------------------------------------------------------------------------------------------------------------------------------
Total revenue                                                  $   93,874    $  148,680    $ 148,595    $ 142,493    $  173,564
Total expenses                                                    105,021       143,553      105,313      137,215       111,387
-------------------------------------------------------------------------------------------------------------------------------
(Loss) income before income taxes, extraordinary
  loss and cumulative effect of accounting change                 (11,147)        5,127       43,282        5,278        62,177
Income tax (benefit) expense                                       (3,617)        9,453       16,132        4,474        22,056
-------------------------------------------------------------------------------------------------------------------------------
(Loss) income before extraordinary loss and
  cumulative effect of accounting change                           (7,530)       (4,326)      27,150          804        40,121
Extraordinary loss on retirement of debt                           (5,975)            -         (902)           -             -
Cumulative effect of accounting change (a)                              -             -            -      (44,296)            -
-------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                              $  (13,505)   $   (4,326)   $  26,248    $ (43,492)   $   40,121
-------------------------------------------------------------------------------------------------------------------------------
Basic net (loss) income per common share (b):
  Before extraordinary loss and cumulative
    effect of accounting change                                $    (3.78)   $    (3.57)   $    7.55    $   (1.65)   $     9.48
  Basic net (loss) income per common share                          (5.79)        (3.57)        7.20       (14.21)         9.48
-------------------------------------------------------------------------------------------------------------------------------
Cash dividends per common share (c)                            $        -    $        -    $       -    $       -    $     6.39
Cash dividends declared on common shares                                -             -            -            -        26,616
Payment for common shares repurchased                               2,638             -      120,000      122,000             -
Insurance of common shares                                        119,040             -            -            -             -
-------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME STATEMENT DATA (d)
-------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                              $ ( 13,505)   $   (4,326)   $  26,248    $ (43,492)   $   40,121
Other comprehensive income (loss)                                  41,102           546        3,519       (3,779)       23,731
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                    $   27,597    $   (3,780)   $  29,767    $ (47,271)   $   63,852
-------------------------------------------------------------------------------------------------------------------------------
Basic comprehensive income (loss) per
  common share (b)                                             $     8.03    $    (3.33)   $    8.57    $  (15.28)   $    15.09
-------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
-------------------------------------------------------------------------------------------------------------------------------
Total mortgage loan production (in millions)                   $    4,403    $    3,831    $   2,852    $   4,586    $   11,452
Servicing portfolio at end of year (e):
  Balance (in millions)                                        $   26,546    $   29,201    $  31,831    $  39,568    $   38,403
  Number of loans serviced (f)                                    438,261       478,779      494,051      543,428       518,972
  Weighted average interest rate (f)                                 8.45%         8.48%        8.33%        8.14%         8.53%
  Weighted average net servicing fee (f) (g)                         .420%         .422%        .419%        .410%         .432%
  Percent delinquent (f)                                             6.35%         6.24%        5.28%        4.07%         4.44%
  Percent in process of foreclosure                                  1.18%          .93%         .80%         .77%          .92%
Servicing rights acquisitions (in millions)                    $       36    $    2,789    $   4,674    $   3,707    $    6,368
Sale of servicing rights (in millions)                         $   17,018    $    3,302    $  10,973    $   3,868    $        -
Number of employees at end of year                                  1,572         1,682        1,680        2,055         3,060
-------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (in thousands)
December 31,
-------------------------------------------------------------------------------------------------------------------------------
Mortgage loans receivable                                      $  519,247    $  314,937 $    381,028 $    210,472    $1,298,506
Capitalized servicing (net) (h)                                   181,025       410,939      397,071      530,450       666,666
Total assets                                                    1,304,690     1,131,054    1,135,029    1,210,012     2,647,153
Senior debt                                                       686,906       643,262      661,846      647,251     1,959,643
Subordinated debt                                                  55,153        54,535       54,786            -             -
Total liabilities                                                 849,641       816,297      812,785      733,925     2,095,153
Total stockholders' equity                                        455,049       314,757      322,244      476,087       552,000
-------------------------------------------------------------------------------------------------------------------------------


*See accompanying notes to selected consolidated financial data.

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA
& CORPORATE INFORMATION


(a) The 1994 amount reflects the cumulative after tax effect, as of January 1, 1994, of a change in the methodology used to measure impairment of the purchased mortgage servicing rights asset.

(b) Basic net (loss) income and basic comprehensive income (loss) per common share amounts for all years presented are based on the weighted average number of common shares outstanding.

(c) Cash dividends per common share were computed based on the total number of common shares outstanding as of the dividend record dates.

(d) Comprehensive income includes net income (loss) and the net change in after tax unrealized investment gain (refer to Note 1 to the consolidated financial statements for further discussion).

(e) Includes loans subserviced for others having a principal balance of $14.9 billion, $2.8 billion, $4.0 billion and $4.3 billion as of December 31, 1997, 1996, 1995 and 1994, respectively, except as noted.

(f) Excludes interim servicing of loans having a principal balance of $1,651 million and $4,190 million as of December 31, 1994 and 1993, respectively.

(g)  Excludes loans subserviced for others as noted in (d) above.

(h) Reflects a $68.1 million cumulative pretax effect adjustment to the purchased mortgage servicing rights asset as of January 1, 1994 relating to a change in the methodology used to measure its impairment.

FORM 10-K

  The financial information contained in this report substantially conforms with the information required in the "Form 10-K" Annual Report filed by the Company with the Securities and Exchange Commission at the end of March 1998. Certain supplemental information appears in such Form 10-K that is not necessarily disclosed within this document. Copies of such Form 10-K (without exhibits) are available, without charge, upon request to the Corporate Secretary's Office, Source One Mortgage Services Corporation, 27555 Farmington Road, Farmington Hills, Michigan 48334-3357 (telephone: (248) 488-7000).

BUSINESS

  The Company primarily engages in the business of producing and selling conforming and subprime residential mortgage loans, servicing conforming residential mortgage loans and subservicing residential mortgage loans for third parties. In response to increased industry competition for producing and servicing conforming mortgage loans, the Company has decided to broaden its product line by offering higher margin products. The Company has recently begun to produce 203(k) (FHA home improvement) loans, manufactured housing loans, subprime loans and 125% loan-to-value ("125% LTV") second mortgage loans. The 203(k) loans and the manufactured housing loans are being sold into agency pools with servicing retained. The subprime and 125% LTV loans are being originated for a fee and sold to third parties on a servicing released basis. The Company is currently expanding its capability to service and subservice subprime loans and to subservice 125% LTV loans. Although these higher margin products are a new focus for the Company, they accounted for less than 2% of total production in 1997 and are currently expected to account for less than 10% of total production in 1998. The Company's primary sources of revenue are net servicing revenue, net interest revenue, net gain on sale of mortgages, net gain on sale of servicing, earnings from unconsolidated affiliate and other revenue.

  The Company is also engaged, through certain of its subsidiaries, in the sale of credit-related insurance products (such as life, disability, health, accidental death and property and casualty insurance).

MARKET FOR STOCK AND RELATED MATTERS

  There is no established public trading market for the Company's common stock. As of March 31, 1998, there were two holders of the 3,211,881 shares of the Company's issued and outstanding common stock, White Mountains Holdings, Inc. ("White Mountains") (formerly Fund American Enterprises, Inc.), and its parent Fund American Enterprises Holdings, Inc. ("Fund American").

  No cash dividends on common stock were declared for the years ended December 31, 1997, 1996 or 1995. The Company's secured credit agreement contains covenants which limit its ability to pay dividends or make distributions on its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. In addition, the Company must comply with certain financial covenants provided in its secured credit agreement, including restrictions relating to tangible net worth and leverage. The Company is currently in compliance with all such covenants.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

  SUMMARY - The Company reported a net loss of $13.5 million for the year ended December 31, 1997 compared to a net loss of $4.3 million for the year ended December 31, 1996. The 1997 net loss includes a $9.2 million pretax extraordinary loss on the early retirement of the Company's medium-term debt, a $8.0 million pretax loss on the sale of servicing to a third party and the related assumption of subservicing, a $3.0 million pretax charge relating to loans held for investment identified as held for sale, $3.1 million of pretax restructuring and compensation charges and a $17.7 million pretax increase in the valuation allowances for impairment of the Company's capitalized servicing asset. These amounts are partially offset by a $11.3 million net gain on financial instruments and $9.5 million pretax equity in earnings of an unconsolidated affiliate. The 1996 net income includes a $29.1 million pretax charge for the write-off of the Company's goodwill and other intangible assets, and a $.9 million pretax charge for impairment of its capitalized servicing asset. These amounts are partially offset by a $10.1 million pretax gain on the sale of servicing to a third party and a $9.9 million pretax net gain on financial instruments.

  The Company reported comprehensive income of $27.6 million for the year ended December 31, 1997 compared to a comprehensive loss of $3.8 million for the year ended December 31, 1996. Comprehensive income includes net income (loss) and the net change in after tax unrealized investment gain (refer to Note 1 to the consolidated financial statements for further discussion). The Company's 1997 unrealized investment gains are associated primarily with its investment in Financial Security Assurance Holdings Ltd. ("FSA"), an unconsolidated affiliate, which it acquired during 1997 (refer to Note 2 to the consolidated financial statements for further discussion). The Company's 1996 unrealized investment gains are associated with its investment in common equity securities.

  The Company's total mortgage servicing portfolio decreased to $26.5 billion as of December 31, 1997 from $29.2 billion as of December 31, 1996. As part of the Company's corporate strategy to minimize exposure to interest rate risk inherent in its servicing asset, the Company took steps to reduce the size of its owned servicing portfolio and expand its subservicing business in the first quarter of 1997. In February 1997, the Company sold $17.0 billion of its nonrecourse mortgage servicing portfolio to a third party for adjusted proceeds of $266.9 million and recognized a pretax loss of $8.0 million on the sale and the related assumption of subservicing. The following table illustrates the change in the Company's mortgage servicing portfolio mix primarily as a result of the sale:



--------------------------------------------------------------------------
December 31, (in millions)                            1997     1996
--------------------------------------------------------------------------
Mortgage servicing portfolio owned                   $11,627  $26,410
Mortgage servicing portfolio subserviced for others   14,919    2,791
--------------------------------------------------------------------------
Total mortgage servicing portfolio                   $26,546  $29,201
--------------------------------------------------------------------------


  The Company is continuing its efforts to expand its subservicing business. Concurrent with the above strategy, the Company also continued to act on its strategy to optimize returns on its owned servicing portfolio by buying and selling mortgage servicing rights based on the underlying risk and return characteristics. The Company purchased the rights to service $.04 billion and $2.8 billion of mortgage loans from third parties during 1997 and 1996, respectively. During 1996, the Company sold the rights to service $3.3 billion of mortgage loans for net proceeds of $55.9 million and a pretax gain of $10.1 million. Additional sales transactions may occur in the future when management deems it to be economically advantageous.

  Total mortgage production for the years ended December 31, 1997 and 1996 was $4.4 billion and $3.8 billion, respectively. Production related to refinancing activity made up 40% of total production for 1997 as compared to 33% for 1996. The increase in mortgage loan production in 1997 reflects overall lower market interest rates during 1997 and a corresponding increase in refinance activity from 1996.

  Mortgage loan payoffs for each of the years ended December 31, 1997 and 1996 were $3.0 billion. The average prepayment rate of the Company's total servicing portfolio was 10.5% for each of the years ended December 31, 1997 and 1996. The Company's prepayment experience is significantly influenced by fluctuations in mortgage interest rates,

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  although the effect is not immediate. While overall, mortgage interest rates were lower during 1997 than in 1996, there was a significant decline in rates in December of 1997. Therefore, the average prepayment rates for 1997 do not fully reflect the decrease in interest rates as of year end 1997. The average prepayment rates for the months of January and February 1998 were 11.6% and 21.9%, respectively.

  REVENUE - Mortgage servicing revenue decreased to $95.0 million in 1997 from $139.6 million in 1996. The decrease in mortgage servicing revenue is primarily due to the February 1997 servicing sale, slightly offset by increased subservicing revenue generated as a result of the sale. The subservicing fees, however, are significantly lower than the servicing fees earned on the Company's owned servicing portfolio. Amortization of capitalized servicing decreased $7.8 million during the year ended December 31, 1997 from the comparable 1996 period. Amortization includes a $17.7 million and $.9 million increase in the valuation allowances for impairment of the Company's capitalized servicing asset in 1997 and 1996, respectively. Excluding the effects of these charges, amortization expense decreased to $46.5 million in 1997 from $71.0 million in 1996. This decrease in amortization expense is primarily the result of a smaller servicing asset due to the February 1997 servicing sale. The impairment charge in 1997 is primarily a result of increased market consensus prepayment rates and a corresponding decrease in the fair value of the Company's capitalized servicing asset from year end 1996.

  In 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party and continued to service these loans pursuant to a subservicing agreement. The gain of $19.9 million was deferred and was being recognized over the five-year life of the subservicing agreement. In the fourth quarter of 1996, the third party sold the rights to service approximately $1.0 billion of these mortgage loans, representing approximately 25% of the total loans subserviced by the Company for this third party. Accordingly, the Company recognized an additional $2.4 million of the deferred gain in 1996, representing approximately 25% of the deferred balance at the time of sale. In the fourth quarter of 1997, the third party sold the rights to service the remaining portfolio of loans. As a result, the Company recognized the $4.4 million remaining balance of the deferred gain. In 1997 and 1996, the Company recognized deferred gains totaling $6.9 million and $6.1 million, respectively, as part of mortgage servicing revenue in the consolidated statements of income.

  The Company invests in various financial instruments in order to offset changes in the value of its capitalized servicing asset and to mitigate the effect on earnings of higher amortization and impairment of the asset which results from increased prepayment activity that can occur with decreases in market interest rates. As interest rates decline, prepayment activity generally increases, thereby reducing the value of the capitalized servicing asset, while the value of the financial instruments increases. Conversely, as interest rates increase, the value of the capitalized servicing asset increases, while the value of the financial instruments decreases. The financial instruments utilized by the Company include interest rate floor contracts ("floors") and principal-only ("P/O") swap transactions.

  The floors are derivative contracts which derive their value from differences between the floor rate specified in the contract and market interest rates. The cash flow from the floors is equal to the difference between the floor rate and the prevailing interest rate applied to the notional amount. Payments are made to the Company only when the prevailing interest rates are below the floor rate. To the extent that prevailing interest rates decrease, the value of the floors increases, even if interest rates do not fall below the floor rate. To the extent that prevailing interest rates increase, the value of the floors decreases. However, the Company is not exposed to losses in excess of its initial investment in the floors.

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

  The Company recognized a net gain on its financial instruments of $11.3 million and $9.9 million for the years ended

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OOPERATIONS

  December 31, 1997 and 1996, respectively. The 1997 net gain includes
  $2.0 million in realized losses from the sale of financial instruments slightly offset by net cash flows received and $13.3 million in unrealized gains due to a net increase in the fair value of the various financial instruments. The 1996 net gain includes $8.1 million in realized gains from the sale of financial instruments and net cash flows received and $1.8 million in unrealized gains due to a net increase in the fair value of the various financial instruments. As of December 31, 1997 and 1996, the carrying value of the financial instruments was $20.7 million and $8.0 million, respectively, and is included in investments in the consolidated statements of condition (refer to Note 11 to the consolidated financial statements for further discussion).

  Interest income increased to $45.8 million in 1997 from $40.8 million in 1996. The increase in interest income is primarily the result of interest income earned on the outstanding receivable balance from the February 1997 servicing sale, an increase in interest income from pool loan purchases due to a higher average asset balance and income earned on an investment acquired in the second quarter of 1997. This increase was slightly offset by a decrease in conventional mortgage loan production and the corresponding decrease in the average conventional mortgage loans receivable inventory. Interest expense decreased slightly to $35.4 million in 1997 from $36.0 million in 1996. This decrease is primarily due to the retirement of medium-term notes and long-term debentures during 1996, the early retirement of medium-term notes in 1997 and a reduction in debt from the cash proceeds received from the 1997 servicing sale. This decrease was almost entirely offset by a decrease in interest expense credits received on escrow and custodial funds held in trust accounts resulting from the decrease in the Company's owned servicing portfolio and an increase in short-term borrowings necessary to fund increased production.

  In 1997, the Company realized a $.3 million gain from the transfer of its remaining common equity securities to White Mountains in exchange for shares of the Company's common stock held by White Mountains, which were then retired by the Company. The 1996 realized loss of $.9 million was a result of the Company selling certain common equity securities to White Mountains for cash. All of the equity securities involved in such transactions were actively traded, readily marketable, listed on a national exchange and, for purposes of such transactions, were valued at their closing prices on the day preceding the date of each transaction.

  The Company realized a net investment loss of $1.0 million for the year ended December 31, 1997 compared to a net investment gain of $.6 million for the year ended December 31, 1996. These amounts include the write-down of certain investments to realizable value offset by certain realized gains related to a partnership investment.

  In mid-March 1997, the Board of Directors of Fund American and several of its subsidiaries approved a corporate restructuring plan that strengthened the Company by increasing its stockholders' equity. The most significant part of the plan was the contribution of the Company's investment in FSA by its direct parent. The Company recognized $9.5 million of equity in earnings of FSA for the year ended December 31, 1997 (refer to Notes 2 and 10 to the consolidated financial statements for further discussion).

  Net gain on mortgage sales decreased to $21.5 million in 1997 from $38.3 million in 1996. This decrease is primarily due to decreased capitalized originated mortgage servicing rights ("OMSR") income as a result of a change in the Company's mortgage loan production mix which included a proportionately higher volume of correspondent production, which generates lower OMSR income. At this time, the Company is uncertain if future originations will continue to be comprised of a proportionately higher volume of correspondent production. The decrease in the 1997 gain also reflects a $3.0 million pretax charge relating to mortgage loans held for investment which were identified for sale and marked down from amortized cost to current market value during the second quarter of 1997 (refer to Note 7 to the consolidated financial statements for further discussion).

  The Company recorded a $4.3 million pretax loss from the sale of $17.0 billion of nonrecourse mortgage servicing rights and the related assumption of subservicing in the first half of 1997. The Company recorded an additional loss of $3.7 million in the fourth quarter of 1997 in connection with the amendment of the subservicing arrangement which extended the Company's subservicing responsibilities for one additional year at less favorable terms than the original agreement provided. The Company will continue to service these loans pursuant to a subservicing agreement at least until March 1999, June 1999 and August 1999 for Federal Home Loan Mortgage Corporation ("FHLMC") loans,

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Government National Mortgage Association ("GNMA") loans and Federal
  National Mortgage Association ("FNMA") loans, respectively. The subservicing period can be extended for one additional year beyond these dates at the option of the purchaser. During 1996, the Company sold the rights to service $3.3 billion of its mortgage servicing portfolio and realized a pretax gain of $10.1 million.

  EXPENSES - Salaries and employee benefits expense was $54.8 million and $56.3 million for the years ended December 31, 1997 and 1996, respectively. Generally accepted accounting principles ("GAAP") require certain loan origination revenues to be netted against direct loan origination costs. Since salaries and employee benefits expense is the largest component of loan origination costs, approximately 90% of loan origination revenues are accounted for as a reduction to salaries and benefits expense as indicated in the following table:



--------------------------------------------------------------------------
Year ended December 31, (in thousands)               1997      1996
--------------------------------------------------------------------------
Unadjusted salaries and employee benefits expense   $74,405   $76,114
GAAP net origination revenues                       (19,611)  (19,820)
--------------------------------------------------------------------------
GAAP salaries and employee benefits expense         $54,794   $56,294
--------------------------------------------------------------------------


  The slight decrease in loan origination revenues, reflecting lower retail mortgage loan production during the year ended December 31, 1997 as compared to the same 1996 period, slightly offset the decrease in unadjusted salaries and employee benefits expense. The decrease in unadjusted salaries and employee benefits expense primarily reflects decreased headcount as a result of the Company's restructuring plan implemented in the second quarter of 1997, partially offset by higher loan officer commissions associated with the increase in total mortgage loan production in 1997 and an increase in the long term incentive plan accrual.

  The provision for loan losses was $8.6 million and $10.3 million for the years ended December 31, 1997 and 1996, respectively. The decrease in the 1997 provision is primarily due to lower loss volumes resulting from the decrease in the Company's owned servicing portfolio, a decrease in the average loss per loan and lower loss volumes on certain California residential mortgage loans in 1997. In addition, the 1997 provision includes a $.4 million charge related to the sale of a commercial real estate owned property in the second quarter of 1997. A valuation allowance of $2.6 million was included in the December 31, 1996 allowance for loan losses and $.9 million was charged to the 1996 provision for this property.

  In the fourth quarter of 1996, the Company wrote off the remaining carrying value of goodwill and certain other intangible assets totaling $29.1 million. It is the Company's policy to account for goodwill and other intangible assets at the lower of amortized cost or fair value. On an ongoing basis, management reviews the valuation and amortization of these assets. As a part of its ongoing review, management estimates the fair value of the Company's intangible assets, taking into consideration any events and circumstances which might have diminished their value. During 1996, the Company had been re-evaluating the recoverability of goodwill and certain other intangible assets and considered the impact of the following factors on its forecast of future operations (i) increased competition and industry consolidation which had adversely impacted the value of the Company's mortgage loan production and servicing operation; (ii) the attainment of a definitive agreement in the fourth quarter of 1996 to sell approximately $17.0 billion of the Company's mortgage servicing portfolio at essentially book value and (iii) a reduction in interest rates in the fourth quarter of 1996. Based on such valuation, the Company had determined that its projected results would not support the future amortization of the Company's remaining goodwill and certain other intangible assets of $29.1 million at December 31, 1996 and, therefore, wrote-off such assets.

  In April 1997, the Company's management approved and implemented a restructuring plan designed to reduce its operating costs in order to improve its financial performance. As part of this plan, the Company reduced its work force, primarily in overhead areas, by approximately 100 employees during the second quarter of 1997 to bring its overhead costs in line with its production and servicing operations. As a result, the Company recognized restructuring charges totaling $1.7 million during the second quarter of 1997. The amount includes approximately $1.6 million of employee separation costs, including severance payments, health care coverage and postemployment education benefits and $.1 million of miscellaneous expenses. As of December 31, 1997, $.1

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  million of these charges remained accrued in the Company's consolidated statement of condition.

  Other operating expenses were $26.6 million and $34.3 million for the year ended December 31, 1997 and 1996, respectively. The decrease in 1997 is primarily due to the elimination of amortization expense related to goodwill and certain other intangible assets which were written off at year end 1996.

  The Company's income tax provision for the year ended December 31, 1997 includes an additional provision for the effect of the February 1997 servicing sale. The 1996 provision was adversely impacted by the write-off of goodwill and other intangible assets at year end 1996. The total pretax write-off of these assets was $29.1 million and the related tax benefit was $3.2 million.

  The Company recognized an extraordinary loss of $6.0 million, net of income tax benefit, on the early retirement of $119.6 million of its outstanding 8.875% medium-term notes due October 15, 2001 in the second quarter of 1997.

  During the fourth quarter of 1996, the Company established a team to coordinate the identification, evaluation and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Currently, the project is substantially complete and unit tested, with an estimated completion date in early 1998. At that time, testing of the full system will begin and is estimated to be complete well before the end of 1998. The cost of achieving year 2000 compliance is estimated to be less than $2.0 million above the cost of normal software upgrades and replacements. As of December 31, 1997 approximately $1.0 million had been spent on the project.

  The Company has initiated formal communications with all of its significant business partners to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remedy their own year 2000 issues. There is no guarantee that the systems of other companies on which the Company's systems rely will be converted on a timely basis and will not have an adverse effect on the Company's systems.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

  SUMMARY - The Company reported a net loss of $4.3 million for the year ended December 31, 1996 as compared to net income of $26.2 million for the year ended December 31, 1995. The 1996 net loss reflects a $29.1 million pretax charge for the write-off of the Company's goodwill and other intangible assets and a $.9 million pretax charge for impairment of its capitalized servicing asset. These amounts were partially offset by a $10.1 million pretax gain on the sale of servicing to a third party and a $9.9 million pretax net gain on financial instruments. The 1995 net income includes a $28.0 million pretax charge for impairment of the capitalized servicing asset, $40.0 million of pretax gains on the sale of servicing to third parties and a $.8 million pretax net gain on financial instruments.

  The Company reported a comprehensive loss (which includes net income (loss) and the net change in after tax unrealized investment gain) of $3.8 million for the year ended December 31, 1996 as compared to comprehensive income of $29.8 million for the year ended December 31, 1995. The Company's 1996 and 1995 unrealized investment gains are associated with its investment in common equity securities.

  The Company's total mortgage servicing portfolio decreased to $29.2 billion as of December 31, 1996 from $31.8 billion as of December 31, 1995. The Company continued to act on its corporate strategy to optimize returns on its owned servicing portfolio by buying and selling mortgage servicing rights based on the underlying risk and return characteristics. The Company purchased the rights to service $2.8 billion and $4.7 billion of mortgage loans from third parties during 1996 and 1995, respectively. During 1996, the Company sold the rights to service $3.3 billion of mortgage loans for net proceeds of $55.9 million and a pretax gain of $10.1 million. During 1995, the Company sold a total of $11.0 billion in servicing rights to third parties for net proceeds of $199.1 million and a pretax gain of $40.0 million.

  Total mortgage production for the years ended December 31, 1996 and 1995 was $3.8 billion and $2.9 billion, respectively. Production related to refinancing activity made up 33% of total mortgage loan production for 1996 as

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  compared to 23% for 1995. The increase in mortgage loan production in 1996 reflects overall lower market interest rates during 1996 and a corresponding increase in refinancing activity from 1995 levels.

  Mortgage loan payoffs for the years ended December 31, 1996 and 1995 were $3.0 billion and $2.3 billion, respectively. The average prepayment rate of the Company's total servicing portfolio was 10.5% for the year ended December 31, 1996 as compared to 8.3% for 1995. The Company's prepayment experience is significantly influenced by fluctuations in mortgage interest rates, although the effect is not immediate. A steady decline in market interest rates for mortgage loans during 1995 in addition to average lower interest rates in 1996 contributed to the increase in mortgage loan prepayments during 1996.

  REVENUE - Mortgage servicing revenue decreased to $139.6 million in 1996 from $141.9 million in 1995. This decrease is primarily due to a lower average servicing portfolio balance during 1996 compared to 1995. This decrease was partially offset by the recognition of a portion of the Company's deferred gain on the 1994 sale of servicing rights. Amortization of capitalized servicing decreased $9.4 million during the year ended December 31, 1996 from the comparable 1995 period. Amortization includes a $.9 million and $28.0 million increase in the valuation allowances for impairment of the Company's capitalized servicing asset in 1996 and 1995, respectively. Excluding the effects of these charges, amortization expense increased to $71.0 million from $53.4 million for the years ended December 31, 1996 and 1995, respectively. The increase in amortization expense is primarily due to higher market consensus prepayment rates as well as a higher average servicing asset balance during 1996 as compared to 1995. The impairment charge in 1995 is a result of increased market consensus prepayment rates and a corresponding decrease in the fair value of the Company's capitalized servicing asset from year end 1994.

  In 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party and continued to service these loans pursuant to a subservicing agreement. The gain of $19.9 million was deferred and was being recognized over the five-year life of the subservicing agreement. In the fourth quarter of 1996, the third party sold the rights to service approximately $1.0 billion of these mortgage loans, and as a result, the Company recognized an additional $2.4 million of the deferred gain. In 1996 and 1995, the Company recognized deferred gains totaling $6.1 million and $4.2 million, respectively, as part of mortgage servicing revenue in the consolidated statements of income.

  For the year ended December 31, 1996, the Company recognized a $9.9 million gain on its financial instruments as compared to a gain of $.8 million in 1995. The 1996 gain includes $8.1 million in realized gains from the sale of financial instruments and net cash flows received and $1.8 million in unrealized gains due to a net increase in the fair market value of various financial instruments. The 1995 gain includes unrealized gains due to a net increase in the fair market value of the financial instruments. As of December 31, 1996 and 1995, the carrying value of the financial instruments was $8.0 million and $3.5 million, respectively, and is included in investments in the consolidated statements of condition (refer to Note 11 to the consolidated financial statements for further discussion).

  Interest income increased to $40.8 million in 1996 from $37.7 million in 1995. The increase in interest income is indicative of the increase in production levels experienced in 1996 as compared to 1995. Interest expense increased to $36.0 million in 1996 from $27.3 million in 1995. This increase is due to the increase in short-term borrowings necessary to fund production as well as the additional expense related to the $56.0 million in principal amount of subordinated debentures issued in December 1995.

  The Company had net realized losses on the sale and exchange of securities with affiliates of $.9 million and $2.2 million for the years ended December 31, 1996 and 1995, respectively. The 1996 loss was a result of the Company selling its then remaining common equity securities to White Mountains for cash. The 1995 loss resulted from the transfer of $27.0 million of certain common equity securities to White Mountains in exchange for shares of the Company's common stock held by White Mountains, which were then retired by the Company. All of the equity securities involved in such transactions were actively traded, readily marketable, listed on a national exchange and, for purposes of such transactions, valued at their closing prices on the day preceding the date of each transaction.

  The net realized investment gain of $.6 million for the year ended December 31, 1996 includes a $1.4 million gain on

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  the return of a partnership investment, offset by the writedown of certain investments to realizable value. The net realized loss of $.5 million for the year ended December 31, 1995 primarily reflects net losses realized on the sale of the Company's common equity securities to third parties.

  Net gain on sale of mortgages increased to $38.3 million in 1996 from $24.0 million in 1995. The increase reflects increased production and related mortgage sales volumes in 1996.

  Other revenue was $18.1 million and $15.6 million for the years ended December 31, 1996 and 1995, respectively. The increase in other revenue, which consists primarily of insurance commissions and brokerage fees, was directly related to the increase in production volumes.

  EXPENSES - Salaries and employee benefits expense was $56.3 and $51.3 million for the years ended December 31, 1996 and 1995, respectively. Generally accepted accounting principles ("GAAP") require loan origination revenues to be netted against direct loan origination costs. Since salaries and employee benefits expense is the largest component of loan origination costs, approximately 90% of loan origination fees are accounted for as a reduction to salaries and employee benefits expense as illustrated in the following table:



--------------------------------------------------------------------------
Year ended December 31, (in thousands)                1996      1995
--------------------------------------------------------------------------
Unadjusted salaries and employee benefits expense   $76,114   $68,807
GAAP net origination revenues                       (19,820)  (17,550)
--------------------------------------------------------------------------
GAAP salaries and employee benefits expense         $56,294   $51,257
--------------------------------------------------------------------------


  An increase in loan origination revenues, reflecting higher retail mortgage loan production in 1996, slightly offsets the increase in unadjusted salaries and employee benefits expense. Excluding the effects of loan origination revenues, salaries and employee benefits expense increased 11% in 1996 as compared to 1995. This increase reflects the additional personnel expenses and loan officer commissions associated with the Company's increased mortgage loan production in 1996.

  The provision for loan losses increased to $10.3 million in 1996 from $7.0 million in 1995. This increase is attributable to a higher average loss per loan, higher loss volumes relating to certain California residential mortgage loans and increased losses due to servicing portfolios acquired by the Company during the fourth quarters of 1995 and 1996. The delinquency rates of these acquired portfolios were higher than the Company's historical average delinquency rate. The Company purchased these portfolios for prices which were reflective of these higher delinquency rates. In addition, the 1996 provision includes a $.9 million charge to increase the valuation allowance of a certain commercial real estate owned property. The valuation allowance for this property totaled $2.6 million at December 31, 1996.

  In the fourth quarter of 1996, the Company wrote off the remaining carrying value of goodwill and certain other intangible assets totaling $29.1 million.

  Other operating expenses, which consist primarily of loan processing expenses and general office expenses, increased to $34.3 million in 1996 from $32.8 million in 1995. Loan processing expenses tend to decrease or increase with mortgage loan production. Accordingly, the increase in other operating expenses in 1996 reflects higher mortgage loan production in 1996 compared to 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary cash flow requirements relate to funding mortgage loan production and investments in mortgage servicing rights. To meet these financing needs, the Company relies on short-term credit facilities, medium and long-term debt, early funding programs, cash flow from operations and until the investment downgrade described below, commercial paper borrowings. The Company also generates cash from the sale of servicing. Management believes capital resources will be sufficient to meet the Company's operating needs as well as to fund maturing medium and long-term debt.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  In July 1997, the Company amended and restated its secured revolving credit agreement to reflect a reduction in its borrowing requirements resulting from the cash proceeds received from the 1997 servicing sale. The provisions of the amended agreement decreased the Company's revolving credit facility from $750.0 million to $500.0 million, reduced borrowing costs by lowering the facility fee and will allow the Company to use proceeds from the servicing sale to pay additional dividends on its common stock of up to $75.0 million. The provisions also granted the Company the option to increase the size of the facility up to $750.0 million, with bank concurrence (refer to Note 23 to the consolidated financial statements). In order to fund increased production volumes and replace commercial paper financing no longer available as a result of the downgrade of the Company's debt rating as described below, the Company exercised its right under the agreement to request additional commitments in December 1997. With bank concurrence, the Company obtained additional commitments of $100.0 million which increased the available revolving facility to $600.0 million. Borrowings under the facility are secured primarily by the Company's mortgage loans receivable and pool loan purchases. The revolving credit facility expires on July 24, 1998. As of December 31, 1997, the Company had $559.0 million outstanding under this facility. As of December 31, 1996, the Company had no borrowings outstanding under the previous facility, however, the Company had $347.2 million of commercial paper borrowings outstanding.

  The Company must comply with certain financial covenants provided in its secured revolving credit facility, including restrictions relating to tangible net worth and leverage. In addition, the secured facility contains certain covenants which limit the Company's ability to pay dividends or make distributions of its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. The Company is currently in compliance with all such covenants.

  The Company's $60.0 million unsecured revolving credit agreement was not extended in July 1997. This agreement was designed to give the Company benefit for escrow funds held in custodial banks. The Company continues to receive this benefit by replacing borrowings under this facility with borrowings under the bid loan provision of the Company's secured credit agreement. The Company's total bank facility borrowing capacity was not reduced by the termination of the unsecured agreement because borrowings under this agreement reduced the Company's ability to borrow up to the maximum amount under its secured credit facility. As of December 31, 1996, there was $45.0 million outstanding under the Company's unsecured agreement.

  The Company has a $650.0 million domestic commercial paper program. In November 1997, the Company's commercial paper rating was downgraded by Moody's from Prime-3 to Not Prime. In addition, in April 1997, the Company's commercial paper rating was downgraded by Standard & Poors from A-2 to A-3. As a result of the rating downgrade in November, the Company is not able to issue commercial paper and has replaced its commercial paper borrowings with borrowings under its $600.0 million revolving credit facility.

  The Company amended a short-term borrowing agreement in April 1997 which it had entered into August 1996. The provisions of the amended agreement increased the Company's facility from $25.0 million to $50.0 million. As a result of the rating downgrade in November 1997, the Company is not able to borrow under this agreement. As of December 31, 1996, there was $15.0 million outstanding under the original agreement.

  Central Pacific Mortgage Company ("Central Pacific"), a wholly-owned subsidiary of the Company, entered into a new unsecured revolving credit agreement in May 1997 under which it can borrow up to $15.0 million through June 1, 1998. Central Pacific amended this agreement in December 1997 to change certain reporting requirements and financial covenants. Borrowings under the agreement are guaranteed by the Company. As of December 31, 1997, there was $10.5 million outstanding under this agreement. As of December 31, 1996, there were no borrowings outstanding under the previous agreement which allowed for borrowings up to $10.0 million.

  Central Pacific must comply with certain financial covenants provided in its revolving credit agreement, including restrictions relating to tangible net worth and leverage. As guarantor, these covenants apply to the Company. Central Pacific is currently in compliance with all such covenants.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

  In June 1992, the Company issued $100.0 million of 9% debentures due June 2012 under terms of a $250.0 million shelf registration statement filed with the Securities and Exchange Commission ("SEC") in April 1992. The debentures may not be redeemed by the Company prior to maturity. The proceeds were used for general corporate purposes.

  Under a $200.0 million shelf registration statement filed with the SEC in November 1988, the Company issued $40.0 million of medium-term notes in 1989, with a total weighted average interest rate of 9.65% due 1996, and in October 1991, the Company issued $160.0 million of 8.875% medium-term notes due October 2001. During 1995, the Company repurchased and retired $10.3 million of the medium-term notes due in 1996 and $21.6 million of the medium-term notes due in 2001. During 1996, the Company repaid the remaining $29.7 million of the medium-term notes due in 1996 on their maturity dates. In May 1997, the Company repurchased and retired $119.6 million of the medium-term notes due in 2001.

  In 1986, the Company issued $125.0 million of 8.25% debentures due November 1, 1996. The Company repurchased and retired $50.4 million of these debentures during 1995 and repaid the remaining $74.6 million on their maturity date in 1996.

  The Company has a dividend policy which may result in the payment of dividends on the Company's common stock, dependent upon the earnings, cash position and capital needs of the Company, limitations in credit agreements, general business conditions and other factors deemed relevant by the Company's Board of Directors. The Company did not declare any dividends on its common stock during 1997, 1996 or 1995 (refer to Note 23 to the consolidated financial statements).

  Quarterly cash dividends are paid on preferred stock at an annual rate of 8.42% or $2.105 per share, if declared by the Board of Directors, in arrears on the first day of each February, May, August and November. The Company paid cash dividends totaling $3.7 million, $3.7 million and $8.4 million on its preferred stock for the years ended December 31, 1997, 1996 and 1995, respectively.

  The preferred stock is not redeemable prior to May 1, 1999. On or after such date, the preferred stock may be redeemed at the option of the Company at a price of $25 per share, plus accrued and unpaid dividends to the redemption date.

  In January 1997, the Company transferred its remaining common equity securities with a market value of $2.6 million to White Mountains in exchange for 21,239 shares of the Company's common stock held by White Mountains, which were retired by the Company.

  In February 1997, the Company sold $17.0 billion of its nonrecourse mortgage servicing portfolio to a third party for adjusted proceeds of $266.9 million. The Company has used the proceeds of $242.6 million received from the sale through December 31, 1997 to reduce outstanding short-term debt and to retire $119.6 million of its 8.875% medium-term notes. The remaining balance of $27.3 million, including accrued interest, is reflected as a receivable from sale of servicing in the consolidated statement of condition as of December 31, 1997. The Company is currently evaluating its

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  options as to how it will utilize the remaining proceeds from the sale.
  These options include: (i) purchasing additional mortgage servicing rights from third parties; (ii) further reducing its outstanding indebtedness; (iii) reducing its outstanding preferred or common shareholders' equity or (iv) any combination of the foregoing.

  In March 1997, the Board of Directors of Fund American approved a corporate restructuring plan involving several of its subsidiaries including the Company. In accordance with this plan, the Company contracted to receive capital infusions from White Mountains of approximately $139 million (approximately $119 million net of associated tax liabilities and other adjustments) consisting primarily of common stock, convertible redeemable preferred stock and options to acquire common stock of FSA. During the first quarter of 1997, the Company issued 230,293 shares of its common stock to its White Mountains in exchange for 1.0 million shares of FSA common stock valued at $27.8 million and issued 105,000 shares of its common stock to Fund American for cash proceeds of $12.7 million. During the second quarter of 1997, the Company recorded the remaining contribution by White Mountains of $78.5 million of contracted net assets consisting of 2.5 million shares of FSA common stock, 2.0 million shares of FSA convertible redeemable preferred stock and options to acquire 2.6 million shares of FSA common stock in exchange for 650,827 shares of the Company's common stock. The capital infusions were undertaken to improve the Company's debt ratings and reduce the Company's borrowing costs.

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

  During 1995, the Company transferred a total of $27.0 million of common equity securities and $93.0 million in cash and money market investments to White Mountains in exchange for 959,049 shares of the Company's common stock held by White Mountains, which were retired by the Company.

  The Company is currently considering further steps to restructure its debt including (i) the issuance of approximately $50.0 million of additional medium-term notes pursuant to an existing shelf registration and (ii) entering into interest rate swaps whereby the Company's obligation to pay a fixed rate of interest on a portion of its outstanding medium-term notes and debentures will be swapped for an obligation to pay a floating rate of interest. The Company believes that using floating rate debt to finance a larger portion of its mortgage servicing assets is prudent, since the value of such assets generally increases as interest rates increase, and declines as interest rates decrease.

INFLATION

  Inflation and changes in interest rates can have differing effects on various aspects of the Company's business, particularly with respect to marketing gains and losses from the sale of mortgage loans, mortgage loan production, the value of the Company's servicing portfolio and net interest revenue. Historically, the Company's loan originations and loan production income have increased in response to falling interest rates and have decreased during periods of rising interest rates. Periods of low inflation and falling interest rates tend to reduce loan servicing income and the value of the Company's mortgage loan servicing portfolio because prepayments of mortgages increase and the average life of loan servicing rights is shortened. Conversely, periods of increasing inflation and rising interest rates tend to increase loan servicing income and the value of the Company's mortgage loan servicing portfolio because prepayments of mortgages decline and the average life of loan servicing rights is lengthened. In an attempt to mitigate the Company's exposure to changes in market interest rates, the Company utilizes various derivative financial instruments (refer to Note 11 to the consolidated financial statements).

REPORT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS
SOURCE ONE MORTGAGE SERVICES CORPORATION

  We have audited the accompanying consolidated statement of condition of Source One Mortgage Services Corporation and subsidiaries ("the Company") as of December 31, 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Financial Security Assurance Holdings Ltd. ("FSA") (a 12.1 percent owned equity investee company). The Company's investment in FSA at December 31, 1997, was $104 million, and its equity in earnings of FSA was $9.5 million for the year ended December 31, 1997. The financial statements of FSA were audited by other auditors, Coopers & Lybrand L.L.P., whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for FSA, is based solely on the report of the other auditors. The accompanying consolidated financial statements of the Company as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, were audited by other auditors whose report thereon dated January 30, 1997, (except for Notes 7 and 22, as to which the date was March 21, 1997), on those statements included an explanatory paragraph that described the change in the Company's method of accounting for mortgage servicing rights discussed in Notes 1 and 3 to the consolidated financial statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audit and the report of the other auditors, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Source One Mortgage Services Corporation and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



  KPMG Peat Marwick LLP

  Detroit, Michigan
  January 29, 1998,
  except for Note 23
  as to which the date is
  March 20, 1998

CONSOLIDATED STATEMENTS OF CONDITION



-------------------------------------------------------------------------------------------------------------------------
December 31, (in thousands, except for share and per share amounts)                             1997                1996
-------------------------------------------------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------------------------------------------
Cash                                                                                      $     3,134         $       923
Investments                                                                                    86,239              46,555
Investment in unconsolidated affiliate (net)                                                  192,137                   -
Mortgage loans receivable                                                                     519,247             314,937
Pool loan purchases                                                                           149,791             131,539
Loans held for investment                                                                       5,191              17,984
Capitalized servicing (net)                                                                   181,025             410,939
Receivable from sale of servicing                                                              27,324                   -
Common equity securities (net)                                                                      -               2,312
Mortgage claims receivable and real estate acquired
  (net of allowance for loan losses of $12,800 in 1997 and $15,400 in 1996)                    41,199              57,119
Premises and equipment                                                                         22,171              28,054
Other assets                                                                                   77,232             120,692
-------------------------------------------------------------------------------------------------------------------------
Total assets                                                                              $ 1,304,690         $ 1,131,054
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------------
Liabilities:
Senior debt                                                                               $   686,906         $   643,262
Subordinated debt                                                                              55,153              54,535
Accounts payable and other liabilities                                                        107,582             118,500
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                             849,641             816,297
=========================================================================================================================
Stockholders' Equity:
Preferred stock, $.01 par value, 12,000,000 shares authorized,
  1,760,939 shares of 8.42% cumulative Series A (aggregate
  liquidation preference of $44,023) issued and
  outstanding as of December 31, 1997 and 1996                                                     18                  18
Common stock, $.01 par value, 8,000,000 shares authorized,
  3,211,881 and 2,247,000 shares issued and outstanding as of
  December 31, 1997 and 1996, respectively                                                         32                  22
Paid-in capital                                                                               462,480             346,088
Accumulated other comprehensive income                                                         41,102                   -
Retained deficit                                                                              (48,583)            (31,371)
-------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                    455,049             314,757
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                $ 1,304,690         $ 1,131,054
=========================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


-----------------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands, except for per share amounts)               1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------------
REVENUE
-----------------------------------------------------------------------------------------------------------------------------
Mortgage servicing revenue                                                   $    94,952       $   139,578      $    141,883
Amortization of capitalized servicing                                            (64,150)          (71,936)          (81,385)
Net gain on financial instruments                                                 11,271             9,904               840
-----------------------------------------------------------------------------------------------------------------------------
  Net servicing revenue                                                           42,073            77,546            61,338
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                   45,754            40,826            37,669
Interest expense                                                                 (35,362)          (36,018)          (27,348)
-----------------------------------------------------------------------------------------------------------------------------
  Net interest revenue                                                            10,392             4,808            10,321
-----------------------------------------------------------------------------------------------------------------------------
Net realized investment gain (loss) on sale and
  exchange of securities with affiliates                                             326              (855)           (2,159)
Net realized investment (loss) gain                                               (1,048)              623              (544)
Equity in earnings of unconsolidated affiliate                                     9,507                 -                 -
Net gain on sale of mortgages                                                     21,497            38,346            24,015
Net (loss) gain on sale of servicing
  and assumption of subservicing                                                  (8,032)           10,080            40,041
Other                                                                             19,159            18,132            15,583
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                                                     93,874           148,680           148,595
=============================================================================================================================
EXPENSES
-----------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                                    54,794            56,294            51,257
Office occupancy and equipment                                                    13,289            13,619            14,326
Provision for loan losses                                                          8,610            10,260             6,956
Write-off of goodwill and other intangible assets                                      -            29,128                 -
Restructuring charges                                                              1,727                 -                 -
Other operating expenses                                                          26,601            34,252            32,774
-----------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                   105,021           143,553           105,313
-----------------------------------------------------------------------------------------------------------------------------
(Loss) income before income taxes and
  extraordinary loss                                                             (11,147)            5,127            43,282
Income tax (benefit) expense                                                      (3,617)            9,453            16,132
-----------------------------------------------------------------------------------------------------------------------------
(Loss) income before extraordinary loss                                           (7,530)           (4,326)           27,150
Extraordinary loss on repurchase of debt
  (net of income tax benefit of $3,217
  in 1997 and $486 in 1995)                                                       (5,975)                -              (902)
-----------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                                (13,505)           (4,326)           26,248
Less dividends on preferred stock                                                  3,707             3,707             7,634
-----------------------------------------------------------------------------------------------------------------------------
Net (loss) income applicable to common stock                                 $   (17,212)      $    (8,033)     $     18,614
=============================================================================================================================
Basic net (loss) income per common share:
  Before extraordinary loss                                                  $     (3.78)      $     (3.57)     $       7.55
  Extraordinary loss                                                               (2.01)                -              (.35)
-----------------------------------------------------------------------------------------------------------------------------
Basic net (loss) income per common share                                     $     (5.79)      $     (3.57)     $       7.20
=============================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS
OF COMPREHENSIVE INCOME

------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands, except for per share amounts)                    1997             1996           1995
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                                  $  (13,505)     $    (4,326)    $   26,248
Other comprehensive income, net of tax
  Unrealized gains (losses) on investments:
  Unrealized holding gain (loss) arising during year
     (net of income tax expense (benefit) of $22,245, $(5) and
     $914 for 1997, 1996 and 1995, respectively)                                       41,314              (10)         1,697
  Less: reclassification adjustment for (gains) losses
     included in net income (net of income tax (expense) benefit
     of $(114), $299 and $981 for 1997, 1996 and 1995, respectively)                     (212)             556          1,822
------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income                                                             41,102              546          3,519
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                                            27,597           (3,780)        29,767
Less dividends on preferred stock                                                       3,707            3,707          7,634
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss) applicable to
  common stock                                                                     $   23,890      $    (7,487)    $   22,133
==============================================================================================================================
Basic comprehensive income (loss) per common share                                 $     8.03      $     (3.33)    $     8.57
==============================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


--------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997, 1996 and 1995
(in thousands, except for share and per share amounts)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                Accumulated                               Total
                                                                                      Other          Retained            Stock-
                                         Preferred        Common     Paid-in  Comprehensive          Earnings          holders'
                                             Stock         Stock     Capital         Income         (Deficit)            Equity
---------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1995                 $  40        $   32     $  522,032     $ (4,065)       $   (41,952)      $   476,087
Net income                                      -             -              -            -             26,248            26,248
Change in unrealized investment
 gain (net)                                     -             -              -        3,519                  -             3,519
Repurchase of 959,049 shares of
 common stock, $.01 par value,
 from parent                                    -           (10)      (119,990)           -                  -          (120,000)
Exchange of 2,239,061 shares of
 8.42% cumulative Series A
 preferred stock, $.01 par value
 (aggregate liquidation preference
 of $25 per share) for 9.375%
 subordinated debentures                      (22)            -        (55,954)           -                  -           (55,976)
Preferred dividends declared
 of $2.105 per share                            -             -              -            -             (7,634)           (7,634)
================================================================================================================================
Balances at December 31, 1995                  18            22        346,088         (546)           (23,338)          322,244
Net loss                                        -             -              -            -             (4,326)           (4,326)
Change in unrealized investment
 gain (net)                                     -             -              -          546                  -               546
Preferred dividends declared of
 $2.105 per share                               -             -              -            -             (3,707)           (3,707)
================================================================================================================================
Balances at December 31, 1996                  18            22        346,088            -            (31,371)          314,757
Net loss                                        -             -              -            -            (13,505)          (13,505)
Change in unrealized investment
 gain (net)                                     -             -              -       41,102                  -            41,102
Repurchase of 21,239 shares of
 common stock, $.01 par value,
 from parent                                    -             -         (2,638)           -                  -            (2,638)
Issuance of 105,000 shares of
 common stock, $.01 par value,
 to parent                                      -             1         12,674            -                  -            12,675
Issuance of 230,293 shares of
 common stock, $.01 par value,
 to parent                                      -             2         27,797            -                  -            27,799
Issuance of 650,827 shares of
 common stock, $.01 par value,
 to parent                                      -             7         78,559            -                  -            78,566
Preferred dividends declared of
 $2.105 per share                               -             -              -            -             (3,707)           (3,707)
--------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997               $  18        $   32     $  462,480     $ 41,102        $   (48,583)      $   455,049
================================================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS



----------------------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                      1997                1996                 1995
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                     $    (13,505)         $   (4,326)          $    26,248
Noncash items included in the determination of
net (loss) income:
  Amortization of capitalized servicing                                     64,150              71,936                81,385
  Write-off of goodwill and other intangible assets                              -              29,128                     -
  Net unrealized gain on financial instruments                             (13,323)             (1,820)                 (840)
  Provision for loan losses                                                  8,610              10,260                 6,956
  Depreciation and amortization                                              6,586               8,825                 7,347
  Write down of loans held for investment identified
     as held for sale                                                        3,000                   -                     -
  Loss on sale of financial instruments                                      2,205                   -                     -
  Net realized loss on investments                                             722                 232                 2,703
  Amortization of goodwill                                                       -               2,090                 2,090
  Loss (gain) on sale of servicing and assumption of
     subservicing                                                            8,032             (10,080)              (40,041)
  Amortization of deferred gain on sale of servicing                        (6,885)             (6,139)               (4,188)
  Undistributed earnings from unconsolidated affiliate                      (8,668)                  -                     -
Mortgage loan production                                                (4,403,281)         (3,831,639)           (2,852,017)
Mortgage loan sales and amortization                                     4,198,971           3,897,730             2,681,461
Net increase (decrease) in accounts payable and other
     liabilities                                                            15,950             (15,002)               18,749
Net decrease in other assets                                                31,154               5,433                 3,985
Net change in current and deferred income taxes
  receivable and payable                                                   (12,160)            (10,158)               16,849
Extraordinary loss on repurchase of debt                                     5,975                   -                   902
----------------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by operating activities                          (112,467)            146,470               (48,411)
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
Collections on and sales of pool loan purchases,
  mortgage claims receivable and real estate acquired                      274,158             175,289               210,876
Additions to pool loan purchases, mortgage claims
  receivable and real estate acquired                                     (285,100)           (205,745)             (172,650)
Additions to capitalized mortgage servicing rights                        (139,500)            (88,578)             (120,786)
Net proceeds from sales of servicing                                       242,628              11,706               181,109
Additions to long-term investments                                         (53,958)             (6,188)               (3,654)
Principal payments received on long-term investments                           385                 408                 1,088
Net decrease (increase) in short-term investments                           24,141             (14,354)               26,412
Proceeds from sale of common equity securities to affiliates                     -                 514                     -
Proceeds from sales of common equity securities                                  -                   -                21,390
Net disposition (acquisition) of premises and equipment                        914              (1,410)                  185
Net decrease (increase) in loans held for investment                         9,793               2,517                  (726)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by investing activities                      $     73,461          $ (125,841)          $   143,244
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


--------------------------------------------------------------------------------------------------------------
Year ended December 31,  (in thousands)                      1997                1996                 1995
--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------------------
Proceeds from issuance of commercial paper               $ 5,785,634         $ 5,140,110         $   4,050,417
Repayments on commercial paper                            (6,147,814)         (5,034,543)           (3,819,904)
Net increase (decrease) in credit agreement
  borrowings                                                 524,470             (20,497)             (133,978)
Retirement of debt                                          (129,872)           (104,350)              (85,872)
Net proceeds from issuance of common stock                    12,675                   -                     -
Repurchase of common stock from parent                             -                   -               (92,980)
Dividends paid on preferred stock                             (3,707)             (3,707)               (8,420)
Other                                                           (169)               (865)               (1,190)
--------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities              41,217             (23,852)              (91,927)
--------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                2,211              (3,223)                2,906
Cash at beginning of year                                        923               4,146                 1,240
--------------------------------------------------------------------------------------------------------------
Cash at end of year                                      $     3,134         $       923         $       4,146
--------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

ORGANIZATION

  Source One Mortgage Services Corporation (together with its subsidiaries, the "Company") was incorporated in 1972 and is the successor to Citizens Mortgage Corporation which was organized in 1946. The Company is a wholly-owned subsidiary of White Mountains Holdings, Inc. (formerly Fund American Enterprises, Inc.) and its parent Fund American Enterprises Holdings, Inc. ("Fund American"), a Delaware corporation organized in 1980, which was formerly known as The Fund American Companies, Inc. and Fireman's Fund Corporation.

  The Company is one of the largest mortgage banking companies in the United States that is not affiliated with a commercial bank. As of December 31, 1997, the Company had a mortgage loan servicing portfolio totaling $26.5 billion, including $14.9 billion of loans subserviced for others, which is serviced on behalf of approximately 234 institutional investors and numerous other security holders. As of December 31, 1997, the Company had 129 retail branch offices in 26 states and originated $4.4 billion in mortgage loans for the year then ended.

  As a mortgage banker, the Company primarily engages in the business of producing and selling conforming and subprime residential mortgage loans, servicing conforming residential mortgage loans and subservicing residential mortgage loans for third parties. Its sources of revenue are net servicing revenue, net interest revenue, net gain on sale of mortgages, net gain on sale of servicing, earnings from unconsolidated affiliate and other revenue. Through subsidiaries, the Company also provides credit-related insurance products (such as life, disability, health, accidental death and property and casualty insurance).

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

  Fund American acquired the stock of the Company in 1986. The purchase price paid for the Company in 1986 was in excess of historical book value of the Company's net assets. The excess purchase price allocated to identifiable assets was amortized primarily over 5 to 20 years depending on asset type and prior to December 1996, the portion allocated to goodwill was amortized over 20 years. During 1996, the Company had been re-evaluating the recoverability of goodwill and certain other intangible assets. The Company considered the impact of the following factors on its forecast of future operations (i) increased competition and industry consolidation which had adversely impacted the value of the Company's mortgage loan production and servicing operation;
  (ii) the attainment of a definitive agreement in the fourth quarter of 1996 to sell approximately $17.0 billion of the Company's mortgage servicing portfolio at essentially book value and (iii) a reduction in interest rates in the fourth quarter of 1996. Based on such valuation, the Company had determined that its projected results would not support the future amortization of the Company's remaining goodwill and certain other intangible assets of $29.1 million at December 31, 1996 and, therefore, wrote-off such assets.

ACCOUNTING STANDARDS RECENTLY ADOPTED

  The Company adopted certain provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights" as of January 1, 1997. SFAS No. 125 eliminates the distinction

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  between "normal" servicing rights and excess servicing receivables and changes the Company's method of measuring the value of its capitalized servicing asset. SFAS No. 125 is effective for transfers and servicing of financial assets beginning in fiscal year 1997. The effective date for certain provisions of SFAS No. 125 has been deferred to fiscal year 1998. SFAS No. 125 prohibits retroactive application, therefore, the reported results for 1996 and 1995 are in accordance with prior accounting standards. The adoption of SFAS No. 125 as it relates to the valuation of capitalized servicing is discussed in Note 3 to the consolidated financial statements.

  The Company adopted the provisions of SFAS No. 128, "Earning per Share" in December 1997. SFAS No. 128 simplifies the calculation of earnings per share and is intended to make the U.S. standard more comparable to the new international standard. The adoption of SFAS No. 128 resulted in no change to the method by which the Company calculates its earnings per share but replaces the Company's historic presentation of "earnings per share" with a presentation of "basic earnings per share". These provisions have been applied retroactively, and therefore, the 1996 and 1995 earnings per share amounts disclosed are directly comparable to the 1997 amounts.

  The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" as of December 31, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (such as changes in net unrealized investment gains and losses) in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the adoption of SFAS No. 130, the Company now reports comprehensive income on a separate statement. Comprehensive income includes net income and any changes in equity from non-owner sources that bypass the income statement. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Application of SFAS No. 130 will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

  The adoption of SFAS No. 128 and SFAS No. 130 resulted in a change in financial statement disclosures only and had no effect on the Company's financial position or results of operations.

INVESTMENTS

  Investments primarily consist of the following: short-term investments stated at cost; real estate investment conduit ("REMIC") residuals considered held to maturity and carried at amortized cost using a method which approximates the effective yield method of amortization on a prospective basis; investment partnership interests reported using the cost method of accounting since the Company's interests are minor (less than 5%) and a fixed maturity investment considered available for sale and stated at fair value with unrealized gains and losses, if any, reported net of tax, as a component of accumulated other comprehensive income in stockholders' equity. The discount on the investment is being amortized into income over the anticipated life of the investment.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses interest rate floor contracts and principal-only swaps in order to manage the exposure to interest rate risk inherent in its servicing asset (collectively "Financial Instruments"). Although SFAS No. 115 requires that these Financial Instruments be classified as held for trading purposes, the Company does not consider these investments to be speculative holdings. The Financial Instruments are carried at fair value and are included in investments in the consolidated statements of condition. Unrealized gains and losses arising from changes in the value of these instruments are recorded in net gain on financial instruments in the consolidated statements of income. Gains and losses occurring from the termination, maturity, sale or extinguishment of the Financial Instruments are recorded immediately in net gain on financial instruments in the consolidated statements of income.

INVESTMENT IN UNCONSOLIDATED AFFILIATE

  Investment in unconsolidated affiliate consists of the Company's investment in common stock, redeemable preferred stock and options to acquire common stock of Financial Security Assurance Ltd. ("FSA"). The Company accounts for its investment in FSA common stock using the equity method. The Company accounts for its investment in FSA preferred

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  stock and options under the provisions of SFAS No. 115 whereby, the investments are classified as available for sale and reported at fair value as of the balance sheet date, with related unrealized investment gains and losses excluded from earnings and reported, net of tax, as a component of accumulated other comprehensive income in stockholders' equity.

MORTGAGE LOANS RECEIVABLE

  Mortgage loans receivable are stated at the lower of aggregate cost or fair value, including the fair value of commitments to originate and commitments to sell mortgage loans. Conventional mortgage loans are placed on a nonaccrual basis when delinquent ninety days or more as to interest or principal. Interest on delinquent Federal Housing Administration ("FHA") insured loans is accrued at the insured rate beginning on the sixty-first day of delinquency. Interest on delinquent Veterans Administration ("VA") guaranteed loans is accrued at the loan rate during the period of delinquency.

RECOGNITION OF REVENUES RELATED TO MORTGAGE LOANS RECEIVABLE

  Discounts from the origination of mortgage loans receivable are deferred and recognized as adjustments to gain or loss on sale. Gains and losses from the sale of mortgage loans are recognized when proceeds are received. Loan origination fees, net of certain direct costs, have been deferred and are recognized as income when the related mortgage loans are sold.

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

CAPITALIZED SERVICING

  Capitalized servicing includes certain costs incurred in the origination and acquisition of mortgage servicing rights ("originated and purchased servicing") which are deferred and amortized over the expected life of the loan. The total cost of acquiring mortgage loans either through origination activities or purchase transactions, is allocated between the mortgage servicing rights and the loans based on their relative fair values. The fair values of mortgage servicing rights are estimated by calculating the present value of the expected future net cash flows associated with such rights, incorporating assumptions that market participants would use in their estimates of future servicing income and expense. A current market rate is used to discount estimated future net cash flows. Impairment of mortgage servicing rights is measured on a disaggregated basis by stratifying the mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum. The valuation allowance for the Company's principal recourse portfolio includes a reserve for estimated losses on the corresponding loans.

  Through 1996, capitalized servicing also included, as a separate component, the present value of future servicing revenue in excess of normal servicing revenue on loans sold with servicing retained ("excess servicing") which was deferred and amortized using a method that relates the anticipated servicing revenue to total projected servicing revenue to be received over the expected life of the loan. Impairment tests for excess servicing were performed on a disaggregated basis. The original discount rate was used to discount excess servicing future cash flows (refer to Note 3 to the consolidated financial statements for further discussion).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECOGNITION OF REVENUES RELATED TO SERVICING MORTGAGE LOANS

  Mortgage servicing revenue represents fees earned for servicing real estate mortgage loans owned by investors and late charge income. The servicing fees are calculated based on the outstanding principal balances of the loans serviced and are recognized together with late charge income when received.

COMMON EQUITY SECURITIES

  Common equity securities are classified as available for sale and carried at fair value. Unrealized gains and losses, net of tax, are recorded as a separate component of stockholders' equity with no corresponding credit or charge to net income. Realized gains and losses from sales of common equity securities are based on the specific identification method.

MORTGAGE CLAIMS RECEIVABLE AND REAL ESTATE ACQUIRED

  Mortgage claims receivable represent claims filed primarily with FHA and VA and are carried at cost less an estimated allowance for amounts which are not fully recoverable from claims filed with the underlying mortgage insuring agencies.

  Real estate acquired is stated at the lower of fair value less estimated selling costs or the recorded balance satisfied at the date of acquisition determined on an individual property basis. Costs relating to holding the properties are charged to expense as incurred.

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

BASIC NET INCOME PER SHARE

  Basic net income per share amounts were computed based on the weighted average total number of common shares outstanding. There were 2,973,999, 2,247,000 and 2,584,450 weighted average common shares outstanding for the years ended December 31, 1997, 1996 and 1995, respectively.

DIVIDENDS PER SHARE

  Cash dividends per share were computed based on the total number of common shares outstanding as of the dividend record dates.

NOTE 2. INVESTMENT IN UNCONSOLIDATED AFFILIATE

  In March 1997, the Company issued 230,293 shares of its common stock to White Mountains in exchange for 1.0 million shares of the common stock of FSA valued at $27.8 million. The value of the Company's common stock represented the book value of the stock as of December 31, 1996. The value of the FSA common stock represented White Mountains' equity carrying value of such assets at that time. Additionally, the Company agreed to issue shares of its common stock to White Mountains in exchange for the remainder of its FSA holdings, the value of which was determined at that time. Effective the second quarter of 1997, upon receipt of insurance regulatory and lender approvals, the Company received White Mountains' remaining FSA holdings. The Company issued an additional 650,827 shares of its common stock to White Mountains in exchange for 2.5 million shares of FSA common stock, 2.0 million shares of FSA convertible redeemable preferred stock and options to acquire
  2.6 million shares of FSA common stock valued at $78.5 million, net of associated tax liabilities and other adjustments.

  At December 31, 1997, the Company owned 3.5 million shares of FSA common stock. This represented approximately 12.1% of the total shares of FSA common stock outstanding at that time. In addition, Fund American had voting rights

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  to an additional 3.9 million shares of FSA common stock at December
  31, 1997, raising the consolidated entity's voting control of FSA to approximately 24.0%. At December 31, 1997, the Company also owned FSA options and preferred stock which, in total, give the Company the right to acquire up to 4.6 million additional shares of FSA common stock for aggregate consideration of $125.7 million.

  The Company accounts for its investment in FSA common stock using the equity method. FSA is a leading Aaa/AAA writer of financial guaranty insurance whose common stock is publicly traded on the New York Stock Exchange. The market value of the FSA common stock as of December 31, 1997, as quoted on the New York Stock Exchange, exceeded the Company's carrying value of the FSA common stock on the equity method. The Company accounts for its investments in FSA options and preferred stock under the provisions of SFAS No. 115 whereby the investments are reported at fair value as of the balance sheet date, with related unrealized investment gains and losses, net of tax, excluded from earnings and reported as a component of accumulated other comprehensive income in stockholders' equity.

  The following table summarizes financial information for FSA, which was derived from the audited financial statements of FSA as of and for the period indicated:



=====================================================================================
(in millions)                                                                  1997
-------------------------------------------------------------------------------------
FSA balance sheet data
-------------------------------------------------------------------------------------
Total investments                                                        $    1,432
Total assets                                                                  1,901
Deferred premium revenue                                                        595
Loss and loss adjustment expense reserves                                        75
Preferred shareholder's equity                                                    1
Common shareholders' equity                                                     882
-------------------------------------------------------------------------------------
FSA income statement data
-------------------------------------------------------------------------------------
Gross premiums written                                                   $      236
Net premiums written                                                            173
Net premiums earned                                                             110
Net investment income                                                            72
Net income                                                                      101
=====================================================================================


    The following table summarizes the amounts recorded by the Company:

=====================================================================================
(in millions)                                                                  1997
-------------------------------------------------------------------------------------
Investment in FSA common stock                                           $      104
Investment in FSA options and preferred stock                                    88
-------------------------------------------------------------------------------------
Total investment in FSA                                                         192
-------------------------------------------------------------------------------------
Equity in earnings from FSA common stock (a)                                     10
Equity in net unrealized investment gains (losses)
  from FSA's investment portfolio, before tax (b)                                 2
Unrealized investment gains on FSA options and
  preferred stock, before tax (b)                                                61
=====================================================================================

(a)  Recorded net of related amortization of goodwill.
(b) Recorded directly to stockholders' equity as a component of accumulated other comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3. CAPITALIZED SERVICING

  For the years ended December 31, 1997, 1996 and 1995, the Company estimated the fair values of its mortgage servicing rights by calculating the present value of the expected net future cash flows associated with such rights. In making those estimates, the Company incorporated assumptions that market participants would use in their estimates of future servicing income and expense.

  In 1997 and 1996, the Company evaluated the predominant risk characteristics (prepayment, default and operational) on its owned servicing portfolio. The Company stratified the portfolio by interest rate, loan type (investor), original term to maturity and principal recourse. In 1996, as a result of the pending sale of $17.0 billion of the Company's nonrecourse mortgage servicing portfolio, the Company valued the $17.0 billion portfolio as one stratum using the market price as determined by the third party purchaser. The Company measured impairment of its owned servicing portfolio using assumptions that market participants would use to value their estimates of future net servicing revenue. In estimating fair value, the Company used market consensus prepayment rates and discounted the net future cash flows using discount rates that approximated the current market rates of 10.5% for conventional loans, 12.0% for insured loans and 21.0% for recourse loans for those years. The fair value of each stratum was computed and compared to its recorded book value to determine if an impairment valuation allowance, or recovery of a previously established allowance, was required.

  In 1995, to measure impairment of its mortgage servicing rights, the Company stratified the related mortgage loan servicing portfolio based on its predominant risk characteristics which were determined to be prepayment, default and operational risks. This resulted in stratification by interest rate, loan type (investor) and original term to maturity. In estimating fair value, the Company used market consensus prepayment rates and discounted the net future cash flows using discount rates that approximated then current market rates of 10.5% for conventional loans and 12.0% for insured loans. The fair value of each stratum was computed and compared to its recorded book value to determine if an impairment valuation allowance, or recovery of a previously established valuation allowance, was required.

  As a result of the 1997 sale of $17.0 billion of nonrecourse mortgage servicing rights, the Company's principal recourse portfolio became a more significant component of its total remaining owned servicing portfolio. Included in the Company's calculation for measuring impairment of its capitalized servicing asset is an $8.2 million and $7.3 million reserve for estimated recourse losses on the corresponding loans in determining the fair value of its principal recourse portfolio as of December 31, 1997 and 1996, respectively.

  The discount rate and prepayment assumptions are significant factors used in estimating the fair value of the Company's mortgage servicing rights and could be significantly impacted by changes in interest rates. Accordingly, it is likely that management's estimate of the fair value of the mortgage servicing rights could change in the near term due to changes in interest rates.

  In 1997, the Company adopted certain provisions of SFAS No. 125 which eliminated the distinction between "normal" servicing rights and excess servicing receivables. Therefore, in adopting SFAS No. 125, the Company combined its "normal" mortgage servicing rights and its excess servicing receivables. The Company estimated the fair value of the combined asset based on the methodology described above, which did not materially effect the Company's 1997 results.

  Prior to the adoption of SFAS No. 125, the Company estimated the fair value of its capitalized excess servicing asset by discounting the anticipated future cash flows over the estimated life of the related loans. In making these estimates, the Company used "interest only strip" interest rates as quoted by market participants to determine the appropriate discount rates and prepayment speed assumption rates that are based on interest rates, loan types and original term of maturity. The discount rate used to capitalize excess servicing ranged from 12.0% to 12.6% for 1996 and was 12.0% for 1995. For the years ended December 31, 1996 and 1995, the weighted average discount rates inherent in the carrying amount of the capitalized excess servicing asset were 10.4% and 10.0%, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The following table summarizes the fair value of mortgage servicing rights and certain characteristics of the Company's servicing portfolio related to those mortgage servicing rights as of December 31, 1997:

=========================================================================================================================
                             Fair Value                                    Weighted
                               Mortgage              Principal              Average            Weighted      Weighted
                              Servicing                Balance             Interest             Average       Average
                                 Rights               Serviced                 Rate            Maturity     Service Fee
Loan Type                  (in thousands)           (in millions)         (in percent)        (in months)   (in percent)
-------------------------------------------------------------------------------------------------------------------------
Fixed Rate:
  Insured                    $  102,200              $   5,314                 8.85%              291           .46%
  Conventional                   44,933                  2,515                 8.13               273           .39
  Recourse                       28,654                  2,413                 8.60               205           .49
Adjustable Rate                  12,391                    418                 7.09               326           .53
-------------------------------------------------------------------------------------------------------------------------
Total                        $  188,178              $  10,660                 8.56%              269           .46%
=========================================================================================================================


  The above table excludes $773 million of principal balance of mortgage loans serviced related to originations not capitalized prior to the adoption of SFAS No. 122.

  The following table summarizes changes in the Company's capitalized servicing asset:

                                                                                                    Deferred
                                                                                                     Gain on             Total
                                                 Mortgage       Valuation                            Sale of       Capitalized
(in thousands)                                  Servicing       Allowance       Subservicing       Servicing         Servicing
--------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1995                    $  547,662       $        -            $     -       $ (17,212)       $  530,450
Additions                                         102,878                -                  -               -           102,878
Scheduled amortization                            (52,853)               -                  -               -           (52,853)
Impairment/unscheduled amortization                  (564)         (27,968)                 -               -           (28,532)
Amortization of deferred gain                           -                -                  -           4,188             4,188
Sales                                            (159,060)               -                  -               -          (159,060)
--------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995                     438,063          (27,968)                 -         (13,024)          397,071
Additions                                         125,514                -                  -               -           125,514
Scheduled amortization                            (69,932)               -                  -               -           (69,932)
Impairment/unscheduled amortization                (1,076)            (928)                 -               -            (2,004)
Amortization of deferred gain                           -                -                  -           6,139             6,139
Sales                                             (45,849)               -                  -               -           (45,849)
--------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                     446,720          (28,896)                 -          (6,885)          410,939
Additions                                          90,412           (1,259)                 -               -            89,153
Scheduled amortization                            (37,537)               -             (8,880)              -           (46,417)
Impairment/unscheduled amortization                     -          (17,270)              (463)              -           (17,733)
Amortization of deferred gain                           -                -                  -           6,885             6,885
Sales                                            (273,667)           2,285              9,580               -          (261,802)
--------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                  $  225,928       $  (45,140)          $    237        $      -        $  181,025
================================================================================================================================


  In connection with the February 1997 servicing sale and related subservicing assumption, the Company recorded a subservicing asset of approximately $13.3 million. The value of the asset represents the net present value of projected net cash flows over the subservicing period including a profit margin. In December 1997, the subservicing agreement was amended to extend the Company's subservicing responsibilities for one additional year at less favorable terms than the original agreement provided. Accordingly, the net carrying value of the subservicing asset reflects a reduction of approximately $3.7 million which represents the net present value of projected net cash flows over the extended subservicing period including a profit margin. The asset is being amortized on a straight line basis over the subservicing period and tested for impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  During 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party for net proceeds of $70.2 million and continued to service these loans pursuant to a subservicing agreement. Accordingly, the Company recorded a deferred gain on the sale which was being recognized as income over the five-year life of the subservicing agreement. In the fourth quarter of 1996, the third party sold the rights to service approximately $1.0 billion of these mortgage loans, representing approximately 25% of the total loans subserviced by the Company for this third party. Accordingly, the Company recognized an additional $2.4 million of the deferred gain in 1996 as mortgage servicing revenue, representing approximately 25% of the deferred balance at the time of the sale. In the fourth quarter of 1997, the third party sold the remaining portfolio of loans. As a result, the Company recognized the remaining balance of the $4.4 million deferred gain as mortgage servicing revenue.

NOTE 4. COMMON EQUITY SECURITIES AND INVESTMENTS

  In June 1997, the Company acquired an investment in U S WEST, Inc. ("U S West") redeemable preferred stock from Fund American for cash proceeds of $49.3 million. The investment, which is classified as available for sale, is a fixed maturity investment which is redeemable in September 2004 and may be redeemed at the option of U S West beginning in September 1999. The discount on this investment is being amortized over the anticipated life of the investment. The carrying value of this investment, which approximates fair value, totaled $49.4 million as of December 31, 1997. The Company recognized income from this investment of approximately $2.0 million in 1997, which is included in interest income in the consolidated statement of income.

  In December 1996, the Company received shares of certain common equity securities with a market value of $2.3 million as a return of a partnership investment. The resulting gain of $1.4 million is included in the determination of income in 1996. In January 1997, the Company transferred these shares to White Mountains in exchange for 21,239 shares of the Company's common stock held by White Mountains, which were retired by the Company. The Company realized a pretax gain of $.3 million on the transfer. In January 1996, the Company sold its then remaining $1.4 million of common equity securities to White Mountains for cash proceeds of $.5 million. The Company realized a pretax loss of $.9 million on the sale. All of the equity securities involved in such transactions were actively traded, readily marketable, listed on a national exchange and, for purposes of such transactions, valued at their reported closing prices on the day preceding the date of each transaction.

  The fair value of the portfolio of common equity securities is as follows:

-----------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                                        1997      1996
-----------------------------------------------------------------------------------------------------------------------
Common equity securities at adjusted cost                                                       $     -    $   2,312
Gross unrealized losses                                                                               -         -
-----------------------------------------------------------------------------------------------------------------------
Common equity securities at fair value                                                          $     -    $   2,312
=======================================================================================================================


  The carrying value of debt securities, which is included in investments in the consolidated statements of condition, approximates fair value and is as follows:

=======================================================================================================================
December 31, (in thousands)                                                                        1997      1996
-----------------------------------------------------------------------------------------------------------------------
Debt securities at fair value which approximates amortized cost                                 $     -    $   1,577
=======================================================================================================================


  The change in net unrealized investment loss on the portfolio of common equity securities has been charged to stockholders' equity as follows:

=======================================================================================================================
Year ended December 31,  (in thousands)                                               1997       1996        1995
-----------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at beginning of year                               $     -     $  (546)   $  (4,065)
Decrease in gross unrealized gains                                                      -           -       (1,068)
Decrease in gross unrealized losses                                                     -         840        6,481
Decrease in deferred income tax expense                                                 -        (294)      (1,894)
-----------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at end of year                                     $     -     $     -    $    (546)
=======================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. MORTGAGE LOANS RECEIVABLE

  The following table summarizes mortgage loans receivable:

=======================================================================================================================
December 31, (in thousands)                                                                  1997              1996
-----------------------------------------------------------------------------------------------------------------------
Adjustable rate mortgage loans, weighted average interest rates of 6.36%
  and 6.60% as of December 31, 1997 and 1996, respectively                                $  51,589         $  35,077
Fixed rate 5 year through 25 year mortgage loans, weighted average interest rates of 7.68% and 7.73% as of December 31, 1997 and 1996,
  respectively                                                                               60,382            51,160
Fixed rate 30 year mortgage loans, weighted average interest rates of
  7.76% and 8.19% as of December 31, 1997 and 1996, respectively                            404,996           228,067
-----------------------------------------------------------------------------------------------------------------------
                                                                                            516,967           314,304
Net premiums                                                                                  2,280               633
-----------------------------------------------------------------------------------------------------------------------
Total mortgage loans receivable                                                           $ 519,247         $ 314,937
=======================================================================================================================

NOTE 6. POOL LOAN PURCHASES

     The following table summarizes pool loan purchases:

============================================================================================================
                                               Principal Balance
                                                 (in thousands)                         Number of Loans
------------------------------------------------------------------------------------------------------------
December 31,                               1997                 1996              1997               1996
------------------------------------------------------------------------------------------------------------
Loan Type:
  FHA                                  $  103,067          $   89,922             1,781             1,621
  VA                                       43,349              35,341               669               592
  Conventional                              3,375               6,276                45                75
------------------------------------------------------------------------------------------------------------
Total pool loan purchases              $  149,791          $  131,539             2,495             2,288
============================================================================================================


NOTE 7. LOANS HELD FOR INVESTMENT

  In the second quarter of 1997, the Company identified for sale a majority of its mortgage loans held for investment and marked them down from amortized cost to current market value. The Company recognized a $3.0 million pretax charge to net gain on sale of mortgages as a result of establishing a valuation allowance for these loans. As of December 31, 1997, these loans totaled approximately $10.2 million, net of the valuation allowance, of which $4.5 million are included in loans held for investment and $5.7 million are included in mortgage claims receivable and real estate acquired in the consolidated statement of condition.

NOTE 8. OTHER ASSETS

  The following table summarizes other assets:



==============================================================================================
December 31, (in thousands)                                           1997             1996
----------------------------------------------------------------------------------------------
Escrow advances                                               $     11,825     $     18,878
Interest receivable - pool loan purchases                           10,225           11,900
Current income tax receivable (Note 16)                              9,058                -
Notes receivable                                                     8,000            7,000
Amount due from sale of servicing                                      354           46,823
Deferred income tax receivable (Note 16)                                 -           18,210
Other                                                               37,770           17,881
----------------------------------------------------------------------------------------------
Total other assets                                            $     77,232     $    120,692
==============================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. SENIOR AND SUBORDINATED DEBT

     Senior and Subordinated Debt consists of the following:

---------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                1997             1996
---------------------------------------------------------------------------------------------------
Commercial paper, weighted average interest rate of 5.69%
 as of December 31, 1996                                              $          -     $    362,180
Credit agreements, weighted average interest rates of 6.34%
 and 6.19% as of December 31, 1997 and 1996, respectively                  569,470           45,000
8.875% medium-term notes due October 15, 2001                               18,723          138,355
9.0% debentures due June 1, 2012                                           100,000          100,000
9.375% subordinated debentures, due December 31, 2025                       55,976           55,976
Less unamortized discount, premium and issuance costs (net)                 (2,110)          (3,714)
--------------------------------------------------------------------------------------------------
Total senior and subordinated debt                                    $    742,059     $    697,797
===================================================================================================


COMMERCIAL PAPER

  The Company has a $650.0 million domestic commercial paper program backed by its secured credit agreement. In November 1997, the Company's commercial paper rating was downgraded by Moody's from Prime-3 to Not Prime. In addition, in April 1997, the Company's commercial paper rating was downgraded by Standard & Poors from A-2 to A-3. As a result of the rating downgrade in November, the Company is not able to issue commercial paper and has replaced its commercial paper borrowings with borrowings under its $600.0 million committed bank facility. The weighted average number of days to maturity of commercial paper outstanding as of December 31, 1996 was 22.8 days.

CREDIT AGREEMENTS

  The Company amended and restated its secured revolving credit agreement in July 1997, to reflect a reduction in its borrowing requirements resulting from the cash proceeds received from the 1997 servicing sale. The provisions of the amended agreement decreased the Company's revolving credit facility from $750.0 million to $500.0 million, reduced borrowing costs by lowering the facility fee and will allow the Company to use proceeds received from the servicing sale to pay additional dividends on its common stock of up to $75.0 million. The provisions also granted the Company the option to increase the size of the facility up to $750.0 million, with bank concurrence (refer to Note 23 to the consolidated financial statements). In order to fund increased production volumes and replace commercial paper financing no longer available as a result of the downgrade of the Company's debt rating as described above, the Company exercised its right under the agreement to request additional commitments in December 1997. With bank concurrence, the Company obtained additional commitments of $100.0 million which increased the available revolving facility to $600.0 million. Borrowings under the facility are secured primarily by the Company's mortgage loans receivable and pool loan purchases. The revolving credit facility expires on July 24, 1998. As of December 31, 1997, the Company had $559.0 million outstanding under this facility. As of December 31, 1996, the Company had no outstanding borrowings under the previous facility.

  The Company's $60.0 million unsecured revolving credit agreement was not extended in July 1997. This agreement was designed to give the Company benefit for escrow funds held in custodial banks. The Company continues to receive this benefit by replacing borrowings under this facility with borrowings under the bid loan provision of the Company's secured credit agreement. The Company's total bank facility borrowing capacity was not reduced by the termination of the unsecured agreement because borrowings under this agreement reduced the Company's ability to borrow up to the maximum amount under its secured credit facility. As of December 31, 1996, there was $45.0 million outstanding under the Company's unsecured agreement.

  The Company must comply with certain financial covenants provided in its secured revolving credit facility, including restrictions relating to tangible net worth and leverage. In addition, the Company's secured facility contains certain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  covenants which limit its ability to pay dividends or make distributions of its capital in excess of preferred stock dividend and subordinated debt interest requirements each year. The Company is currently in compliance with all such covenants.

  Under the credit agreements described above, the Company receives interest expense credits as a result of holding escrow and custodial funds in trust accounts at non-affiliated banks.

  The Company amended a short-term borrowing agreement in April 1997 which it had entered into August 1996. The provisions of the amended agreement increased the Company's facility from $25.0 million to $50.0 million. As a result of the rating downgrade in November 1997, the Company is not able to borrow under this agreement. As of December 31, 1996, there was $15.0 million outstanding under the original agreement.

  Central Pacific entered into a new unsecured revolving credit agreement in May 1997 under which it can borrow up to $15.0 million through June 1, 1998. Central Pacific amended this agreement in December 1997 to change certain reporting requirements and financial covenants. Borrowings under the agreement are guaranteed by the Company. As of December 31, 1997, there was $10.5 million outstanding under this agreement. As of December 31, 1996, there were no borrowings outstanding under the previous agreement which allowed for borrowings up to $10.0 million.

  Central Pacific must comply with certain financial covenants provided in its revolving credit agreement, including restrictions relating to tangible net worth and leverage. As guarantor, these covenants apply to the Company. Central Pacific is currently in compliance with all such covenants.

MEDIUM-TERM NOTES AND DEBENTURES


  In June 1992, the Company issued $100.0 million of 9% debentures due June 2012 under terms of a $250.0 million shelf registration statement filed with the Securities and Exchange Commission ("SEC") in April 1992. The debentures may not be redeemed by the Company prior to maturity. The proceeds were used for general corporate purposes.

  In October 1991, the Company issued $160.0 million of 8.875% medium-term notes due October 2001. In May 1997, the Company repurchased and retired $119.6 million of these medium-term notes. As a result, the Company recognized an extraordinary loss of approximately $6.0 million, net of approximately $3.2 million of associated income tax benefit. In 1995, the Company repurchased and retired $21.6 million of these medium-term notes.

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

  Aggregate maturities of medium-term notes, debentures and subordinated debentures, excluding discount, premium and issuance costs, for the five calendar years after December 31, 1997 are as follows:



-------------------------------------------------------------------------------------------------------
(in thousands)       1998         1999         2000       2001         2002    Thereafter         Total
--------------------------------------------------------------------------------------------------------
                  $     -      $     -      $     -    $18,723      $     -      $155,976      $174,699
========================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCKHOLDERS' EQUITY

  In March 1997, the Company issued 105,000 shares of its common stock to Fund American for cash proceeds of $12.7 million. In addition, the Company issued 230,293 shares of its common stock to White Mountains in exchange for 1.0 million shares of the common stock of FSA valued at $27.8 million. The Company issued an additional 650,827 shares of its common stock to White Mountains effective in the second quarter of 1997 in exchange for 2.5 million shares of FSA common stock, 2.0 million shares of FSA convertible redeemable preferred stock and options to acquire 2.6 million shares of FSA common stock valued at $78.5 million, net of associated tax liabilities and other adjustments. Stockholders' equity includes accumulated other comprehensive income composed of unrealized gains and losses on the investments in FSA convertible redeemable preferred stock and options to acquire FSA common stock, net of tax.

  In January 1997, the Company transferred its remaining common equity securities with a market value of $2.6 million to White Mountains in exchange for 21,239 shares of the Company's common stock held by White Mountains, which were retired by the Company.

  At December 31, 1997, the Company had 1,760,939 shares of 8.42% cumulative preferred stock, Series A ("preferred stock") issued and outstanding. The Company is authorized to issue 12,000,000 shares of preferred stock. In December 1995, the Company exchanged and retired 2,239,061 shares of its preferred stock for $56.0 million principal amount of 9.375% subordinated debentures, due December 31, 2025.

  The preferred stock is not redeemable prior to May 1, 1999. On or after such date, the preferred stock may be redeemed at the option of the Company at a price of $25 per share, plus accrued and unpaid dividends to the redemption date. The preferred stock ranks senior to the common stock as to dividends and upon the distribution of assets in the event of any liquidation, dissolution, or winding up of the Company. Issued and outstanding shares of the preferred stock are subordinate as to dividends and upon liquidation, to the outstanding debt of the Company.

  Quarterly cash dividends are paid on preferred stock at an annual rate of 8.42% or $2.105 per share, if declared by the Board of Directors, in arrears on the first day of each February, May, August and November. Dividends on the preferred stock accrue on a daily basis whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

  In connection with sales of rights to service a total of $11.0 billion of mortgage loans to third parties during 1995, the Company transferred a total of $27.0 million of common equity securities and $93.0 million in cash and money market investments to White Mountains in exchange for 959,049 shares of the Company's common stock held by White Mountains, which were retired by the Company.

NOTE 11. FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Company utilizes derivative financial instruments in the management of interest rate risk. The Company's use of derivative financial instruments is primarily limited to commitments to extend credit, mandatory forward commitments, interest rate floor contracts ("floors") and principal-only ("P/O") swaps. Although SFAS No. 115 requires that these financial instruments be classified as held for trading purposes, the Company does not consider these investments to be speculative holdings.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit ("mortgage loan pipeline") is represented by the contractual notional amount of those instruments. The Company's locked mortgage loan pipeline that is expected to close totaled $284.5 million and $175.7 million as of December 31, 1997 and 1996, respectively. Fixed rate commitments result in the Company having market risk as well as credit risk. Variable rate commitments result primarily in credit risk. The amount of collateral required upon extension of credit is based on the Company's credit evaluation of the mortgagor and consists of the mortgagor's residential property.

  The Company obtains mandatory forward commitments of up to 120 days to sell mortgage-backed securities to hedge the market risk associated with a substantial portion of the mortgage loan pipeline that is expected to close and all mortgage loans receivable. As of December 31, 1997 and 1996, the Company had approximately $776.8 million and $454.6 million of mandatory forward commitments outstanding, respectively. If secondary market interest rates decline after the Company obtains a mandatory forward commitment for a loan, the loan may not close and the Company may incur a loss from the cost of covering its obligations under such commitment. If secondary market rates increase before the Company obtains a mandatory forward commitment for a loan and the loan closes, the Company may realize a loss when the loan is subsequently sold.

  The Company's risk management function closely monitors the mortgage loan pipeline to determine appropriate forward commitment coverage on a daily basis in order to manage the risk inherent in these off-balance-sheet financial instruments. In addition, the risk management area seeks to reduce counterparty risk by committing to sell mortgage loans only to its seventeen approved dealers, with no dealer having in excess of 20% of current commitments.

  The Company sells loans either through mortgage-backed securities issued pursuant to programs of GNMA, FNMA, FHLMC or through whole loan sales to investors. Most loans are aggregated in pools of $1.0 million or more, which are purchased by institutional investors after having been guaranteed by GNMA, FNMA or FHLMC.

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

  Servicing agreements relating to mortgage-backed securities issued pursuant to the programs of GNMA, FNMA and FHLMC require the Company to advance funds to make the required payments to investors in the event of a delinquency by the borrower. The Company expects that it would recover most funds advanced upon default by the borrower or at foreclosure. However, in connection with VA partially guaranteed loans and certain conventional loans (which may be, at most, partially insured by private mortgage insurers), funds advanced may not cover losses due to potential declines in collateral value. The Company is subject to limited amounts of principal risk with respect to these loans since the insurer has the option to reimburse the servicer for the lower of fair market value of the property or the mortgage loan outstanding, in addition to the VA guarantee on the loan. In addition, most of the Company's servicing agreements for mortgage-backed securities typically require the payment to investors of a full month's interest on each loan although the loan may be paid off (by optional prepayment or foreclosure) other than on a month-end basis. In this instance, the Company is obligated to pay the investor interest at the pass-thru rate from the date of the loan payoff through the end of that calendar month without reimbursement.

  As of December 31, 1997, 1996 and 1995, the Company serviced approximately $5.4 billion, $13.5 billion and $10.7 billion of GNMA loans in its owned servicing portfolio, respectively, and $2.5 billion, $2.9 billion and $3.5 billion of conventional loans with recourse, respectively.

  In order to cover loan losses that may result from these servicing arrangements and other losses, the Company has provided an allowance for loan losses of $12.8 million, $15.4 million and $13.5 million as of December 31, 1997, 1996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  and 1995, respectively. In addition, the valuation allowance for the Company's capitalized servicing asset related to its principal recourse portfolio includes an $8.2 million and $7.3 million reserve for estimated losses on the corresponding loans at December 31, 1997 and 1996, respectively. Management believes these amounts are adequate to cover unreimbursed foreclosure advances and principal losses, including losses on loans with recourse.

  In order to offset changes in the value of its capitalized servicing asset and to mitigate the effect on earnings of higher amortization and impairment of the asset which results from increased prepayment activity, the Company invests in various financial instruments. As interest rates decline, prepayment activity generally increases, thereby reducing the value of the capitalized servicing asset, while the value of the financial instruments increases. Conversely, as interest rates increase, the value of the capitalized servicing asset increases, while the value of such financial instruments decreases. The financial instruments utilized by the Company include interest rate floor contracts ("floors") and principal-only ("P/O") swaps.

  The floors derive their value from the 10 year constant maturity treasury yield index. The floor strike rates range from 4.00% to 6.14%. To the extent that market interest rates increase, the value of the floor declines. However, the Company is not exposed to losses in excess of its initial investment in the floors. The total notional principal amount of the floors was $.7 billion and $1.0 billion as of December 31, 1997 and December 31, 1996, respectively. As of December 31, 1997 and 1996, the carrying value of the Company's open floors was $8.2 million and $4.8 million, respectively. The floors have remaining terms ranging from 3 to 5 years.

  The value of the P/O swaps is determined by changes in the value of the underlying P/O strip security. The payments received by the Company under the P/O swaps relate to the cash flows of the referenced P/O security. The payments made by the Company are based upon a notional amount tied to the market price and the remaining balance of the underlying P/O security, multiplied by a floating rate indexed to LIBOR. The Company's exposure to loss in the P/O swaps is related to changes in the market value of the underlying P/O security over the life of the contract. The remaining original notional value of the P/O swaps was $98.1 million and $50.0 million as of December 31, 1997 and 1996, respectively. The carrying value of the P/O swaps was $12.5 million and $3.2 million as of December 31, 1997 and 1996, respectively. The P/O swaps have remaining terms ranging from 3 to 4 years.

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

  The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 CASH AND INVESTMENTS

  For cash, short-term investments and fixed maturity investments the carrying value equals or approximates fair value.

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

  For investment partnership interests fair value is determined as the equity method value calculated from the audited partnership financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 MORTGAGE LOANS RECEIVABLE

  For mortgage loans receivable, fair value is estimated using quoted market prices for securities backed by similar loans.

 POOL LOAN PURCHASES

  For pool loan purchases, fair value is estimated based on discounted cash flow analyses, using the Company's short-term incremental borrowing rate, quoted market prices for securities backed by similar loans or actual prices at which the loans were subsequently sold.

 LOANS HELD FOR INVESTMENT

  In 1997, the Company identified for sale the majority of its loans held for investment and marked them down from amortized cost to current market value, and therefore, the carrying amount for these loans equals fair value. Prior to 1997, fair value was estimated using quoted market prices for securities backed by similar loans.

 CAPITALIZED EXCESS SERVICING

  For capitalized excess servicing, fair value is estimated by computing the anticipated revenue to be received over the life of the related loans based on market consensus prepayment rates, discounted using quoted interest only strip interest rates.

 RECEIVABLE FROM SALE OF SERVICING

  For receivable from sale of servicing, carrying value equals or approximates fair value.

 COMMON EQUITY SECURITIES

  For common equity securities, fair value is based on quoted market prices and is equal to the carrying value.

 LOANS IN FORECLOSURE AND MORTGAGE CLAIMS RECEIVABLE

  For these financial instruments, fair value is estimated by discounting anticipated future cash flows using the Company's short-term incremental borrowing rate.

 DEBT

  For commercial paper and credit agreements (short-term debt), the carrying amount approximates fair value. For debentures and medium-term notes (long-term debt), fair value is estimated by discounting future cash flows using the Company's incremental borrowing rates for similar types of borrowing arrangements. For subordinated debentures (long-term debt), fair value is based on quoted market prices.

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  Fair value for commitments to sell mortgage loans is based on the current settlement values of those commitments, net of the face amounts of the commitments. Fair value for commitments to extend credit is based on current quoted market prices for securities backed by similar loans, net of the principal amounts of the commitments.

  The estimated fair values of the Company's financial instruments are as follows:



---------------------------------------------------------------------------------------------------
December 31,                                             1997                          1996
---------------------------------------------------------------------------------------------------
                                            Carrying             Fair       Carrying           Fair
(in thousands)                                Amount            Value         Amount          Value
---------------------------------------------------------------------------------------------------
Financial Assets:
  Cash                                    $    3,134       $    3,134        $   923      $     923
  Investments
     Interest rate floor contracts             8,153            8,153          4,825          4,825
     Principal-only swaps                     12,508           12,508          3,185          3,185
     Other                                    65,578           75,092         38,545         38,354
  Mortgage loans receivable                  519,247          529,260        314,937        315,895
  Pool loan purchases                        149,791          150,175        131,539        135,841
  Loans held for investment                    5,191            5,191         23,351         23,289
  Capitalized excess servicing                   n/a(a)           n/a(a)      38,672         39,617
  Receivable from sale of servicing           27,324           27,324              -              -
  Common equity securities                         -                -          2,312          2,312
  Loans in foreclosure and mortgage
     claims receivable (net) (b)              35,579           34,905         38,387         37,714
---------------------------------------------------------------------------------------------------
Financial Liabilities:
  Short-term debt                         $  569,399       $  569,399       $406,205      $ 406,205
  Long-term debt                             172,660          186,978        291,592        322,715
Off-Balance-Sheet Financial Instruments:
  Mandatory forward commitments                  n/a            1,642            n/a           (160)
  Commitments to extend credit
     expected to close (pipeline)                n/a            6,498            n/a          1,879
---------------------------------------------------------------------------------------------------


(a) Information is not applicable as a result of the Company's adoption of SFAS No. 125. Refer to notes 1 and 3 to the consolidated financial statements.
(b) Excludes $5.6 million and $13.1 million of real estate owned in 1997 and 1996, respectively.

     The Company's investments in FSA options and preferred stock are not presented in the table above. These financial instruments are accounted for under the provisions of SFAS No. 115 and are carried on the consolidated statement of condition at fair value (refer to Note 2 to the consolidated financial statements).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12. MORTGAGE SERVICING

  The Company's portfolio of mortgages serviced, including loans subserviced, interim servicing contracts and those under contract to acquire and excluding loans sold but not transferred, totaled $26.5 billion, $29.2 billion and $31.8 billion as of December 31, 1997, 1996 and 1995, respectively. The Company's portfolio of mortgages serviced as of December 31, 1997 is summarized below:



                                                                                      Weighted Average
                                                           ----------------------------------------------------------
                                                                                                 Net        Remaining
                              Principal                    Loan               Interest     Servicing      Contractual
                       Balance Serviced                 Balance                   Rate      Fee Rate             Life
Loan Type                 (in millions)          (in thousands)           (in percent)  (in percent)      (in months)
---------------------------------------------------------------------------------------------------------------------
Residential
  Conventional               $    5,521           $    68                      8.37%          .424%              240
  FHA                             3,916                57                      8.80           .427               297
  VA                              2,124                62                      8.42           .403               298
Commercial                           66               889                      7.45           .176               163
--------------------------------------------------------------------------------------------------------------------
                             $   11,627           $    63                      8.52%          .420%              269
Subservicing                     14,919
--------------------------------------------------------------------------------------------------------------------
Total mortgage
  servicing portfolio        $   26,546           $    61                      8.45%           (a)               249
====================================================================================================================


(a) This amount would be calculated as a combination of two different measurements, the net servicing fee earned on the Company's owned servicing portfolio and the subservicing fee earned on its subservicing portfolio, which is not calculated as a percentage of the outstanding principal balance serviced, and therefore, would not be meaningful.

     The servicing fee rates in the table above are shown after deducting any fees. Guarantee fees, when applicable, range from six basis points for governmental loans up to approximately thirty basis points for certain conventional loans. Certain loans sold to private investors have no guarantee fees.

     The following table summarizes the Company's owned mortgage servicing portfolio by interest rate range:

-----------------------------------------------------------------------------------------------------------------------------------
December 31,                                1997                                                   1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                           Weighted                                                  Weighted
                     Number              Principal         Average               Number          Principal            Average
                      of                 Balance           Interest Rate           of              Balance         Interest Rate
Interest Rate Range  Loans            (in millions)        (in percent)          Loans           (in millions)      (in percent)
----------------------------------------------------------------------------------------------------------------------------------
5.99% and lower         843           $     66              5.41%                1,239             $      87          5.50%
6.00%-6.49%           1,823                159              6.13                 5,449                   288          6.22
6.50%-6.99%           4,166                319              6.66                15,369                 1,111          6.68
7.00%-7.49%          12,968                729              7.17                42,363                 2,395          7.11
7.50%-7.99%          29,240              2,455              7.63                58,622                 4,104          7.60
8.00%-8.49%          27,989              2,280              8.13                60,852                 4,337          8.10
8.50%-8.99%          32,178              1,867              8.59                77,061                 4,047          8.58
9.00%-9.49%          13,452                722              9.07                37,714                 2,052          9.06
9.50%-9.99%          29,142              1,420              9.55                69,548                 3,618          9.57
10.00% and above     32,488              1,610             10.49                83,585                 4,371         10.49
-----------------------------------------------------------------------------------------------------------------------------------
Total               184,289           $ 11,627              8.52%              451,802             $  26,410          8.59%
====================================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   The following table summarizes the Company's owned mortgage servicing portfolio by location of property:

------------------------------------------------------------------------------------------------------------------------------------
December 31,                              1997                                                      1996
------------------------------------------------------------------------------------------------------------------------------------
                                                           Percentage                                                    Percentage
                                                         of Principal                                                  of Principal
                      Number            Principal          Balance of            Number           Principal              Balance of
                          of              Balance           Servicing            of               Balance                 Servicing
State                  Loans             (in millions)      Portfolio            Loans          (in millions)             Portfolio
------------------------------------------------------------------------------------------------------------------------------------
California            20,459             $  1,889                16.3%           60,547    $          4,955                  18.7%
New York              22,118                1,162                10.0            42,195               2,441                   9.2
Texas                 15,655                  736                 6.3            29,851               1,513                   5.7
Washington             7,889                  690                 5.9            23,048               1,692                   6.4
Florida               12,894                  663                 5.7            28,361               1,408                   5.3
Michigan              10,773                  520                 4.5            25,553               1,019                   3.9
New Jersey             7,088                  503                 4.3            13,689                 895                   3.4
Illinois               6,335                  420                 3.6            16,704               1,036                   3.9
Maryland               5,020                  362                 3.1             8,966                 534                   2.0
Ohio                   6,658                  357                 3.1            15,772                 656                   2.5
Other*                69,400                4,325                37.2           187,116              10,261                  39.0
------------------------------------------------------------------------------------------------------------------------------------
Total                184,289             $ 11,627               100.0%          451,802    $         26,410                 100.0%
====================================================================================================================================


*No other state constitutes more than 3.1% of the Company's owned servicing portfolio as of December 31, 1997.

  The above tables exclude loans subserviced for others having a principal balance of $14,919 million and $2,791 million as of December 31, 1997 and 1996, respectively.

  Escrow funds of approximately $196.8 million, $207.8 million and $236.0 million as of December 31, 1997, 1996 and 1995, respectively, relating to mortgages serviced and subserviced, are held in non-interest bearing accounts at non-affiliated banks and are not included in the consolidated financial statements.

  The Company has in force an errors and omissions policy in the amount of $20 million. Primary fidelity coverage up to a limit of $35 million is provided under a Fund American master policy, for which the Company pays a portion of the premium.

NOTE 13. RESTRUCTURING CHARGES

  In April 1997, the Company's management approved and implemented a restructuring plan designed to reduce its operating costs in order to improve its financial performance. As part of this plan, the Company reduced its work force, primarily in overhead areas, by approximately 100 employees during the second quarter of 1997 to bring its overhead costs in line with its production and servicing operations. As a result, the Company recognized restructuring charges totaling $1.7 million during the second quarter of 1997. The amount includes approximately $1.6 million of employee separation costs, including severance payments, health care coverage and postemployment education benefits and $.1 million of miscellaneous expenses. As of December 31, 1997, $.1 million of these charges remained accrued in the Company's consolidated statements of condition.

  In 1994, the Company implemented a restructuring plan to bring its mortgage loan production network in line with anticipated levels of mortgage loan production as a result of a contracting mortgage loan origination market. As of December 31, 1997 and 1996, $.2 million and $.5 million, respectively, remained accrued in the Company's consolidated statements of condition relating to future lease expenses for closed facilities.

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. LEASE COMMITMENTS

  The Company has entered into a number of noncancelable operating lease agreements with respect to premises and equipment. The minimum annual rental commitments under these leases as of December 31, 1997 are as follows:



--------------------------------------------------------------------
(in thousands)               1998    1999  2000  2001  2002   Total
--------------------------------------------------------------------
                            $2,263  $1,057  $696  $359  $234  $4,609
====================================================================


  Leases for branches which were closed as a result of the Company's restructuring plan implemented in 1994 are included in the table above. As of December 31, 1997, $.2 million of future lease payments remained accrued in the Company's consolidated statement of condition, and therefore, do not represent future operating expenses.

  Total rental expense for the years ended December 31, 1997, 1996 and 1995 was $3.9 million, $4.5 million and $4.6 million, respectively. Some leases contain escalation clauses that correspond with increased real estate taxes, other operating expenses and/or renewal options that call for increased rents when the leases are renewed.

NOTE 15. OTHER OPERATING EXPENSES

  The following table summarizes other operating expenses:



--------------------------------------------------------------------------------------
Year ended December 31, (in thousands)            1997           1996          1995
--------------------------------------------------------------------------------------
Telephone                                   $    3,948      $    4,316      $    4,015
Professional services                            3,587           3,376           1,649
Travel and entertainment                         1,989           1,885           1,808
Office supplies and printing                     1,903           2,063           1,768
Postage                                          1,812           2,119           1,985
Software systems                                 1,501           1,669           1,427
Bank charges                                       861           1,618           1,948
Amortization of goodwill                             -           2,090           2,090
Other                                           11,000          15,116          16,084
--------------------------------------------------------------------------------------
Total other operating expenses              $   26,601      $   34,252      $   32,774
======================================================================================


NOTE 16. INCOME TAXES

  The Company files a consolidated federal income tax return with Fund American. Federal income tax expense is provided substantially on a separate return basis. As of December 31, 1997, the Company had recorded $39.1 million of deferred tax liability relating to accumulated unrealized gains and equity in earnings of an investment in an unconsolidated affiliate, of which $13.9 million was recorded as part of the initial exchange. As of December 31, 1995, the Company had recorded $.3 million of deferred tax assets relating to accumulated unrealized losses on the portfolio of common equity securities. The Company files state income tax returns on a stand-alone basis.

  The following table summarizes federal income taxes due from or (to) Fund
  American:



---------------------------------------------------------------------------------------
December 31, (in thousands)                                          1997        1996
---------------------------------------------------------------------------------------
Net current taxes                                                 $  9,058    $  (5,746)
---------------------------------------------------------------------------------------
Net deferred taxes                                                 (17,219)      18,210
=======================================================================================

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

  Total income tax (benefit) expense is as follows:


--------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                    1997       1996       1995
--------------------------------------------------------------------------------------
Current income taxes:
  Federal                                              $ (4,396)   $ 17,280   $ 11,847
  State and local                                         1,352         144        248
Deferred (benefit) expense                                 (573)     (7,971)     4,037
--------------------------------------------------------------------------------------
Total income tax (benefit) expense                     $ (3,617)   $  9,453   $ 16,132
======================================================================================


  The current federal income tax (benefit) expense for the years ended December 31, 1997 and 1995, as shown above, excludes a benefit of $3.2 million and $.5 million, respectively, which relates to the extraordinary loss on the repurchase and retirement of debt which has been reported as a net amount in the consolidated statements of income.

  Deferred tax (benefit) expense for the years ended December 31, 1997, 1996 and 1995 represents the net change in the deferred tax asset or liability during the year. Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. The deferred tax (benefit) expense for the years ended December 31, 1997, 1996 and 1995, shown above excludes deferred tax expense of $22.1 million, $.3 million and $1.9 million, respectively. The 1997 expense is associated with unrealized gains on the Company's investment in an unconsolidated affiliate which were recorded directly to stockholders' equity. The 1996 and 1995 expenses are associated with unrealized gains and losses on the common equity securities portfolio which were recorded directly to stockholders' equity.

  The following table summarizes the types of temporary differences giving rise to the net deferred tax assets and net deferred tax liabilities:



-------------------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                           1997                                   1996
-------------------------------------------------------------------------------------------------------------------------------
                                                         Deferred             Deferred          Deferred             Deferred
                                                              Tax                  Tax               Tax                  Tax
                                                           Assets          Liabilities            Assets          Liabilities
-------------------------------------------------------------------------------------------------------------------------------
Purchase accounting adjustments                          $      -         $    5,520           $      -          $     6,219
Unrealized gain on investment in
 unconsolidated affiliate (net)                                 -             36,002                  -                    -
Equity in earnings of unconsolidated affiliate                  -              3,095                  -                    -
Unrealized gain on financial instruments                        -              4,597                  -                  931
Capitalized servicing                                      26,163                  -             18,384                    -
Allowance for loan losses                                   4,803                  -              4,838                    -
Depreciation                                                    -              2,159                  -                2,583
Deferred bi-weekly income                                     969                  -              1,351                    -
Accrued postretirement benefits                             1,279                  -              1,181                    -
Other, net                                                  7,921              6,981              6,739                4,550
----------------------------------------------------------------------------------------------------------------------------
Total                                                    $ 41,135         $   58,354           $ 32,493         $     14,283
============================================================================================================================


  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowances have been provided as of December 31, 1997 and 1996.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  A reconciliation of taxes, calculated using the federal statutory rate of 35%, to income tax expense follows:



  ------------------------------------------------------------------------------
  Year ended December 31, (in thousands)                 1997    1996     1995
  ------------------------------------------------------------------------------
  Tax (benefit) expense at federal statutory rate    $ (3,902)  $ 1,795  $15,149
  Write-off of goodwill and other intangible assets         -     6,960        -
  Purchase accounting adjustments                           -       732      732
  Dividends received deduction                           (706)        -      (35)
  State taxes                                             879        94      161
  Other, net                                              112      (128)     125
  ------------------------------------------------------------------------------
  Total income tax (benefit) expense                 $ (3,617)  $ 9,453  $16,132
  ==============================================================================


NOTE 17. PENSION PLAN

  The Company has a defined benefit pension plan covering most of its employees. Benefits under the plan are based on years of service and the employees' highest average compensation over five consecutive years in their last ten years of employment. The Company's policy is to fund the pension plan in amounts which comply with the minimum funding requirements specified by the Employee Retirement Income Security Act. Cash contributions made to the plan for the years ended December 31, 1997, 1996 and 1995 totaled $.6 million, $1.3 million and $1.7 million, respectively. Plan assets primarily consist of common stock and corporate bond mutual funds.

  In the fourth quarter of 1997, the Company's Board of Directors approved certain amendments to the Company's pension plan. The approved amendments included the expansion of eligibility requirements for early retirement from age 55 with ten years of service to the earlier of age 55 with ten years of service or age 50 with fifteen years of service for retirements beginning on or after January 1, 1997. In addition, the accrual rate for years of benefit service was reduced from 1.6% to 1.2% for years of service credited on and after January 1, 1998. The Company expects the net effect of these amendments will be to reduce the future cost and funding requirements of the plan.

  The following table sets forth the plan's funded status and the related amounts recognized in the Company's consolidated statements of condition:



--------------------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                                      1997       1996
--------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation, including vested benefits
     of $19,269 and $16,627 in 1997 and 1996, respectively                                   $   20,960   $   18,586
  Effect of future projected salary increases                                                     6,015        5,138
--------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                                     26,975       23,724
Plan assets at fair value                                                                       (24,669)     (20,942)
--------------------------------------------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets                                             2,306        2,782
Unrecognized net gain (loss)                                                                        931       (1,111)
Unrecognized prior service cost                                                                      87          871
Unrecognized net obligation at transition                                                             -          (11)
--------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in accounts payable
  and other liabilities                                                                      $    3,324   $    2,531
====================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  A summary of the components of net periodic pension costs is as follows:


-----------------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                                   1997      1996      1995
-----------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the year                                      $ 1,448   $ 1,578   $ 1,354
Interest cost on projected benefit obligation                                           1,718     1,633     1,388
Actual return on plan assets                                                           (3,752)   (1,998)   (3,801)
Net amortization and deferral                                                           1,973       892     2,613
-----------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                             $ 1,387   $ 2,105   $ 1,554
=================================================================================================================


     Assumptions used in the determination of the projected benefit obligation were:
-----------------------------------------------------------------------------------------------------------------
December 31,                                                                             1997      1996      1995
-----------------------------------------------------------------------------------------------------------------
Discount rate                                                                             7.0%     7.25%      7.0%
Rate of increase in compensation levels                                                   4.5%      5.0%      6.0%
Expected long-term rate of return on assets                                               8.0%      8.0%      8.0%
=================================================================================================================

NOTE 18. POSTRETIREMENT BENEFITS

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

  A summary of the components of net periodic postretirement benefit cost is as follows:

--------------------------------------------------------------------------------------------------------
Year ended December 31, (in thousands)                                1997             1996        1995
--------------------------------------------------------------------------------------------------------
Service cost                                                        $   94            $  110      $   86
Interest cost                                                          256               239         250
--------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                            $  350            $  349      $  336
========================================================================================================

The following table sets forth the plan's funded status and the related amounts recognized in the Company's consolidated statements of condition:

----------------------------------------------------------------------------------------------------------
December 31, (in thousands)                                                           1997          1996
----------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retired participants                                                             $   2,255     $    1,868
Fully eligible active participants                                                     739            533
Other active participants                                                              801          1,009
----------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                                  3,795          3,410
Plan assets at fair value                                                                -              -
----------------------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation in excess of plan assets                   3,795          3,410
Unrecognized prior service cost                                                       (157)             -
Unrecognized net gain                                                                   15             67
----------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in accounts payable
  and other liabilities                                                          $   3,653     $    3,477
=========================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  An 8.6% annual rate of increase in the per capita costs of covered health care benefits was assumed for 1998, gradually decreasing to 5.0% by the year 2007 and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by 5.0% and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 by 4.1%. A discount rate of 7.0% and 7.25% was used to determine the accumulated postretirement benefit obligation as of December 31, 1997 and 1996, respectively.

NOTE 19. STOCK PLANS

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

  Effective October 1, 1996, the Company amended its ESOP to include employees of White Mountains as eligible employees and to add an employee savings plan feature under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees may contribute to the plan up to 14% of their salary not to exceed the maximum allowable under Internal Revenue Service guidelines. Contributions are invested at the direction of the employee in one or more funds or can be directed to purchase common stock of Fund American at fair market value.

  In the fourth quarter of 1997, the Company's Board of Directors approved certain amendments to the Company's ESOP to be effective as of January 1, 1998. The most significant of the amendments provided for the Company's ESOP contribution to be changed to a 401(k) matching contribution. The matching contribution is equal to a certain percentage of employee contributions, up to a maximum of 5%, which is dependent on the Company's annual return on equity. In addition, the amendment provided for the transfer of all of the participant accounts in the ESOP portion of the plan to the 401(k) portion of the plan. This will allow the participants to direct the investment of the Company's contributions among the various investment options.

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

NOTE 20. CONTINGENCIES

  Various claims have been made against the Company in the ordinary course of business. Management believes that any liabilities which could result would not materially affect the Company's financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. RELATED-PARTY TRANSACTIONS

  As discussed in Notes 4 and 10, the Company had various related-party transactions with Fund American and White Mountains. The Company also has a tax allocation agreement with Fund American.

  The Company believes that all of the above transactions were on terms that were reasonable and competitive. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

NOTE 22. SUPPLEMENTAL CASH FLOW INFORMATION

  For purposes of reporting cash flows, cash includes cash on hand and amounts on deposit at banks, excluding custodial bank accounts.

  The following table provides additional cash and noncash information not presented elsewhere in the consolidated financial statements:



----------------------------------------------------------------------------------------------
 Year ended December 31, (in thousands)                     1997          1996          1995
----------------------------------------------------------------------------------------------
 Interest paid                                           $  43,563     $  57,172     $  48,975
----------------------------------------------------------------------------------------------
 Income taxes paid                                       $   8,268     $  18,650     $     345
----------------------------------------------------------------------------------------------
 Noncash investing and financing activities:
 Exchange of common equity securities for
   shares of common stock from parent (Note 4)           $   2,638     $       -     $  27,020
 Receivable from sale of servicing rights                   27,324             -             -
 Capital contribution from parent in exchange for
   investment in unconsolidated affiliate (Note 2)         106,365             -             -
 Acquisition of common equity securities as a return
   of partnership investment, net (Note 4)                       -         2,312             -
 Exchange of 2,239,061 shares of 8.42% cumulative
   Series A preferred stock for 9.375% subordinated
   debentures (Note 10)                                          -             -        55,976
==============================================================================================


NOTE 23. SUBSEQUENT EVENTS

  In March 1998, the Company paid dividends on its common stock totaling $25.0 million.

  In March 1998, the Company increased and amended its $600.0 million secured revolving credit agreement. The Company exercised its right under the agreement to request additional commitments, with bank concurrence, increasing its available revolving facility to $701.0 million to meet increased borrowing requirements resulting from increased production volumes. The provisions of the amendment allow the Company to more fully utilize the facility by easing its restrictions with respect to the Company's use of its subprime production as collateral and its repurchase of delinquent loans out of mortgage pools.

SELECTED QUARTERLY FINANCIAL DATA
(UNAUDITED)


  Selected quarterly financial data for 1997 and 1996 is shown in the following table. The quarterly financial data includes, in the opinion of management, all necessary recurring adjustments for a fair presentation of the results of operations for the interim periods.


------------------------------------------------------------------------------------------------------
Quarters Ended                                            March       June     September     December
(in thousands, except for per share amounts)               31          30          30           31
------------------------------------------------------------------------------------------------------
1997
Total revenue                                           $25,561     $ 17,949 (b)  $24,732      $25,632
Income (loss) before extraordinary loss                     187       (6,291)(b)    1,088       (2,514) (c)
Extraordinary loss                                            -       (5,975)           -            -
Net income (loss)                                           187      (12,266)(b)    1,088       (2,514) (c)
Comprehensive (loss) income                                (120)       1,154 (b)   23,504        3,059  (c)
------------------------------------------------------------------------------------------------------
Basic net (loss) income per common share
  before extraordinary loss (a)                         $  (.33)      $(2.25)     $   .05     $  (1.07)
Extraordinary loss per common share                           -        (1.86)           -            -
Basic net (loss) income per common share (a)               (.33)       (4.11)         .05        (1.07)
Basic comprehensive (loss) income per common share (a)     (.47)         .07         7.03          .66
------------------------------------------------------------------------------------------------------
1996
Total revenue                                           $48,684      $39,762      $39,859      $20,375
Net income (loss)                                        13,294        5,922        8,258      (31,800) (d)
Comprehensive income (loss)                              13,840        5,922        8,258      (31,800) (d)
------------------------------------------------------------------------------------------------------
Basic net income (loss) per common share (a)              $5.50        $2.22        $3.26     $ (14.55)
Basic comprehensive income (loss) per common share (a)     5.75         2.22         3.26       (14.56)
------------------------------------------------------------------------------------------------------

(a)  After deducting dividends on preferred stock.
(b) Includes a $3.0 million pretax write-down of loans held for investment, $1.7 million of pretax restructuring charges and a $1.1 million pretax loss on the February 1997 servicing sale and related assumption of subservicing.
(c) Includes a $3.7 million loss related to the February 1997 servicing sale and related assumption of subservicing and $1.4 million pretax of various one-time charges.
(d) Includes a $29.1 million pretax write-off of the Company's goodwill and other intangible assets.

BOARD AND SENIOR OFFICERS


                               BOARD OF DIRECTORS

                              Michael C. Allemang
              Executive Vice President and Chief Financial Officer
                    Source One Mortgage Services Corporation

                                Raymond Barrette
              Executive Vice President and Chief Financial Officer
                    Fund American Enterprises Holdings, Inc.

                                Terry L. Baxter*
                                   President
                         White Mountains Holdings, Inc.

                               Robert R. Densmore
                            Executive Vice President
                    Source One Mortgage Services Corporation

                                Mark A. Janssen
                     Executive Vice President and Secretary
                    Source One Mortgage Services Corporation

                               Francis X. Mohan*
                     President and Chief Executive Officer
                    Source One Mortgage Services Corporation


                                James H. Ozanne*
                                    Chairman
                    Source One Mortgage Services Corporation

                                Roger K. Taylor
                     President and Chief Operating Officer
                   Financial Security Assurance Holdings Ltd.


                * Member of the Executive Committee of the Board



                                SENIOR OFFICERS

                                Francis X. Mohan
                     President and Chief Executive Officer

                              Michael C. Allemang
              Executive Vice President and Chief Financial Officer

                               Robert R. Densmore
                            Executive Vice President
                                   Servicing

                                Mark A. Janssen
            Executive Vice President - Production & Capital Markets
                                 and Secretary

                                 Susan L. Bowen
                             Senior Vice President
                              Production Division

                                 John J. Cleary
                             Senior Vice President
                              Loan Administration

                             Kathleen M. DeFrances
                             Senior Vice President
                              Residential Division

                                E. Roger Everett
                             Senior Vice President
                             Production Operations

                               Patrick D. Gillies
                             Senior Vice President
                           Delinquency Administration

                                 John L. Jansen
                             Senior Vice President
                                Human Resources

                               William C. Manasco
                             Senior Vice President
                              Information Services

                               Pablo Sanchez, Jr.
                             Senior Vice President
                               Subprime Division

                               Phillip W. Shepard
                             Senior Vice President
                              Residential District





                               Charles D. Taylor
                             Senior Vice President
                              Information Services

                        Central Pacific Mortgage Company

                                John A. Courson
                     President and Chief Executive Officer

CORPORATE ADDRESS


  Source One Mortgage Services Corporation

  27555 Farmington Road

  Farmington Hills, Michigan 48334-3357

  (248) 488-7000