Form 10-K, Exhibit 13
period 1997-12-31
SOURCE ONE MORTGAGE SERVICES CORP
filed 1998-03-31
CIK 801543

                                                                 Exhibit 13(b)

                       REPORT OF INDEPENDENT AUDITORS



We have audited the consolidated statement of condition of Source One Mortgage Services Corporation and subsidiaries ("the Company") as of December 31, 1996 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Source One Mortgage Services Corporation and subsidiaries as of December 31, 1996 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                    /s/ Ernst & Young LLP


Detroit, Michigan
January 30, 1997