Form 10-K, Exhibit 13
period 1998-12-31
SOURCE ONE MORTGAGE SERVICES CORP
filed 1999-03-31
CIK 801543

                                    TO OUR SHAREHOLDERS, EMPLOYEES AND CUSTOMERS

     The consolidation in the mortgage banking business continued to gain speed in 1998. The largest originator produced over $100 billion of mortgage loans. Over 15 consolidating acquisitions were completed during the year. This consolidation activity has contributed to intense price competition. Smaller independent mortgage banks such as Source One Mortgage Services Corporation will survive in this environment by focusing on high quality service, tightly defined niches and entrepreneurial origination structures such as Central Pacific Mortgage (CPM), our net branch subsidiary.

     With those business factors in mind, Source One had a very successful 1998. Not only did we follow a closely structured business plan, but we implemented a number of successful changes. Due to those efforts, we are pleased to report record results in 1998.

OPERATING RESULTS

     Source One achieved new loan production of $12 billion, making it a record year. Further, we achieved our highest return on equity in the 13 years of Fund American ownership. The mortgage operation's GAAP ROE for 1998 was 25%. Net income applicable to common stock was $42.2 million, also a record. The residential mortgage loan business was fueled by a very strong economy and declining interest rates. These external factors coupled with our strategic initiatives in 1997 and 1998 produced an outstanding result for Source One.

     We reached the #5 position in GNMA market share in a market dominated by highly capitalized banks. We reduced our common equity base by sending $104 million of capital to Fund American. We squeezed our costs in the face of record volume and found $4 million of cost savings.

HIGH QUALITY SERVICE

     Source One has been one of the most efficient servicers and subservicers in the mortgage banking industry over the past decade while, at the same time, continually focusing on the specific needs of our customers (mortgagors, investors and servicers). For example, Source One has been recognized in annual cost surveys as one of the lowest cost servicers of all loan types. We have also been a pioneer in such areas as the use of voice response units and power dialers, a payoff imaging system, totally automated fax response capabilities, behavioral scoring, and loss mitigation. Consequently, Source One has been able to provide quality service at a low cost.

     Standard & Poor's and Fitch IBCA performed detailed servicing evaluations of our servicing operations in 1998. Both independent organizations issued reports concluding that Source One is a superior mortgage loan servicer.

     In fact, the Chase subservicing agreement was extended for two additional years, due in part to the excellent service Source One provides. We also added seven new subservicing customers. These favorable evaluations are a credit not only to our experienced servicing team, but also to the excellent automation systems that support this group.

PRODUCTION

     The strong production market resulted in a volume of $12 billion. We continued with our plan of concentrating on higher margin government production, bringing our product mix up to 70% government.

     All of our production areas have focused on selling niche products in 1998. In addition, Source One opened 34 new branch offices in 1998 reaching a total of 163 offices at year end (up 26% from year end 1997).

     Early in 1998 Source One recognized a unique opportunity within the high-margin mortgage marketplace and quickly capitalized by creating an independent subprime (B-C) operation located in Lagrangeville, NY. This state-of-the-art facility is fully staffed with mortgage professionals who are responsible for the origination, sales, and subservicing of subprime loans.

     We felt the need to bolster our existing product lines with some high-margin niche programs including subprime in order to augment our conventional production during economic shifts and market downturns. Based upon our solid name recognition and dedicated effort, the up-start Subprime Division has quickly established itself as a formidable contender in the often volatile B-C marketplace.

     Our overall goal of increasing our niche and high margin products proved successful. Source One produced $374 million of new product volume in 1998, up from $65 million in 1997.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report   1

TO OUR SHAREHOLDERS, EMPLOYEES AND CUSTOMERS

TECHNOLOGICAL ADVANCEMENTS

     Source One purchased the Empower Loan Origination System from Eastern Software in the fall. This product is a state-of-the art client/server system that handles the full scope of origination activities, from lead management through setup on the servicing system to post-closing. The system is an "open architecture" format that allows the individual production units to customize their workflows for both sales and operations to increase productivity and reduce expense.

     The system is unique in that it is designed to support different lines of the mortgage business, including broker, retail, subprime, telemarketing and correspondent.

     The system was rolled out in our New York Subprime Division late in 1998. Further rollout of the system to the remainder of the Source One production units should be complete in 1999.

     Amid our system upgrades we have paid detailed attention to the Year 2000 Compliance issue. We are confident in reporting that Source One's computer system is at 100% compliance. In fact, a review by independent consultants in November of 1998 revealed all of our systems are prepared to handle business as usual on January 1, 2000.

SENIOR MANAGEMENT

     Melinda Cain was promoted to Senior Vice President in 1998 and is responsible for overseeing Capital Markets, Portfolio Management and backroom operations.

     Thomas Marshall was promoted to Senior Vice President in 1998 and is responsible for aspects of Secondary Marketing. This includes pipeline hedging, pool delivery, loan pricing and gestation repo programs.

     Mike Muldoon joined the Company in 1998 as a Senior Vice President responsible for the Subprime Subservicing Unit in Lagrangeville, NY.

     John Jansen, Senior Vice President of Human Resources, retired in January 1999. He was replaced by Greg Ghilardi, Senior Vice President.

SUBSEQUENT EVENTS

     In late March 1999, Source One and Citicorp Mortgage, Inc. reached an agreement under which Citicorp Mortgage, Inc. will purchase substantially all of the mortgage-banking-related assets, assume certain liabilities, and employ substantially all of the employees of Source One. Closing is contingent upon receipt of various regulatory and agency approvals. The successful execution of our strategic plan and our operational success in 1998 have been material contributors to the successful positioning of Source One. We are very pleased with this transaction and look forward to watching our small part of the largest financial institution in the world grow in the years to come.


Sincerely,

Frank Mohan                                 James Ozanne
-----------------                           ------------
Frank Mohan                                 James Ozanne
President and CEO                           Chairman

March 29, 1999



2   Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                   SELECTED CONSOLIDATED FINANCIAL DATA & CORPORATE INFORMATION*

===================================================================================================================================
INCOME STATEMENT DATA
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                    1998            1997             1996             1995             1994
(in thousands, except per share amounts)
-----------------------------------------------------------------------------------------------------------------------------------

Total revenue                                       $   208,368     $    89,993      $   141,423      $   148,595      $   142,493
Total expenses                                          138,215         101,140          136,296          105,313          137,215
Income (loss) before income taxes,
   extraordinary loss and cumulative
   effect of accounting change                           70,153         (11,147)           5,127           43,282            5,278
Income tax expense (benefit)                             24,243          (3,617)           9,453           16,132            4,474
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary
   loss and cumulative effect
   of accounting change                                  45,910          (7,530)          (4,326)          27,150              804
Extraordinary loss on retirement of debt                   --            (5,975)            --               (902)            --
Cumulative effect of accounting change (a)                 --              --               --               --            (44,296)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $    45,910     $   (13,505)     $    (4,326)     $    26,248      $   (43,492)
Less dividends on preferred stock                         3,707           3,707            3,707            7,634            6,642
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to
   common stock                                     $    42,203     $   (17,212)     $    (8,033)     $    18,614      $   (50,134)
-----------------------------------------------------------------------------------------------------------------------------------
Basic net income (loss) per common share: (b)
Before extraordinary loss and cumulative
   effect of accounting change                      $     13.14     $     (3.78)     $     (3.57)     $      7.55      $     (1.65)
Basic net income (loss) per common share                  13.14           (5.79)           (3.57)            7.20           (14.21)
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends per common share (c)                 $     32.39     $      --        $      --        $      --        $      --
Cash dividends declared on common shares                104,033            --               --               --               --
Payment for common shares repurchased                      --             2,638             --            120,000          122,000
Issuance of common shares                                  --           119,040             --               --               --
===================================================================================================================================
COMPREHENSIVE INCOME STATEMENT DATA (d)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $    45,910         (13,505)     $    (4,326)     $    26,248      $   (43,492)
Other comprehensive income (loss)                        19,294          41,102              546            3,519           (3,779)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                         $    65,204          27,597      $    (3,780)     $    29,767      $   (47,271)
-----------------------------------------------------------------------------------------------------------------------------------
Basic comprehensive income
   (loss) per common share (b)                      $     19.15            8.03      $     (3.33)     $      8.57      $    (15.28)
===================================================================================================================================
OPERATING DATA
-----------------------------------------------------------------------------------------------------------------------------------
Total mortgage loan production (e) (in millions)    $    10,866           4,403      $     3,831      $     2,852      $     4,586
Servicing portfolio at end of year: (f)
   Balance (in millions)                            $    25,112          26,546      $    29,201      $    31,831      $    39,568
   Number of loans serviced (g)                         384,466         438,261          478,779          494,051          543,428
   Weighted average interest rate (g)                      7.99%           8.45%            8.48%            8.33%            8.14%
   Weighted average net servicing fee (g)(h)               .397%           .420%            .422%            .419%            .410%
   Percent delinquent (g)                                  7.07%           6.35%            6.24%            5.28%            4.07%
   Percent in process of foreclosure                       1.50%           1.18%             .93%             .80%             .77%
Servicing rights acquisitions (in millions)         $      --                36      $     2,789      $     4,674      $     3,707
Sale of servicing rights (in millions)              $    10,647          17,018      $     3,302      $    10,973      $     3,868
Number of employees at end of year                        2,212           1,572            1,682            1,680            2,055
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
December 31, (in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage loans receivable                           $   676,317         519,247      $   314,937      $   381,028      $   210,472
Capitalized servicing (net) (i)                         169,688         181,025          410,939          397,071          530,450
Total assets                                          1,517,977       1,304,690        1,131,054        1,135,029        1,210,012
Senior debt                                             814,593         686,906          643,262          661,846          647,251
Subordinated debt                                        55,771          55,153           54,535           54,786             --
Total liabilities                                     1,105,464         849,641          816,297          812,785          733,925
Total stockholders' equity                              412,513         455,049          314,757          322,244          476,087
===================================================================================================================================

* See accompanying notes to selected consolidated financial data.



Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report   3

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA & CORPORATE INFORMATION

(a) The 1994 amount reflects the cumulative after tax effect, as of January 1, 1994, of a change in the methodology used to measure impairment of the purchased mortgage servicing rights asset.
(b) Basic net income (loss) and basic comprehensive income (loss) per common share amounts for all years presented are based on the weighted average number of common shares outstanding.
(c) Cash dividends per common share were computed based on the total number of common shares outstanding as of the dividend record dates.
(d) Comprehensive income (loss) includes net income (loss) and the net change in after tax unrealized investment gains (refer to Note 1 to the consolidated financial statements for further discussion).
(e) Excludes mortgage loan production originated by the Company's retail branches that is sold directly to third parties on a whole loan basis totaling $1,201 million, $680 million, $496 million and $390 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively.
(f) Includes loans subserviced for others having a principal balance of $15.9 billion, $14.9 billion, $2.8 billion, and $4.0 billion as of December 31, 1998, 1997, 1996, and 1995, respectively, except as noted.
(g) Excludes interim servicing of loans having a principal balance of $1.7 billion as of December 31, 1994.
(h)  Excludes loans subserviced for others as noted in (e) above.
(i) Reflects a $68.1 million cumulative pretax adjustment to the purchased mortgage servicing rights asset as of January 1, 1994 relating to a change in the methodology used to measure its impairment.

FORM 10-K
--------------------------------------------------------------------------------

     The financial information contained in this report substantially conforms with the information required in the "Form 10-K" Annual Report filed by the Company with the Securities and Exchange Commission at the end of March 1999. Certain supplemental information appears in such Form 10-K that is not necessarily disclosed within this document. Copies of such Form 10-K (without exhibits) are available, without charge, upon request to the Corporate Secretary's Office, Source One Mortgage Services Corporation, 27555 Farmington Road, Farmington Hills, Michigan 48334-3357 (telephone:
     (248) 488-7000).

BUSINESS
--------------------------------------------------------------------------------

     The Company primarily engages in the business of producing and selling conforming and subprime residential mortgage loans, servicing conforming residential mortgage loans and subservicing residential mortgage loans for third parties. In response to increased industry competition for producing and servicing conforming mortgage loans, the Company decided to broaden its product line by offering higher margin products. The Company began to produce 203(k) (FHA home improvement) loans, manufactured housing loans, subprime loans and high loan-to-value ("high LTV") second mortgage loans in late 1997. The 203(k) loans and the manufactured housing loans are being sold into agency pools with servicing retained. The subprime and high LTV loans are being originated for a fee and sold to third parties on a servicing released basis. The Company is currently subservicing subprime loans and has the capability to service and subservice subprime and high LTV loans. Although these higher margin products are a new focus for the Company, they accounted for less than 4% of total production in 1998 and are currently expected to account for approximately 8% of total production in 1999. The Company's primary sources of revenue are net servicing revenue, net interest revenue, net gain on sale of mortgages, net gain on sale of servicing, earnings from unconsolidated affiliate and other revenue.

     The Company is also engaged, through certain of its subsidiaries, in the sale of credit-related insurance products (such as life, disability, health, accidental death and property and casualty insurance).

MARKET FOR STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     There is no established public trading market for the Company's common stock. As of March 31, 1999, there were two holders of the 3,211,881 shares of the Company's issued and outstanding common stock, White Mountains Holdings, Inc. ("White Mountains") (formerly Fund American Enterprises, Inc.), and its parent Fund American Enterprises Holdings, Inc. ("Fund American").

     During the year ended December 31, 1998, the Company declared and paid cash dividends on its common stock totaling $104.0 million. The Company did not declare or pay cash dividends on its common stock during the years ended December 31, 1997 or 1996. The Company's secured revolving credit facilities contain covenants which limit its ability to pay dividends or make distributions on its capital to holders of its common stock. In addition, the Company must comply with certain financial covenants provided in its secured revolving credit facilities, including restrictions relating to tangible net worth and leverage. The Company is currently in compliance with all such covenants.

4   Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

     SUMMARY - The Company reported net income of $45.9 million for the year ended December 31, 1998 compared to a net loss of $13.5 million for the year ended December 31, 1997. The 1998 results include a $15.2 million pretax gain on sale of servicing, $13.8 million pretax equity in earnings of an unconsolidated affiliate and a $14.8 million pretax charge for impairment of the Company's capitalized servicing asset, which was offset by a $20.4 million pretax net gain on financial instruments. The 1997 results include an $8.0 million pretax loss on the sale of servicing to a third party and the related assumption of subservicing, $9.5 million pretax equity in earnings of an unconsolidated affiliate and a $21.2 million pretax charge for impairment of the Company's capitalized servicing asset, which was partially offset by a $11.3 million net gain on financial instruments. The 1997 results also include the following one-time charges: a $9.2 million pretax extraordinary loss on the early retirement of debt, a $3.0 million pretax charge related to loans held for investment which were identified for sale and marked down from amortized cost to current market value, $3.1 million of pretax restructuring and compensation charges and $2.1 million of other miscellaneous charges.

     The Company reported comprehensive income (which includes the net change in after tax unrealized investment gains) of $65.2 million for the year ended December 31, 1998 compared to $27.6 million in 1997. The Company's unrealized investment gains are associated with its investment in Financial Security Assurance Holdings Ltd. ("FSA"), which it acquired during 1997 (refer to Note 2 to the consolidated financial statements for further discussion).

     Total mortgage loan production for the years ended December 31, 1998 and 1997 was $10.9 billion and $4.4 billion, respectively. The significant increase in 1998 mortgage loan production reflects lower market interest rates and a corresponding increase in refinance activity throughout 1998 as compared to 1997. Production related to refinancing activity made up approximately 61% of the Company's total production for 1998 as compared to approximately 40% for 1997.

     During the first quarter of 1999, interest rates increased from year end 1998 levels. The increase in interest rates has resulted in a slight decrease in the Company's 1999 first quarter mortgage loan production volume from the fourth quarter of 1998. There can be no assurance that these results will continue, however, since management cannot predict the interest rate environment for the remainder of 1999.

     Although 1998 production increased significantly, the Company's total mortgage servicing portfolio decreased to $25.1 billion as of December 31, 1998 from $26.5 billion as of December 31, 1997. Consistent with its goal to minimize exposure to interest rate risk inherent in its capitalized servicing asset, the Company sold the rights to service $10.6 billion of its nonrecourse mortgage servicing portfolio to third parties during 1998. The Company continues to service $4.1 billion of these loans pursuant to the subservicing agreement discussed below. During 1997, the Company sold the rights to service $17.0 billion of its nonrecourse mortgage servicing portfolio to a third party ("the 1997 Servicing Sale") and continues to service the loans pursuant to a subservicing agreement ("the 1997 Subservicing Agreement"). In December 1997, the 1997 Subservicing Agreement was amended to extend the Company's subservicing responsibilities for one additional year at less favorable terms than the original agreement provided. In early November 1998, the Company amended the 1997 Subservicing Agreement again to extend its subservicing responsibilities for two additional years at slightly more favorable terms than the first amendment provided. As a result, the Company will continue to service these loans at least until March 2001, June 2001 and August 2001 for Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac"), Government National Mortgage Association ("GNMA" or "Ginnie Mae"), and Federal National Mortgage Association ("FNMA" or "Fannie Mae") loans, respectively.

     The following table summarizes the Company's portfolio of mortgage loans serviced as of December 31, 1998 and 1997:

========================================================================================================================
December 31, (in millions)                                                               1998                     1997
------------------------------------------------------------------------------------------------------------------------
Mortgage servicing portfolio owned                                                $     9,197                $  11,627
Mortgage servicing portfolio serviced for others                                       15,915                   14,919
------------------------------------------------------------------------------------------------------------------------
Total mortgage servicing portfolio                                                $    25,112                $  26,546
========================================================================================================================

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report   5

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Mortgage loan payoffs for the years ended December 31, 1998 and 1997 were $4.9 billion and $3.0 billion, respectively. The average prepayment rate of the Company's total servicing portfolio was 21.2% for 1998 as compared to 10.5% for 1997. The increase in payoffs also reflects lower market interest rates and the corresponding increase in refinance activity in 1998 as compared to 1997, the effects of which were offset by a smaller average owned servicing portfolio.

     REVENUE- Mortgage servicing revenue decreased to $78.1 million in 1998 from $95.0 million in 1997. The decrease in mortgage servicing revenue is primarily the result of (i) the 1998 and 1997 servicing sales; (ii) lower subservicing revenue resulting from the first amendment to the 1997 Subservicing Agreement and (iii) the recognition of the remaining deferred gain on the Company's 1994 sale of servicing in 1997 as discussed below. Amortization of capitalized servicing was $55.2 million and $68.0 million for the years ended December 31, 1998 and 1997, respectively. Amortization includes the change in the valuation allowances for impairment of the Company's capitalized servicing asset as indicated in the following table:

=========================================================================================================================
Year ended December 31, (in thousands)                                                         1998                  1997
-------------------------------------------------------------------------------------------------------------------------
Scheduled amortization of capitalized servicing                                         $    40,420            $   46,417
Increase in valuation allowances for impairment                                              14,759                21,614
-------------------------------------------------------------------------------------------------------------------------
Total amortization of capitalized servicing                                             $    55,179            $   68,031
=========================================================================================================================

     The impairment charge in 1998 is primarily the result of increased market consensus prepayment rates and a corresponding decrease in the fair value of the Company's capitalized servicing asset during 1998. The impairment charge in 1997 is primarily the result of increased market consensus prepayment rates and a corresponding decrease in the fair value of the Company's capitalized servicing asset during 1997. Excluding the effects of these charges, 1998 amortization expense decreased by $6.0 million from 1997. This decrease is primarily due to the reduction in amortization of the Company's subservicing asset. The net carrying value of the subservicing asset, which relates to the 1997 Servicing Sale, was reduced in connection with the first amendment to the 1997 Subservicing Agreement. The remaining balance is being amortized on a straight-line basis over the subservicing period and tested for impairment.

     In 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party and continued to service these loans pursuant to a subservicing agreement. The gain of $19.9 million was deferred and was being recognized over the five-year life of the subservicing agreement. In the fourth quarter of 1997, the third party sold the rights to service the remaining portfolio of loans subserviced by the Company. As a result, the Company recognized the remaining $4.4 million balance of the deferred gain. The Company recognized deferred gain totaling $6.9 million in 1997 which was included in mortgage servicing revenue in the 1997 consolidated statement of income.

     In order to offset changes in the value of its capitalized servicing asset and to mitigate the effect on earnings of higher amortization and impairment of the asset which results from increased prepayment activity, the Company invests in various financial instruments. As interest rates decline, prepayment activity generally increases, thereby reducing the value of the capitalized servicing asset, while the value of the financial instruments increases. Conversely, as interest rates increase, the value of the capitalized servicing asset increases, while the value of the financial instruments decreases. The financial instruments utilized by the Company include interest rate floor contracts, interest rate swap agreements and principal-only swap agreements.

     The Company recognized a net gain on its financial instruments of $20.4 million for the year ended December 31, 1998. The 1998 net gain includes a net realized gain of $3.6 on the sales of financial instruments, realized gains of $4.7 million from net cash flows received and $12.1 million in unrealized gains due to a net increase in the fair value of the various financial instruments. The Company recognized a net gain on its financial instruments of $11.3 million for the year ended December 31, 1997. The 1997 net gain includes a net realized gain of $.1 million on the sales of financial instruments, realized gains of $.1 million from net cash flows received and $11.1 million in unrealized gains due to a net increase in the fair value of the various financial instruments (refer to Note 10 to the consolidated financial statements for further discussion).

     Interest income increased to $85.4 million in 1998 from $45.8 million in 1997. The increase in interest income is primarily the result of the increase in mortgage loan production and the corresponding increase in the average mortgage loans receivable inventory. Interest expense was $70.2 million and $35.4 million for the years ended

6   Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     December 31, 1998 and 1997, respectively. This increase is primarily the result of increased short-term borrowings necessary to fund the increase in 1998 production and an increase in cost of borrowings due to the Company's inability to issue commercial paper, slightly offset by the effect of the early retirement of medium-term notes in the second quarter of 1997.

     The Company realized a net investment gain of $2.2 million for the year ended December 31, 1998 compared to a net investment loss of $1.0 million for the year ended December 31, 1997. The 1998 gain is primarily the result of a realized gain from a distribution received on a partnership investment. The 1997 loss is primarily the result of the write-down of certain investments to realizable value.

     In mid-March 1997, the Board of Directors of Fund American and several of its subsidiaries approved a corporate restructuring plan that strengthened the Company by increasing its stockholders' equity. The most significant part of the plan was the contribution by White Mountains of its investment in FSA to the Company in exchange for shares of the Company's common stock. The Company recognized $13.8 million and $9.5 million of equity in earnings of FSA as a result of its investment for the years ended December 31, 1998 and 1997, respectively (refer to Notes 2 and 9 to the consolidated financial statements for further discussion).

     Net gain on mortgage sales increased to $86.8 million in 1998 from $21.5 million in 1997. This increase is primarily the result of increased mortgage loan sales volumes and the related increase in capitalized originated mortgage servicing rights ("OMSR") income and gains on mortgage sales. The 1997 net gain on sale of mortgages also includes a $3.0 million pretax charge in the second quarter of 1997 relating to the Company's mortgage loans held for investment which were identified for sale and marked down from amortized cost to current market value (refer to Note 7 to the consolidated financial statements for further discussion).

     The Company recorded a $15.2 million pretax gain on sale of servicing during 1998, which reflects the sales of the rights to service approximately $10.6 billion of the Company's nonrecourse mortgage servicing portfolio to third parties and adjustments to previous sales. During the fourth quarter of 1998, the Company recorded a $4.9 million pretax gain on sale of servicing, which included adjustments of approximately $2.6 million primarily related to servicing sales prior to the fourth quarter. The Company recorded a $4.3 million pretax loss from the sale of the right to service $17.0 billion of its nonrecourse mortgage servicing portfolio and the related assumption of subservicing in the first half of 1997. The Company recorded an additional loss of $3.7 million in the fourth quarter of 1997 in connection with the first amendment to the 1997 Subservicing Agreement.

     Other revenue was $31.9 million and $19.1 million for the years ended December 31, 1998 and 1997, respectively. The increase in other revenue primarily reflects an increase in ancillary production income associated with the increase in production volumes in 1998.

     EXPENSES - Salaries and employee benefits expense was $78.7 million and $54.8 million for the years ended December 31, 1998 and 1997, respectively. Generally accepted accounting principles ("GAAP") require certain loan origination revenues to be netted against direct loan origination costs. Since salaries and employee benefits expense is the largest component of loan origination costs, approximately 90% of loan origination revenues are accounted for as a reduction to salaries and benefits expense as indicated in the following table:

==========================================================================================================================
Year ended December 31, (in thousands)                                                          1998                 1997
--------------------------------------------------------------------------------------------------------------------------
Unadjusted salaries and employee benefits expense                                        $   115,854          $    74,405
GAAP net origination revenues                                                                (37,162)             (19,611)
--------------------------------------------------------------------------------------------------------------------------
GAAP salaries and employee benefits expense                                              $    78,692          $    54,794
==========================================================================================================================

     An increase in loan origination revenues, reflecting the significant increase in retail mortgage loan production during 1998 as compared to 1997, partially offset the increase in unadjusted salaries and employee benefits expense. Excluding the effects of loan origination revenue, unadjusted salaries and benefits expense increased 56%. This increase is primarily due to the increase in loan officer commissions associated with the significant increase in 1998 mortgage loan production and increased headcount due to an expansion of the production network.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report   7

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The provision for loan losses was $3.8 million and $4.7 million for the years ended December 31, 1998 and 1997, respectively. The 1997 provision includes a $.4 million charge related to the sale of a commercial real estate owned property in the second quarter of 1997. A valuation allowance of $2.6 million was included in the December 31, 1996 allowance for loan losses for this property.

     In April 1997, the Company's management approved and implemented a restructuring plan designed to reduce its operating costs in order to improve its financial performance. As part of this plan, the Company reduced its work force, primarily in overhead areas, by approximately 100 employees during the second quarter of 1997 to bring its overhead costs in line with its production and servicing operations. As a result, the Company recognized restructuring charges totaling $1.7 million during the second quarter of 1997 (refer to Note 12 to the consolidated financial statements for further discussion).

     Other operating expenses were $42.5 million and $26.6 million for the years ended December 31, 1998 and 1997, respectively. The increase in 1998 is primarily due to increased loan processing and general office expenses related to the increased production volumes and additional travel, advertising and promotional expenses incurred in 1998 related to the Company's subprime and high loan-to-value business entered into in the third quarter of 1997.

     The Company recognized an extraordinary loss of $6.0 million, net of income tax benefit, on the early retirement of $119.6 million of its outstanding 8.875% medium-term notes due October 15, 2001 in the second quarter of 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

     SUMMARY - The Company reported a net loss of $13.5 million for the year ended December 31, 1997 compared to a net loss of $4.3 million for the year ended December 31, 1996. The 1997 results include an $8.0 million pretax loss on the sale of servicing to a third party and the related assumption of subservicing, $9.5 million pretax equity in earnings of an unconsolidated affiliate and a $21.2 million pretax charge for impairment of the Company's capitalized servicing asset, which was partially offset by a $11.3 million net gain on financial instruments. The 1997 results also include the following one-time charges: a $9.2 million pretax extraordinary loss on the early retirement of debt, a $3.0 million pretax charge related to loans held for investment which were identified for sale and marked down from amortized cost to current market value, $3.1 million of pretax restructuring and compensation charges and $2.1 million of other miscellaneous charges. The 1996 results include a $10.1 million pretax gain on the sale of servicing, a $29.1 million pretax charge for the write-off of the Company's goodwill and other intangible assets and a $8.2 million pretax charge for impairment of its capitalized servicing asset, which was offset by a $9.9 million pretax net gain on financial instruments.

     The Company reported comprehensive income (which includes the net change in after tax unrealized gains and losses) of $27.6 million for the year ended December 31, 1997. The Company's 1997 unrealized investment gains are associated primarily with its investment in FSA, which it acquired during 1997. For the year ended December 31, 1996, the Company reported a comprehensive loss of $3.8 million. The Company's 1996 unrealized investment gains are associated with its investment in common equity securities.

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

8   Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The Company's total mortgage servicing portfolio decreased to $26.5 billion as of December 31, 1997 from $29.2 billion as of December 31, 1996. During the year ended December 31, 1997, the Company purchased the rights to service $.04 billion of mortgage loans from third parties. In addition, the Company sold the rights to service $17.0 billion of its nonrecourse mortgage servicing portfolio to a third party ("the 1997 Servicing Sale") during 1997 and continues to service these loans pursuant to a subservicing agreement. The following table illustrates the change in the Company's mortgage servicing portfolio mix primarily as a result of the sale:

======================================================================================================================
December 31, (in millions)                                                                        1997            1996
----------------------------------------------------------------------------------------------------------------------
Mortgage servicing portfolio owned                                                          $   11,627      $   26,410
Mortgage servicing portfolio subserviced for others                                             14,919           2,791
----------------------------------------------------------------------------------------------------------------------
Total mortgage servicing portfolio                                                          $   26,546      $   29,201
======================================================================================================================

     During the year ended December 31, 1996, the Company purchased the rights to service $2.8 billion of mortgage loans from third parties and sold the rights to service $3.3 billion of its mortgage servicing portfolio to third parties.

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

     REVENUE- Mortgage servicing revenue decreased to $95.0 million in 1997 from $139.6 million in 1996. The decrease in mortgage servicing revenue is primarily due to the 1997 Servicing Sale, slightly offset by increased subservicing revenue generated as a result of the sale. The subservicing fees, however, are significantly lower than the servicing fees earned on the Company's owned servicing portfolio. Amortization of capitalized servicing was $68.0 million and $79.1 million for the years ended December 31, 1997 and 1996, respectively. Amortization includes the change in the valuation allowances for impairment of the Company's capitalized servicing asset as indicated in the following table:

================================================================================================================================
Year ended December 31, (in thousands)                                                                1997              1996
--------------------------------------------------------------------------------------------------------------------------------
Scheduled amortization of capitalized servicing                                               $     46,417      $     69,932
Increase in valuation allowances for impairment                                                     21,614             9,261
--------------------------------------------------------------------------------------------------------------------------------
Total amortization of capitalized servicing                                                   $     68,031      $     79,193
================================================================================================================================

     The 1997 impairment charge is primarily a result of increased market consensus prepayment rates and a corresponding decrease in the fair value of the Company's capitalized servicing asset during 1997. Excluding the effects of these charges, 1997 amortization expense decreased by $23.5 million from 1996. This decrease in amortization expense is primarily the result of a smaller servicing asset due to the 1997 Servicing Sale.

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

     The Company recognized a net gain on its financial instruments of $11.3 million for the year ended December 31, 1997. The 1997 net gain includes a net realized gain of $.1 million on the sale of financial instruments, realized gains of $.1 million from net cash flows received and $11.1 million in unrealized gains due to a net increase in the fair value of the various financial instruments. The Company recognized a net gain on its financial instruments of $9.9 million for the year ended December 31, 1996. The 1996 net gain includes $8.2 million in realized gains from

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report   9

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     net cash flows received and $1.7 million in unrealized gains due to a net increase in the fair value of the various financial instruments.

     Interest income increased to $45.8 million in 1997 from $40.8 million in 1996. The increase in interest income is primarily the result of interest income earned on the outstanding receivable balance from the 1997 Servicing Sale and an increase in interest income from pool loan purchases due to a higher average asset balance. Interest expense was $35.4 million and $36.0 million for the years ended December 31, 1997 and 1996, respectively.

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

     The Company realized a net investment loss of $1.0 million for the year ended December 31, 1997 compared to a net investment gain of $.6 million for the year ended December 31, 1996. The 1997 loss is primarily the result of the write-down of certain investments to realizable value. The 1996 gain reflects realized gains related to a partnership investment, offset by the write-down of certain investments to realizable value.

     The Company recognized $9.5 million of equity in earnings of FSA as a result of its investment for the year ended December 31, 1997 (refer to Notes 2 and 9 to the consolidated financial statements for further discussion).

     Net gain on mortgage sales decreased to $21.5 million in 1997 from $38.3 million in 1996. This decrease is primarily due to decreased capitalized originated mortgage servicing rights ("OMSR") income as a result of a change in the Company's mortgage loan production mix which included a proportionately higher volume of correspondent production, which generates lower OMSR income. The decrease in the 1997 gain also reflects a $3.0 million pretax charge relating to mortgage loans held for investment which were identified for sale and marked down from amortized cost to current market value during the second quarter of 1997.

     The Company recorded a $4.3 million pretax loss from the sale of the rights to service $17.0 billion of its nonrecourse mortgage servicing portfolio and the related assumption of subservicing in the first half of 1997. The Company recorded an additional loss of $3.7 million in the fourth quarter of 1997 in connection with the first amendment to the 1997 Subservicing Agreement. During 1996, the Company recorded a pretax gain of $10.1 million from the sales of the rights to service $3.3 billion of the Company's mortgage servicing portfolio.

     EXPENSES - Salaries and employee benefits expense was $54.8 million and $56.3 million for the years ended December 31, 1997 and 1996, respectively. Generally accepted accounting principles ("GAAP") require certain loan origination revenues to be netted against direct loan origination costs. Since salaries and employee benefits expense is the largest component of loan origination costs, approximately 90% of loan origination revenues are accounted for as a reduction to salaries and benefits expense as indicated in the following table:

===========================================================================================================================
Year ended December 31, (in thousands)                                                         1997               1996
---------------------------------------------------------------------------------------------------------------------------
Unadjusted salaries and employee benefits expense                                     $      74,405      $      76,114
GAAP net origination revenues                                                               (19,611)           (19,820)
---------------------------------------------------------------------------------------------------------------------------
GAAP salaries and employee benefits expense                                           $      54,794      $      56,294
===========================================================================================================================

     The slight decrease in loan origination revenues, reflecting lower retail mortgage loan production during 1997 as compared to 1996, slightly offset the decrease in unadjusted salaries and employee benefits expense. The decrease in unadjusted salaries and employee benefits expense primarily reflects decreased headcount as a result of the Company's restructuring plan implemented in the second quarter of 1997, partially offset by an increase in the long term incentive plan accrual.

10  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The provision for loan losses was $4.7 million and $3.0 million for the years ended December 31, 1997 and 1996, respectively. The 1997 provision includes a $.4 million charge related to the sale of a commercial real estate owned property in the second quarter of 1997. A valuation allowance of $2.6 million was included in the December 31, 1996 allowance for loan losses and $.9 million was charged to the 1996 provision for this property. The 1996 provision also includes $.3 million of gain on the disposition of a commercial real estate owned property during 1996.

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

     The Company recorded $1.7 million in restructuring charges during the second quarter of 1997 as a result of a restructuring plan implemented in the second quarter of 1997.

     Other operating expenses were $26.6 million and $34.3 million for the year ended December 31, 1997 and 1996, respectively. The decrease in 1997 is primarily due to the elimination of amortization expense related to goodwill and certain other intangible assets, which were written off at year end 1996.

     The Company's income tax provision for the year ended December 31, 1996 was adversely impacted by the write-off of goodwill and other intangible assets at year end 1996. The total pretax write-off of these assets was $29.1 million and the related tax benefit was $3.2 million.

     The Company recognized an extraordinary loss of $6.0 million, net of income tax benefit, on the early retirement of $119.6 million of its outstanding 8.875% medium-term notes due October 15, 2001 in the second quarter of 1997.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

     The Company's primary cash flow requirements relate to funding mortgage loan production and investing in mortgage servicing rights. To meet these financing needs, the Company relies on short-term credit facilities, medium and long-term debt, early funding programs, cash flow from operations and cash from the sale of servicing. Management believes capital resources will be sufficient to meet the Company's operating needs as well as to fund maturing medium and long-term debt.

     The Company amended and restated its $701.0 million secured revolving credit agreement in July 1998, to increase its borrowing capacity and flexibility. The provisions of the amended agreement increased its borrowing capacity from $701.0 million to $800.0 million, which allows the Company to meet higher borrowing requirements resulting from increased production volumes. The provisions also allow the Company to more fully utilize the facility by easing its restrictions with respect to the Company's use of its high LTV mortgage loans and non-conforming second mortgage loans as collateral and increasing the collateral value of the Company's mortgage-backed-security ("MBS") pools. Borrowings under the facility are secured primarily by the Company's mortgage loans receivable and pool loan purchases. The revolving credit facility expires on July 9, 1999. As of December 31, 1998, there was $650.5 million outstanding under this facility. As of December 31, 1997, there was $559.0 million outstanding under the previous facility.

     The Company entered into a new secured credit agreement in May 1998, to fund the origination or acquisition of subprime and high LTV loans. Under this agreement, the Company may borrow up to $175.0 million through April 29, 1999. Borrowings under this facility are secured by the underlying loans. As of December 31, 1998, there was $21.6 million outstanding under this facility.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  11

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company entered into an additional secured credit agreement in July 1998, to be used for working capital and general corporate purposes, including the funding of mortgage loans. Under this agreement, the Company may borrow up to $35.0 million through July 9, 1999. Borrowings under this facility are secured by the Company's investment in FSA common stock. As of December 31, 1998, there were no outstanding borrowings under this facility.

     The Company must comply with certain financial covenants provided in its secured revolving credit facilities, including restrictions relating to tangible net worth and leverage. In addition, there are certain covenants which limit the Company's ability to pay dividends or make distributions of its capital to holders of its common stock. The limits do not apply to preferred stock dividend and subordinated debt interest requirements each year. The Company is currently in compliance with all such covenants.

     Central Pacific replaced its existing $15.0 million unsecured revolving credit agreement with a new mortgage warehousing agreement in April 1998, to fund the origination or acquisition of mortgage loans. Under this agreement, Central Pacific could borrow up to $25.0 million through April 15, 1999. Borrowings under this new facility are secured by the underlying loans. In July 1998, Central Pacific amended this new agreement to increase its borrowing capacity to $40.0 million. In February 1999, the agreement was extended to June 1, 1999. As of December 31, 1998, there was $25.1 million outstanding under this agreement. As of December 31, 1997, there was $10.5 million outstanding under the previous agreement.

     Central Pacific must comply with certain financial covenants provided in its secured credit agreement, including restrictions relating to tangible net worth and leverage. Central Pacific is currently in compliance with all such covenants.

     Effective December 8, 1995, the Company exchanged and retired 2,239,061 shares of its 8.42% cumulative preferred stock, Series A, for $56.0 million in principal amount of 9.375% subordinated interest deferrable debentures ("subordinated debentures"), due December 31, 2025. Interest on the subordinated debentures is paid quarterly in arrears at the annual rate of 9.375% on the last business day of each March, June, September and December. The purpose for the exchange was to improve the Company's after-tax cash flow since the interest payable on the subordinated debentures is deductible for federal income tax purposes, whereas dividends payable on the preferred stock are not.

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

     In June 1992, the Company issued $100.0 million of 9% debentures due June 2012 under terms of a $250.0 million shelf registration statement filed with the Securities and Exchange Commission ("SEC") in April 1992. The debentures may not be redeemed by the Company prior to maturity. The proceeds were used for general corporate purposes. In January, 1999 the Company repurchased and retired $8.0 million of these debentures.

     In October 1991, the Company issued $160.0 million of 8.875% medium-term notes due October 2001. During 1995 and 1997, the Company repurchased and retired $21.6 million and $119.6 million in principal amount, respectively of these notes.

     The Company has a dividend policy which may result in the payment of dividends on the Company's common stock, dependent upon the earnings, cash position and capital needs of the Company, limitations in credit agreements, general business conditions and other factors deemed relevant by the Company's Board of Directors. During 1998, the Company declared and paid cash dividends on its common stock totaling $104.0 million which have been reflected as reductions in paid-in capital. The Company did not declare any dividends on its common stock during 1997.

     Quarterly cash dividends are paid on preferred stock at an annual rate of 8.42% or $2.105 per share, if declared by the Board of Directors, in arrears on the first day of each February, May, August and November. During 1998, 1997 and 1996, the Company declared and paid annual cash dividends of $3.7 million on its preferred stock.

12  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

     During 1998, the Company sold the rights to service approximately $10.6 billion of its nonrecourse mortgage servicing portfolio to third parties for net proceeds of $227.9 million. During 1997, the Company sold the rights to service $17.0 billion of its nonrecourse mortgage servicing portfolio to a third party for net proceeds of $266.9 million. The Company has used the proceeds of $425.4 million received from the 1997 and 1998 sales to reduce outstanding short-term debt, retire medium-term notes, pay dividends on its common stock and for general corporate purposes. The remaining balance of $73.8 million, including $4.4 million of accrued interest, is included in other assets in the consolidated statement of condition as of December 31, 1998. Under circumstances deemed appropriate by management, additional sales transactions may occur in the future. Although there have been continuing sales in 1999, there can be no assurance that additional sales will occur.

     During 1996, the Company sold the rights to service a total of $3.3 billion of mortgage loans to a third party for net proceeds of $55.9 million, which were used for general corporate purposes.

     In March 1997, the Board of Directors of Fund American approved a corporate restructuring plan involving several of its subsidiaries including the Company. In accordance with this plan, the Company contracted to receive capital infusions from White Mountains of approximately $139 million (approximately $119 million net of associated tax liabilities and other adjustments) consisting primarily of common stock, convertible redeemable preferred stock and options to acquire common stock of FSA. Subsequently, the Company issued 881,120 shares of its common stock to White Mountains in exchange for 3.5 million shares of FSA common stock, 2.0 million shares of FSA convertible redeemable preferred stock and options to acquire 2.6 million shares of FSA common. In addition, the Company issued 105,000 shares of its common stock to Fund American for cash proceeds of $12.7 million. The capital infusions were undertaken to improve the Company's debt ratings and reduce the Company's borrowing costs.

YEAR 2000 COMPLIANCE
--------------------------------------------------------------------------------

     During the fourth quarter of 1996, the Company established a team to coordinate the identification, evaluation and implementation of changes to computer systems and applications that the Company currently believes are necessary to achieve a year 2000 date conversion with no material adverse effects to its customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. The Company has substantially completed the testing phase for all information technology ("IT") systems and is currently concentrating efforts on testing outside constituents. Additionally, non-IT systems have also been reviewed for affects of the Year 2000 dilemma. Non-IT systems influenced by Year 2000 date conversion will be upgraded or replaced by the second quarter of 1999.

     During 1998, the Company engaged an independent consultant to perform an assessment of the Company's Year 2000 readiness. The assessment confirmed that the Company was in the final stages of completion and that the Company was a low risk entity for adverse Year 2000 incidents.

     The total pretax cost of achieving Year 2000 compliance, including $1.0 million for hardware and software upgrades, is approximately $2.5 million. To date, the Company has incurred approximately $2.4 million in costs. These costs have been expensed as incurred, with the exception of hardware costs, which were capitalized in accordance with GAAP. The Year 2000 project has accounted for less than 15% of the total IT budget for the years ended December 31, 1998, 1997 and 1996.

     The Company has been closely monitoring the Year 2000 issues of its third party constituents with whom it voluntarily interacts (e.g. customers, suppliers, reinsurers, creditors, borrowers). These third party constituents were requested to demonstrate their ability to become Year 2000 compliant by year-end 1998. For those constituents who either failed to respond to this inquiry or were deemed to be unlikely to remedy their own Year 2000 issues in a timely manner, the Company is in the process of establishing similar relationships with new parties that expect to be Year 2000 compliant.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  13

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The failure to identify or correct significant Year 2000 issues could result in an interruption in, or a failure of, certain normal business activities or operations concerning the Company. Such failure could adversely affect the Company's results of operations, liquidity and financial condition. Due to general uncertainties inherent in the Year 2000 problem, resulting in part from uncertainty of potential business interruptions caused by third party constituents in which the Company must interact (including but not limited to the suppliers of electric power, various private and public markets for equity and debt securities, certain agencies of the Federal government and states in which the Company conducts business), the Company is unable to determine at this time whether the consequences of any Year 2000 failures will have a material impact on its results of operations, liquidity or financial condition. However, the Company currently believes that, with the implementation of its Year 2000 plan (which is in the final stages of completion), the possibility of significant interruptions of normal business activities due to Year 2000 issues should be reduced. In addition, the Company is currently in the process of developing and updating Business Continuance Plans, to facilitate continued operations in the event of adverse Year 2000 incidents.

INFLATION
--------------------------------------------------------------------------------

     Inflation and changes in interest rates can have differing effects on various aspects of the Company's business, particularly with respect to marketing gains and losses from the sale of mortgage loans, mortgage loan production, the value of the Company's servicing portfolio and net interest revenue. Historically, the Company's loan originations and loan production income have increased in response to falling interest rates and decreased during periods of rising interest rates. Periods of low inflation and falling interest rates tend to reduce loan servicing income and the value of the Company's mortgage loan servicing portfolio because prepayments of mortgages increase and the average life of loan servicing rights is shortened. Conversely, periods of increasing inflation and rising interest rates tend to increase loan servicing income and the value of the Company's mortgage loan servicing portfolio because prepayments of mortgages decline and the average life of loan servicing rights is lengthened. In an attempt to mitigate the Company's exposure to changes in market interest rates, the Company utilizes various derivative financial instruments (refer to Note 10 to the consolidated financial statements).




Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  14

                                                  REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
SOURCE ONE MORTGAGE SERVICES CORPORATION

     We have audited the accompanying consolidated statements of condition of Source One Mortgage Services Corporation and subsidiaries ("the Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Financial Security Assurance Holdings Ltd. ("FSA") (a 11.6 percent owned equity investee company). The Company's investment in FSA at December 31, 1998 and 1997, was $120 million and $104 million, and its equity in earnings of FSA was $13.8 million and $9.5 million for the years ended December 31, 1998 and 1997, respectively. The financial statements of FSA were audited by other auditors, PricewaterhouseCoopers LLP, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for FSA, is based solely on the report of the other auditors. The accompanying consolidated financial statements of the Company for the year ended December 31, 1996, were audited by other auditors whose report thereon dated January 30, 1997, on those statements included an explanatory paragraph that described the change in the Company's method of accounting for mortgage servicing rights discussed in Notes 1 and 3 to the consolidated financial statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Source One Mortgage Services Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.


     KPMG LLP

     Detroit, Michigan
     February 12, 1999,
     except for Note 23
     as to which the date is
     March 29, 1999



Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  15

CONSOLIDATED STATEMENTS OF CONDITION

========================================================================================================================
December 31, (in thousands, except for share amounts)                                     1998                   1997
------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------
Cash                                                                                $   16,410             $    3,134
Investments                                                                             78,477                 86,239
Investment in unconsolidated affiliate (net)                                           234,071                192,137
Mortgage loans receivable                                                              676,317                519,247
Pool loan purchases                                                                    164,952                149,791
Loans held for investment                                                                1,707                  5,191
Capitalized servicing (net)                                                            169,688                181,025
Mortgage claims receivable and real estate acquired
   (net of allowance for loan losses of $11,500 in 1998 and $12,800 in 1997)            33,121                 41,199
Premises and equipment                                                                  23,303                 22,171
Other assets                                                                           119,931                104,556
------------------------------------------------------------------------------------------------------------------------
Total assets                                                                        $1,517,977             $1,304,690
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------
Liabilities:
Senior debt                                                                         $  814,593             $  686,906
Subordinated debt                                                                       55,771                 55,153
Accounts payable and other liabilities                                                 235,100                107,582
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                    1,105,464                849,641
------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
Preferred stock, $.01 par value, 12,000,000 shares authorized, 1,760,939 shares of 8.42% cumulative Series A (aggregate liquidation preference of $25 per
   share) issued and outstanding as of December 31, 1998 and 1997                           18                     18
Common stock, $.01 par value, 8,000,000 shares authorized,
   3,211,881 shares issued and outstanding as of
   December 31, 1998 and 1997                                                               32                     32
Paid-in capital                                                                        358,447                462,480
Accumulated other comprehensive income                                                  60,396                 41,102
Retained deficit                                                                        (6,380)               (48,583)
------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                             412,513                455,049
------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                          $1,517,977             $1,304,690
========================================================================================================================

See accompanying notes to consolidated financial statements.



16  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                               CONSOLIDATED STATEMENTS OF INCOME

============================================================================================================================
Year Ended December 31, (in thousands, except for per share amounts)               1998            1997              1996
----------------------------------------------------------------------------------------------------------------------------
REVENUE
----------------------------------------------------------------------------------------------------------------------------
Mortgage servicing revenue                                                    $  78,064       $  94,952         $ 139,578
Amortization of capitalized servicing                                           (55,179)        (68,031)          (79,193)
Net gain on financial instruments                                                20,431          11,271             9,904
----------------------------------------------------------------------------------------------------------------------------
   Net servicing revenue                                                         43,316          38,192            70,289
----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                  85,393          45,754            40,826
Interest expense                                                                (70,201)        (35,362)          (36,018)
----------------------------------------------------------------------------------------------------------------------------
   Net interest revenue                                                          15,192          10,392             4,808
----------------------------------------------------------------------------------------------------------------------------
Net realized investment gain (loss) on sale and
   exchange of securities with affiliates                                          --               326              (855)
Net realized investment gain (loss)                                               2,212          (1,048)              623
Equity in earnings of unconsolidated affiliate                                   13,774           9,507              --
Net gain on sale of mortgages                                                    86,780          21,497            38,346
Net gain (loss) on sale of servicing
   and assumption of subservicing                                                15,240          (8,032)           10,080
Other                                                                            31,854          19,159            18,132
----------------------------------------------------------------------------------------------------------------------------
Total revenue                                                                   208,368          89,993           141,423
============================================================================================================================
EXPENSES
----------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                                   78,692          54,794            56,294
Office occupancy and equipment                                                   13,181          13,289            13,619
Provision for loan losses                                                         3,820           4,729             3,003
Write-off of goodwill and other intangible assets                                  --              --              29,128
Restructuring charges                                                              --             1,727              --
Other operating expenses                                                         42,522          26,601            34,252
----------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                  138,215         101,140           136,296
----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and extraordinary loss                         70,153         (11,147)            5,127
Income tax expense (benefit)                                                     24,243          (3,617)            9,453
----------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary loss                                          45,910          (7,530)           (4,326)
Extraordinary loss on repurchase of debt
   (net of $3,217 income tax benefit)                                              --            (5,975)             --
----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                45,910         (13,505)           (4,326)
Less dividends on preferred stock                                                 3,707           3,707             3,707
----------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock                                  $  42,203       $ (17,212)        $  (8,033)
============================================================================================================================
Basic net income (loss) per common share:
   Before extraordinary loss                                                  $   13.14       $   (3.78)        $   (3.57)
   Extraordinary loss                                                              --             (2.01)             --
----------------------------------------------------------------------------------------------------------------------------
Basic net income (loss) per common share                                      $   13.14       $   (5.79)        $   (3.57)
============================================================================================================================

See accompanying notes to consolidated financial statements.



Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  17

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

============================================================================================================================
Year ended December 31, (in thousands, except for per share amounts)           1998               1997               1996
----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                          $ 45,910          $(13,505)          $ (4,326)
Other comprehensive income, net of tax
   Unrealized gains (losses) on investments:
   Unrealized holding gain (loss) arising during year
      (net of income tax expense (benefit) of $10,389, $22,245
      and $(5) for 1998, 1997 and 1996, respectively)                        19,294            41,314                (10)
   Less:  reclassification adjustment for (gains) losses
      included in net income (net of income tax (expense) benefit
      of $(114) and $299 for 1997 and 1996, respectively)                      --                (212)               556
----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income                                                   19,294            41,102                546
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                                  65,204            27,597             (3,780)
Less dividends on preferred stock                                             3,707             3,707              3,707
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss) applicable to common stock                     $ 61,497          $ 23,890           $ (7,487)
----------------------------------------------------------------------------------------------------------------------------
Basic comprehensive income (loss) per common share                         $  19.15          $   8.03           $  (3.33)
============================================================================================================================

See accompanying notes to consolidated financial statements.




18  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

====================================================================================================================================
Year ended December 31, 1998, 1997 and 1996
(in thousands, except for per share amounts)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Accumulated                          Total
                                                                                           Other        Retained         Stock-
                                        Preferred      Common        Paid-In       Comprehensive        Earnings       holders'
                                            Stock       Stock        Capital              Income        (Deficit)        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1996            $     18       $    22      $ 346,088            $  (546)        $(23,338)     $ 322,244
Net income                                   --            --             --                 --           (4,326)        (4,326)
Change in unrealized
   investment gain (net)                     --            --             --                546               --            546
Preferred dividends declared
   of $2.105 per share                       --            --             --                 --           (3,707)        (3,707)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                18            22        346,088                 --          (31,371)       314,757
Net loss                                     --            --             --                 --          (13,505)       (13,505)
Change in unrealized
   investment gain (net)                     --            --             --             41,102                --        41,102
Repurchase of 21,239 shares of
   common stock, $.01 par value,
   from parent                               --            --         (2,638)                --                --        (2,638)
Issuance of 105,000 shares
   of common stock, $.01
   par value, to parent                      --             1         12,674                 --                --        12,675
Issuance of 230,293 shares
   of common stock,
   $.01 par value, to parent                 --             2         27,797                 --                --        27,799
Issuance of 650,827 shares of
   common stock, $.01 par value,
   to parent                                 --             7         78,559                 --                --        78,566
Preferred dividends declared
   of $2.105 per share                       --            --             --                 --            (3,707)       (3,707)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                18            32        462,480             41,102           (48,583)      455,049
Net income                                   --            --             --                 --            45,910        45,910
Change in unrealized
   investment gain (net)                     --            --             --             19,294                --        19,294
Common stock dividends paid                  --            --       (104,033)                --                --      (104,033)
Preferred dividends declared
   of $2.105 per share                       --            --             --                 --            (3,707)       (3,707)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998          $     18       $    32      $ 358,447            $60,396          $ (6,380)     $412,513
====================================================================================================================================


See accompanying notes to consolidated financial statements.



Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  19

CONSOLIDATED STATEMENTS OF CASH FLOWS

=============================================================================================================================
Year ended December 31, (in thousands)                                             1998               1997              1996
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                          $     45,910      $    (13,505)     $     (4,326)
Noncash items included in the determination of net income (loss):
   Amortization of capitalized servicing                                         55,179            68,031            79,193
   Write-off of goodwill and other intangible assets                                 --                --            29,128
   Net unrealized gain on financial instruments                                 (12,140)          (11,072)           (1,670)
   Provision for loan losses                                                      3,820             4,729             3,003
   Depreciation and amortization                                                  3,931             6,586             8,825
   (Gain) loss on sale of financial instruments                                  (3,551)              (46)               --
   Write down of loans held for investment identified as held for sale               --             3,000                --
   Amortization of goodwill                                                          --                --             2,090
   Net realized (gain) loss on investments                                       (1,943)              722               232
   (Gain) loss on sale of servicing and assumption of subservicing              (15,240)            8,032           (10,080)
   Gain on sale of permanent investments                                           (769)               --                --
   Amortization of deferred gain on sale of servicing                                --            (6,885)           (6,139)
   Undistributed earnings from unconsolidated affiliate                         (12,251)           (8,668)               --
Mortgage loan production                                                    (10,866,289)       (4,403,281)       (3,831,639)
Mortgage loan sales and amortization                                         10,709,219         4,198,971         3,897,730
Additions to financial instruments                                               (6,090)           (2,292)           (2,885)
Net proceeds from sale of financial instruments                                  24,987               760                --
Net increase (decrease) in accounts payable and other liabilities                95,752            15,950           (15,002)
Net decrease in other assets                                                     13,355            31,154             5,433
Net change in current and deferred income taxes receivable
   and payable                                                                   23,164           (12,160)          (10,158)
Extraordinary loss on repurchase of debt                                             --             5,975                --
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                                 57,044          (113,999)          143,735
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
Collections on and sales of pool loan purchases,
   mortgage claims receivable and real estate acquired                          278,390           274,158           175,289
Additions to pool loan purchases, mortgage
   claims receivable and real estate acquired                                  (296,884)         (285,100)         (205,745)
Additions to capitalized mortgage servicing rights                             (249,128)         (139,500)          (88,578)
Net proceeds from sales of servicing                                            182,809           242,628            11,706
Net proceeds from sale of permanent investments                                  13,537                --                --
Additions to long-term investments                                               (5,044)          (52,426)           (3,453)
Collections on note receivable                                                    7,000                --                --
Principal payments received on long-term investments                              3,799               385               408
Net decrease (increase) in short-term investments                                 8,261            24,141           (14,354)
Proceeds from sale of common equity securities to affiliates                         --                --               514
Net (acquisition) disposition of premises and equipment                          (4,188)              914            (1,410)
Net (increase) decrease in loans held for investment                             (1,713)            9,793             2,517
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by investing activities                                (63,161)           74,993          (123,106)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
Proceeds from issuance of commercial paper                                           --         5,785,634         5,140,110
Repayments on commercial paper                                                       --        (6,147,814)       (5,034,543)
Net increase (decrease) in credit agreement borrowings                          127,133           524,301           (20,497)
Retirement of debt                                                                   --          (129,872)         (104,350)
Net proceeds from issuance of common stock                                           --            12,675                --
Dividends paid                                                                 (107,740)           (3,707)           (3,707)
Other                                                                                --                --              (865)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                 19,393            41,217           (23,852)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                  13,276             2,211            (3,223)
Cash at beginning of year                                                         3,134               923             4,146
-----------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                        $     16,410      $      3,134      $        923
=============================================================================================================================

See accompanying notes to consolidated financial statements.



20  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

ORGANIZATION
--------------------------------------------------------------------------------

     Source One Mortgage Services Corporation (together with its subsidiaries, the "Company") was incorporated in 1972 and is the successor to Citizens Mortgage Corporation, which was organized in 1946. The Company is a wholly-owned subsidiary of White Mountains Holdings, Inc. ("White Mountains") (formerly Fund American Enterprises, Inc.) and its parent Fund American Enterprises Holdings, Inc. ("Fund American"), a Delaware corporation organized in 1980, which was formerly known as The Fund American Companies, Inc. and Fireman's Fund Corporation.

     The Company is one of the largest mortgage banking companies in the United States that is not affiliated with a commercial bank. As of December 31, 1998, the Company had a mortgage loan servicing portfolio totaling $25.1 billion, including $15.9 billion of loans subserviced for others, which is serviced on behalf of approximately 213 institutional investors and numerous other security holders. As of December 31, 1998, the Company had 163 retail branch offices in 31 states and Puerto Rico and originated $10.9 billion in mortgage loans for the year then ended.

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

BASIS OF PRESENTATION
--------------------------------------------------------------------------------

     The accompanying consolidated financial statements of the Company include the accounts of Central Pacific Mortgage Company, a wholly-owned subsidiary of the Company, (together with its subsidiaries, "Central Pacific") and all other subsidiaries, and have been prepared in accordance with generally accepted accounting principles ("GAAP"). Significant intercompany transactions have been eliminated in consolidation. The financial statements include all adjustments considered necessary by management to fairly present the financial position, results of operations and cash flows of the Company. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in prior year financial statements have been reclassified to conform with the current year presentation.

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

ACCOUNTING STANDARDS RECENTLY ADOPTED AND ISSUED
--------------------------------------------------------------------------------

     In December 1996, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125". SFAS No. 127 deferred the adoption of certain transfer and collateral provisions of SFAS No. 125 to periods beginning after December 31, 1997. The adoption of SFAS No. 127 did not have a material effect on the Company's current financial position or results of operations.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The Company adopted the provisions of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" as of December 31, 1998. SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in the annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosure about products and services, geographic areas and major customers. The Company was not previously subject to SFAS No. 14, and therefore, segment information had not previously been disclosed. Segment information is presented for 1998 only (See Note 19 to the consolidated financial statements).

    The Company adopted the provisions of SFAS No. 132, "Employers' Disclosure about Pensions and Other Post Retirement Benefits" as of December 31, 1998. SFAS No. 132 standardizes disclosure requirements for pensions and other postretirement benefits. The statement resulted in no change to the recognition or measurement of the plans. Restatement of disclosure for earlier periods provided for comparative purposes is required, therefore, amounts for 1997 and 1996 have been restated and are directly comparable to 1998 amounts.

    The adoption of SFAS No. 131 and SFAS No. 132 resulted in a change to financial statement disclosure only and had no effect on the Company's financial position or results of operations.

    In March 1998, the American Institute of Certified Public Accountants ("the AICPA") issued Statement of Position ("SOP") 98-1, "Accounting For the Cost of Computer Software Developed or Obtained For Internal Use". The Company plans to adopt the SOP effective January 1, 1999. The SOP will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently expenses a majority of such costs as incurred. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains and losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 is effective beginning in 2000 with earlier adoption permitted. The Company expects to adopt SFAS No. 133 in 2000. The Company has not yet evaluated the impact of adopting SFAS No. 133.

    In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". SFAS No. 134 requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments. SFAS No. 134 is effective for fiscal quarters beginning after December 15, 1998. The adoption of SFAS No. 134 is not expected to have a material impact on the Company's financial position or results of operations.

INVESTMENTS
--------------------------------------------------------------------------------

    Investments primarily consist of the following: short-term investments stated at cost; investment partnership interests reported using the cost method of accounting since the Company's interests are minor (less than 5%); and a fixed maturity investment considered available for sale and stated at fair value with unrealized gains and losses, if any, reported net of tax, as a component of accumulated other comprehensive income in stockholders' equity. The discount on the investment is being amortized into income over the anticipated life of the investment.

DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
    The Company uses interest rate floor contracts, interest rate swap agreements and principal-only swap agreements in order to manage the exposure to interest rate risk inherent in its capitalized servicing asset (collectively "financial instruments"). In accordance with SFAS No. 115, such financial instruments are considered to be held for trading purposes. The financial instruments are carried at fair value and are included in investments in the consolidated statements of condition. Unrealized gains and losses arising from changes in the value of these instruments are recorded in net gain on financial instruments in the consolidated statements of income. Gains and losses occurring from the termination, maturity, sale or extinguishment of the financial instruments are recorded immediately in net gain on financial instruments in the consolidated statements of income.


22  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENT IN UNCONSOLIDATED AFFILIATE
--------------------------------------------------------------------------------

     Investment in unconsolidated affiliate consists of the Company's investment in common stock, redeemable preferred stock and options to acquire common stock of Financial Security Assurance Ltd. ("FSA"). The Company accounts for its investment in FSA common stock using the equity method. The Company accounts for its investment in FSA preferred stock and options under the provisions of SFAS No. 115 whereby, the investments are classified as available for sale and reported at fair value as of the balance sheet date, with related unrealized investment gains and losses excluded from earnings and reported, net of tax, as a component of accumulated other comprehensive income in stockholders' equity.

MORTGAGE LOANS RECEIVABLE
--------------------------------------------------------------------------------

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

RECOGNITION OF REVENUES RELATED TO MORTGAGE LOANS RECEIVABLE
--------------------------------------------------------------------------------

    Discounts from the origination of mortgage loans receivable are deferred and recognized as adjustments to gain or loss on sale. Gains and losses from the sale of mortgage loans are recognized when proceeds are received. Loan origination fees, net of certain direct costs, have been deferred and are recognized as income when the related mortgage loans are sold.

POOL LOAN PURCHASES
--------------------------------------------------------------------------------

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

LOANS HELD FOR INVESTMENT
--------------------------------------------------------------------------------

     Loans held as permanent investments are stated at the lower of cost or market value determined at the time the permanent investment decisions were made.

CAPITALIZED SERVICING
--------------------------------------------------------------------------------

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

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECOGNITION OF REVENUES RELATED TO SERVICING MORTGAGE LOANS
--------------------------------------------------------------------------------

    Mortgage servicing revenue represents fees earned for servicing real estate mortgage loans owned by investors and late charge income. The servicing fees are calculated based on the outstanding principal balances of the loans serviced and are recognized together with late charge income when received.

COMMON EQUITY SECURITIES
--------------------------------------------------------------------------------

    Common equity securities are classified as available for sale and carried at fair value. Unrealized gains and losses, net of tax, are recorded as a separate component of stockholders' equity with no corresponding credit or charge to net income. Realized gains and losses from sales of common equity securities are based on the specific identification method.

MORTGAGE CLAIMS RECEIVABLE AND REAL ESTATE ACQUIRED
--------------------------------------------------------------------------------

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

PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

    Premises and equipment, including leasehold improvements and systems and programming software, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets or over the lease terms, whichever period is shorter.

BASIC NET INCOME PER SHARE
--------------------------------------------------------------------------------
    Basic net income per share amounts were computed based on the weighted average total number of common shares outstanding. There were 3,211,881, 2,973,999, and 2,247,000 weighted average common shares outstanding for the years ended December 31, 1998, 1997 and 1996, respectively.

DIVIDENDS PER SHARE
--------------------------------------------------------------------------------

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

    At December 31, 1998 and 1997, the Company owned 3.5 million shares of FSA common stock. This represented approximately 11.6% and 12.1% of the total shares of FSA common stock outstanding at those times. In addition, Fund American had voting rights to an additional 3.9 million shares of FSA common stock at December 31, 1998 and 1997, raising the consolidated entity's voting control of FSA to approximately 23.1% and 24.0%, respectively. At December 31, 1998 and 1997, the Company also owned FSA options and preferred stock which, in total, give the

24  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Company the right to acquire up to 4.6 million additional shares of FSA common stock for aggregate consideration of $125.7 million.

    The Company accounts for its investment in FSA common stock using the equity method. FSA is a leading Aaa/AAA writer of financial guaranty insurance whose common stock is publicly traded on the New York Stock Exchange ("NYSE"). The market value of the FSA common stock as of December 31, 1998 and 1997, as quoted on the NYSE, exceeded the Company's carrying value of the FSA common stock on the equity method. The Company accounts for its investments in FSA options and preferred stock under the provisions of SFAS No. 115 whereby the investments are reported at fair value as of the balance sheet date, with related unrealized investment gains and losses, net of tax, excluded from earnings and reported as a component of accumulated other comprehensive income in stockholders' equity.

    The following table summarizes financial information for FSA, which was derived from the audited financial statements of FSA as of and for the periods indicated:


=================================================================================================================
(in millions)                                                                         1998               1997
-----------------------------------------------------------------------------------------------------------------
FSA balance sheet data
-----------------------------------------------------------------------------------------------------------------
Total investments                                                                 $  1,875           $  1,432
Total assets                                                                         2,406              1,901
Deferred premium revenue                                                               722                595
Loss and loss adjustment expense reserves                                               64                 75
Preferred shareholder's equity                                                           1                  1
Common shareholders' equity                                                          1,073                882
-----------------------------------------------------------------------------------------------------------------
FSA income statement data
-----------------------------------------------------------------------------------------------------------------
Gross premiums written                                                            $    319           $    236
Net premiums written                                                                   220                173
Net premiums earned                                                                    138                110
Net investment income                                                                   79                 72
Net income                                                                             117                101
=================================================================================================================
  The following table summarizes the amounts recorded by the Company:
=================================================================================================================
(in millions)                                                                         1998               1997
-----------------------------------------------------------------------------------------------------------------
Investment in FSA common stock                                                    $    120           $    104
Investment in FSA options and preferred stock                                          114                 88
-----------------------------------------------------------------------------------------------------------------
Total investment in FSA                                                                234                192
-----------------------------------------------------------------------------------------------------------------
Equity in earnings from FSA common stock (a)                                            14                 10
Equity in net unrealized investment gains (losses)
   from FSA's investment portfolio, before tax (b)                                       3                  2
Unrealized investment gains on FSA options
   and preferred stock, before tax (b)                                                  27                 61
=================================================================================================================

(a) Recorded net of related amortization of goodwill.
(b) Recorded directly to stockholders' equity as a component of accumulated other comprehensive income.

NOTE 3. CAPITALIZED SERVICING

    For the years ended December 31, 1998, 1997 and 1996, the Company estimated the fair values of its mortgage servicing rights by calculating the present value of the expected net future cash flows associated with such rights. In making those estimates, the Company incorporated assumptions that market participants would use in their estimates of future servicing income and expense.

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

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

    As a result of the February 1997 sale of $17.0 billion of nonrecourse mortgage servicing rights, the Company's principal recourse portfolio became a more significant component of its total remaining owned servicing portfolio. In determining the fair value of its principal recourse portfolio as of December 31, 1998 and 1997, respectively, the Company included a $5.2 million and $8.2 million reserve for estimated recourse losses on the corresponding loans in its calculation for measuring impairment of its capitalized servicing asset.

    The discount rate and prepayment assumptions are significant factors used in estimating the fair value of the Company's mortgage servicing rights and could be significantly impacted by changes in interest rates. Accordingly, it is likely that management's estimate of the fair value of the mortgage servicing rights could change in the near term due to changes in interest rates.

    In 1997, the Company adopted certain provisions of SFAS No. 125 which eliminated the distinction between "normal" servicing rights and excess servicing receivables. Therefore, in adopting SFAS No. 125, the Company combined its "normal" mortgage servicing rights and its excess servicing receivables. The Company estimated the fair value of the combined asset based on the methodology described above, which did not materially affect the Company's 1997 results.

    Prior to the adoption of SFAS No. 125, the Company estimated the fair value of its capitalized excess servicing asset by discounting the anticipated future cash flows over the estimated life of the related loans. In making these estimates, the Company used "interest only strip" interest rates as quoted by market participants to determine the appropriate discount rates and prepayment speed assumption rates that are based on interest rates, loan types and original term to maturity. The discount rate used to capitalize excess servicing ranged from 12.0% to 12.6% for 1996. For the year ended December 31, 1996, the weighted average discount rate inherent in the carrying amount of the capitalized excess servicing asset was 10.4%.

    The following table summarizes the fair value of mortgage servicing rights and certain characteristics of the Company's servicing portfolio related to those mortgage servicing rights as of December 31, 1998:

=========================================================================================================================
                              Fair Value                             Weighted
                                Mortgage            Principal         Average              Weighted           Weighted
                               Servicing              Balance        Interest               Average            Average
                                  Rights             Serviced            Rate              Maturity     Service Fee(a)
Loan Type                 (in thousands)        (in millions)    (in percent)           (in months)       (in percent)
-------------------------------------------------------------------------------------------------------------------------
Fixed Rate:
   Insured                   $   117,446            $  4,901             7.47%                  334                .50%
   Conventional                   32,956               1,573             7.78                   271                .39
   Recourse                       25,845               1,787             8.43                   202                .47
Adjustable Rate                    1,723                 106             7.89                   256                .41
-------------------------------------------------------------------------------------------------------------------------
Total                        $   177,970            $  8,367             7.74%                  293                .47%
=========================================================================================================================

(a) Includes servicing fees assigned to mortgage loans receivable for valuation purposes of .25% for conventional fixed rate loans, .44% for insured fixed rate loans and .375% for conventional adjustable rate loans.

    The above table excludes $830 million of principal balance of mortgage loans serviced, of which $635 million relates to originations not capitalized prior to the adoption of SFAS No. 122 and $195 million relates to originations funded not yet capitalized.

26  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes changes in the Company's capitalized servicing asset:

===================================================================================================================================
                                                                                                    Deferred               Total
                                             Mortgage           Valuation                       Gain on Sale         Capitalized
(in thousands)                              Servicing           Allowance   Subservicing        of Servicing           Servicing
-----------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1996                 $ 438,063           $ (27,968)     $      --           $ (13,024)          $ 397,071
Additions                                     125,514                  --             --                  --             125,514
Scheduled amortization                        (69,932)                 --             --                  --             (69,932)
Impairment/unscheduled
        amortization                           (1,076)             (8,185)            --                  --              (9,261)
Amortization of deferred gain                      --                  --             --               6,139               6,139
Recourse loan losses                               --               7,257             --                  --               7,257
Sales                                         (45,849)                 --             --                  --             (45,849)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                 446,720             (28,896)            --              (6,885)            410,939
Additions                                      90,412              (1,259)            --                  --              89,153
Scheduled amortization                        (37,537)                 --         (8,880)                 --             (46,417)
Impairment/unscheduled
        amortization                               --             (21,151)          (463)                 --             (21,614)
Amortization of deferred gain                      --                  --             --               6,885               6,885
Recourse loan losses                               --               3,881             --                  --               3,881
Sales                                        (273,667)              2,285          9,580                  --            (261,802)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                 225,928             (45,140)           237                  --             181,025
Additions                                     240,780                  --             --                  --             240,780
Scheduled amortization                        (38,624)                 --         (1,796)                 --             (40,420)
Impairment/unscheduled
        amortization                               --             (14,759)            --                  --             (14,759)
Recourse loan losses                               --               2,741             --                  --               2,741
Sales                                        (221,213)             21,534             --                  --            (199,679)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998               $ 206,871           $ (35,624)     $  (1,559)          $      --           $ 169,688
===================================================================================================================================

    In connection with the February 1997 servicing sale and related subservicing assumption, the Company recorded a subservicing asset of approximately $13.3 million. The value of the asset represented the net present value of projected net cash flows over the subservicing period including a profit margin. In December 1997, the subservicing agreement was amended to extend the Company's subservicing responsibilities for one additional year at less favorable terms than the original agreement provided. Accordingly, the net carrying value of the subservicing asset was reduced by approximately $3.7 million which represented the net present value of projected net cash flows over the extended subservicing period including a profit margin. In November 1998, the subservicing agreement was amended again to extend the Company's subservicing responsibilities for two additional years at slightly more favorable terms than the first amendment provided. Based upon an updated analysis of the net present value of projected net cash flows, the net carrying value of the subservicing asset was not adjusted. The remaining negative asset is being amortized on a straight-line basis over the corresponding subservicing period and tested for impairment.

    In 1994, the Company sold the rights to service $3.9 billion of mortgage loans to a third party and continued to service these loans pursuant to a subservicing agreement. The Company recorded a $19.9 million deferred gain on the sale which was being recognized over the five-year life of the subservicing agreement as mortgage servicing revenue. In the fourth quarter of 1996, the third party sold the rights to service approximately $1.0 billion of these mortgage loans, representing approximately 25% of the total loans subserviced by the Company for this third party. Accordingly, the Company recognized an additional $2.4 million of the deferred gain in 1996, representing approximately 25% of the deferred balance at the time of the sale. In the fourth quarter of 1997, the third party sold the rights to service the remaining portfolio of loans. As a result, the Company recognized the remaining $4.4 million of the deferred gain.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4. COMMON EQUITY SECURITIES AND INVESTMENTS

    In June 1997, the Company acquired an investment in U S WEST, Inc. ("U S West") redeemable preferred stock from Fund American for cash proceeds of $49.3 million. The investment, which is classified as available for sale, is a fixed maturity investment which is redeemable in September 2004 and may be redeemed at the option of U S West beginning in September 1999. The discount on this investment is being amortized over the anticipated life of the investment. The carrying value of this investment, which approximates fair value, totaled $49.8 million and $49.4 million as of December 31, 1998 and 1997, respectively. The Company recognized income from this investment of approximately $3.8 million and $2.2 million in 1998 and 1997, respectively, which is included in interest income in the consolidated statements of income.

    In January 1996, the Company sold its then remaining $1.4 million of common equity securities to White Mountains for cash proceeds of $.5 million. The Company realized a pretax loss of $.9 million on the sale. In December 1996, the Company received shares of certain common equity securities with a market value of $2.3 million as a return of a partnership investment. The resulting gain of $1.4 million is included in the determination of income in 1996. In January 1997, the Company transferred these shares to White Mountains in exchange for 21,239 shares of the Company's common stock held by White Mountains, which were retired by the Company. The Company realized a pretax gain of $.3 million on the transfer. All of the equity securities involved in the above transactions were actively traded, readily marketable, listed on a national exchange and, for purposes of such transactions, valued at their reported closing prices on the day preceding the date of each transaction. As of December 31, 1997, the Company had no remaining common equity securities.

    The change in net unrealized investment loss on the Company's common equity securities was charged to stockholders' equity as follows:

=====================================================================================================================
Year ended December 31, (in thousands)                                 1998                   1997         1996
---------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at beginning of year           $          --        $         --     $      (546)
Decrease in gross unrealized gains                                       --                  --              --
Decrease in gross unrealized losses                                      --                  --             840
Decrease in deferred income tax expense                                  --                  --            (294)
---------------------------------------------------------------------------------------------------------------------
Net unrealized investment loss at end of year                 $          --        $         --     $        --
=====================================================================================================================

NOTE 5. MORTGAGE LOANS RECEIVABLE

    The following table summarizes mortgage loans receivable:

=================================================================================================================
December 31, (in thousands)                                                               1998             1997
-----------------------------------------------------------------------------------------------------------------
Adjustable rate mortgage loans, weighted average interest rates of 6.39% and
   6.36% as of December 31, 1998 and 1997, respectively                            $    15,110      $    51,589
Fixed rate 5 year through 25 year mortgage loans, weighted average interest rates of 7.10% and 7.68% as of December 31, 1998 and 1997,
   respectively (a)                                                                    239,879           60,382
Fixed rate 30 year mortgage loans, weighted average interest rates of 7.33%
   and 7.76% as of December 31, 1998 and 1997, respectively (b)                        420,395          404,996
-----------------------------------------------------------------------------------------------------------------
                                                                                       675,384          516,967
Net premiums                                                                               933            2,280
-----------------------------------------------------------------------------------------------------------------
Total mortgage loans receivable                                                    $   676,317      $   519,247
=================================================================================================================

(a) Includes $4,333 and $1,497 of subprime mortgage loans with a weighted average interest rate of 11.64% and 10.93% as of December 31, 1998 and 1997, respectively.
(b) Includes $15,508 and $1,549 of subprime mortgage loans with a weighted average interest rate of 10.78% and 10.58% as of December 31, 1998 and 1997, respectively.

28  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. POOL LOAN PURCHASES

    The following table summarizes pool loan purchases:


=======================================================================================================================
                                                         Principal Balance
                                                          (in thousands)                          Number of Loans
December 31,                                            1998                 1997            1998                 1997
-----------------------------------------------------------------------------------------------------------------------
Loan Type:
   FHA                                           $   119,558          $   103,067           1,640                1,781
   VA                                                 45,259               43,349             550                  669
   Conventional                                          135                3,375               4                   45
-----------------------------------------------------------------------------------------------------------------------
Total pool loan purchases                        $   164,952          $   149,791           2,194                2,495
=======================================================================================================================

NOTE 7. LOANS HELD FOR INVESTMENT

    During 1997, the Company identified for sale a majority of its mortgage loans held for investment and marked them down from amortized cost to current market value. The Company recognized a $3.0 million pretax charge to net gain on sale of mortgages as a result of establishing a valuation allowance for these loans. As of December 31, 1997, these loans totaled approximately $10.2 million, net of the valuation allowance, of which $4.5 million were included in loans held for investment and $5.7 million were included in mortgage claims receivable and real estate acquired in the consolidated statement of condition. During 1998, the majority of these loans were sold. The remaining balance of approximately $1.2 million, net of a $.2 million valuation allowance, are classified as loans held for investment in the December 31, 1998 consolidated statement of condition.

NOTE 8. SENIOR AND SUBORDINATED DEBT

    Senior and Subordinated Debt consists of the following:

=======================================================================================================================
December 31, (in thousands)                                                             1998                     1997
-----------------------------------------------------------------------------------------------------------------------
Credit agreements, weighted average interest rates of 5.79%
   and 6.34% as of December 31, 1998 and 1997, respectively                  $       697,229           $      569,470
8.875% medium-term notes due October 15, 2001                                         18,723                   18,723
9.0% debentures due June 1, 2012                                                     100,000                  100,000
9.375% subordinated debentures, due December 31, 2025                                 55,976                   55,976
Less unamortized discount, premium and issuance costs (net)                           (1,564)                  (2,110)
-----------------------------------------------------------------------------------------------------------------------
Total senior and subordinated debt                                           $       870,364           $      742,059
=======================================================================================================================

CREDIT AGREEMENTS
--------------------------------------------------------------------------------

    The Company amended and restated its $701.0 million secured revolving credit agreement in July 1998, to increase its borrowing capacity and flexibility. The provisions of the amended agreement increased its borrowing capacity from $701.0 million to $800.0 million, which allows the Company to meet higher borrowing requirements resulting from increased production volumes. The provisions also allow the Company to more fully utilize the facility by easing its restrictions with respect to the Company's use of its high LTV mortgage loans and non-conforming second mortgage loans as collateral and increasing the collateral value of the Company's mortgage-backed-security ("MBS") pools. Borrowings under the facility are secured primarily by the Company's mortgage loans receivable and pool loan purchases. The revolving credit facility expires on July 9, 1999. As of December 31, 1998, there was $650.5 million outstanding under this facility. As of December 31, 1997, there was $559.0 million outstanding under the previous facility.

    Under the credit agreement described above, the Company receives interest expense credits as a result of holding escrow and custodial funds in trust accounts at lender or non-lender banks.

    The Company entered into a new secured credit agreement in May 1998, to fund the origination or acquisition of subprime and high LTV loans. Under this agreement, the Company may borrow up to $175.0 million through April 29, 1999. Borrowings under this facility are secured by the underlying loans. As of December 31, 1998, there was $21.6 million outstanding under this facility.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The Company entered into an additional secured credit agreement in July 1998, to be used for working capital and general corporate purposes, including the funding of mortgage loans. Under this agreement, the Company may borrow up to $35.0 million through July 9, 1999. Borrowings under this facility are secured by the Company's investment in FSA common stock. As of December 31, 1998, there were no outstanding borrowings under this facility.

    The Company must comply with certain financial covenants provided in its secured revolving credit facilities, including restrictions relating to tangible net worth and leverage. In addition, there are certain covenants which limit the Company's ability to pay dividends or make distributions of its capital to holders of its common stock. The limits do not apply to preferred stock dividend and subordinated debt interest requirements each year. The Company is currently in compliance with all such covenants.

    Central Pacific replaced its existing $15.0 million unsecured revolving credit agreement with a new mortgage warehousing agreement in April 1998, to fund the origination or acquisition of mortgage loans. Under this agreement, Central Pacific could borrow up to $25.0 million through April 15, 1999. Borrowings under this new facility are secured by the underlying loans. In July 1998, Central Pacific amended this new agreement to increase its borrowing capacity to $40.0 million. In February 1999, the agreement was extended to June 1, 1999. As of December 31, 1998, there was $25.1 million outstanding under this agreement. As of December 31, 1997, there was $10.5 million outstanding under the previous agreement.

    Central Pacific must comply with certain financial covenants provided in its secured credit agreement, including restrictions relating to tangible net worth and leverage. Central Pacific is currently in compliance with all such covenants.

MEDIUM-TERM NOTES AND DEBENTURES
--------------------------------------------------------------------------------

    In June 1992, the Company issued $100.0 million of 9% debentures due June 2012 under terms of a $250.0 million shelf registration statement filed with the Securities and Exchange Commission ("SEC") in April 1992. The debentures may not be redeemed by the Company prior to maturity. The proceeds were used for general corporate purposes. In January 1999, the Company repurchased and retired $8.0 million of these debentures (refer to Note 23 to the consolidated financial statements).

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

SUBORDINATED DEBENTURES
--------------------------------------------------------------------------------

    Effective December 8, 1995, the Company exchanged and retired 2,239,061 shares of its 8.42% cumulative preferred stock, Series A, for $56.0 million in principal amount of 9.375% subordinated interest deferrable debentures ("subordinated debentures"), due December 31, 2025. Interest on the subordinated debentures is paid quarterly in arrears at the annual rate of 9.375% on the last business day of each March, June, September and December.

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

    Aggregate maturities of medium-term notes, debentures and subordinated debentures, excluding discount, premium and issuance costs, for the five calendar years after December 31, 1998 are as follows:

=================================================================================================================================
(in thousands)                    1999             2000          2001           2002       2003     Thereafter           Total
---------------------------------------------------------------------------------------------------------------------------------
                           $        --       $       --      $ 18,723      $      --     $   --      $ 155,976     $   174,699
=================================================================================================================================

30  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9. STOCKHOLDERS' EQUITY

    During 1998, the Company declared and paid cash dividends on its common stock totaling $104.0 million which represented a return of capital. The Company did not declare or pay cash dividends on its common stock during 1997.

    The Company's secured revolving credit facility contains restrictions that limit its ability to pay dividends or make distributions on its capital. Generally, dividends may be paid as long as the Company maintains the tangible net worth requirements outlined in the financial covenants of the credit agreement. Effective July 10, 1998, the provisions of the Company's credit facility were amended to allow the payment of approximately $64.1 million in dividends on common stock. As of December 31, 1998, the Company has dividend capacity of approximately $40.2 million remaining (refer to Note 23 to the consolidated financial statements).

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

    At December 31, 1998, the Company had 1,760,939 shares of 8.42% cumulative preferred stock, Series A ("preferred stock") issued and outstanding. The Company is authorized to issue 12,000,000 shares of preferred stock.

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

NOTE 10. FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
--------------------------------------------------------------------------------

    The Company utilizes derivative financial instruments in the management of interest rate risk. The Company's use of derivative financial instruments is primarily limited to commitments to extend credit, mandatory forward commitments, interest rate floor contracts ("floors"), interest rate swap agreements ("I/R swaps") and principal-only swap agreements ("P/O swaps"). Although SFAS No. 115 requires that these financial instruments be classified as held for trading purposes the Company does not consider these investments to be speculative holdings.

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

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit ("mortgage loan pipeline") is represented by the contractual notional amount of those instruments. The Company's locked mortgage loan pipeline that is expected to close totaled $608.3 million and $284.5 million as of December 31, 1998 and 1997, respectively. Fixed rate commitments result in the Company having market risk as well as credit risk. Variable rate commitments result primarily in credit risk. The amount of collateral required upon extension of credit is based on the Company's credit evaluation of the mortgagor and consists of the mortgagor's residential property.

    The Company obtains mandatory forward commitments of up to 120 days to sell mortgage-backed securities to hedge the market risk associated with a substantial portion of the mortgage loan pipeline that is expected to close and all mortgage loans receivable. As of December 31, 1998 and 1997, the Company had approximately $1,805.3 million and $776.8 million of mandatory forward commitments outstanding, respectively. If secondary market interest rates decline after the Company obtains a mandatory forward commitment for a loan, the loan may not close and the Company may incur a loss from the cost of covering its obligations under such commitment. If secondary market rates increase before the Company obtains a mandatory forward commitment for a loan and the loan closes, the Company may realize a loss when the loan is subsequently sold.

    The Company's risk management function closely monitors the mortgage loan pipeline to determine appropriate forward commitment coverage on a daily basis in order to manage the risk inherent in these off-balance-sheet financial instruments. In addition, the risk management area seeks to reduce counterparty risk by committing to sell mortgage loans only to its eighteen approved dealers, with no dealer having in excess of 20% of current commitments.

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

    As of December 31, 1998, 1997 and 1996, the Company serviced approximately $4.0 billion, $5.4 billion and $13.5 billion of GNMA loans in its owned servicing portfolio, respectively, and $1.7 billion, $2.5 billion and $2.9 billion of conventional loans with recourse, respectively.

    In order to cover loan losses that may result from these servicing arrangements and other losses, the Company has provided an allowance for loan losses of $11.5 million and $12.8 million as of December 31, 1998 and 1997, respectively. In addition, the valuation allowance for the Company's capitalized servicing asset related to its principal recourse portfolio includes a $5.2 million and $8.2 million reserve for estimated losses on the corresponding loans as of December 31, 1998 and 1997, respectively. Management believes these amounts are adequate to cover unreimbursed foreclosure advances and principal losses, including losses on loans with recourse.

32  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    In order to offset changes in the value of its capitalized servicing asset and to mitigate the effect on earnings of higher amortization and impairment of the asset which results from increased prepayment activity, the Company invests in various financial instruments. As interest rates decline, prepayment activity generally increases, thereby reducing the value of the capitalized servicing asset, while the value of the financial instruments increases. Conversely, as interest rates increase, the value of the capitalized servicing asset increases, while the value of such financial instruments decreases. The financial instruments utilized by the Company include interest rate floors, I/R swaps and P/O swaps.

    The floors are derivative contracts which derive their value from differences between the floor rate specified in the contract and market interest rates. The cash flow from the floors is equal to the difference between the floor rate and the prevailing interest rate applied to the notional amount. Payments are made to the Company only when the prevailing interest rates are below the floor rate. Some of the floor contracts cap the payments by specifying a second rate that is less than the floor rate. If the prevailing interest rates fall below this rate, payments will not increase. To the extent that prevailing interest rates decrease, the value of the floors increases, even if interest rates do not fall below the floor rate. To the extent that prevailing interest rates increase, the value of the floors decreases. However, the Company is not exposed to losses in excess of its initial investment in the floors. During 1998, the Company entered into floor contracts with a notional value of $1.2 billion for an initial investment of $6.1 million. In addition, during 1998 the Company sold floors with a carrying value of $8.3 million and a notional value of $814.6 million for proceeds of $11.3 million and realized a net gain of $3.0 million. As of December 31, 1998, the Company's open floors had a total notional value of $1.1 billion, an original cost of $5.3 million and a carrying value of $9.9 million. The floors have remaining terms of approximately 5 to 10 years with floor rates ranging from 3.54% to 5.05%. During 1997, the Company entered into floor contracts with a notional value of $264.6 million for an initial investment of $2.3 million. In addition, during 1997 the Company sold floors with a carrying value of $.7 million and a notional value of $550 million for proceeds of $.8 million and realized a net gain of $.1 million. As of December 31, 1997, the Company's open floors had a total notional value of $.7 billion, an original cost of $4.7 million and a carrying value of $8.2 million.

    The I/R swaps are derivative contracts which entitle the Company to receive interest at a fixed rate and obligate it to pay interest at a variable rate based on a contracted notional amount. The Company's exposure to losses on the agreements is related to the differences, over the life of the contract, between the contracted fixed interest rates and the variable interest rates. During 1998, the Company entered into I/R swap agreements with a total notional value of $290.0 million. As of December 31, 1998, these I/R swaps had a carrying value of $4.8 million. The I/R swaps have remaining terms of 5 to 10 years.

    The P/O swaps are derivative contracts, the value of which is determined by changes in the value of the underlying P/O strip security. The payments received by the Company under the P/O swaps relate to the cash flows of the referenced P/O security. The payments made by the Company are based upon a notional amount tied to the market price and the remaining balance of the underlying P/O security, multiplied by a floating rate indexed to the London Interbank Offered Rates for U.S. dollar deposits ("LIBOR"). The Company's exposure to loss in the P/O swaps is related to changes in the market value of the underlying P/O security over the life of the contract. During 1998, the Company entered into P/O swap transactions with a notional value of $50.0 million. In addition, during 1998 the Company sold P/O swaps with a carrying value of $13.1 million and an original notional value of $98.1 million for proceeds of $13.7 million and realized a net gain of $.6 million. As of December 31, 1998, the Company's open P/O swap agreements, with an original notional value of $50.0 million had a carrying value of $2.7 million. The P/O swaps have remaining terms of approximately 5 years. During 1997, the Company entered into P/O swap transactions with a notional value of $48.1 million. As of December 31, 1997, the Company's open P/O swap agreements, with an original notional value of $98.1 million had a carrying value of $12.5 million.

    The floors, I/R swaps and P/O swaps are carried at market value and are included in investments in the consolidated statements of condition. Realized and unrealized gains and losses are recorded in net gain on financial instruments in the consolidated statements of income.


Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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

    For interest rate floors, I/R swaps and P/O swaps, fair value is estimated based on quoted market prices for those or similar investments and is equal to the carrying value.

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

    Receivables From Sales of Servicing

    For receivables from sales of servicing, carrying value equals or approximates fair value.

    Loans in Foreclosure and Mortgage Claims Receivable

    For these financial instruments, fair value is estimated by discounting anticipated future cash flows using the Company's short-term incremental borrowing rate.

    Debt

    For credit agreements (short-term debt), the carrying amount approximates fair value. For debentures and medium-term notes (long-term debt), fair value is estimated by discounting future cash flows using the Company's incremental borrowing rates for similar types of borrowing arrangements. For subordinated debentures (long-term debt), fair value is based on quoted market prices.

    Off-Balance-Sheet Financial Instruments

    Fair value for commitments to sell mortgage loans is based on the current settlement values of those commitments, net of the face amounts of the commitments. Fair value for commitments to extend credit is based on current quoted market prices for securities backed by similar loans, net of the principal amounts of the commitments.

34  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The estimated fair values of the Company's financial instruments are as follows:

=============================================================================================================
December 31,                                             1998                              1997
-------------------------------------------------------------------------------------------------------------
                                               Carrying              Fair        Carrying                Fair
(in thousands)                                   Amount             Value          Amount               Value
-------------------------------------------------------------------------------------------------------------
Financial Assets:
   Cash                                     $    16,410      $     16,410     $     3,134         $     3,134
   Investments
     Interest rate floor contracts                9,860             9,860           8,153               8,153
     Interest rate swap                           4,849             4,849              --                  --
     Principal-only swaps                         2,745             2,745          12,508              12,508
     Other                                       61,023            67,542          65,578              75,092
   Mortgage loans receivable                    676,317           679,998         519,247             529,260
   Pool loan purchases                          164,952           165,146         149,791             150,175
   Loans held for investment                      1,707             1,707           5,191               5,191
   Receivables from sales of servicing           73,825            73,825          27,324              27,324
   Loans in foreclosure and mortgage
     claims receivable (net) (a)                 27,058            26,530          35,579              34,905
-------------------------------------------------------------------------------------------------------------
Financial Liabilities:
   Short-term debt                          $   696,959      $    696,959     $   569,399         $   569,399
   Long-term debt                               173,405           171,853         172,660             186,978
Off-Balance-Sheet Financial Instruments:
   Mandatory forward commitments                    n/a           559,527             n/a               1,642
   Commitments to extend credit
     expected to close (pipeline)                   n/a            11,139             n/a               6,498
=============================================================================================================

(a) Excludes $5.9 million and $5.6 million of real estate owned in 1998 and 1997, respectively.

     The Company's investments in FSA options and preferred stock are not presented in the table above. These financial instruments are accounted for under the provisions of SFAS No. 115 and are carried on the consolidated statements of condition at fair value (refer to Note 2 to the consolidated financial statements).

NOTE 11. MORTGAGE SERVICING

    The Company's portfolio of mortgages serviced, including loans subserviced and excluding loans sold but not transferred, totaled $25.1 billion, $26.5 billion and $29.2 billion as of December 31, 1998, 1997 and 1996, respectively. The Company's portfolio of mortgages serviced as of December 31, 1998 is summarized below:


==========================================================================================================================
                                                                                Weighted Average
                                                  ------------------------------------------------------------------------
                                      Principal                                                     Net          Remaining
                                        Balance            Loan           Interest            Servicing        Contractual
                                       Serviced         Balance               Rate             Fee Rate               Life
Loan Type                         (in millions)   (in thousands)       (in percent)        (in percent)        (in months)
--------------------------------------------------------------------------------------------------------------------------
Residential
   Conventional                        $ 3,929          $    64               8.14%                .396%               237
   FHA                                   2,486               75               7.74                 .398                334
   VA                                    2,736               81               7.26                 .400                331
Commercial                                  46              927               7.16                 .189                173
--------------------------------------------------------------------------------------------------------------------------
                                       $ 9,197          $    72               7.76%                .397%               291
Subservicing                            15,915
--------------------------------------------------------------------------------------------------------------------------
Total mortgage servicing portfolio     $25,112          $    65               7.99%                   (a)              270
==========================================================================================================================

(a) This amount would be calculated as a combination of two different measurements: the net servicing fee earned on the Company's owned servicing portfolio, which is calculated as a percentage of the outstanding principal balance serviced; and the subservicing fee earned on the Company's subservicing portfolio, which is calculated based upon the terms of the various subservicing agreements.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The servicing fee rates in the table above are shown after deducting any guarantee fees. Guarantee fees, when applicable, range from six basis points for governmental loans up to approximately thirty basis points for certain conventional loans. Certain loans sold to private investors have no guarantee fees.

     The following table summarizes the Company's owned mortgage servicing portfolio by interest rate range:

==================================================================================================================================
December 31,                                         1998                                             1997
----------------------------------------------------------------------------------------------------------------------------------
                                                                      Weighted                                         Weighted
                                     Number        Principal           Average         Number        Principal          Average
                                         of          Balance     Interest Rate             of          Balance    Interest Rate
Interest Rate Range                   Loans    (in millions)       in percent)          Loans    (in millions)     (in percent)
-------------------------------------------------------------------------------------------------------------------=--------------
5.99% and lower                         438          $    35              5.17%           843          $    66             5.41%
6.00%-6.49%                           1,193              127              6.22          1,823              159             6.13
6.50%-6.99%                          10,870            1,111              6.64          4,166              319             6.66
7.00%-7.49%                          28,036            2,337              7.08         12,968              729             7.17
7.50%-7.99%                          30,928            2,550              7.58         29,240            2,455             7.63
8.00%-8.49%                          15,778            1,155              8.12         27,989            2,280             8.13
8.50%-8.99%                          17,999              809              8.62         32,178            1,867             8.59
9.00%-9.49%                           5,934              275              9.12         13,452              722             9.07
9.50%-9.99%                           7,580              339              9.64         29,142            1,420             9.55
10.00% and above                      9,574              459             10.73         32,488            1,610            10.49
----------------------------------------------------------------------------------------------------------------------------------
Total                               128,330          $ 9,197              7.76%       184,289          $11,627             8.52%
==================================================================================================================================

    The following table summarizes the Company's owned mortgage servicing portfolio by location of property:


====================================================================================================================================
December 31,                                         1998                                                1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Percentage                                           Percentage
                                                                 of Principle                                         of Principle
                                    Number         Principal       Balance of           Number         Principal        Balance of
                                        of           Balance        Servicing               of           Balance         Servicing
State                                Loans     (in millions)        Portfolio            Loans     (in millions)         Portfolio
------------------------------------------------------------------------------------------------------------------------------------
California                          17,617        $    1,795             19.5%          20,459    $        1,889              16.3%
New York                            17,572               935             10.2           22,118             1,162              10.0
Texas                               11,448               676              7.4           15,655               736               6.3
Washington                           5,033               486              5.3            7,889               690               5.9
Florida                              7,849               471              5.1           12,894               663               5.7
Michigan                             7,810               393              4.3           10,773               520               4.5
Maryland                             4,159               377              4.1            5,020               362               3.1
New Jersey                           5,145               364              4.0            7,088               503               4.3
Ohio                                 4,461               298              3.2            6,658               357               3.1
Illinois                             3,441               260              2.8            6,335               420               3.6
Other*                              43,795             3,142             34.1           69,400             4,325              37.2
------------------------------------------------------------------------------------------------------------------------------------
Total                              128,330        $    9,197            100.0%         184,289    $       11,627             100.0%
====================================================================================================================================

* No other state constitutes more than 2.8% of the Company's owned servicing portfolio as of December 31, 1998.

    The above tables exclude loans subserviced for others having a principal balance of $15,915 million and $14,919 million as of December 31, 1998 and 1997, respectively.

    During 1998, the Company sold the rights to service approximately $10.6 billion of its nonrecourse servicing portfolio to third parties for net proceeds of $227.9 million. The Company recognized a $15.2 million pretax gain on these sales and adjustments to previous sales. During 1997, the Company sold the rights to service $17.0 billion of its nonrecourse servicing portfolio to a third party for net proceeds of $266.9 million. The Company recognized a $8.0 million pretax loss on the sale. As of December 31, 1998 and 1997, the Company had outstanding receivables from servicing sales totaling approximately $73.8 million and $27.3 million, respectively, which are included in other assets in the consolidated statements of condition.

36  Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Escrow funds of approximately $207.9 million, $196.8 million and $207.8 million as of December 31, 1998, 1997 and 1996, respectively, relating to mortgages serviced and subserviced, are held in non-interest bearing accounts at non-affiliated banks and are not included in the consolidated financial statements.

    The Company has in force an errors and omissions policy in the amount of $20 million. Primary fidelity coverage up to a limit of $30 million is provided under a Fund American master policy, for which the Company pays a portion of the premium.

NOTE 12. RESTRUCTURING CHARGES

    In April 1997, the Company's management approved and implemented a restructuring plan designed to reduce its operating costs in order to improve its financial performance. As part of this plan, the Company reduced its work force, primarily in overhead areas, by approximately 100 employees during the second quarter of 1997 to bring its overhead costs in line with its production and servicing operations. As a result, the Company recognized restructuring charges totaling $1.7 million during the second quarter of 1997. The amount included approximately $1.6 million of employee separation costs, including severance payments, health care coverage and postemployment education benefits and $.1 million of miscellaneous expenses. As of December 31, 1998, no liability remains in connection with this plan. As of December 31, 1997, $.1 million remained accrued in the Company's consolidated statements of condition.

    In 1994, the Company implemented a restructuring plan to bring its mortgage loan production network in line with anticipated levels of mortgage loan production as a result of a contracting mortgage loan origination market. As of December 31, 1998, no liability remains in connection with this plan. As of December 31, 1997, $.2 million remained accrued in the Company's consolidated statements of condition relating to future lease expenses for closed facilities.

NOTE 13. LEASE COMMITMENTS

    The Company has entered into a number of noncancelable operating lease agreements with respect to premises and equipment. The minimum annual rental commitments under these leases as of December 31, 1998 are as follows:


====================================================================================================
(in thousands)           1999         2000        2001            2002           2003          Total
----------------------------------------------------------------------------------------------------
                   $    2,693   $    2,593     $ 2,136        $  1,504    $     1,284     $   10,210
====================================================================================================

    Total rental expense for the years ended December 31, 1998, 1997 and 1996 was $5.2 million, $3.9 million, and $4.5 million, respectively. Some leases contain escalation clauses that correspond with increased real estate taxes, other operating expenses and/or renewal options that call for increased rents when the leases are renewed.

NOTE 14. OTHER OPERATING EXPENSES

    The following table summarizes other operating expenses:

=========================================================================================================================
Year ended December 31, (in thousands)                               1998                  1997                      1996
-------------------------------------------------------------------------------------------------------------------------
Professional services                                  $            5,456           $     3,587              $      3,376
Advertising                                                         5,276                 1,537                     1,088
Telephone                                                           5,083                 3,948                     4,316
Travel and entertainment                                            3,397                 1,989                     1,885
Postage                                                             3,141                 1,812                     2,119
Office supplies and printing                                        2,917                 1,903                     2,063
Software systems                                                    2,580                 1,501                     1,669
Loan Processing Expense                                             2,547                 1,136                     1,873
Amortization of goodwill                                               --                    --                     2,090
Other                                                              12,125                 9,188                    13,773
-------------------------------------------------------------------------------------------------------------------------
Total other operating expenses                         $           42,522           $    26,601              $     34,252
=========================================================================================================================

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES

    The Company files a consolidated federal income tax return with Fund American. Federal income tax expense is provided substantially on a separate return basis. As of December 31, 1998, the Company had recorded $53.8 million of deferred tax liability relating to accumulated unrealized gains and equity in earnings of an investment in an unconsolidated affiliate. As of December 31, 1997, this amount was $39.1 million, of which $13.9 million was recorded as part of the initial exchange. The Company files state income tax returns on a stand-alone basis.

    The following table summarizes federal income taxes due from or (to) Fund
    American:


==============================================================================================
December 31, (in thousands)                                   1998                       1997
----------------------------------------------------------------------------------------------
Net current taxes                                       $   (9,164)                $    9,058
Net deferred taxes                                         (32,549)                   (17,219)
==============================================================================================

    Total income tax expense (benefit) is as follows:


==========================================================================================================================
Year ended December 31, (in thousands)                        1998                       1997                         1996
--------------------------------------------------------------------------------------------------------------------------
Current income taxes:
   Federal                                             $    18,222                 $   (4,396)                $     17,280
   State and local                                           1,079                      1,352                          144
Deferred expense (benefit)                                   4,942                       (573)                      (7,971)
--------------------------------------------------------------------------------------------------------------------------
Total income tax expense (benefit)                     $    24,243                 $   (3,617)                $      9,453
==========================================================================================================================

    The current federal income tax benefit for the year ended December 31, 1997, as shown above, excludes a benefit of $3.2 million which relates to the extraordinary loss on the repurchase and retirement of debt which has been reported as an amount, net of tax, in the consolidated statement of income.

    Deferred tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 represents the net change in the deferred tax asset or liability during the year. Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. The net deferred tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996, shown above, excludes deferred tax expense of $10.4 million, $22.1 million and $.3 million, respectively. The 1998 and 1997 expenses are associated with unrealized gains on the Company's investment in an unconsolidated affiliate which were recorded directly to stockholders' equity, net of tax. The 1996 expense is associated with unrealized gains and losses on common equity securities, which was recorded directly to stockholders' equity, net of tax.

    The following table summarizes the types of temporary differences giving rise to the net deferred tax assets and net deferred tax liabilities:

=====================================================================================================================
December 31, (in thousands)                                      1998                                 1997
---------------------------------------------------------------------------------------------------------------------
                                                       Deferred           Deferred         Deferred          Deferred
                                                            Tax                Tax              Tax               Tax
                                                         Assets        Liabilities           Assets       Liabilities
---------------------------------------------------------------------------------------------------------------------
Purchase accounting adjustments                     $        --         $    4,822       $       --        $    5,520
Unrealized gain on investment in
   unconsolidated affiliate (net)                            --             46,391               --            36,002
Equity in earnings of unconsolidated
   affiliate                                                 --              7,383               --             3,095
Unrealized gain on financial instruments                     --              4,254               --             4,597
Capitalized servicing                                    21,097                 --           26,163                --
Allowance for loan losses                                 4,252                 --            4,803                --
Depreciation                                                 --              2,259               --             2,159
Deferred bi-weekly income                                 1,360                 --              969                --
Accrued postretirement benefits                           1,300                 --            1,279                --
Other, net                                               12,038              7,487            7,921             6,981
---------------------------------------------------------------------------------------------------------------------
Total                                               $    40,047         $   72,596       $   41,135        $   58,354
=====================================================================================================================

38 Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowances have been provided as of December 31, 1998 and 1997.

    A reconciliation of taxes, calculated using the federal statutory rate of 35%, to income tax expense (benefit) follows:

=====================================================================================================================
Year ended December 31, (in thousands)                                        1998             1997              1996
---------------------------------------------------------------------------------------------------------------------
Tax expense (benefit) at federal statutory rate                         $   24,553       $   (3,902)       $    1,795
Write-off of goodwill and other intangible assets                               --               --             6,960
Purchase accounting adjustments                                                 --               --               732
Dividends received deduction                                                (1,230)            (706)               --
State taxes                                                                    701              879                94
Other, net                                                                     219              112              (128)
---------------------------------------------------------------------------------------------------------------------
Total income tax expense (benefit)                                      $   24,243       $   (3,617)        $   9,453
=====================================================================================================================

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

    The following table sets forth the change in the plan's projected benefit obligation and plan assets and the plan's funded status:

=====================================================================================================================
Year ended December 31, (in thousands)                                                         1998              1997
---------------------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year                                                  $   26,975        $   23,724
Service cost                                                                                    895             1,448
Interest cost                                                                                 1,857             1,718
Amendments                                                                                       --               645
Actuarial loss                                                                                1,206                60
Benefits paid                                                                                  (644)             (620)
---------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                                            30,289            26,975
---------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at beginning of year                                               24,669            20,942
Actual return on plan assets                                                                  4,530             3,752
Employer  contribution                                                                           --               595
Benefits paid                                                                                  (644)             (620)
---------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                                     28,555            24,669
---------------------------------------------------------------------------------------------------------------------
Funded status                                                                                 1,734             2,306
Unrecognized net gain                                                                         2,413               931
Unrecognized prior service cost                                                                  14                87
---------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in accounts payable and other liabilities                  $    4,161        $    3,324
=====================================================================================================================


Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    A summary of the components of net periodic pension cost is as follows:

=======================================================================================================================
Year ended December 31, (in thousands)                                  1998                     1997              1996
-----------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the year                 $       895                 $  1,448         $   1,578
Interest cost on projected benefit obligation                          1,857                    1,718             1,633
Amortization of unrecognized transition obligation                        --                       11                45
Expected return on plan assets                                        (1,842)                  (1,678)           (1,382)
Amortization of unrecognized prior service cost                          (73)                    (139)             (130)
Amortization of unrecognized net loss                                     --                       27               361
-----------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                        $       837                 $  1,387         $   2,105
=======================================================================================================================

    Weighted-average assumptions used in the determination of the projected benefit obligation were:

=======================================================================================================================
December 31,                                                                1998             1997                  1996
-----------------------------------------------------------------------------------------------------------------------
Discount rate                                                              6.75%             7.0%                 7.25%
Rate of increase in compensation levels                                     4.5%             4.5%                  5.0%
Expected long-term rate of return on assets                                 8.5%             8.5%                  8.0%
=======================================================================================================================

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

=====================================================================================================================
Year ended December 31, (in thousands)                              1998                   1997                  1996
---------------------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year                          $ 3,795                $ 3,410               $ 3,379
Service cost                                                          78                     94                   110
Interest cost                                                        268                    256                   239
Amendments                                                            --                    157                    --
Actuarial loss/(gain)                                                180                     52                  (127)
Benefits paid                                                       (228)                  (174)                 (191)
---------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                  4,093                  3,795                 3,410
Plan assets at fair value                                             --                     --                    --
---------------------------------------------------------------------------------------------------------------------
Benefit obligation in excess of plan assets                        4,093                  3,795                 3,410
Unrecognized prior service cost                                     (139)                  (157)                   --
Unrecognized net (loss)/gain                                        (166)                    15                    67
---------------------------------------------------------------------------------------------------------------------
Accrued postretirement cost included in accounts payable and
   other liabilities                                             $ 3,788                $ 3,653               $ 3,477
=====================================================================================================================

    A summary of the components of net periodic postretirement benefit cost is as follows:

=====================================================================================================================
Year ended December 31, (in thousands)                              1998                   1997                  1996
---------------------------------------------------------------------------------------------------------------------
Service cost                                                     $    78                $    94               $   110
Interest cost                                                        268                    256                   239
Amortization of unrecognized prior service cost                       17                     --                    --
Net periodic postretirement cost                                 $   363                $   350               $   349
=====================================================================================================================

    A discount rate of 6.75% and 7.0% was used to determine the accumulated postretirement benefit obligation as of December 31, 1998 and 1997, respectively. An 8.2% annual rate of increase in the per capital costs of covered health care benefits was assumed for 1999, gradually decreasing to 5.0% by the year 2007 and remaining at that level thereafter.

40 Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    A one-percent change in assumed health care cost trend rates would have the following effects:

================================================================================================================
Year ended December 31, 1998                                                   1% increase           1% decrease
----------------------------------------------------------------------------------------------------------------
Effect on total service and interest cost                                         4.21%                (3.73%)
Effect on postretirement benefit obligation                                       4.88%                (4.32%)
================================================================================================================

NOTE 18. STOCK PLANS

    Effective October 1, 1996, the Company amended its Employee Stock Ownership Plan ("ESOP") to include employees of White Mountains as eligible employees and to add an employee savings plan feature under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees may contribute to the plan up to 14% of their salary not to exceed the maximum allowable under Internal Revenue Service guidelines. Contributions are invested at the direction of the employee in one or more funds or can be directed to purchase common stock of Fund American at fair market value.

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

    The Company has long-term incentive plans which provide for the granting of stock-based and cash incentive awards to key management employees of the Company. Awards under the plans are payable upon the achievement of specified financial goals covering overlapping three-year periods beginning January 1, 1994, 1995, 1996, 1997, 1998 and 1999.

    In 1998, the Company established an Incentive Compensation Plan ("ICP") for certain key executives and directors of the Company. Under this plan, participants were provided the opportunity to invest in simulated equity shares of the Company. The value of the shares represents the calculated fair value of the Company as defined by the plan which was equal to $42.783 per share at the time of issuance in May 1998. The Company issued approximately 50,253 shares in exchange for cash proceeds of $2.2 million. Concurrent with the purchase of each equity share, the participants were granted five simulated equity options. The value of the options is equal to the appreciation in the value of the equity shares over the strike price. The initial strike price is equal to $42.783 per share and increases each January 1 by 4% beginning in 1999. The Company issued approximately 251,267 options which vest over a three-year period beginning May 1, 1998. In September 1998, the Company established a second Incentive Compensation Plan ("ICP II") for certain other key employees of the Company. Under this plan, the Company issued approximately 31,900 options with an initial strike price of $49.198 which vest over a three-year period beginning September 1, 1998. The strike price increases each September 1, by 4% beginning in 1999. During 1998, the Company recognized compensation expense relating to these plans totaling approximately $3.5 million. As of December 31, 1998, the Company's accrued liability relating to these plans, including the initial investment in simulated equity shares, was approximately $5.6 million.

NOTE 19. REPORTABLE SEGMENTS

    The Company has determined that its reportable segments include Production and Servicing. The Production segment originates and sells into the secondary market a variety of residential loan products, including conventional, government, subprime, manufactured housing, 203 (k) and high LTV loans. The Servicing segment services conforming residential mortgage loans and subservices residential mortgage loans for third parties.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company accounts for any intersegment activity as if it were with third parties, that is at estimated market prices.

    The Company determined its reportable segments based upon the organization of information provided to its board of directors. Each segment is a strategic business unit that offers either a product or a service. The segments are managed separately because each requires different technology and strategies.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Segment information is provided for the year ended December 31, 1998 only. During 1997, the Company experienced a fundamental reorganization and redesigned its internal financial reporting methodologies for information that is provided to its board of directors. Consequently, comparative information is not available.

=====================================================================================================================
Year ended December 31, 1998  (in thousands)
---------------------------------------------------------------------------------------------------------------------
                                             Production          Servicing                Other (a)             Total
                                          ---------------------------------------------------------------------------
Revenues from external customers          $     124,758       $     79,557        $       7,893 (b)       $   212,208
Intersegment revenues                            (2,614)             2,614                   --                    --
Interest revenue                                 65,418             13,341                2,537                81,296
Interest expense                                (54,138)            (8,578)              (9,085)              (71,801)
Depreciation expense                             (1,268)              (443)              (1,376)               (3,087)
Other significant non-cash items:
   OMSR income                                   72,597                 --                   --                72,597
   Amortization of capitalized servicing             --            (55,179)                  --               (55,179)
Segment profit                                   42,588             22,054              (15,902)               48,740
Segment Assets (c)                              676,317            334,640              211,593             1,222,550
=====================================================================================================================

(a) Primarily represents unallocated overhead.
(b) Primarily represents unallocated net gain on sale of pool loan purchases and loans held for investment and gain on sale of servicing.
(c) Management does not typically review segment assets information. The only segment assets reviewed or monitored by management are mortgage loans receivable, pool loan purchases and capitalized servicing. `Other' segment assets include all other mortgage-banking related assets.

    The following reconciles the above table to the amounts shown on the consolidated financial statements as of and for the year ended December 31, 1998:

=====================================================================================================================
(in thousands)
---------------------------------------------------------------------------------------------------------------------
Revenue:
External revenues for reportable segments                                                           $   212,208
Interest revenue for reportable segments                                                                 81,296
Interest expense for reportable segments                                                                (71,801)
Adjustments to revenue
   Amortization of capitalized servicing                                                                (55,179)
   Net gain on financial instruments                                                                     20,431
Non mortgage-banking-related revenues                                                                    21,413   (a)
---------------------------------------------------------------------------------------------------------------------
Total revenue                                                                                       $   208,368   (b)
---------------------------------------------------------------------------------------------------------------------
Interest revenue:
Interest revenue for reportable segments                                                            $    81,296
Interest revenue from non mortgage-banking-related investments                                            4,097   (a)
---------------------------------------------------------------------------------------------------------------------
Total interest revenue                                                                              $    85,393
---------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest expense for reportable segments                                                            $   (71,801)
Interest expense and capital charges allocated to segments (c)                                            1,600
---------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                              $   (70,201)
---------------------------------------------------------------------------------------------------------------------
Income before income taxes:
Income before income taxes for reportable segments                                                  $    48,740
Non mortgage-banking-related income before income taxes                                                  21,413   (a)
---------------------------------------------------------------------------------------------------------------------
Total income before income taxes                                                                    $    70,153
---------------------------------------------------------------------------------------------------------------------
Total assets:
Total assets for reportable segments                                                                $ 1,222,550
Non mortgage-banking-related assets                                                                     295,427   (a)
---------------------------------------------------------------------------------------------------------------------
Total assets                                                                                        $ 1,517,977
=====================================================================================================================

(a) Relates to the Company's investment in unconsolidated affiliate and other investments.
(b) Approximately 48% of the Company's total consolidated revenue is generated from sales of loans to GNMA, FNMA and FHLMC and the related servicing of those loans.
(c) Represents allocated interest expense and capital charges related to the Company's investment in unconsolidated affiliate and other investments.

42 Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CONTINGENCIES

     Various claims have been made against the Company in the ordinary course of business. Management believes that any liabilities which could result would not materially affect the Company's financial position or results of operations.

NOTE 21. RELATED-PARTY TRANSACTIONS

     As discussed in Notes 4 and 9, the Company had various related-party transactions with Fund American and White Mountains. The Company also has a tax allocation agreement with Fund American.

     The Company believes that all of the above transactions were on terms that were reasonable and competitive. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

NOTE 22. SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of reporting cash flows, cash includes cash on hand and amounts on deposit at banks, excluding custodial bank accounts.

     The following table provides additional cash and noncash information not presented elsewhere in the consolidated financial statements:


=================================================================================================================
Year ended December 31, (in thousands)                            1998                   1997               1996
-----------------------------------------------------------------------------------------------------------------
Interest paid                                             $     80,502           $     44,809          $  57,172
-----------------------------------------------------------------------------------------------------------------
Income taxes paid                                         $        650           $      8,268          $  18,650
-----------------------------------------------------------------------------------------------------------------
Noncash investing and financing activities:

Exchange of common equity securities for
   shares of common stock from parent (Note 4)            $         --           $      2,638          $      --
Receivable from sale of servicing rights                        73,825                 27,324                 --
Capital contribution from parent in exchange for
   investment in unconsolidated affiliate (Note 2)                  --                106,365                 --
Acquisition of common equity securities as a return
   of partnership investment, net (Note 4)                          --                     --              2,312
=================================================================================================================

NOTE 23. SUBSEQUENT EVENTS

     In January 1999, the Company repurchased and retired $8.0 million of its 9% debentures due 2012. As a result, the Company recognized a $.3 million pretax loss on the repurchase and retirement of debt.

     During the first quarter of 1999, the Company declared and paid dividends on its common stock totaling $11.9 million.

     In late March 1999, the Company and Citicorp Mortgage, Inc. ("Citicorp") reached a definitive agreement under which Citicorp will acquire substantially all of the mortgage-banking-related assets and assume certain liabilities of the Company. In addition, Citicorp will employ substantially all of the Company's employees. The transaction is contingent upon the receipt of various regulatory and agency approvals.

Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report  43

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


     Selected quarterly financial data for 1998 and 1997 is shown in the following table. The quarterly financial data includes, in the opinion of management, all necessary recurring adjustments for a fair presentation of the results of operations for the interim periods.


====================================================================================================================================
Quarters Ended                                                    March            June            September           December
(in thousands, except for per share amounts)                         31              30                   30                 31
------------------------------------------------------------------------------------------------------------------------------------
1998
Total revenue                                              $     47,997    $     49,783        $      50,876       $     59,712
Net income                                                       13,120          10,492                9,978             12,320 (b)
Comprehensive income (loss)                                      31,146          22,475              (17,699)            29,282
------------------------------------------------------------------------------------------------------------------------------------
Basic net income per common share (a)                      $       3.80    $       2.98        $        2.82       $       3.55
Basic comprehensive income (loss) per common share (a)             9.41            6.71                (5.80)              8.83
------------------------------------------------------------------------------------------------------------------------------------
1997
Total revenue                                              $     24,752    $     17,179 (c)    $      23,385       $     24,677
Income (loss) before extraordinary loss                             187          (6,291)(c)            1,088             (2,514)(d)
Extraordinary loss                                                   --          (5,975)                  --                 --
Net income (loss)                                                   187         (12,266)(c)            1,088             (2,514)(d)
Comprehensive (loss) income                                        (120)          1,154 (c)           23,504              3,059 (d)
------------------------------------------------------------------------------------------------------------------------------------
Basic net (loss) income per common share
   before extraordinary loss (a)                            $      (.33)    $     (2.25)        $        .05       $      (1.07)
Extraordinary loss per common share                                  --           (1.86)                  --                 --
Basic net (loss) income per common share (a)                       (.33)          (4.11)                 .05              (1.07)
Basic comprehensive (loss) income per common share (a)             (.47)            .07                 7.03                .66
====================================================================================================================================

(a) After deducting dividends on preferred stock.
(b) Includes approximately $2.6 million of pretax income primarily related to adjustments to servicing sales prior to the fourth quarter of 1998.
(c) Includes a $3.0 million pretax write-down of loans held for investment, $1.7 million of pretax restructuring charges and a $1.1 million pretax loss on the February 1997 servicing sale and related assumption of subservicing.
(d) Includes a $3.7 pretax million loss related to the February 1997 servicing sale and related assumption of subservicing and $1.4 million pretax of various one-time charges.


44 Source One Mortgage Services Corporation and Subsidiaries 1998 Annual Report

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

                 *Member of the Executive Committee of the Board


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

                               Michael C. Allemang
              Executive Vice President and Chief Financial Officer

                               Robert R. Densmore
                            Executive Vice President
                                    Servicing

                                 Mark A. Janssen
             Executive Vice President - Production & Capital Markets
                                  and Secretary

                                 Susan L. Bowen
                              Senior Vice President
                               Production Division

                                 Melinda F. Cain
                              Senior Vice President
                                 Capital Markets

                                 John J. Cleary
                              Senior Vice President
                               Loan Administration

                              Kathleen M. DeFrances
                              Senior Vice President
                              Residential Division

                               Gregory J. Ghilardi
                              Senior Vice President
                                 Human Resources

                               Patrick D. Gillies
                              Senior Vice President
                           Delinquency Administration

                               Thomas J. Marshall
                              Senior Vice President
                                 Risk Management

                               Michael E. Muldoon
                              Senior Vice President
                               Subprime Servicing

                               Pablo Sanchez, Jr.
                              Senior Vice President
                                Subprime Division

                                Charles D. Taylor
                              Senior Vice President
                              Information Services


                        Central Pacific Mortgage Company

                                 John A. Courson
                      President and Chief Executive Officer


                                [SOURCE ONE LOGO]
                              27555 Farmington Road
                      Farmington Hills, Michigan 48334-3357
                                 (248) 488-7000
                                  www.somsc.com