Form 10-K, Exhibit 13
period 1998-12-31
SOURCE ONE MORTGAGE SERVICES CORP
filed 1999-03-31
CIK 801543

                                                                   EXHIBIT 13(b)



                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Source One Mortgage Services Corporation

We have audited the consolidated statements of income, comprehensive income, stockholders' equity, and cash flows of Source One Mortgage Services Corporation and subsidiaries (the Company) for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Source One Mortgage Services Corporation and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Detroit, Michigan
January 30, 1997,
         except for Notes 7 and 22,
         as to which the date is
         March 21, 1997